Jeremy V. Richards (CA Bar No. 102300)
Linda F. Cantor (CA Bar No. 153762)

Maxim B. Litvak (CA Bar No. 215852)

Pachulski Stang Ziehl & Jones LLP

10100 Santa Monica Blvd., 11th Floor
Los Angeles, California 90067-4100
Telephone: 310/277-6910
Facsimile: 310/201-0760
jrichards@pszjlaw.com
lcantor@pszjlaw.com
mlitvak@pszjlaw.com

Attorneys for the Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

RIVERSIDE DIVISION

In re: WOODSIDE GROUP, LLC, et al., 1 Debtors. ☒ Affects ALL DEBTORS

Chapter 11

Case No. 6:08-bk-20682-PC

(Jointly Administered)

SECOND AMENDED DISCLOSURE STATEMENT, AS MODIFIED, IN SUPPORT OF SECOND AMENDED JOINT PLAN OF REORGANIZATION OF WOODSIDE GROUP, LLC AND AFFILIATED DEBTORS, AS MODIFIED ON JULY 20, 2009

Plan Confirmation Hearing:

Date:               October 2, 2009

Time:              10:30 a.m.

Place:              Courtroom 304

United States Bankruptcy Court

3420 Twelfth Street

Riverside, CA 92501

Judge:             Honorable Peter H. Carroll

________________________

1 See Exhibit A to the Second Amended Joint Plan of Reorganization of Woodside Group, LLC and Affiliated Debtors, as modified, attached hereto, for a listing of all of the debtors and debtors in possession in the above-captioned cases.

TABLE OF CONTENTS

		Page
I. INTRODUCTION AND OVERVIEW		1
A.	Introduction	1
B.	Disclaimers	4
C.	Overview of Chapter 11	8
D.	Overview of the Plan	8
E.	Voting Instructions	20
1.	How to Vote	20
2.	Who Is Being Solicited to Vote	21
3.	Record Date	22
4.	Voting Procedures	22
5.	Brokerage Firms, Banks, and Other Nominees	23
6.	Withdrawal of Votes on the Plan	23
7.	Solicitation Agent	24
F.	Confirmation	24
II. HISTORY, ORGANIZATIONS AND OPERATING OF THE DEBTORS	27
A.	Description of the Debtors’ Businesses and Operations	27
1.	In General	27
2.	Unrestricted Subsidiaries Alameda and Liberty	29
B.	Corporate Structure	29
C.	Employees and Management	30
D.	Debtors’ Developments and Properties	30
E.	Significant Indebtedness	31
1.	Unsecured Institutional Debt	31
2.	Joint Venture Liability	32
3.	Insurer Indemnity Claims	33
4.	Ordinary Course Debt	34
5.	Warranty and Home Construction Defect Liabilities	35
6.	Intercompany Claims	36
F.	Equity	37
G.	Significant Assets	37
1.	In General	37
2.	Cash	37
3.	Real Property	38
4.	Potential Claims and Causes of Action	39
H.	Events Prior to the Bankruptcy Filings	39
1.	Loan Defaults and Negotiations	39
2.	Corporate Restructuring Prior to the Involuntary Petitions	40
3.	Transfers to Zions	40
4.	Prepetition Transfers by Alameda to Liberty and Related Actions	42
I.	Commencement of Chapter 11 Cases	44
1.	Filing of the March 2008 Debtors’ Cases	44
2.	Noteholders’ Filing of Involuntary Petitions Against the September 2008 Debtors	45
3.	Filing of the December 2008 Debtors’ Cases	45
4.	Filing of the January 2009 Debtor’s Case	45
5.	Filing of the February 2009 Debtor’s Case	45

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III. SIGNIFICANT POSTPETITION EVENTS		45
A.	The March 2008 Debtors’ Filings	46
1.	Administrative and Operational Motions and Applications	46
2.	Motions to Extend Plan Exclusivity Periods	47
B.	Early Pleadings After the Filing of the Involuntary Petitions	47
1.	Noteholders’ Motion for Order Limiting Alleged Debtors’ Actions During Gap Period.	47
2.	Bank Group’s Motion to Transfer the Barnes and Other Accounts and to Prohibit Non-Ordinary Course Transactions During Gap Period	48
3.	The Involuntary Petition Stipulation	48
4.	Joint Administration Motion	50
C.	The September 2008 Debtors’ First Day and Other Orders	50
1.	Schedules Extension Motion	50
2.	Cash Management Motion	50
3.	Property Tax, Sales and Use Tax Motion	51
4.	Home Sale Motion	51
5.	Insurance Premium Financing Motion	52
Utilities Motion	52
7.	Ordinary Course Purchase Money Lot Financing Motion	52
8.	Employee Wages and Benefits Motion	53
9.	Municipal Bond and HOA Dues Motion	54
10.	Case Management Motions	54
11.	Appointment of Claims and Noticing Agent	54
12.	Retention of Debtors’ Professionals	55
13.	Ordinary Course Professionals	55
14.	Interim Compensation of Case Professionals	56
D.	Other Filings of Ceramista Entities, Alameda and Liberty	56
E.	The Noteholders’ Motion for Appointment of a Trustee and the Court’s Appointment of an Examiner	57
F.	The Examiner’s Report	58
G.	The General Committee’s Motion to Expand the Examiner’s Powers, Parties’ Stipulation Thereon, and Designation of Committee Operational Advisor	59
H.	Other Significant Bank Group Filings	61
1.	JPMorgan’s Motion to Terminate or Reduce Debtors’ Exclusivity Period	61
2.	JPMorgan’s Complaint	61
I.	Other Significant Filings	63
1.	Notices Regarding Compensation of Debtors’ Insiders	63
2.	Debtors’ Motion Seeking Authority to Take Actions Relating to Alameda Membership Interest Purchase Agreement	63
3.	Debtors’ Motion for Order Approving Services Allocation Agreement	64
4.	Debtors’ Motion for Order Approving Employee Incentive Plan	64
5.	The General Committee’s Motion to Initiate Chapter 11 Proceedings for Debtors’ Subsidiaries	65
6.	Debtors’ Motions to Assume, Reject, and/or Enter into Certain Leases or Contracts and to Enter into Related or Similar Transactions	66
7.	Committee’s Motion for Establishment of Procedures Under § 1102(b)(3)	67
8.	Debtors’ Motions for (i) Procedures for Sale or Abandonment of De Minimis Assets, (ii) Sale or Abandonment of Certain Model Home Assets, and (iii) Authority to Enter into Agreement to Facilitate Potential Sales	68

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9.	Motion for Approval of Settlement Agreement and Mutual Release Re: Property in Corcoran, Minnesota	70
10.	Stipulations for Relief from Stay and Granting Other Relief and Other Stay Related Motions	71
11.	Bankruptcy Rule 2004 Motions	74
12.	JPMorgan’s Motion to Appoint a Trustee for Alameda	74
13.	Debtor’s Motion for Approval of Settlement Agreement with Nevada State Contractors Board	75
14.	Debtors’ Motion to Extend Time to Assume or Reject Real Property Leases	76
15.	Action Filed by Scotland Heights Limited Partnership	76
16.	Appointment of the Committees and Retention of Professionals	77
J.	Filing of Debtors’ Schedules and Motions to Establish Claims Bar Dates	78
1.	Schedules and Statements of Financial Affairs	78
2.	Bar Date Motions	79
K.	Negotiation of the Plan	80
1.	Overview	80
2.	No Substantive Consolidation	81
3. 4.	Equal Treatment of Reorganizing Debtor Classes Separate Treatment of Liquidating Debtors	82 84
L.	The Debtors’ Liabilities	85
1.	Secured Claims	85
2.	Administrative Claims	86
3.	Priority Tax Claims	87
4.	Priority Non-Tax Claims	87
5.	Essential Trade Claims	87
6.	Financial Lender Claims	87
7.	Bond Indemnity Claims	88
8.	General Unsecured Claims	88
9.	Pre-Relief Date Intercompany Claims	89
IV. DESCRIPTION OF THE PLAN		90
A.	Unclassified Claims	90
1.	Administrative Claims	90
2.	Allowed Priority Tax Claims	92
3.	Claims for Professional Fees	94
4.	Post-Relief Date Intercompany Claims	94
B.	Classification of Claims and Interests	95
C.	Treatment of Claims and Interests Against the Reorganizing Debtors	96
1.	RD Class 1 – Reorganizing Debtor Priority Non-Tax Claims	96
2.	RD Class 2 – Reorganizing Debtor Secured Claims	97
3.	RD Class 3 – Reorganizing Debtor Essential Trade Claims	98
4.	RD Class 4 – Reorganizing Debtor Financial Lender Claims	99
5.	RD Class 5 – Reorganized Debtor Bond Indemnity Claims	99
6.	RD Class 6 – Reorganizing Debtor General Unsecured Claims	100
7.	RD Class 7 – Reorganizing Debtor General Unsecured Convenience Claims	101
8.	RD Class 8 – Reorganizing Debtor De Minimis Convenience Claims	101
9.	RD Class 9 – Reorganized Debtor Pre-Relief Date Intercompany Claims	102
10.	RD Class 10 – Reorganizing Debtor Interests	102
11.	Nonconsensual Confirmation	102
D.	Treatment of Claims and Interests Against the Liquidating Debtors	103

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1.	LD Class 1 – Alameda Priority Non-Tax Claims	103
2.	LD Class 2 – Liberty Priority Non-Tax Claims	103
3.	LD Class 3 – Alameda Secured Claims	104
4.	LD Class 4 – Liberty Secured Claims	105
5.	LD Class 5 – Alameda Bond Indemnity Claims	106
6.	LD Class 6 – Alameda General Unsecured Claims	106
7.	LD Class 7 – Liberty Bond Indemnity Claims	107
8.	LD Class 8 – Liberty General Unsecured Claims	107
9.	LD Class 9 – Liquidating Debtor Pre-Relief Date Intercompany Claims	108
10.	LD Class 10 – Liquidating Debtor Interests	108
11.	Nonconsensual Confirmation	108
E.	Implementation of the Plan	108
1.	Reorganizing Debtors	109
2.	Liquidating Debtors	114
3.	Creditors’ Committees	118
4.	Final Decree	119
F.	Provisions Governing Distributions	119
1.	Distributions by the Debtors	119
2.	Distributions on Account of Claims Allowed as of the Effective Date.	119
3.	Estimation.	119
4.	Distributions on Account of Claims Allowed After the Effective Date.	120
5.	Distributions in Cash	122
6.	Unclaimed Distributions	122
7.	Setoff	123
8.	Taxes	123
9.	De Minimis Distributions	124
G.	Executory Contracts and Unexpired Leases	124
1.	Assumption	124
2.	Rejection	124
3.	Assumption Obligations	125
4.	Effect of Confirmation Order	125
5.	Post-Petition Agreements	126
6.	Insurance of Debtors	126
7.	Employee Benefit Programs	126
8.	Employee Licensee Obligations	127
9.	Reorganizing Debtor Warranty Claims	127
10.	Customer Deposits	127
11.	Assessment Bond Obligations	127
H.	Conditions Precedent	127
I.	Effects of Confirmation	128
1.	Binding Effect	128
2.	Property Revests Free and Clear	129
3.	Discharge and Permanent Injunction	129
4.	Limitation of Liability	130
5.	Exoneration and Reliance	130
J.	Retention of Jurisdiction	130
K.	Amendment and Withdrawal of the Plan	131
L.	Miscellaneous	131

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1.	Effectuating Documents; Further Transactions; Timing	131
2.	Exemption from Transfer Taxes	131
3.	Modification of Payment Terms	132
4.	Quarterly Fees to the United States Trustee	132
5.	Timing of Payment	132
6.	Successors and Assigns	132
7.	Severability of Plan Provisions	133
8.	Securities Law Matters	133
V. OTHER IMPORTANT INFORMATION REGARDING THE PLAN		134
A.	Potential Litigation	134
1.	Avoidance Action Analysis	134
2.	Other Potential Litigation Recoveries.	135
3.	Estimation of Claims	135
B.	Risk Factors	136
1.	The Chapter 7 Liquidation Analysis and Plan Distribution Analysis Are Based on Estimates and Numerous Assumptions	137
2.	The Reorganized Debtors May Lose the Services of Critical Employees with Extensive Knowledge of Operations	137
3.	The Debtors May Not Be Successful With Respect to Contested Claims	137
4.	Litigation Recoveries and Results Are Highly Speculative and Uncertain	138
5.	Risks Related to Any Securities Issued Pursuant to the Plan	138
C.	Certain Federal Income Tax Consequences of the Plan	139
1.	Introduction	139
2.	General U.S. Federal Income Taxation Issues Related to Pass-Through Entities	140
3. 4.	Tax Consequences of the Plan Tax Consequences to the Liquidating Debtors	144 155
D.	Certain Securities Law Issues	155
1.	New Common Interests	155
2.	Restructured Debt	160
3.	Certain Transactions By Stockbrokers	160
VI. REQUIREMENTS FOR CONFIRMATION		161
A.	Good Faith and Compliance with Law	161
B.	Best Interests	161
C.	Plan Acceptance	162
D.	Confirmation of the Plan Without Acceptance by All Impaired Classes	162
E.	Feasibility	164
VII. LIQUIDATION ANALYSIS		165
VIII. CONCLUSION		169

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Woodside Group, LLC and its affiliated debtors and debtors in possession (collectively, the “Debtors”) have proposed a Second Amended Joint Plan of Reorganization, as modified (as may be amended, the “Plan”), under chapter 11 of title 11 of the United States Code, as modified (the “Bankruptcy Code”), and submit this Second Amended Disclosure Statement, as modified, in support of the Plan (the “Disclosure Statement”). The definitions contained in the Bankruptcy Code are incorporated in this Disclosure Statement by this reference, and the definitions set forth in the Plan will apply to capitalized terms used in the Disclosure Statement.

I.

INTRODUCTION AND OVERVIEW

A.	Introduction

Debtor Woodside Group, LLC (“Woodside Group” or “Woodside”) and its debtor and non-debtor affiliate entities (collectively, the “Woodside Entities”) operate one of the nation’s largest privately held home building companies. Woodside Group is the parent company of multiple subsidiaries and, through approximately 185 of those subsidiaries (the “Restricted Subsidiaries”), is primarily engaged in homebuilding operations in California and seven other states. The operations of the Woodside Group are financed through Woodside Group’s affiliate, Pleasant Hill Investments, LC (“PHI”). Woodside Group, PHI, each of the Restricted Subsidiaries, and certain other Woodside Entities comprise the Debtors in the above-captioned chapter 11 cases (the “Chapter 11 Cases”).

Woodside AMR 107, Inc. (“AMR 107”) and Woodside Portofino, Inc. (“Portofino” and together with AMR 107, the “March 2008 Debtors”), two of the Restricted Subsidiaries, filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in this Court under Case Nos. 08-13994 and 08-13996, respectively, on March 31, 2008 (referred to as the “Petition Date” or “Relief Date” with respect to the March 2008 Debtors only).

On August 20, 2008 (in respect to the Debtors other than the March 2008 Debtors, December 2008 Debtors (defined below), Alameda (defined below) and Liberty (defined below), the “Petition Date”), an ad hoc group of noteholders (as described further below, the “Noteholder Group” or the “Noteholders”) commenced the filing of involuntary petitions (the “Noteholder Petitions”) against

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the Debtors other than the March 2008 Debtors, December 2008 Debtors, Alameda and Liberty. On August 20, 2008, JPMorgan Chase Bank, N.A. (“JPMorgan”), on behalf of a group of lenders (the “Bank Group”), commenced filing certain joinders to the Noteholder Petitions (the “Bank Petitions,” and together with the Noteholder Petitions, the “Involuntary Petitions”). Subsequently, pursuant to a Court-approved stipulation, these Debtors (collectively, the “September 2008 Debtors”) agreed, among other things, to consent to the commencement of chapter 11 cases with respect to the Involuntary Petitions no later than September 16, 2008. In accordance therewith, on September 16, 2008 (in respect to the September 2008 Debtors, the “Relief Date” or the “Woodside Group Relief Date”), these Debtors consented to the entry of orders for relief (the “Orders for Relief”).

Debtors Woodside Ceramista Village, LLC (“Ceramista Village”) and Woodside Ceramista City, LLC (“Ceramista City” and together with Ceramista Village, the “December 2008 Debtors” or the “Ceramista Entities”) also filed chapter 11 bankruptcy petitions in this Court under Case Nos. 08-28168 and 08-28171, respectively, on December 19, 2008 (the “Petition Date” or “Relief Date” with respect to the December 2008 Debtors only).

Debtor Alameda Investments, LLC (“Alameda” or the “January 2009 Debtor”) filed a chapter 11 bankruptcy petition under Case No. 09-10348 on January 9, 2009 (the “Petition Date” or “Relief Date” with respect to Alameda only).

Debtor Liberty Holdings Group, LLC (“Liberty” or the “February 2009 Debtor”) filed a chapter 11 petition under Case No. 09-13484 on February 26, 2009 (the “Petition Date” or “Relief Date” with respect to Liberty only).

The Debtors’ cases are being jointly administered for procedural purposes. The Debtors remain in possession of and manage their assets as debtors in possession.

This Disclosure Statement, submitted in accordance with Section 1125 of the Bankruptcy Code, contains information regarding the Plan proposed by the Debtors. A copy of the Plan accompanies this Disclosure Statement. All capitalized terms not defined herein have the meaning ascribed to them in the Plan, and such definitions are incorporated herein by reference. The Disclosure Statement is being distributed to you for the purpose of enabling you to make an informed judgment about the Plan.

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The Disclosure Statement describes the Plan and contains information concerning, among other matters, (i) the history, businesses, results of operations, assets and liabilities of the Debtors; (ii) the Chapter 11 Cases; (iii) a discussion of the Plan’s feasibility and liquidation analysis setting forth what holders of Claims and Interests against the Debtors could potentially recover if the Debtors were liquidated under chapter 7 of the Bankruptcy Code; and (iv) the assets available for distribution to Creditors under the Plan. The Debtors urge you to carefully review the contents of the Disclosure Statement and Plan before making a decision to accept or reject the Plan. Particular attention should be paid to the provisions affecting or impairing your rights as a Creditor.

On July 10, 2009, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing sufficient information to enable a hypothetical reasonable investor, typical of holders of Claims and Interests receiving this Disclosure Statement, to make an informed judgment about the Plan. Under Section 1125 of the Bankruptcy Code, this approval enabled the Debtors to send you this Disclosure Statement and solicit your acceptance of the Plan. The Bankruptcy Court has not, however, reviewed the Plan, nor conducted a detailed investigation into the contents of this Disclosure Statement.

Your vote on the Plan is important. This Disclosure Statement is being distributed to you for the purpose of enabling you to make an informed judgment about the Plan. Absent acceptance of the Plan, there may be protracted delays, a chapter 7 liquidation, or the confirmation of another plan. The Debtors have examined various alternatives and, based on the information contained in this Disclosure Statement and for the reasons set forth below, the Debtors have concluded that the Plan provides the most favorable recovery to holders of Allowed Claims of such alternatives. Accordingly, the Debtors urge you to accept the Plan by completing and returning the enclosed ballot(s) no later than the 5:00 p.m. Pacific time on August 31, 2009 (the “Voting Deadline”). The Voting Deadline is set forth in the Bankruptcy Court’s Order Approving Disclosure Statement and Fixing Time for Filing Acceptances or Rejections of Plan (“Disclosure Statement Approval Order”), a copy of which accompanies the Disclosure Statement.

Attached as Exhibits to the Disclosure Statement are copies of the following documents:

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•	A diagram showing the general corporate structure of the Woodside Entities and PHI is attached hereto as Exhibit A.
•	The Plan (Exhibit B).
•

The Disclosure Statement Approval Order that, among other things, approved this Disclosure Statement and forms of ballot, established certain voting procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, and scheduled the Confirmation Hearing (Exhibit C).

•	The Debtors’ Plan Distribution Analysis and Chapter 7 Liquidation Analysis (Exhibit D).
•

A chart detailing the Debtors’ current analysis of projects to be developed and projects to be terminated, together with certain analysis of potential surety bond exposure related to such projects (Exhibit E).

In addition, a ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to those holders of Claims that the Debtors believe are entitled to vote to reject or accept the Plan.

B.	Disclaimers

FOR THE CONVENIENCE OF CREDITORS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING.

NO REPRESENTATIONS CONCERNING THE DEBTORS’ FINANCIAL CONDITION OR ANY ASPECT OF THE PLAN ARE AUTHORIZED BY THE BANKRUPTCY COURT OR DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE YOUR ACCEPTANCE THAT ARE OTHER THAN AS CONTAINED IN OR INCLUDED WITH THIS DISCLOSURE STATEMENT SHOULD NOT BE RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION.

                                                                                      4

THIS DISCLOSURE STATEMENT IS CURRENT AS OF THE DATE SET FORTH IN ITS TITLE. THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION IN THE DISCLOSURE STATEMENT IS CORRECT AS OF ANY TIME AFTER THE DATE IN ITS TITLE, OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE DEBTORS AS OF SUCH LATER DATE.

CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THE WORDS “ANTICIPATE,” “BELIEVE,” “ESTIMATE,” “WILL,” “INTEND,” AND “EXPECT” AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. ALTHOUGH THE DEBTORS BELIEVE THAT THEIR ESTIMATES AND ASSUMPTIONS REFLECTED IN THOSE FORWARD-LOOKING STATEMENTS ARE REASONABLE, THE DEBTORS CAN GIVE NO ASSURANCE THAT THESE ESTIMATES AND ASSUMPTIONS WILL BE REALIZED. FORWARD-LOOKING STATEMENTS ARE BASED ON ASSUMPTIONS THAT ARE UNAVOIDABLY AND INHERENTLY IMPRECISE. ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS WILL LIKELY DIFFER MATERIALLY FROM THOSE CONTEMPLATED, EXPRESSED, OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, WHETHER AS A RESULT OF NEW DEVELOPMENTS OR OTHERWISE.

THE FINANCIAL INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT AND IN ANY EXHIBITS TO THE DISCLOSURE STATEMENT, UNLESS OTHERWISE INDICATED, IS UNAUDITED. MOREOVER, BECAUSE OF THE DEBTORS’ FINANCIAL DIFFICULTIES, AS WELL AS THE COMPLEXITY OF THE DEBTORS’ FINANCIAL MATTERS, THE BOOKS AND RECORDS OF DEBTORS, UPON WHICH THIS DISCLOSURE STATEMENT IN PART IS BASED, MAY BE INCOMPLETE OR INACCURATE.

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REASONABLE EFFORT HAS BEEN MADE, HOWEVER, TO ENSURE THAT ALL SUCH INFORMATION IS FAIRLY PRESENTED.

ALL PROFESSIONALS TO THE DEBTORS HAVE RELIED UPON INFORMATION PROVIDED BY THE DEBTORS IN CONNECTION WITH PREPARATION OF THIS DISCLOSURE STATEMENT. ALTHOUGH PROFESSIONALS FOR THE DEBTORS HAVE PERFORMED CERTAIN LIMITED DUE DILIGENCE IN CONNECTION WITH THE PREPARATION OF THIS DISCLOSURE STATEMENT, THE PROFESSIONALS HAVE NOT INDEPENDENTLY VERIFIED ALL OF THE INFORMATION CONTAINED IN OR ATTACHED TO THE DISCLOSURE STATEMENT.

THIS DISCLOSURE STATEMENT HAS NOT BEEN SUBMITTED FOR APPROVAL UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. ALTHOUGH A COPY OF THE DISCLOSURE STATEMENT HAS BEEN SERVED ON THE SECURITIES & EXCHANGE COMMISSION (THE “SEC”) AND THE SEC HAS BEEN GIVEN AN OPPORTUNITY TO OBJECT TO THE ADEQUACY OF THE DISCLOSURE STATEMENT, NEITHER THE SEC NOR ANY STATE REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT, THE EXHIBITS TO THE DISCLOSURE STATEMENT OR THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT.

THE CONTENTS OF THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS LEGAL, BUSINESS, OR TAX ADVICE. CREDITORS SHOULD CONSULT THEIR OWN LEGAL COUNSEL AND ACCOUNTANT AS TO LEGAL, TAX, AND OTHER MATTERS CONCERNING THEIR CLAIMS.

UNLESS YOUR CLAIM IS ALLOWED, IN WHOLE OR IN PART, UNDER THE PLAN, THE ABILITY OF THE DEBTORS AND OTHER CREDITORS OR PARTIES IN INTEREST TO OBJECT TO YOUR CLAIM IN ACCORDANCE WITH THE PLAN AND APPLICABLE LAW IS BEING PRESERVED AND NOT WAIVED UNDER THE PLAN. MOREOVER, ANY RIGHTS OF ACTION AGAINST YOU IN FAVOR OF THE DEBTORS ARE BEING PRESERVED UNDER THE PLAN. THE DEBTORS ARE ATTEMPTING TO PROVIDE YOU

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ADEQUATE INFORMATION TO MAKE AN INFORMED JUDGMENT AS TO WHETHER TO ACCEPT OR REJECT THE PLAN. THE DEBTORS DO NOT BELIEVE THAT THIS RESERVATION OF RIGHTS SHOULD AFFECT YOUR DECISION ON HOW TO VOTE ON THE PLAN. ALTHOUGH THE DEBTORS BELIEVE THAT THE CONFIRMATION OF THE PLAN IS IN THE INTERESTS OF CREDITORS OF THE DEBTORS, THIS ADVISORY IS PROVIDED TO ENSURE THAT YOU DO NOT ASSUME, BY THE DEBTORS’ SOLICITATION OF YOUR VOTE, BY THE ESTIMATES CONTAINED IN THE DISCLOSURE STATEMENT, OR BY ANY OTHER PROVISIONS OF THE PLAN OR DISCLOSURE STATEMENT (OTHER THAN AN EXPRESS PROVISION OF THE PLAN ALLOWING YOUR CLAIM OR WAIVING SPECIFIED RIGHTS OF ACTION AGAINST YOU) THAT THE DEBTORS, THE REORGANIZED DEBTORS, THE LIQUIDATING DEBTORS, OTHER CREDITORS, OR OTHER PARTIES IN INTEREST WILL NOT OBJECT TO YOUR CLAIM OR INTEREST OR THAT THE DEBTORS WILL NOT PURSUE ANY RIGHT OF ACTION AGAINST YOU. INSTEAD, FOR THE PURPOSE OF DECIDING HOW TO VOTE ON THE PLAN, IF YOUR CLAIM IS NOT EXPRESSLY ALLOWED UNDER THE PLAN, YOU SHOULD ASSUME THAT THE DEBTORS, THE REORGANIZED DEBTORS, THE LIQUIDATING DEBTORS OR THEIR RESPECTIVE SUCCESSORS OR REPRESENTATIVES WILL (A) OBJECT TO YOUR CLAIM AND (B) ASSERT ALL SETOFFS, RECOUPMENTS, RIGHTS TO SUBORDINATE, OR AFFIRMATIVE CLAIMS THAT THE DEBTORS, THE REORGANIZED DEBTORS, THE LIQUIDATING DEBTORS OR THEIR RESPECTIVE SUCCESSORS MAY HAVE WITH RESPECT TO YOU AND/OR YOUR CLAIMS AGAINST THE DEBTORS.

The Disclosure Statement may not be relied on for any purpose other than to determine whether to vote to accept or reject the Plan, and nothing stated therein will constitute an admission of any fact or liability by any party, or be admissible in any proceeding involving the Debtors or any other party, or be deemed conclusive evidence of the tax or other legal effects of the Plan on the Debtors or Creditors.

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Summaries of certain provisions of agreements referenced in this Disclosure Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the full text of the applicable agreement, including the definitions of terms contained in such agreement.

C.	Overview of Chapter 11

Chapter 11 (“Chapter 11”) is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize or liquidate its business for the benefit of itself, its creditors, and equity interest holders. Another goal of Chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor’s assets.

The commencement of a Chapter 11 case creates an estate that is composed of all of the legal and equitable interests of a debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a Chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor, interest holder, or general partner in the debtor. The provisions of the Debtors’ Plan are summarized in Section IV of the Disclosure Statement.

As noted above, certain holders of claims against and equity interests in a debtor are permitted to vote to accept or reject a plan. Prior to soliciting acceptances of a proposed plan, however, Section 1125 of the Bankruptcy Code requires a debtor and any other plan proponents to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors are submitting this Disclosure Statement to holders of Claims against and Interests in the Debtors to satisfy the requirements of Section 1125.

D.	Overview of the Plan

The Plan effectuates, with respect to the Reorganizing Debtors (all Debtors other than

                                                                                      8

Alameda and Liberty), a reorganization of these Debtors through the issuance of debt and equity in Newco,2 and the preservation of their business operations and going concern value. The Liquidating Debtors – Alameda and Liberty – will liquidate all of their assets and property for the benefit of their respective creditors, in accordance with the provisions of the Plan. Holders of Interests will neither receive, nor retain, any property under the Plan, and any potential Estate claims against Insiders will be preserved (subject to any available defenses to such claims) and prosecuted and litigated, as may be appropriate, by the Reorganizing Debtors, the Liquidating Debtors and/or their respective successors. The Plan will be funded by way of the Debtors’ cash on hand, revenues from ordinary course operations, proceeds of asset sales, and, if necessary, new financing. There will be no substantive consolidation of the Debtors’ Estates under the Plan.

As set forth herein and in the exhibits hereto, the Debtors have estimated, based on certain hypothetical operating projections and an assessment of other available assets, the value to be realized from the Debtors’ Estates under the Plan. Pursuant to the Plan, holders of (i) Allowed Reorganizing Debtor Financial Lender Claims, (ii) Allowed Reorganizing Debtor Bond Indemnity Claims (if the appropriate election is made by the Debtors pursuant to the Plan), and (iii) Allowed Reorganizing Debtor General Unsecured Claims will be allocated Restructured Debt and Restructured Equity of Newco in proportion to each Allowed Claim and the particular Debtors against which such Claim is Allowed. The Restructured Debt to be issued by Newco will be secured by substantially all of the Reorganized Debtors’ assets (other than real property), and it will be guaranteed by the Reorganized Debtors.

Holders of Allowed Reorganizing Debtor Essential Trade Claims will receive a 100% payment on account of their claims (without interest).

Under the Plan, there will also be two separate convenience classes: one comprised of Reorganizing Debtor De Minimis Convenience Claims (general unsecured claims in the amount of $5,000 or less), which will receive 25% cash payments, and the second class comprised of

________________________

2 On the Effective Date, a new limited liability company to be formed pursuant to the Plan – “Newco” – will be deemed to own all of the ownership interests in Reorganized Woodside and Reorganized PHI.

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Reorganizing Debtor General Unsecured Convenience Claims (certain general unsecured claims against the Reorganizing Debtors, which would otherwise be entitled under the Plan to a percentage recovery below a specified ceiling), which will be paid in cash an amount obtained by multiplying the applicable Creditor’s Unsecured Recovery Percentage by the Aggregate Estimated Value, on or as soon as practicable after the Effective Date. Unsecured creditors will be allowed to opt into this second convenience claim class if desired. The Debtors believe that such two-convenience-class structure is reasonable and necessary for administrative convenience because, among other things, such structure reduces the number of unsecured creditors who may otherwise receive Restructured Equity and/or Restructured Debt under the Plan and thus, governmental agency registration, reporting and regulation costs may be minimized or avoided.

Holders of Allowed Alameda General Unsecured Claims, Allowed Liberty General Unsecured Claims, Allowed Alameda Bond Indemnity Claims, and Allowed Liberty Bond Indemnity Claims will receive their respective pro rata share of any available assets of Alameda and Liberty, respectively, after satisfaction of all senior claims. Separate Liquidating Debtor Representatives – one each for Alameda and Liberty – will administer the assets of Alameda and Liberty, respectively, from and after the Effective Date, including any Liquidating Debtor Retained Claims and/or Defenses that may be prosecuted by such representative, and any non-debtor subsidiaries of Alameda and Liberty that will be wound down as determined appropriate by the representative.

All existing Interests in Woodside and PHI will be extinguished and the holders of such Interests will not receive or retain any property on account of such Interests. Newco will be vested with the Interests in Reorganized Woodside and Reorganized PHI, and Reorganized Woodside will be vested directly or indirectly with the Interests in the Reorganized Debtor Subsidiaries. Holders of Reorganizing Debtor Pre-Relief Date Intercompany Claims will be taken into account in assessing the value of the respective Debtors, but will not directly receive or retain any property under the Plan, while holders of Liquidating Debtor Pre-Relief Date Intercompany Claims will be entitled to the consideration provided to the general unsecured creditors of Alameda or Liberty (as applicable).

Finally, all other (senior) Allowed Claims, such as Administrative Claims, Priority Tax

                                                                                      10

Claims, priority non-tax Claims and secured Claims, will be paid or otherwise satisfied pursuant to the terms of the Plan.

The following charts briefly summarize the treatment of Creditors and holders of Interests under the Plan. The amounts listed below are based principally on the Schedules filed with the Bankruptcy Court and other information collected or reviewed subsequent to the filing of the Schedules, and are only estimates based on various assumptions. Actual Claims and Distributions to the holders of Allowed Claims will vary depending upon the outcome of objections to Claims and the collection and liquidation of Proceeds. For a complete description of the treatment of Allowed Claims, Creditors should review the Plan.

Chart 1

REORGANIZING DEBTORS

CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS (CONSOLIDATED BASIS)3	ESTIMATED PROJECTED PAYMENT/TREATMENT
N/A	Administrative Claims	$29,000,000	Full payment – one hundred cents on the dollar (100/100).

________________________

3 The aggregate figures provided herein are estimates only and subject to all qualifications and conditions described in Exhibit D attached hereto, and may be slightly different from the corresponding figures set forth in Exhibit D due to rounding for presentation purposes.

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CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS (CONSOLIDATED BASIS)3	ESTIMATED PROJECTED PAYMENT/TREATMENT
N/A	Priority Tax Claims	Less than $1,000,000

Unless the holder of such Claim will have agreed to different treatment of such Claim: (a) payment in full in Cash, without interest, on the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Court, or as soon thereafter as practicable; (iii) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and the Reorganized Debtors may agree; or (b) deferred cash payments to the extent permitted by Bankruptcy Code Section 1129(a)(9) with interest on the unpaid portion of such Claim at the statutory rate under applicable non-bankruptcy law or at a rate to be agreed upon by the parties or, if they are unable to agree, to be determined by the Bankruptcy Court; provided, however, that the Reorganized Debtors may prepay any or all such Claims at any time, without premium or penalty. For the purpose of option (b), payment will be made in equal quarterly installments with the first installment due on the latest of: (i) the first Business Day following the end of the first full calendar quarter following the Effective Date, (ii) the first Business Day following the end of the first full calendar quarter following the date an order allowing such claim becomes a Final Order, and (iii) such other time or times as may be agreed with the holder of such claim. Each installment will include simple interest on the unpaid balance of the Allowed Claim, without penalty of any kind, at the non-default rate of interest prescribed, agreed to or determined under option (b).

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CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS (CONSOLIDATED BASIS)3	ESTIMATED PROJECTED PAYMENT/TREATMENT
RD 1	Reorganizing Debtor Priority Non-Tax Claims	$1,000,000

Unless the holder of such Claim will have agreed to different treatment of such Claim, a Cash payment in an amount equal to the difference between: (a) such Allowed Reorganizing Debtor Priority Non-Tax Claim, and (b) the amount of any Permitted Payments made to the holder of such Claim, on the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Court, or as soon thereafter as practicable; (iii) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and the Reorganized Debtors may agree.

RD 2	Reorganizing Debtor Secured Claims4	$2,000,000

On or as soon as practicable following the Effective Date, at the Reorganized Debtors’ election, one of the following alternative treatments: (a) abandonment or surrender (the Reorganized Debtors will abandon or surrender to the holder of such Claim the property securing such Claim, in full satisfaction and release of such Claim); (b) cash payment (the Reorganized Debtors will pay to the holder of such Claim cash equal to the amount of such Claim, or such lesser amount to which the holder of such Claim and the applicable Reorganized Debtor will agree); or (c) unimpairment (the Reorganized Debtors will leave the rights of the holder of such Claim unimpaired or provide for such other treatment as necessary to otherwise satisfy the requirements of the Bankruptcy Code). Any Allowed Reorganizing Debtor Unsecured Deficiency Claim will be treated in accordance with Section 4.6, 4.7 or 4.8 of the Plan.

RD 3	Reorganizing Debtor Essential Trade Claims	$3,000,000

On or as soon as practicable following the Effective Date, cash payment equal to the Allowed amount of such Claim (without interest), or such lesser amount to which the holder of such Claim and the applicable Reorganized Debtor will agree.

________________________

4 Each holder of a Secured Claim will be in its own separate subclass.

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CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS (CONSOLIDATED BASIS)3	ESTIMATED PROJECTED PAYMENT/TREATMENT
RD 4	Reorganizing Debtor Financial Lender Claims	$717,000,000

On or as soon as practicable following the Effective Date, a distribution of the Creditor’s Unsecured Recovery Percentage5 of the Aggregate Unsecured Distribution.6 See Exhibit D for estimated potential recovery.

RD 5	Reorganizing Debtor Bond Indemnity Claims	$48,600,000

On or as soon as practicable following the Effective Date, at the Reorganized Debtors’ election, one or more of the following alternative treatments: (a) resolution and settlement (the Reorganized Debtors and the holder of such Claim will agree to the treatment of such Claim in a manner to be disclosed with the Bankruptcy Court); (b) disallowance (the Reorganized Debtors will seek to have such Claim disallowed pursuant to Bankruptcy Code Section 502(e) to the extent that such Claim is for reimbursement or contribution of an entity that is liable with the Reorganized Debtor on or has secured the Claim of a Creditor); and/or (c) estimation and allowance (the Reorganized Debtors will seek to have such Claim estimated by the Bankruptcy Court pursuant to Section 502(c)). Each holder of an Allowed estimated pursuant to option (c) will receive, in respect of all of its Allowed Reorganizing Debtor Bond Indemnity Claims, a distribution of its Unsecured Recovery Percentage of the Aggregate Unsecured Distribution. See Exhibit D for estimated potential recovery.

RD 6	Reorganizing Debtor General Unsecured Claims	$176,000,000

On or as soon as practicable following the Effective Date, a distribution of the Creditor’s Unsecured Recovery Percentage7 of the Aggregate Unsecured Distribution.8 See Exhibit D for estimated potential recovery.

RD 7	Reorganizing Debtor General Unsecured Convenience Claims	To be determined	On or as soon as practicable following the Effective Date, a distribution of Cash in an amount obtained by multiplying the Creditor’s Unsecured Recovery Percentage by the Aggregate Estimated Value.
RD 8	Reorganizing Debtor De Minimis Convenience Claims	To be determined	On or as soon as practicable following the Effective Date, payment equal to 25% of the Allowed amount of the Creditor’s Claim.

________________________

5 “Unsecured Recovery Percentage” is defined in the Plan as, for each holder of an Allowed Reorganizing Debtor Unsecured Non-Priority Claim, the percentage obtained by dividing such claimant’s Aggregate Distribution Share by the Aggregate Estimated Value. “Aggregate Estimated Value” is the sum obtained by adding the Individual Estimated Values for all the Reorganizing Debtors.

6 “Aggregate Unsecured Distribution” is a distribution of all Restructured Debt and Restructured Equity.

7 “Unsecured Recovery Percentage” is defined in the Plan as, for each holder of an Allowed Reorganizing Debtor Unsecured Non-Priority Claim, the percentage obtained by dividing such claimant’s Aggregate Distribution Share by the Aggregate Estimated Value. “Aggregate Estimated Value” is the sum obtained by adding the Individual Estimated Values for all the Reorganizing Debtors.

8 “Aggregate Unsecured Distribution” is a distribution of all Restructured Debt and Restructured Equity.

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CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS (CONSOLIDATED BASIS)3	ESTIMATED PROJECTED PAYMENT/TREATMENT
RD 9	Reorganizing Debtor Pre-Relief Date Intercompany Claims	See Exhibit D

No distribution under the Plan; provided, however, estimated Reorganizing Debtor Pre-Relief Date Intercompany Claims owing from one Reorganizing Debtor to another Reorganizing Debtor will be taken into account in determining the Individual Estimated Value of each Reorganizing Debtor as if such Claims were to be paid a pro rata distribution pursuant to the Plan.

RD 10	Reorganizing Debtor Interests	N/A

All existing Interests in Woodside and PHI will be deemed extinguished and the holders of such Interests will not receive or retain any property on account of such Interests under the Plan. Newco will be vested with the Interests in Reorganized PHI and Reorganized Woodside upon the Effective Date. Reorganized Woodside will be vested, directly or indirectly, with the Interests in the Reorganized Debtor Subsidiaries on the Effective Date.

Chart 2

LIQUIDATING DEBTORS (ALAMEDA AND LIBERTY)

CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS9	ESTIMATED PROJECTED PAYMENT/TREATMENT
N/A	Administrative Claims	See aggregate estimate in Chart 1 for Administrative Claims	Full payment – one hundred cents on the dollar (100/100).

________________________

9 The aggregate figures provided herein are estimates only and subject to all qualifications and conditions described in Exhibit D attached hereto, and may be slightly different from the corresponding figures set forth in Exhibit D due to rounding for presentation purposes.

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CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS9	ESTIMATED PROJECTED PAYMENT/TREATMENT
N/A	Priority Tax Claims	See aggregate estimate in Chart 1 for Priority Tax Claims

Unless the holder of such Claim will have agreed to different treatment of such Claim: (a) payment in full in Cash, without interest, on the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Court, or as soon thereafter as practicable; (iii) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and the Reorganized Debtors may agree; or (b) deferred cash payments to the extent permitted by Bankruptcy Code Section 1129(a)(9) with interest on the unpaid portion of such Claim at the statutory rate under applicable non-bankruptcy law or at a rate to be agreed upon by the parties or, if they are unable to agree, to be determined by the Bankruptcy Court; provided, however, that the Reorganized Debtors may prepay any or all such Claims at any time, without premium or penalty. For the purpose of option (b), payment will be made in equal quarterly installments with the first installment due on the latest of: (i) the first Business Day following the end of the first full calendar quarter following the Effective Date, (ii) the first Business Day following the end of the first full calendar quarter following the date an order allowing such claim becomes a Final Order, and (iii) such other time or times as may be agreed with the holder of such claim. Each installment will include simple interest on the unpaid balance of the Allowed Claim, without penalty of any kind, at the non-default rate of interest prescribed, agreed to or determined under option (b).

LD 1	Alameda Priority Non-Tax Claims	Less than $1,000,000

Unless the holder of such Claim will have agreed to different treatment of such Claim, a Cash payment in an amount equal to the difference between: (a) such Allowed Alameda Priority Non-Tax Claim, and (b) the amount of any Permitted Payments made to the holder of such Claim, on the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Court, or as soon thereafter as practicable; (iii) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and the Liquidating Debtors may agree.

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CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS9	ESTIMATED PROJECTED PAYMENT/TREATMENT
LD 2	Liberty Priority Non-Tax Claims	Less than $1,000,000

Unless the holder of such Claim will have agreed to different treatment of such Claim, a Cash payment in an amount equal to the difference between: (a) such Allowed Liberty Priority Non-Tax Claim, and (b) the amount of any Permitted Payments made to the holder of such Claim, on the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Court, or as soon thereafter as practicable; (iii) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and the Liquidating Debtors may agree.

LD 3	Alameda Secured Claims10	Less than $1,000,000

On or as soon as practicable following the Effective Date, at the Liquidating Debtors’ election, one of the following alternative treatments: (a) abandonment or surrender (the Liquidating Debtors will abandon or surrender to the holder of such Claim the property securing such Claim; (b) cash payment (the Liquidating Debtors will pay to the holder of such Claim, from the assets of Alameda, cash equal to the amount of such Claim, or will pay from the assets of Alameda such lesser amount to which the holder of such Claim and the Liquidating Debtors will agree); or (c) unimpairment (the Liquidating Debtors will leave the rights of the holder of such Claim unimpaired or provide for such other treatment as necessary to otherwise satisfy the requirements of the Bankruptcy Code). Any Allowed Alameda Unsecured Deficiency Claim will be treated in accordance with Section 5.6 of the Plan.

________________________

10 Each holder of a Secured Claim will be in its own separate subclass.

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CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS9	ESTIMATED PROJECTED PAYMENT/TREATMENT
LD 4	Liberty Secured Claims11	Less than $1,000,000

On or as soon as practicable following the Effective Date, at the Liquidating Debtors’ election, one of the following alternative treatments: (a) abandonment or surrender (the Liquidating Debtors will abandon or surrender to the holder of such Claim the property securing such Claim); (b) cash payment (the Liquidating Debtors will pay to the holder of such Claim, from the assets of Liberty, cash equal to the amount of such Claim, or will pay from the assets of Liberty such lesser amount to which the holder of such Claim and the Liquidating Debtors will agree); or (c) unimpairment (the Liquidating Debtors will leave the rights of the holder of such Claim unimpaired or provide for such other treatment as necessary to otherwise satisfy the requirements of the Bankruptcy Code). Any Allowed Liberty Unsecured Deficiency Claim will be treated in accordance with Section 5.8 of the Plan.

LD 5	Alameda Bond Indemnity Claims	$48,600,000

On or as soon as practicable following the Effective Date, at the Liquidating Debtors’ election, one or more of the following alternative treatments: (a) resolution and settlement (the Liquidating Debtors and the holder of such Claim will agree to the treatment of such Claim in a manner to be disclosed with the Bankruptcy Court); (b) disallowance (the Liquidating Debtors will seek to have such Claim disallowed pursuant to Bankruptcy Code Section 502(e) to the extent that such Claim is for reimbursement or contribution of an entity that is liable with Alameda on or has secured the Claim of a Creditor; (c) estimation and allowance (the Liquidating Debtors will seek to have such Claim estimated by the Court pursuant to Bankruptcy Code Section 502(c)). Any Claim that becomes an Allowed Alameda Bond Indemnity Claim pursuant to option (c) will be treated in accordance with Section 5.6 of the Plan. Distributions under option (c) will be limited to a share of the Alameda Unsecured Distribution as set forth in Section 5.6. See Exhibit D for estimated potential recovery.

LD 6	Alameda General Unsecured Claims	$200,000,000	On or as soon as practicable following the Effective Date, the Creditor’s Pro Rata share of the Alameda Unsecured Distribution. See Exhibit D for estimated potential recovery.

________________________

11 Each holder of a Secured Claim will be in its own separate subclass.

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CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS9	ESTIMATED PROJECTED PAYMENT/TREATMENT
LD 7	Liberty Bond Indemnity Claims	$48,600,000

On or as soon as practicable following the Effective Date, the Liquidating Debtors will select, in their sole discretion, one or more of the following alternative treatments for each Allowed Liberty Bond Indemnity Claim, which treatment will be in full and final satisfaction, settlement, release, and discharge of, and exchange for, such Allowed Liberty Bond Indemnity Claim: (a) resolution and settlement (the Liquidating Debtors and the holder of such Claim will agree to the treatment of such Claim in a manner to be disclosed with the Bankruptcy Court); (b) disallowance (the Liquidating Debtors will seek to have such Claim disallowed pursuant to Bankruptcy Code Section 502(e)) to the extent that such Claim is for reimbursement or contribution of an entity that is liable with Liberty on or has secured the Claim of a Creditor); or (c) estimation and allowance (the Liquidating Debtors will seek to have such Claim estimated by the Court pursuant to Bankruptcy Code Section 502(c)). Any Claim that becomes an Allowed Liberty Bond Indemnity Claim pursuant to option (c) will be treated in accordance with Section 5.8 of the Plan. Distributions under option (c) will be limited to a share of the Liberty Unsecured Distribution as set forth in Section 5.8. See Exhibit D for estimated potential recovery.

LD 8	Liberty General Unsecured Claims	$169,000,000	On or as soon as practicable following the Effective Date, the Creditor’s Pro Rata share of the Liberty Unsecured Distribution. See Exhibit D for estimated potential recovery.
LD 9	Liquidating Debtor Pre-Relief Date Intercompany Claims	See Exhibit D	Allowed Liquidating Debtor Pre-Relief Date Intercompany Claims will be treated in accordance with Sections 5.6 or 5.8 of the Plan, as applicable.
LD 10	Liquidating Debtor Interests	N/A

All existing Liquidating Debtor Interests will be deemed extinguished and the holders of such Interests will not receive or retain any property on account of such Interests. Ownership of each of Liberty and Alameda will vest in the applicable Liquidating Debtor Representative upon the Effective Date.

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E.	Voting Instructions

The Disclosure Statement Approval Order, a copy of which is annexed hereto as Exhibit C, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, and applicable procedures for tabulating ballots.

1.	How to Vote

A ballot is enclosed herewith for Creditors to use in voting on the Plan. To vote on the Plan, indicate on the enclosed ballot that you accept or reject the Plan, provide the requested information, sign your name, and mail the ballot in the envelope provided for this purpose. Further, applicable ballots contain instructions on how to opt into RD Class 7 (Reorganizing Debtor General Unsecured Convenience Claims), if desired.

In order to be counted, ballots must be completed, signed and returned so that they are actually received no later than 5:00 p.m., prevailing Pacific time, on the Voting Deadline, August 31, 2009, by Kurtzman Carson Consultants LLC (the “Solicitation Agent”) at the following address:

Woodside Group Balloting Center

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, CA 90245

T: (888) 733-1541

IF YOU MUST RETURN YOUR BALLOT TO YOUR AGENT, YOU MUST RETURN YOUR BALLOT TO YOUR AGENT WITH SUFFICIENT TIME FOR IT/HIM/HER TO PROCESS YOUR BALLOT AND RETURN IT TO THE SOLICITATION AGENT BY THE VOTING DEADLINE. Ballots must be received by the Solicitation Agent at its address set forth on the applicable ballot. To be counted for purposes of voting on the Plan, all of the information requested on the ballot must be provided. If your ballot is not properly completed, signed and returned as described, it will not be counted. If your ballot is damaged or lost, you may request a replacement by sending a written request to this same address.

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2.	Who Is Being Solicited to Vote

Pursuant to the provisions of the Bankruptcy Code, only holders of claims in classes of claims that are impaired are entitled to vote to accept or reject a proposed plan. Classes of claims in which the holders are unimpaired are deemed to have accepted a plan and are not entitled to vote to accept or reject a plan. Under the Plan, Administrative Claims and Priority Tax Claims are unclassified and are not entitled to vote.

RD Class 1, RD Class 2, RD Class 3, LD Class 1, LD Class 2, LD Class 3, and LD Class 4 are not impaired under the Plan and are deemed to have accepted the Plan. RD Class 4, RD Class 5, RD Class 6, RD Class 7, RD Class 8, LD Class 5, LD Class 6, LD Class 7, and LD Class 8 are impaired under the Plan and entitled to vote to accept or reject the Plan. RD Class 9 and LD Class 9, which are impaired under the Plan, have consented to the Plan. RD Class 10 and LD Class 10 are impaired under the Plan, but presumed to reject the Plan. For a detailed description of the treatment of Claims under the Plan, see Section IV of this Disclosure Statement.

The ballot form that you received does not constitute a proof of Claim. If you are in any way uncertain whether or if your Claim has been correctly scheduled, you should review the Debtors’ Schedules that are on file with the Bankruptcy Court located at 3420 Twelfth St., Riverside, California 92501. The Debtors’ Schedules may also be viewed free of charge on the Solicitation Agent’s website at www.kccllc.net/woodside. In accordance with certain orders of the Bankruptcy Court (discussed in Section III.J.2 hereof), the following dates have been established as the Bar Dates by which Creditors must file proofs of claim against the applicable Debtor(s):

Applicable Debtor(s) Against Which Claim is Asserted	Bar Date
March 2008 Debtors	January 31, 2009 for claims other than those of governmental units; March 14, 2009 for claims of governmental units
Woodside Group Debtors	January 31, 2009 for claims other than those of governmental units; March 14, 2009 for claims of governmental units
Ceramista Entities	April 17, 2009 for claims other than those of governmental units; June 17, 2009 for claims of governmental units

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Alameda	May 4, 2009 for claims other than those of governmental units; July 8, 2009 for claims of governmental units
Liberty	May 21, 2009 for claims other than those of governmental units; August 25, 2009 for claims of governmental units

3.	Record Date

THE RECORD DATE FOR VOTING ON THE PLAN IS JULY 10, 2009. To be entitled to vote to accept or reject the Plan, a holder of a Claim against the Debtors must be the record holder of such Claim at the close of business on the Record Date. Holders who acquire Claims against the Debtors after the Record Date must arrange with their seller to receive a proxy from the holder of record of such Claim on the Record Date.

4.	Voting Procedures

All votes to accept or reject the Plan must be cast by using the ballot. As described further in Section I.E.5. of the Disclosure Statement, entitled “Brokerage Firms, Banks and Other Nominees,” a brokerage firm, commercial bank, trust company, or other nominee may provide each of its beneficial owners with a so called “prevalidated” ballot, as described below under “Brokerage Firms, Banks and Other Nominees,” that the beneficial owner is to complete and return directly to the Solicitation Agent. Votes that are cast in any other manner will not be counted. Ballots must be received by the Solicitation Agent no later than 5:00 p.m., Pacific time, on the Voting Deadline.

Parties who elect to vote on the Plan should complete and sign the ballot in accordance with the instructions thereon, being sure to check the appropriate box entitled “Accept the Plan” or “Reject the Plan.” BALLOTS THAT ARE PROPERLY EXECUTED BUT FAIL TO INDICATE WHETHER THE VOTING PARTY ACCEPTS OR REJECTS THE PLAN WILL CONSTITUTE ABSTENTIONS BY SUCH PARTY WITH RESPECT TO A VOTE ON THE PLAN. ABSTENTIONS WILL NOT BE COUNTED AS EITHER ACCEPTANCES OR REJECTIONS OF THE PLAN. FAILURE BY A HOLDER TO DELIVER A DULY COMPLETED AND SIGNED BALLOT WILL ALSO CONSTITUTE AN ABSTENTION BY

                                                                                      22

SUCH HOLDER WITH RESPECT TO A VOTE ON THE PLAN. BECAUSE ABSTENTIONS WILL HAVE NO EFFECT ON VOTING WITH RESPECT TO THE PLAN, IT IS EXTREMELY IMPORTANT THAT YOU INDICATE WHETHER YOU ACCEPT OR REJECT THE PLAN ON THE BALLOT.

5.	Brokerage Firms, Banks, and Other Nominees

A brokerage firm, commercial bank, trust company, or other nominee that is the registered holder of the Notes for a beneficial owner, or that is a participant in a securities clearing agency and is authorized to vote in the name of such securities clearing agency pursuant to an omnibus proxy and that is acting for a beneficial owner, can vote on behalf of such beneficial owner by (i) distributing a copy of this Disclosure Statement and all appropriate ballots to such owner, (ii) collecting all such ballots, and (iii) transmitting such completed ballots to the Solicitation Agent. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such beneficial owner. A brokerage firm, commercial bank, trust company, or other nominee may prevalidate a beneficial owner’s ballot by indicating on the ballot the record holder of the Notes to be voted and the appropriate account numbers through which the beneficial owner’s holdings are derived, and distribute the prevalidated ballot with a copy of the Disclosure Statement to the beneficial owner for voting, with such beneficial owner then completing the prevalidated ballot and returning it directly to the Solicitation Agent in the enclosed preaddressed, postage prepaid envelope.

6.	Withdrawal of Votes on the Plan

The solicitation of acceptances of the Plan will expire on the Voting Deadline. A properly submitted ballot may be withdrawn by delivering a written notice of withdrawal to the Solicitation Agent at its address set forth on the ballot at any time prior to the Voting Deadline. Thereafter, withdrawal may be effected only with the approval of the Bankruptcy Court, pursuant to Bankruptcy Rule 3018(a).

To be valid, a notice of withdrawal must (i) specify the name of the holder who submitted the vote on the Plan to be withdrawn, (ii) contain the description of the Claim to which it relates and the amount of such Claim, and (iii) be signed by the holder in the same manner as on the ballot. The

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Debtors reserve the right to contest the timeliness or validity of any such withdrawals of votes on the Plan.

In addition to withdrawal as specified above, any holder who has previously submitted to the Solicitation Agent prior to the Voting Deadline a properly completed ballot may revoke and change such vote by submitting to the Solicitation Agent prior to the Voting Deadline a subsequent properly completed ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed ballot is received, only the ballot that bears the latest date will be counted for purposes of determining whether acceptances sufficient to seek Confirmation of the Plan have been received.

7.	Solicitation Agent

Kurtzman Carson Consultants LLC has been appointed as Solicitation Agent for the Plan. Questions and requests for assistance and requests for additional copies of this Disclosure Statement or ballots should be directed to the Solicitation Agent at its address set forth on the ballots or at (888) 733-1541.

F.	Confirmation

“Confirmation” is the technical term for a bankruptcy court’s approval of a plan of reorganization. At the Confirmation Hearing, in order to confirm the Plan, the Debtors must demonstrate that they have met the requirements of Section 1129 of the Bankruptcy Code. If the Bankruptcy Court determines that all of the requirements of Section 1129 have been satisfied, the Bankruptcy Court will enter an order confirming the Plan. The Debtors believe that the Plan satisfies all the statutory requirements of Chapter 11 of the Bankruptcy Code.

Your vote on the Plan is important. Rejection of the Plan may lead to a conversion of the Debtors’ cases to chapter 7 of the Bankruptcy Code and subsequent liquidation of the Debtors by a trustee who would be appointed as of the date of such conversion. This alternative may not provide for a distribution of as much value to holders of Allowed Claims under the Plan. Accordingly, the Debtors urge you to accept the Plan by completing and returning the enclosed ballot so as to be received no later than 5:00 p.m., prevailing Pacific time, on August 31, 2009.

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Voting is tabulated by Class. An impaired Class of Claims that votes will have accepted the Plan if (a) the holders (other than any holder designated by the Bankruptcy Court based on their vote or its solicitation not being in good faith under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Claims actually voting in such Class have voted to accept the Plan and (b) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Claims actually voting in such Class have voted to accept the Plan.

If a Class of Claims entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code, or both. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or equity interests. Under that statute, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each nonaccepting class. See Section VI.D. of the Disclosure Statement, “Confirmation of the Plan Without Acceptance by All Impaired Classes.”

The Bankruptcy Court has set October 2, 2009, at 10:30 a.m. Pacific time, for the Confirmation Hearing at which it will determine whether the Plan has been accepted by the requisite number of Creditors and whether the other requirements for Confirmation of the Plan have been satisfied. The Confirmation Hearing may be continued from time to time and day to day without further notice. If the Bankruptcy Court confirms the Plan, it will enter the Confirmation Order. Any objections to Confirmation of the Plan must be in writing and must be filed with the Clerk of the Bankruptcy Court and served on respective counsel for the Debtors and the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases of the Debtors other than Alameda and Liberty (the “General Committee”), the members of the Official Committee of Unsecured Creditors appointed in the Chapter 11 Case of Debtor Alameda (the “Alameda Committee”), and the Office of the U.S. Trustee on or before the date set forth in the notice of the Confirmation Hearing sent to you with this Disclosure Statement and the Plan.12 Bankruptcy Rule 3007 and Local Bankruptcy Rule 3018-1 govern the form of any such objection.

________________________

12 For ease of reference, the General Committee and the Alameda Committee may also be referred to herein singly as a “Committee” or collectively as the “Committee”.

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The parties on whom objections must be served are:

Counsel for the Debtors:

Pachulski Stang Ziehl & Jones LLP

10100 Santa Monica Blvd., Suite 1100

Los Angeles, CA 90067

Tel:	(310) 277-6910
Fax:	(310) 201-0760
Attn:	Jeremy V. Richards, Esq. Linda F. Cantor, Esq. Maxim B. Litvak, Esq.

Counsel for the General Committee:

Bingham McCutchen LLP

One State Street

Hartford, CT 06103-3178

Tel:	(860) 240-2700
Fax:	(860) 240-2800
Attn:	Michael J. Reilly, Esq.

Jonathan B. Alter, Esq.

Mark W. Deveno, Esq.

and

Snell & Wilmer L.L.P.

One Arizona Center

400 E. Van Buren

Phoenix, AZ 85004-2202

Tel:	(602) 382-6254
Fax:	(602) 382-6070
Attn:	Donald L. Gaffney, Esq.

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Counsel for the Alameda Committee:

Rutter Hobbs & Davidoff Incorporated

1901 Avenue of the Stars

Suite 1700

Los Angeles, CA 90067

Tel:	(310) 286-1700
Fax:	(310) 286-1728
Attn:	Brian L. Davidoff, Esq.

C. John M. Melissinos, Esq.

Office of the U.S. Trustee:

                U.S. Trustee

3685 Main St., Suite 300

Riverside, CA 92501

Tel:	(951) 276-6990
Fax:	(951) 276-6973
Attn:	Elizabeth Lossing, Esq.

II.

HISTORY, ORGANIZATION AND OPERATIONS OF THE DEBTORS

A.	Description of the Debtors’ Businesses and Operations
1.	In General

With the predecessor company founded in 1977, today, the Woodside Entities, including the Debtors, together operate one of the nation’s largest privately held home building companies. Woodside Group is the parent company of numerous subsidiaries and, through approximately 185 Restricted Subsidiaries, is primarily engaged in homebuilding operations in eight states. More specifically, the Woodside Entities’ operations consist primarily of the purchase and development of raw land, the sale of raw land and finished lots to the public, the use of developed land in home building, residential home construction and sales, and construction under U.S. government contracts for building and refurbishing projects at government-owned facilities. Most of Woodside Group’s direct and indirect subsidiaries are development-project-specific or operating-division-specific entities. Historically, approximately 42% of the Restricted Subsidiaries’ homebuilding revenues were derived from their operations in California. The Restricted Subsidiaries also have significant homebuilding operations in Nevada, Arizona, Utah, Minnesota, Florida, Maryland and Texas.

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Generally, Woodside Group’s affiliate, PHI, procures financing for the operations of Woodside Group. The Debtors utilize consolidated accounts payable and disbursements systems in their day-to-day operations.

Woodside Group also has subsidiaries that are engaged in business activities outside its standard homebuilding operations (the “Unrestricted Subsidiaries”).13 The Unrestricted Subsidiaries purchase land from third parties, hold real estate, obtain zoning and other entitlements on longer-term projects, reinsure the Restricted Subsidiaries, invest in joint venture projects with other homebuilders, perform renovation work on governmental facilities and sell land to Restricted Subsidiaries at market prices.

According to the Debtors’ audited financial statements, during 2007, the Woodside Entities generated revenues exceeding one billion dollars on a consolidated basis, and as of December 31, 2007, the Woodside Entities had consolidated assets and liabilities of approximately $1.5 billion and $1.1 billion, respectively. For the unaudited nine months ending September 30, 2008, the Woodside Entities had revenues of approximately $508 million, and the Debtors had aggregate revenues of approximately $459 million.

As of September 30, 2008, the Debtors had approximately $94 million in cash, and employed over 400 employees. As of the Relief Date, the Debtors were party to approximately 658 contracts to build and close on the sale of homes in the various states in which they operate.

Woodside Group provides certain administrative functions for its subsidiaries including cash management, employee benefits, managerial assistance, accounting, financial planning and insurance review. In exchange for these services, the subsidiaries pay Woodside Group an administrative service fee.

________________________

13 The Unrestricted Subsidiaries are Liberty Holdings Group, LLC, Alameda Investments, LLC, JSO Land, LLC, Eagleridge Office Park, LLC, Wheatland Heritage Oaks, LLC, Hillsborough, LLC, WDS MTG, LLC, Atherton Construction, LLC, Victory Holdings, LLC, Danville Land Investments, LLC, Walnut Creek Development, LLC, WSD SE1, LLC, WMI Holdings, LLC and Reliant Structural Warranty Insurance Company, Inc. Bellvue Holdings, LLC was another Unrestricted Subsidiary, but it has been voluntarily dissolved. Of all of the Unrestricted Subsidiaries, only Liberty and Alameda are debtors and debtors in possession in these Chapter 11 Cases.

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2.	Unrestricted Subsidiaries Alameda and Liberty

As discussed further in Section II.E.2 below, Debtors Alameda and Liberty are two Unrestricted Subsidiaries that Woodside Group uses to invest in joint venture real estate projects (“Joint Ventures”). Specifically, as reflected in their respective Schedules, Alameda and Liberty have membership interests in twelve and seven Joint Venture entities, respectively, that hold and develop real property, while the other membership interests in these Joint Venture entities are held by unaffiliated, non-Debtor third parties.14 Alameda and Liberty each also wholly own certain Unrestricted Subsidiaries (discussed further below).

Prior to the Woodside Group Relief Date (September 16, 2008), Alameda’s and Liberty’s operations were financed by PHI. Since this date, Alameda’s operations have been financed by its direct corporate parent, Liberty, and Liberty has been funding its own operations.

B.	Corporate Structure

Woodside Group is the ultimate parent company of all of the other Debtors, except PHI. PHI is a “sister” company of Woodside Group in that both PHI and Woodside Group are owned by the same owners. Woodside Group also has other subsidiaries and affiliates that are not directly involved in homebuilding operations – referred to herein as the “Unrestricted Subsidiaries.” Debtor Alameda is wholly owned by Debtor Liberty, and Liberty, in turn, is wholly owned by Woodside Group. Alameda wholly owns the Unrestricted Subsidiaries, JSO Land, LLC, Eagleridge Office Park, LLC, and Wheatland Heritage Oaks, LLC. In addition to Alameda, Liberty also wholly owns the Unrestricted Subsidiaries, Atherton Construction, LLC; Hillsborough LLC; Victory Holdings, LLC; and WDS MTG, LLC. A diagram showing the general corporate structure of the Woodside Entities and PHI is attached hereto as Exhibit A.

________________________

14 As discussed in Section II.H.4 hereof, Liberty’s Joint Venture interests were transferred to Liberty by Alameda.

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C.	Employees and Management

As of December 2008, the Debtors employed approximately 383 employees. Further, certain Unrestricted Subsidiaries – Atherton Construction, LLC (“Atherton”) and Century Communities Colorado, LLC (“Century Communities”) – employ approximately 64 employees who are paid by the Debtors on account of wages and benefits, with Atherton and Century Communities responsible for reimbursing the Debtors for such payments. The Debtors’ workforce performs a variety of critical functions, including customer service, management, design, construction, marketing, sales, technical services and other tasks. None of the employees of the Debtors, Atherton or Century Communities have been represented by a labor union.

The Debtors’ senior management is comprised of: Ezra Nilson, Chairman and Chief Executive Officer; Leonard Arave, Senior Vice President and Chief Financial Officer; and Scott Nelson, President and Chief Operating Officer. Each of these individuals is also an Equity Holder (as defined below).

D.	Debtors’ Developments and Properties

As of the Relief Date, the Reorganizing Debtors had 11 development projects in Arizona, 56 development projects in California, 19 development projects in Florida, 12 development projects in Minnesota, 22 development projects in Nevada, 15 development projects in Texas, 13 development projects in Utah, and 7 development projects in Washington, D.C.

The Debtors’ development activities are generally broken down into 14 geographical divisions. Typically, one Debtor or non-debtor affiliate owns the real estate for a subdivision (the “Owner Entity”), and a separate Debtor entity holds a contractor’s license (the “Contractor Entity”), which causes improvements to be completed on the Owner Entity’s real property. The Contractor Entity enters into subcontracts with third party trade vendors and suppliers (“Subcontractors”) that may have rights under applicable law to secure rights of payment through mechanic’s or other types of liens on the Owner Entity’s real property. As a result, Subcontractors may have a contractual claim for payment against the Contractor Entity and a lien claim for payment against the Owner Entity.

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The stage of development of each development project varies, with some still consisting of raw land and some consisting of fully built-out residential communities. Although the Debtors reserve all rights to continue to assess, revise and update their business plan, the Debtors have, during the course of these bankruptcy cases, developed a list of projects for which the Debtors believe they are likely to continue development and a list of projects for which the Debtors believe they are likely to terminate development based on the risks, benefits and costs associated with the development of each such project. A chart identifying each project and the Debtors’ current belief as to whether the project is “to be developed” or “to be terminated” is attached as Exhibit E. Although the Debtors reserve all rights to develop and finalize a list of executory contracts and unexpired leases to be assumed or rejected and further reserve the right to identify such contracts and leases in the Plan Supplement, the Debtors anticipate that contracts and leases associated with projects for which development will continue are likely to be assumed whereas contracts and leases associated with projects for which development will be terminated are likely to be rejected. The Debtors have also issued bonds or have entered into development agreements related to projects owned by non-Debtor subsidiaries and affiliates. Contracts associated with projects not owned by the Debtors are likely to be rejected and estimated bond liabilities for these projects are included in Exhibit E.

E.	Significant Indebtedness
1.	Unsecured Institutional Debt

PHI is the borrower under an unsecured credit facility (the “Credit Facility”) provided by JP Morgan, as administrative agent for the Bank Group, pursuant to that certain Credit Agreement dated as of May 5, 2006 (as amended, the “Credit Agreement”). The Credit Facility has a borrowing base mechanism, whereby real properties in different categories of development receive different advance rates. Under the Credit Agreement, PHI could borrow a maximum of $660 million, with an accordion to $750 million. Woodside Group and the Restricted Subsidiaries are guarantors of PHI’s obligations under the Credit Facility (the “Bank Guarantees”). As of the Relief Date, approximately $314 million in principal was outstanding on the Credit Facility (the “Bank Debt”).

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PHI also raised capital for Woodside Group operations through certain private placement, senior note issuances from 2003 to 2006 (the “Noteholder Debt”), with staggered maturities ranging from 2008 through 2016 and interest rates ranging from approximately 5.17% to 6.96%, pursuant to various Note Purchase Agreements. PHI’s obligations on account of the Noteholder Debt owed to the various noteholders (the “Noteholders”) are unsecured, but are guaranteed by Woodside Group and the Restricted Subsidiaries (the “Noteholder Guarantees”).

On or about July 1, 2008, within the 90 days prior to the filing of the Involuntary Petitions, certain September 2008 Debtors and/or their predecessors executed Guaranty Joinder Agreements, pursuant to which these entities provided guaranties to the Noteholders (the “     6.July 2008 Guaranties” or “Noteholder Joinders”). The Debtors reserve all their rights with respect to the July 2008 Guaranties, including, without limitation, the right to seek to avoid the July 2008 Guaranties under Chapter 5 of the Bankruptcy Code. As of the Relief Date, approximately $372 million in principal was owed on the Noteholder Debt.

The Unrestricted Subsidiaries are not borrowers or guarantors of the Bank Debt or the Noteholder Debt and, other than Alameda and Liberty, are not debtors in these or any other bankruptcy proceedings. As discussed in Section II.H.3 below, the operations of certain Unrestricted Subsidiaries and non-debtor affiliates are funded by a $130 million credit facility provided by Zions First National Bank (“Zions”), along with a syndication of other lenders.

2.	Joint Venture Liability

Woodside Group invests in a number of Joint Ventures with unaffiliated home builders and developers through two Unrestricted Subsidiaries, Debtors Alameda and Liberty. The Joint Ventures develop projects (and in one instance, develop homes) which were primarily funded through secured credit facilities (secured by the real property under development), a number of which are guaranteed by members of the Joint Ventures or such members’ parent companies. Woodside Group, PHI, Alameda and certain Restricted Subsidiaries (the “JV Guarantors”) entered into certain maintenance, re-margining, indemnity and cross-indemnity agreements, and provided certain unsecured guarantees for the benefit of secured lenders in connection with a number of Joint Ventures.

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For Joint Ventures funded through secured credit facilities, all are in default and in some stage of collection and/or foreclosure by the applicable Joint Venture lender. Generally, the full exposure to the Debtors that are JV Guarantors cannot be determined until either the applicable real property is foreclosed and the deficiency amount is determined, or other Joint Venture members determine to proceed without Alameda or Liberty (as applicable) and liquidate that entity’s (and its respective JV Guarantors’) exposure on these obligations.

3.	Insurer Indemnity Claims

Woodside Group maintained or maintains certain bonds in connection with its construction and Joint Venture activities with Travelers (defined below), Arch Insurance Company, the Insurance Company of the West, General Insurance Company of America, Developers Surety and Indemnity Co., Old Republic, Bond Safeguard Insurance Co. and American Motorists Insurance Company (the “Insurers”). Woodside Group, on behalf of itself and certain subsidiaries and affiliates, is party to indemnity agreements for the benefit of a number of the Insurers, pursuant to which it agrees to repay all sums paid and costs incurred under any bonds issued by such Insurers. Certain Debtors are obligated as co-debtors with respect to certain indemnity agreements.

The Debtors believe that, for the most part, the claims of the Insurers are contingent in nature. Specifically, the amount that may become due and owing under an indemnity agreement will be dependent upon the results of the Debtors’ construction and/or development activities going forward. In many cases, the Debtors believe that they have already completed substantial portions of the construction and related work for which bonds are maintained. Attached hereto as Exhibit E is a chart identifying for each project: (i) the face amount of bonds provided in respect of such project, (ii) the Debtors’ estimates regarding the cost to complete such bonded work given the current status of the project, and (iii) the Debtors’ current belief as to whether the Debtors will continue to develop such project. Included in Exhibit E are certain projects and/or bonds related to non-Debtor subsidiaries and Joint Ventures of the Debtors but for which the Debtors may have become party to applicable indemnity agreements. Overall, the Debtors anticipate that bond exposure on projects that the Debtors intend to continue to develop should be minimal due to the anticipated completion of the applicable bonded work. On the other hand, bond exposure on projects that the Debtors

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intend to terminate will likely be similar to that estimated as the current cost to complete the bonded work in Exhibit E. For the avoidance of doubt, the information provided in Exhibit E is provided for illustrative purposes only and is based upon the Debtors’ current business plan. The Debtors reserve all rights to continue to assess, revise and update their business plan both prior to and after the Effective Date of the Plan of Reorganization.

As of the filing of the Disclosure Statement, Woodside Group received a demand from Travelers Casualty & Surety Company of America (“Travelers”) for $4 million to collateralize and indemnify Travelers relating to $41.6 million in bonds underwritten by it relating to a Joint Venture project, A. Murphy Ranch, LLC. Travelers subsequently filed a complaint against Woodside Group and other non-debtor entities in September 2008, seeking damages, costs and attorneys’ fees relating to the foregoing, and obtained prejudgment writs of attachment in California and Utah in respect to certain assets of the non-Debtor defendants. In June 2009, Travelers and Atherton entered into a Settlement Agreement which, among other things, settled a lawsuit filed by Travelers against Atherton and Liberty in the U.S. District Court for the District of Utah related to the Audie Murphy Ranch project. Pursuant to this settlement, among other things, subject to certain requirements, the prejudgment writs of attachment issued against Atherton would be released and the Utah lawsuit dismissed.

4.	Ordinary Course Debt

In connection with their construction activities, trade creditors and subcontractors provide labor, material and services to the Restricted Subsidiaries, some of which are potentially secured by statutory liens and some of which have recorded mechanics’ liens on certain of the Debtors’ real properties in connection with the Debtors’ failure, if any, to pay the amounts due them. As of May 31, 2009, the Restricted Subsidiaries had approximately $3.7 million in trade claims, approximately $400,000 of which was allegedly secured debt as a result of recorded liens.15 Additionally, the

________________________

15 As discussed further in Section III.C.4 hereof, certain trade claims, including certain asserted secured claims, have been paid by the Debtors pursuant to Court orders.

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funding by PHI of the Restricted Subsidiaries’ operations are accounted for and reflected in intercompany note obligations.

5.	Warranty and Home Construction Defect Liabilities

The Debtors may have substantial contingent and/or unliquidated liabilities relating to homeowner warranty obligations (under their Warranty Programs) and home construction defect claims. Under certain applicable laws, such obligations and claims may in some cases be asserted against both the Debtor entity that sold the home and the Debtor entity that built the home.

Certain Debtors are subject to a class action lawsuit filed in the District Court for Clark County, Nevada, wherein plaintiffs allege certain plumbing defects in certain of the Debtors’ developments, as well as in homes constructed by other builders. The original lawsuit was filed on February 15, 2006, was certified as a class action on October 16, 2006, and is currently captioned In Re Kitec Fitting Litigation. Information about the lawsuit may be found on the website: www.plumbingdefect.com, which is maintained by plaintiff class counsel.

Any Allowed Claim against any of the Reorganizing Debtors or the Reorganized Debtors arising under, or with respect to, the Warranty Program or any other warranty obligation, whether express, implied, statutory or otherwise, relating to the Reorganizing Debtors’ various building and construction projects, but excluding any Reorganizing Debtor Construction Defect Claims or any other Claim for which a litigation or dispute is pending as of the Effective Date (collectively, “Reorganizing Debtor Warranty Claims”), will be rejected and the Reorganized Debtors will have no further responsibility to honor or satisfy any Reorganizing Debtor Warranty Claims from and after the Effective Date, except as set forth in the Plan Supplement. The Debtors will serve written notice on parties in interest of the specific bar date or deadline for any Creditors to file a proof of claim (or amend any previously filed proof of claim) on account of any Reorganizing Debtor Warranty Claim. If a Creditor fails to timely file a proof of claim on account of a Reorganizing Debtor Warranty Claim, the Creditor will be forever barred and estopped from asserting any such Claim against any Debtor from and after the Effective Date, except as otherwise set forth in the Plan Supplement.

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6.	Intercompany Claims

As discussed above, the other Debtors’ operations are generally funded through PHI and are accounted for within a consolidated cash management system. Various unsecured intercompany claims owed by and between the Debtors are set forth in the respective Debtors’ Schedules. While PHI primarily lends to Restricted Subsidiaries, it also lends funds to certain Unrestricted Subsidiaries as permitted under the Credit Agreement and other agreements.

In addition to the intercompany claims included in RD Class 9 (Reorganizing Debtor Pre-Relief Date Intercompany Claims), LD Class 8 (Liberty General Unsecured Claims), and LD Class 9 (Liquidating Debtor Pre-Relief Date Intercompany Claims), certain Debtors and non-Debtor subsidiaries and affiliates also filed related-party claims against certain Debtors:

•

Various Joint Venture-related entities filed claims against the Debtors on the basis of guarantees, Joint Venture operating agreements and indemnification agreements. The great majority of these claims are unliquidated and disputed and are currently in the process of being reconciled.

•

Reliant Structural Warranty Insurance Company, Inc. (“Reliant”) filed 96 claims totaling approximately $867,000 on account of unpaid insurance premiums. Reliant also filed a claim of approximately $3.2 million, seeking recovery on account of a promissory note owed by Woodside Group, LLC.

•

Victory Holdings, LLC and Atherton Construction, LLC filed unliquidated, contingent claims against Woodside Group, LLC seeking indemnity for any future damages that may arise as a result of their surety relationship with Travelers.

•	Danville Land Investments, LLC, an indirect subsidiary of Woodside Group, filed a $4.3 million claim against Woodside AMR 91, LLC, seeking recovery on account of a deed transfer that was not recorded.
•	Certain insiders filed claims against each Debtor entity, seeking indemnification and reimbursement for any future damages in the event that claims are brought against these insiders.
•	Zions filed a related claim against Alameda seeking a portion of any “Recoverable Value,” should any be obtained from the insiders.
•	Woodside filed an unliquidated claim against Alameda seeking recovery for any damages arising out of joint venture matters.
•	PHI filed a claim against Alameda seeking recovery on account of an intercompany payable balance.

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F.	Equity

Woodside Group and PHI are privately held companies, with approximately 90% of the equity interests therein owned by a combination of Ezra Nilson, his family and certain family trusts. Approximately 10% of the equity is held by certain managers of the Debtors and other individuals and related trusts (collectively, with all other equity holders, the “Equity Holders”).

G.	Significant Assets
1.	In General

The principal assets of the Debtors other than Alameda and Liberty consist of the Debtors’ homebuilding businesses, which include (i) cash and cash equivalents, (ii) receivables, and (iii) inventories of undeveloped, partially developed and fully developed lots, and constructed and partially constructed homes, as well as intercompany receivables, certain Debtors’ equity in Restricted Subsidiaries, Unrestricted Subsidiaries and Joint Ventures, deposits and prepaid balances, and personal property of relatively small value (e.g., office furnishings and equipment).

As reflected in their respective Schedules, the material assets of Debtors Alameda and Liberty include (i) cash and cash equivalents, (ii) Joint Venture membership interests, (iii) equity interests in certain non-Debtor and Debtor entities, and (iv) accounts receivable (including inter-Debtor receivables). Subject to all qualifications set forth in the global notes to its Schedules, Debtor Alameda listed approximately $43 million in assets in its Schedules; Liberty listed approximately $142 million in assets in its Schedules. In the Debtors’ Plan Distribution Analysis, subject to all assumptions and qualifications set forth therein, the Debtors have estimated (i) approximately $3.9 million in net proceeds available for distribution to Alameda’s creditors under the Plan, and (ii) approximately $13.6 million in net proceeds available for distribution to Liberty’s creditors. See Exhibit D regarding Alameda’s and Liberty’s respective assets and potential, estimated values thereof.

2.	Cash

As of May 31, 2009, the Debtors other than Alameda and Liberty held a total of approximately $145 million in cash or cash equivalents, which are not encumbered by any liens, claims or other interests.

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As of May 31, 2009, Debtor Alameda had no cash holdings, and Debtor Liberty held approximately $6 million in cash or cash equivalents, also unencumbered by any valid liens or security interests. Liberty’s cash holdings as of the Petition Date primarily consisted of (i) distributions from Liberty’s wholly owned mortgage subsidiaries, Hillsborough, LLC and WDS MTG, LLC, of $3.3 million, (ii) proceeds from the sale of certain office buildings owned by Alameda’s wholly owned subsidiaries, Eagleridge Office Park, LLC and JSO Land, LLC , of $2.4 million, and (iii) funds from other miscellaneous net sources of $0.2 million.

3.	Real Property

The Debtors directly or indirectly own fee interests in approximately 155 development projects spread throughout California, Nevada, Arizona, Utah, Minnesota, Florida, Maryland and Texas. Of the approximately 155 current development projects, 123 development projects are active where the Debtors are currently selling homes. As of April 30, 2009, there were approximately 10,119 fully or partially developed lots.

As set forth in the Global Notes to the Schedules, in many instances, current market valuations are neither maintained by nor readily available to the Debtors. Accordingly, unless otherwise indicated, the Debtors’ Schedules reflect the net book values, rather than current market values, of the Debtors’ assets. Amounts ultimately realized from the sale or other disposition of the Debtors’ real properties will vary, at times materially, from net book value. Moreover, as described in the notes to the Schedules, the Debtors have reviewed inventory book values and have determined that some assets are impaired, meaning that fair market values are below book values.

In regard to Debtors Alameda and Liberty, each Debtor owns membership interests in certain Joint Ventures and 100% of the equity in certain Unrestricted Subsidiaries, which hold real property. In particular, Alameda holds interests in twelve Joint Ventures, while Liberty holds interests in seven Joint Ventures. Liberty also owns an approximately 1.38 acre piece of undeveloped land located in North Salt Lake, Utah. See Exhibit D regarding Alameda’s and Liberty’s respective assets and potential, estimated values thereof.

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4.	Potential Claims and Causes of Action

The Debtors are investigating potential Avoidance Actions and other causes of action against third parties, including, without limitation, avoidance of the July 2008 Guaranties. The Debtors have not completed their review, but issues have been raised by parties in interest as to whether the Bank Guarantees and/or Noteholder Guarantees may be avoided or otherwise litigated. At this time, all claims, causes of action, and rights of the Debtors and third parties with respect thereto are preserved. The General Committee has asserted that there may be potential, material causes of action and claims that may be asserted by the Debtors’ Estates against certain insiders of the Debtors. The Debtors, their successors or their appointed representatives under the Plan (as applicable) will conduct appropriate investigation and analysis of all such matters. At this juncture, the Debtors cannot accurately estimate the potential recoveries from Causes of Action and Defenses.

H.	Events Prior to the Bankruptcy Filings
1.	Loan Defaults and Negotiations

The housing market peaked in 2005 and was still relatively strong through 2006, though at lower levels than the preceding year.  The market continued to gradually deteriorate in 2007, but turned significantly worse starting in the fourth quarter of 2007 due to severe disruptions in the mortgage markets. Problems in the mortgage industry reduced the supply of qualified home buyers. With existing home inventory levels spiking and a rapid increase in foreclosures, housing prices dropped substantially and many buyers began waiting for further price reductions before entering the market. In large part due to such market conditions and factors, technical defaults were triggered under the Credit Facility in 2007. By virtue of cross-default provisions, defaults under the Noteholder Debt instruments were later triggered.

Subsequent to such defaults, the Debtors engaged in negotiations with the Noteholder Group and the Bank Group for a global restructuring of their debt obligations. The Noteholder Group’s advisors, FTI Consulting, Inc. (“FTI”), were given full access to Woodside Group’s books and records, its management and its consultants, Alvarez & Marsal (“A&M”). While the Debtors were able to come to agreement with the Bank Group in relation to, first, a Forbearance Agreement dated as of October 24, 2007 and then a Second Forbearance Agreement dated as of December 19, 2007,

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the forbearance period under the Second Forbearance Agreement expired in February 2008, and the Debtors and the Bank Group could not come to agreement on a forbearance beyond that period. The Debtors were also unable to reach an agreement with the Noteholders as to the form of a forbearance agreement during this period. The Debtors, however, agreed to continue to operate within certain budgets and to provide financial reporting to FTI. Although the Debtors continued to work towards a consensual resolution with the Noteholders and Bank Group, the parties were unable to reach any agreement by mid-August 2008, and, as discussed below, on August 20, 2008, certain Noteholders, as petitioning creditors, filed involuntary bankruptcy petitions against each of the September 2008 Debtors.

2.	Corporate Restructuring Prior to the Involuntary Petitions

In July 2008, Woodside Group was converted from a subchapter S corporation into a limited liability company. In order to minimize the impact of this conversion at the subsidiary level and simplify the corporate structure, approximately 105 Restricted Subsidiaries (which were qualified subchapter S corporations) were converted and merged into 10 limited liability companies and partnerships and 13 corporations were converted into limited liability companies (together with related actions and activities by the Debtors, the “Corporate Restructuring”).

3.	Transfers to Zions

Certain non-debtor indirect subsidiaries of Woodside Group – Victory Holdings, LLC (“Victory Holdings”), Atherton, Walnut Creek Development, LLC (“Walnut Creek”) and Danville Land Investments (“Danville” and together with Victory Holdings, Atherton, and Walnut Creek, the “Zions Non-Debtor Borrowers”) – are parties to a loan agreement with Zions, pursuant to which Zions provided the Zions Non-Debtor Borrowers with a $130 million revolving line credit facility (the “Zions Facility”). Two non-debtor affiliates of Woodside Group – Victory Land Investments, LLC (“Victory Land”) and Wasatch Pacific Investments, LLC (“Wasatch” and together with Victory Land, the “Zions Non-Debtor Guarantors”) – are guarantors of the Zions Non-Debtor Borrowers’ obligations under the Zions Facility. The Zions Non-Debtor Borrowers and Zions Non-Debtor Guarantors (collectively, the “Zions Non-Debtor Parties”) are not guarantors with respect to the Notes or the Bank Group Debt, and are not Debtors in these (or any other) bankruptcy cases. While

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the Zions Facility was initially an unsecured credit line, as discussed below, in August 2008, certain Zions Non-Debtor Parties granted security interests and liens to Zions to secure their obligations under the Zions Facility.

Technical defaults under the Zions Facility were triggered in late 2007, and a notice of default was issued by Zions in early April 2008. In June 2008, Zions commenced a lawsuit and sought summary judgment against the Zions Non-Debtor Parties in Utah state court to enforce provisions of its loan agreement which required collateralization of its outstanding debt obligations upon the occurrence of certain defaults. At that time, it was discovered that, for various reasons, a small number of real properties that were part of the Zions borrowing base were titled to certain Restricted Subsidiaries that were not obligated under the Zions Facility. The applicable seven real properties were subsequently transferred in June 2008 to the appropriate Zions Non-Debtor Parties to “true up” ownership of the properties to the borrowing bases under the Zions Facility. Each of these properties was part of the borrowing base for the Zions Facility, and was not part of the borrowing base of the Bank Group. Further, under the operative agreements related to the Zions Facility, in the case of an uncured default of certain covenants by the Zions Non-Debtor Parties, Zions was entitled to receive first priority liens in the Zions Non-Debtor Parties’ properties which constitute the Zions borrowing base. On August 19, 2008, the Zions Non-Debtor Parties entered into a stipulation with Zions in settlement of certain matters, pursuant to which, among other things, deeds of trust were executed by two of the Zions Non-Debtor Borrowers (Walnut Creek and Danville) to secure the approximately $128 million in obligations then owing to Zions (the “August Zions Deeds of Trust”), and Zions agreed to dismiss its lawsuit and forbear from exercising its remedies against the Zions Non-Debtor Parties for a certain period.

Although the Debtors contend that the foregoing transfers and actions (the “Zions Transfers”) were done simply to correct certain administrative glitches related to the Zions Facility or were otherwise proper under the parties’ agreements, the Noteholders allege that these transfers are suspect, suggesting, among other things, intent by the Debtors to favor the creditors of certain estates over creditors of other estates, and the General Committee notes that, regardless of intent, certain of

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these transfers were made within periods prior to the applicable Petition Dates that warrant analysis under Chapter 5 of the Bankruptcy Code.

4.	Prepetition Transfers by Alameda to Liberty and Related Actions
i.	Transfers

Effective as of January 2008, Alameda transferred certain of its equity interests to its parent entity, Liberty (the “Alameda JV Interest Transfers”). Specifically, Alameda’s then membership interests in seven of nineteen Joint Ventures were transferred to Liberty pursuant to that certain Note and Interest Transfer Agreement effective as of January 1, 2008 (the “Alameda Note/Transfer Agreement”).16 In exchange for these assets, Liberty, (i) pursuant to the Alameda Note/Transfer Agreement, assumed certain outstanding obligations owed by Alameda to PHI, due and owing under that certain demand Amended and Restated Unsecured Promissory Note, dated May 1, 2003, executed by Alameda in favor of PHI, totaling in excess of $152 million, (ii) pursuant to the Alameda Note/Transfer Agreement, agreed to indemnify and hold Alameda harmless from any and all claims, causes of action, damages or costs arising out of or related to the promissory note and the transferred Joint Venture interests, and (iii) received an intercompany account payable from Alameda of approximately $68 million, and (iv) received an intercompany payable of approximately $12 million from Century Communities of Colorado, LLC that had been previously owing to Alameda.

ii.	Summary of Alameda’s Assets

Prior to the Alameda JV Interest Transfers, Alameda held ownership interests in nineteen joint ventures and three wholly owned subsidiaries. As a result of continuing deterioration and volatility in the homebuilding and land development markets, the status of certain debt facilities and the absence of updated impairment tests, the Debtors do not believe that book values provide an accurate reflection of the value of the ownership interests in these entities and have instead provided estimated recovery values of the various joint ventures in aggregate under the Plan. A listing of each

________________________

16 Alameda transferred its membership interests in Folsom White Rock Investors, LLC, Century Communities Colorado, LLC, North Natomas 575 Investors, LLC, SNI 290, LLC, West Lakeside, LLC, Wheatland Hop Farm, LLC, and Woodside Teresi, LLC.

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joint venture, including its name, location, inception date, status, ownership percentage held in such entity by Liberty or Alameda, and an indication of whether the ownership interest in such entity was transferred to Liberty is included below:

* The current estimated aggregate value of the Liberty joint venture interests is $6 million.  The current estimated aggregate value of the Alameda joint venture interests is $4 million.

Joint Venture	Location	Inception Date	JV Status	Ownership %	Transferred?
Century Communities of Colorado, LLC	Denver, CO	Sep-02	Homebuilding company in Colorado. Several construction projects are in progress.	50.0%	Yes
Folsom White Rock Investors, LLC	Folsom, CA	Oct-04	Property is 300 of the 2,000 acres that is being entitled outside Sacramento. Entitlement work being performed, but active development is on hold	50.0%	Yes
West Lakeside, LLC	Sacramento, CA	Apr-03	Of original 133 acres, 40 were sold to local school district for $13MM in 2007. Remaining 93 acres are agricultural land.	50.0%	Yes
Wheatland Hop Farm, LLC	Sacramento, CA	Oct-05	500 lots on 150 acres northeast of Sacramento and 20 miles north of Roseville. Entitlement work being performed, but active development is on hold	50.0%	Yes
Woodside Teresi, LLC	Stockton, CA	Apr-04	442 lots on 100 acres outside of Stockton, CA. Entitlement work being performed, but active development is on hold	50.0%	Yes
Florin Bradshaw Investors, LLC	Sacramento, CA	Dec-04	Remaining 10 acres of land remain unentitled	50.0%	No
Sunridge Investors, LLC	Sacramento, CA	Mar-02	No lots remaining from original purchase of 244 acres in 2002. This JV remains an investor in Sunridge Park, which a mixed-use development site in the area.	50.0%	No
Wolf Creek Development, LLC	Temecula, CA	May-03	The JV owns remaining 6 lots to be developed and sold.	46.3%	No
A. Murphy Ranch, LLC	Menifee, CA	Jun-03	Sold for $17MM in foreclosure in February 2009.	48.8%	No
Douglas Grantline Investors, LLC	Sacramento, CA	Sep-04	Sold for $4MM in foreclosure in December 2008	33.3%	No
Grantline Investors, LLC	Sacramento, CA	Dec-02	Real property sold to Pulte Homes in December 2005. Related litigation recently settled by the non-Alameda JV members.	50.0%	No
Kyle Acquisition Group, LLC	Las Vegas, NV	Jan-05	Sold for $5MM in foreclosure in September 2008.	9.6%	No
LW D'Andrea, LLC	Reno, NV	Mar-06	60 of the 546 lots in the joint venture are finished along with all main roads, the balance of the lots is 50% complete. Lennar brought suit against Alameda in 2008 for failure to meet capital call obligations.	50.0%	No
North Natomas 575 Investors, LLC	Sacramento, CA	Apr-04	No real property assets remaining in JV.	43.2%	Yes
Schulz Ranch Developers, LLC	Carson City, NV	Nov-05	Sold for $6.75MM in foreclosure August 2008.	50.0%	No
SNI 290, LLC	Merced, CA	Feb-04	290 acres of land in Merced County, CA. Danville (Woodside unrestricted subsidiary) owns assets	50.0%	Yes
South Edge, LLC	Las Vegas, NV	Nov-04	Property purchased from Bureau of Land Management in November 2004. Property includes a total of 13, 500 lots. Only the property in Phase 1 has been finished graded.	8.1%	No
Woodside R&B Placer, LLC	Placer, CA	Nov-03	Sold for approximately $20.0MM in foreclosure in August 2008.	50.0%	No
WS Milford, LLC	Milford, DE	May-05	Property is entitled and has approximately 172 lots that are almost completely finished.	50.0%	No

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Alameda’s three wholly-owned subsidiaries, under the Plan, have been estimated to recover approximately $207,000 in the aggregate. A listing of each wholly owned subsidiary, including its name, location, indication of whether it owns real property, status and assumed recoverable value under the Plan:

Subsidiary	Location	Currently Own Real Property?	Status of Property	Assumed Recoverable Value under Plan
Eagleridge Office Park, LLC	North Salt Lake, UT	No	Former Owner of North Salt Lake office building where Corporate and Utah division offices are located. Building was sold to a 3rd Party in 4/3/08 for $4.2MM and leased back. Eagleridge Office Park is lessee of building.	$207,000
JSO Land, LLC	Las Vegas, NV	No	Former owner of Las Vegas office building where Nevada division office is located. Building was sold to a 3rd Party in 8/15/07 for $8.3MM and leased back by Woodside Homes of Nevada, who remains lessee of building.	$0
Wheatland Heritage Oaks, LLC	Wheatland, CA	Yes	Formerly a JV with Premier Homes; Alameda now owns 100% of the project. Woodside bought out Premier’s equity in January 2007. The outstanding $13.0MM loan with US Bank is currently in default, but US Bank has not foreclosed on the property. The property is currently mass graded; homes have not been constructed.	$0

I.	Commencement of Chapter 11 Cases
1.	Filing of the March 2008 Debtors’ Cases

On March 31, 2008 (with respect to AMR 107 and Woodside, the “Petition Date”), AMR 107 and Portofino, the two March 2008 Debtors, filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. Since the Petition Date, the March 2008 Debtors have been managing their assets and operating their businesses as debtors in possession. Subsequent to their bankruptcy filings, the March 2008 Debtors and the other Woodside Entities were in negotiations with the Noteholders and Bank Group, in an attempt to formulate a long-term, global restructuring of these debt obligations with the ultimate goal of obviating, to the extent possible, the need for other Woodside Entities to file bankruptcy proceedings.

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2.	Noteholders’ Filing of Involuntary Petitions Against the September 2008 Debtors

On August 20, 2008, certain Noteholders, as petitioning creditors, filed involuntary bankruptcy petitions against each of the September 2008 Debtors. Immediately thereafter, JPMorgan, as agent for the Bank Group, filed joinders to the Noteholder Petitions.

Subsequently, on August 27, 2008, the Bankruptcy Court approved a stipulation by and among the September 2008 Debtors, the Noteholder Group, and the Bank Group (the “Involuntary Petition Stipulation”), pursuant to which, among other things, the September 2008 Debtors agreed to file consents and other requisite pleadings such that orders for relief against each September 2008 Debtor could be entered no later than September 16, 2008. Pursuant to this stipulation, the Bankruptcy Court entered orders for relief, granting the Involuntary Petitions, effective September 16, 2008 (the “Relief Date”).

3.	Filing of the December 2008 Debtors’ Cases

Debtors Woodside Ceramista Village, LLC and Woodside Ceramista City, LLC, two additional Restricted Subsidiaries, filed chapter 11 bankruptcy petitions in this Court on December 19, 2008.

4.	Filing of the January 2009 Debtor’s Case

On January 9, 2009, Debtor Alameda Investments, LLC filed a chapter 11 bankruptcy petition in this Court.

5.	Filing of the February 2009 Debtor’s Case

On February 26, 2009, Debtor Liberty Holdings Group, LLC filed a chapter 11 bankruptcy petition in this Court.

III.

SIGNIFICANT POSTPETITION EVENTS

Since the Petition Date, significant events in the Debtors’ Chapter 11 Cases have included the following filings and entered orders. Copies of all relevant court papers are on file with the

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Bankruptcy Court and can be obtained free of charge by accessing the Solicitation Agent’s website at www.kccllc.net/woodside.

A.	The March 2008 Debtors’ Filings
1.	Administrative and Operational Motions and Applications

Subsequent to the filing of their voluntary petitions, among other things, the March 2008 Debtors moved for and obtained the following relief:

(i)        in accordance with a stipulation entered into by the March 2008 Debtors and Noteholders resolving the Noteholders’ objection, joint administration of the March 2008 Debtors’ cases, with AMR 107’s case as the lead case (pursuant to an order entered on July 25, 2008);

(ii)       a fifteen day extension of time to file their respective Schedules, which were timely filed on April 30, 2008;

(iii)      approval of the March 2008 Debtors’ employment of Pachulski Stang Ziehl & Jones LLP as bankruptcy counsel (pursuant to an order entered on May 22, 2008);

(iv)      a general extension of time for the March 2008 Debtors to file their monthly operating reports (“MOR”) by the 25th day of the month following the month covered by the MOR (pursuant to an order entered on June 13, 2008);

(v)       an extension of time for Portofino to assume or reject nonresidential real property leases pursuant to Bankruptcy Code Section 365(d)(4)(B)(I), until October 27, 2008 (pursuant to an order entered on August 22, 2008);

(vi)      authorization for Portofino to assume its real property leases of four model homes in Portofino’s development project, pursuant to Bankruptcy Code Section 365 (pursuant to an order entered on December 2, 2008); and

(vii)     approval of a Commercial Premium Finance Agreement – Promissory Note (which also covered other Woodside Entities) with AFCO Credit Corp. (“AFCO”) and a grant to AFCO of a security interest in unearned premiums, dividends and loss payments payable to the March 2008 Debtors (pursuant to an amended order entered on August 21, 2008).

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2.	Motions to Extend Plan Exclusivity Periods

Upon motion by the March 2008 Debtors, pursuant to an order entered on August 22, 2008, the Bankruptcy Court extended the March 2008 Debtors’ exclusive periods to file a plan and obtain acceptances thereto until October 14, 2008 and December 15, 2008, respectively.

As discussed above, the Noteholder Group filed the Involuntary Petitions in August 2008 and the September 2008 Debtors consented to the entry of the Orders for Relief in September 2008. In order to align the exclusivity deadlines in the two March 2008 Debtors’ cases with the exclusivity deadlines in the 185 September 2008 Debtors’ cases, the March 2008 Debtors filed a second motion seeking to further extend their plan exclusivity periods to track those of the September 2008 Debtors – namely, an extension of the deadline to file a plan until January 14, 2009 and the deadline to solicit plan acceptances until March 16, 2009. After a hearing, pursuant to an order entered on December 2, 2008, the Bankruptcy Court overruled an objection filed by the General Committee and granted the March 2008 Debtors’ motion. As discussed in Section III.G hereof, the Debtors and Committee subsequently entered into various Court-approved stipulations extending the deadlines for the Debtors to file their plan and disclosure statement.

B.	Early Pleadings After the Filing of the Involuntary Petitions

Shortly after the filing of the Involuntary Petitions, the Noteholders and the Bank Group filed certain motions and other pleadings in the Debtors’ cases.

1.	Noteholders’ Motion for Order Limiting Alleged Debtors’ Actions During Gap Period.

On August 21, 2008, the day after the filing of the Involuntary Petitions, the Noteholders filed an emergency motion for an order limiting non-ordinary course transactions of the September 2008 Debtors and establishing certain restrictions on the September 2008 Debtors’ actions during the “gap period” pursuant to Bankruptcy Code Sections 105 and 303(f) (the “Noteholder Non-Ordinary Course Transaction Motion”). The Noteholders asserted that certain pre-filing actions of the Debtors, including the Corporate Restructuring, raised concerns about the Debtors’ management’s ability to operate the Debtors’ businesses fairly and equitably for the benefit of the various estates. Pending the entry of an order granting (or dismissing) the Involuntary Petitions, or except as

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otherwise may be later ordered by the Bankruptcy Court, the Noteholders sought to restrict any activities not in the ordinary course of business (“Non-Ordinary Course Activities”), which they argued should be any business activity other than (i) the completion of existing contracts for home sales with non-affiliated consumers, (ii) the entry into new contracts for ordinary course home sales with non-affiliated consumers, (iii) ordinary course home constructions and lot developments subject to certain specified proscriptions, and (iv) the Debtors’ payment of reasonable fees and expenses of the Debtors’ restructuring professionals in the ordinary course. Ultimately, this motion was consensually resolved by the Involuntary Petition Stipulation (discussed below).

2.	Bank Group’s Motion to Transfer the Barnes and Other Accounts and to Prohibit Non-Ordinary Course Transactions During Gap Period

Also on August 22, 2008, JPMorgan, in its own right and on behalf of the Bank Group, filed an emergency motion for an order (i) directing the Debtors to transfer their monies, held in accounts maintained at Barnes Bank Co. (“Barnes Bank”) and ING, to an approved depository and (ii) prohibiting transactions outside of the ordinary course of business during the gap period pursuant to Bankruptcy Code Section 303(f) (the “Bank Group Account Motion”). JPMorgan asserted that, during the interim period prior to the entry of orders for relief granting the Involuntary Petitions, the interests of the Bank Group and other creditors of the Debtors should be protected by the relief sought by this motion. According to JPMorgan, among other things, the approximately $30 million on deposit at Barnes Bank was at unreasonable risk of loss because Barnes Bank is not on the U.S. Trustee’s list of approved depositories. The Debtors and Bank Group resolved this motion pursuant to the Involuntary Petition Stipulation.

3.	The Involuntary Petition Stipulation

As discussed above, pursuant to the Involuntary Petition Stipulation, the September 2008 Debtors agreed to file consents to the Involuntary Petitions. Pursuant to this stipulation, the September 2008 Debtors, the Noteholder Group, and the Bank Group also consensually resolved the Noteholder Non-Ordinary Course Motion and the Bank Group Account Motion. Specifically, pending the entry of orders for relief, the September 2008 Debtors agreed to operate as if an order for relief had already been entered and accordingly, absent further order, take only those actions in

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the September 2008 Debtors’ ordinary course of business pursuant to Bankruptcy Code Section 363. To avoid any doubt, the September 2008 Debtors agreed to refrain from certain actions prior to the entry of orders for relief, absent Court approval, as specified in the Involuntary Petition Stipulation. Pursuant to this stipulation, the parties also agreed to the continued payment, prior to the Relief Date, of the September 2008 Debtors’ employees on account of salaries, business expense reimbursements, certain commissions, and other items, up to certain aggregate caps and subject to certain other limitations.

The September 2008 Debtors further agreed to (1) maintain strict accounting of their businesses, debtor by debtor, in a manner sufficient for purposes of monthly operating reports pursuant to Bankruptcy Rule 2015 (provided, however, the September 2008 Debtors would not have to produce any monthly operating reports prior to the entry of orders for relief); and (2) transfer all cash and cash equivalents of the September 2008 Debtors to a currently existing or newly opened postpetition deposit account or deposit accounts maintained for the September 2008 Debtors by JPMorgan (with JPMorgan waiving any security interest or lien, right of setoff, recoupment, administrative freeze or debit against the funds in the postpetition deposit account(s); provided, however, JPMorgan’s and the Bank Group’s rights, if any, as to the funds or deposits existing with their respective institutions prior to the filing of the Involuntary Petitions remain unaffected). Notwithstanding the foregoing provisions related to the September 2008 Debtors’ funds, the September 2008 Debtors were (are) permitted to (a) transfer some or all of the cash so deposited after the filing of the Involuntary Petitions to one or more additional depositories that are compliant with the rules of the U.S. Trustee governing the deposits of debtors in possession, and (b) maintain cash in accounts presently maintained at Barnes Bank sufficient to cover checks and expected ACH charges drawn on those accounts prior to the Relief Date and continue to accumulate cash in such accounts, provided that the balances (above a nominal minimal balance) in said accounts are swept at least on a weekly basis into JPMorgan accounts maintained pursuant to the Involuntary Petition Stipulation.

Pursuant to an order entered on August 27, 2008, the Bankruptcy Court approved the Involuntary Petition Stipulation. As discussed above, in accordance with the stipulation, the

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September 2008 Debtors subsequently filed consents to the Involuntary Petitions.

4.	Joint Administration Motion

Upon a motion by the Noteholders, pursuant to an order entered on September 3, 2008, the Bankruptcy Court directed the joint administration of all of the Debtors’ Chapter 11 Cases (other than the bankruptcy cases of the December 2008 Debtors and January 2009 Debtor, which cases were subsequently filed), with Woodside Group’s case serving as the lead case for docketing purposes.

C.	The September 2008 Debtors’ First Day and Other Orders

Shortly following the entry of the Orders for Relief on September 16, 2008, the September 2008 Debtors filed a number of “first day” pleadings (the “First Day Pleadings”), including the following:

1.	Schedules Extension Motion

Because of the size and complexity of the September 2008 Debtors’ operations and financial affairs, the September 2008 Debtors sought the entry of an order extending the date by which their respective schedules of assets and liabilities, schedules of executory contracts and unexpired leases, and statements of financial affairs (collectively, the “Schedules”) had to be filed pursuant to Bankruptcy Rule 1007. An order granting the extension was entered on September 22, 2008. As discussed further below, all of the September 2008 Debtors’ Schedules were filed on either October 31, November 1 or November 2, 2008.

2.	Cash Management Motion

The Debtors filed a motion seeking entry of interim and final orders (i) authorizing the Debtors to continue to use their existing, centralized cash management system, bank accounts and business forms, subject to certain agreed-upon modifications relating to the Debtors’ accounts (discussed below); (ii) granting administrative expense priority status to intercompany claims arising on and after the Relief Date; (iii) waiving the investment and deposit requirements under Bankruptcy Code Section 345; and (iv) granting related relief. On September 19, 2008, the Bankruptcy Court granted this motion on an interim basis with certain modifications. On November 12, 2008, the Bankruptcy Court entered a final order granting this motion on a final basis providing, pursuant to an

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agreement with the Office of the U.S. Trustee, among other things, (1) that the Debtors (a) maintain their Controlled Disbursement account at JPMorgan, (b) open new debtor in possession bank accounts to replace each of the Debtors’ accounts existing on the Relief Date other than the Controlled Disbursement account, (c) close certain accounts at Barnes Bank and Mercantile Bank and transfer the funds therein to a U.S. Trustee approved depository, and (d) not make intercompany transfers to Unrestricted Subsidiaries other than certain specified affiliates (except to the extent said affiliates prepay the amounts) and not pay any intercompany claims arising prior to the petition date.

3.	Property Tax, Sales and Use Tax Motion

The Debtors moved for authority to pay prepetition property, sales and use, franchise and similar taxes and regulatory fees in the ordinary course of business (“Taxes and Fees”). In connection with the normal operation of their homebuilding business, the Debtors incur or are charged substantial Taxes and Fees, which must be paid in order for the Debtors to be able to convey clean title to customers upon the sale of a home built by the Debtors and to avoid any attempt by authorities to suspend the Debtors’ business, and for other critical reasons. The Bankruptcy Court granted this motion, with certain modifications, pursuant to an order entered on September 19, 2008.

4.	Home Sale Motion

The Debtors moved for authority (the “Home Sale Motion”) to, among other things, (i) continue to close on sales of homes currently under contract and continue to contract for and complete the construction and sale of homes to customers in the ordinary course of business; (ii) continue their existing customer programs and enter into new programs, honor certain prepetition contract obligations to homebuyers (including home warranty obligations), and refund deposits or provide other customer incentives; (iii) sell homes to the Debtors’ customers free and clear of all liens, claims and encumbrances pursuant to Bankruptcy Code Section 363(f); (iv) pay claims of mechanics, contractors, subcontractors, suppliers and other vendors (“Mechanics”) whose claims are secured by liens or have administrative expense priority out of the proceeds of home sales; (v) implement procedures for resolving disputed lien claims; and (vi) proceed immediately with the sale of homes and establishment of the lien related procedures. The core of the Debtors’ businesses is the sale of new homes; as of the Relief Date, the Debtors were party to approximately 800 contracts to

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build and close on the sale of homes in the various states in which they operate. As set forth in the Home Sale Motion, the Debtors’ ability to, among other things, satisfy their contractual obligations to their customers and continue to contract for and complete the construction and sale of homes, free and clear of liens, is critical to the Debtors’ operations and these cases. Given the critical importance of the relief sought in this motion, the Bankruptcy Court entered an interim order granting the Home Sale Motion on September 22, 2008, and subsequently entered a final order, with certain modifications, on October 28, 2008 (the “Home Sale Order”). Among other things, the final order established certain resolution procedures with respect to disputed mechanic’s and other liens against the applicable homes to be sold.

5.	Insurance Premium Financing Motion

The Debtors moved for an order authorizing and affirming their entry into a Premium Finance Agreement with AFCO Credit Corp., which agreement provides for the financing of the insurance premiums to be paid for the Debtors’ insurance policies and the granting of security interests with respect thereto (in unearned premiums and dividends, which may become payable under the financed policies, and loss payments that reduce the unearned premiums, subject to any mortgage or loss payee interests) pursuant to Bankruptcy Code Section 364(c)(2). The Bankruptcy Court granted this motion pursuant to an order entered on October 29, 2008.

6.	Utilities Motion

To comply with the requirements of Section 366 of the Bankruptcy Code, the Debtors sought an order of the Court authorizing them to provide, within 20 days of the Relief Date, a deposit equal to one-half of the Debtors’ estimated monthly charges less any existing deposit, subject to certain provisions as set forth in the motion. If any of the approximately 116 utility companies providing utility services to the Debtors believed additional assurance is required, it could request such assurance, pursuant to specific procedures. Pursuant to an order entered on September 2, 2008, the Bankruptcy Court granted the motion with certain modifications.

7.	Ordinary Course Purchase Money Lot Financing Motion

The Debtors moved for an order (i) authorizing them to obtain ordinary course purchase money lot financing, including granting senior security interests in real property lots to be purchased

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by the Debtors; (ii) allowing them to pay existing prepetition purchase money secured obligations on certain lots as such obligations come due; and (iii) approving adequate protection to the extent necessary. Such relief was necessary to allow the Debtors to continue to conserve cash, while maintaining their ordinary course home building operations. In some instances, in the Debtors’ purchase of an undeveloped lot, the Debtors obtain non-recourse financing from the seller at 0% interest, with a minimal down payment. Typically, such financing is paid off by the Debtors upon the earlier of the closing of the sale of the developed property to a third party home buyer or approximately 6-8 months from the Debtors’ purchase of the lot. By their motion, the Debtors sought to pay off such lot financing in the ordinary course and to continue with their lot financing program going forward. Pursuant to an interim order entered on September 22, 2008, the Bankruptcy Court authorized the Debtors to pay existing lot financing obligations up to $150,000 and obtain ordinary course, purchase money lot financing up to $1 million in principal, pending the final hearing on the motion. On October 29, 2008, the Bankruptcy Court entered a final order authorizing the Debtors to, among other things, obtain and enter into ordinary course, non-recourse purchase money lot financings up to $1 million per month and grant senior security interests in favor of the applicable seller/lender in real property lots to be purchased by the Debtors.

8.	Employee Wages and Benefits Motion

As noted above, as of the Relief Date, the Debtors’ workforce consisted of over 400 employees. Further, certain non-debtor affiliates – Atherton and Century Communities – employ approximately 64 employees who are paid in the ordinary course by the Debtors on account of wages and benefits, with Atherton and Century Communities responsible for reimbursing the Debtors for such payments. Given the Employees’ critical functions and importance to the Debtors’ businesses and cases, the Debtors sought entry of an order authorizing them, in accordance with their ordinary course policies and practices and in the Debtors’ discretion, (i) to pay: (a) certain prepetition and gap period wages, salaries, commissions, overtime, broker fees, and other compensation to Employees; (b) prepetition and gap period business expenses to Employees; (c) prepetition and gap period contributions to, and benefits under, the Employees’ benefit plans; (d) prepetition and gap period payroll deductions and withholdings with respect to Employees; and (ii)

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to continue their health benefits, 401(k) plan, and other benefits programs and policies in the ordinary course. An order approving the motion was entered on September 22, 2008.

9.	Municipal Bond and HOA Dues Motion

As discussed in Section III.C.4, the Bankruptcy Court authorized the Debtors to pay certain mechanic’s and other operational liens in the ordinary course of business, subject to certain terms as set forth in the Court’s order. On October 8, 2008, the Debtors filed a motion seeking authority to pay other claims similar to such lien claims, including municipal bond assessments or obligations under infrastructure improvement bonds (“Bond Assessments”), homeowner association dues or associated maintenance charges (“HOA Dues”) and other secured real property obligations that the Debtors are required to pay in the ordinary course (together with Bond Assessments and HOA Dues, the “Remaining Real Property Claims”). Although the Debtors might have already obtained Court authorization in connection with their prior Home Sale Motion, out of an abundance of caution, the Debtors sought specific approval to pay any prepetition or gap period Remaining Real Property Claims in the ordinary course in order to be able to convey clean title to homes to third party buyers. Pursuant to an order entered on October 29, 2008 (the “Assessments/Dues Order”), the Bankruptcy Court granted this motion.

10.	Case Management Motions

Upon a routinely filed motion by the Debtors, the Bankruptcy Court entered an order on September 22, 2008, limiting the parties who are entitled to receive certain notices and pleadings in the Debtors’ cases and setting certain omnibus hearing dates.

11.	Appointment of Claims and Noticing Agent

To relieve the Clerk’s Office of the Bankruptcy Court of the significant burden as a result of the large number of creditors in these cases, the Debtors sought the entry of an order appointing Kurtzman Carson Consultants LLC (“KCC”) as the Debtors’ claims and noticing agent to, among other things: (a) prepare and serve notices required in the Debtors’ Chapter 11 Cases, including notice of the commencement of these cases and the initial meeting of creditors under Section 341 of the Bankruptcy Code; (b) maintain the official claims register; and (c) mail ballots in connection with any vote to accept or reject a plan or plans of reorganization proposed in these cases. An order

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approving the motion was entered on November 13, 2008. Among other services, KCC maintains a website with case information and copies of all pleadings. See www.kccllc.net/woodside.

12.	Retention of Debtors’ Professionals

The September 2008 Debtors sought to retain various professionals to represent and assist them during the Chapter 11 Cases. These professionals include:

(a)       Pachulski Stang Ziehl & Jones LLP (“PSZJ”), as bankruptcy counsel (its employment approved pursuant to an order entered on May 23, 2008 in the March 2008 Debtors’ cases and an order entered on October 29, 2008 in the September 2008 Debtors’ cases);

(b)       Alvarez & Marsal North America, LLC and its affiliates (collectively, “A&M”), as financial advisors (its employment approved pursuant to an order entered on November 4, 2008); and

(c)       Ernst & Young LLP (“E&Y”) as their tax advisors (its employment approved pursuant to an order entered on December 24, 2008, providing for certain modifications agreed to by the Debtors, E&Y and the General Committee).

13.	Ordinary Course Professionals

The September 2008 Debtors desired to continue to employ certain professionals such as attorneys and accountants not involved in the administration of the Debtors’ cases (the “Ordinary Course Professionals”) and other professional service providers such as public relations and communications consultants, architects, engineers, title companies, surveyors, real estate closing professionals, real estate brokers, environmental consultants, design consultants, information technology consultants, and marketing and business consultants (“Service Providers”) to render a variety of services to the estates in the same manner and for the same purposes as such services were provided prior to the Relief Date. Accordingly, pursuant to Sections 105(a), 327, 328 and 330 of the Bankruptcy Code and Bankruptcy Rule 2014(a), the Debtors sought entry of an order authorizing them to retain, employ, and pay Ordinary Course Professionals and Service Providers in the ordinary course of the Debtors’ businesses, on the terms and conditions set forth in the motion and a filed notice of proposed modifications, and subject to certain monthly payment caps. An order approving the motion, as modified by the Debtors, was entered on December 12, 2008.

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14.	Interim Compensation of Case Professionals

Given the size and complexity of the Debtors’ Chapter 11 Cases and the amounts of fees and expenses that will likely be incurred by the Debtors’ and Committee’s professionals, the Debtors sought the entry of an administrative order establishing an orderly, regular process for the monthly compensation and reimbursement of such professionals that are consistent with the procedures adopted by courts for the interim compensation of professionals in other large Chapter 11 cases. An order approving the motion was entered on December 2, 2008.

D.	Other Filings of Ceramista Entities, Alameda and Liberty

Pursuant to several orders of the Bankruptcy Court, upon the applicable Debtors’ motion, the Chapter 11 cases of the Ceramista Entities, Alameda and Liberty are being jointly administered with the other Debtors’ cases. Pursuant to orders of the Bankruptcy Court entered in each of their cases, upon the applicable Debtors’ motion, the applicable deadline for each of the Ceramista Entities, Alameda and Liberty was extended, and each such Debtor later timely filed its respective Schedules – on January 20, 2009 in the case of the Ceramista Entities, on March 12, 2009 in the case of Alameda, and on March 30, 2009 in the case of Liberty.

Pursuant to an order entered on February 17, 2009, the Court granted the application of the Ceramista Entities and Alameda to employ A&M as financial advisors, and also approved certain procedures for streamlined noticing and approval of the employment of A&M by any other Woodside Group affiliates which may subsequently file bankruptcy cases (“A&M Employment Notice Procedures”).

Pursuant to orders entered on March 3, 2009, over the objection of a party in interest and the joinder thereto by another party with respect to Alameda’s proposed retention of PSZJ, the Court granted the application of the Ceramista Entities and Alameda to employ PSZJ as bankruptcy counsel, and approved procedures relating to the employment of PSZJ in any future affiliate case filings, substantively identical to those approved in relation to A&M’s employment (“PSZJ Employment Notice Procedures”).

On March 20, 2009, Liberty filed a notice seeking the employment of PSZJ as its bankruptcy counsel pursuant to the PSZJ Employment Notice Procedures. Similarly, on March 26, 2009,

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Liberty filed a notice seeking the employment of A&M as its financial advisors pursuant to the A&M Employment Notice Procedures. The Bankruptcy Court approved Liberty’s employment of PSZJ and A&M pursuant to orders entered on April 27, 2009.

Pursuant to an order entered on February 24, 2009, the Court granted the motion of the Ceramista Entities and Alameda to limit the scope of notice required as to general and specific bankruptcy case matters, similar to the Woodside Group Debtors’ motion to limit the scope of notice. The Ceramista Entities and Alameda also sought by the motion the approval of certain procedures for streamlined noticing and establishment of substantively identical provisions relating to the scope of notice in any subsequently filed bankruptcy cases of Woodside Entities (“Scope of Notice Procedures”). On March 19, 2009, Liberty filed a notice on such matter in accordance with the Scope of Notice Procedures, and on April 27, 2009, the Bankruptcy Court entered an order limiting the scope of notice in relation to Liberty.

E.	The Noteholders’ Motion for Appointment of a Trustee and the Court’s Appointment of an Examiner

On September 18, 2008, the Noteholders moved for an order directing the appointment of a Chapter 11 trustee in the Debtors’ cases pursuant to Bankruptcy Code Section 1104 (the “Trustee Motion”). By the Trustee Motion, the Noteholders alternatively sought, pursuant to Bankruptcy Code Section 1104(c), the appointment of an examiner to investigate potential causes of action against the Debtors’ senior managers.

On September 18, 2008, the Bank Group filed a motion to terminate the Debtors’ plan exclusivity period (the “Bank Group Exclusivity Motion”) and also filed a joinder to the Trustee Motion. On October 21, 2008, the General Committee (primarily made up of Noteholders and members of the Bank Group) filed a Statement supporting the granting of the Trustee Motion and the Bank Group Exclusivity Motion. The Debtors opposed the Trustee Motion and the Bank Group Exclusivity Motion.

Oral argument on the Trustee Motion was presented to the Court at a hearing held on October 23, 2008, and the Court took the Trustee Motion under submission. On November 3, 2008, the Court put on the record its findings and conclusions on the matter, pursuant to which the Court

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denied without prejudice the Trustee Motion to the extent that it sought the appointment of a Chapter 11 trustee, but granted the Trustee Motion to the extent that it sought the appointment of an examiner. By order of the Court entered on November 3rd (the “Examiner Order”), the examiner was directed to investigate (i) whether Woodside Group or its creditors have any cognizable claims against Woodside Group’s senior managers and/or its equity holders relating to the July 2008 conversion of Woodside Group, Inc. from a subchapter S corporation to a limited liability company, and whether the acceleration of loss triggered by such conversion should be unwound prior to December 31, 2008; and (ii) whether Woodside Group or its creditors have any cognizable claims against the equity holders with respect to distributions made to them in 2006 and 2007 in order to pay their “pass through” tax liabilities. Pursuant to the Examiner Order, the examiner’s report was to be filed with the Court by December 15, 2008. The Examiner Order also denied without prejudice the Noteholder Group’s alternative request to terminate the Debtors’ plan exclusivity periods.

Subsequently, on November 12, 2008, after consultation with respective counsel for the Debtors and the General Committee and certain other parties in interest, the U.S. Trustee sought the appointment of Paul S. Aronzon of the law firm, Milbank, Tweed, Hadley & McCloy, LLP as Chapter 11 examiner (the “Examiner”). Pursuant to an order entered on November 19, 2008, the Bankruptcy Court approved this appointment.

F.	The Examiner’s Report

On December 15, 2008, the Examiner filed with the Court his Statement of Investigation Conducted by Examiner Paul S. Aronzon [Docket No. 482] (the “Examiner Statement”) in which the Examiner set forth certain findings and conclusions. The Examiner Statement is available for review on the Court’s docket and KCC’s website www.kccllc.net/woodside. Without taking into account any full or partial defenses or procedural hurdles, the Examiner concluded that Woodside and/or its Creditors have a cognizable basis for asserting certain legal claims and causes of action against Management and/or the Shareholders. Management and the Shareholders dispute such conclusions. Based on the findings and conclusions set forth in the Examiner Statement, the Examiner concluded there is a cognizable basis for unwinding the July 2008 conversion of Woodside Group, LLC from a

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subchapter S corporation to a limited liability company. However, the Examiner noted that numerous factors may influence whether such unwinding would ultimately yield the best result for the Estates and as such, the Examiner suggests that the Court may want to consider a practical alternative to unwinding the conversion and seek the recovery of the tax refunds17 pending the Court’s adjudication of any adversary action(s) or other proceedings in the Debtors’ bankruptcy cases.

G.	The General Committee’s Motion to Expand the Examiner’s Powers, Parties’ Stipulation Thereon, and Designation of Committee Operational Advisor

On January 12, 2009, the General Committee filed a motion (the “Examiner Expansion Motion”) to expand the Examiner’s powers to investigate and initiate claims against the Debtors’ shareholders to recover certain tax distributions and tax refunds, and investigate potential breaches of fiduciary duty allegedly committed by the Debtors’ principals, as well as to employ forensic accountants and other professionals, have subpoena power, enter into confidentiality agreements with third parties and prepare interim and final reports.

On February 6, 2009, the Debtors and the General Committee entered into a stipulation (the “Examiner Expansion / Solicitation Stipulation”) resolving potential objections by the Debtors to the Examiner Expansion Motion and by the General Committee to the Debtors’ motion for approval of the Disclosure Statement and Plan solicitation, notice, voting and other procedures (filed on January 16, 2009) (the “Solicitation Motion”). By this stipulation, among other things, (1) the parties agreed to (i) extend the Debtors’ exclusive period in which to solicit acceptances of the Plan until May 18, 2009; (ii) adjourn the earlier scheduled hearing on the Solicitation Motion to March 23, 2009, with the Debtors to file their revised Plan and revised Disclosure Statement by March 9, 2009; and (ii) set certain deadlines, dates and procedures with respect to the solicitation process for the Plan, Plan confirmation and related matters; (2) upon Court approval of the stipulation, the Committee agreed

________________________

17 Party in interest, Zions, asserts that any and all Reorganizing Debtor Retained Claims and/or Defenses and Liquidating Debtor Retained Claims and/or Defenses with respect to any tax refunds are subject to the claims of third parties, including Zions, to the extent such tax refunds are attributable to non-Debtors, and that all such third party claims will be unaffected by the Plan.

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to withdraw the Examiner Expansion Motion without prejudice; (3) upon approval of the stipulation and pending the effective date of any confirmed plan that retains the estates’ causes of action or revests them in a reorganized debtor or litigation trust, the General Committee will be authorized, on behalf of the Debtors (other than Alameda), to investigate, prosecute and settle such causes of action held by the Debtors (other than Alameda) (subject to Court approval); and (4) the General Committee will designate an individual to serve as a special real estate, operational and restructuring advisor to the General Committee (the “Committee Operational Advisor”).

Pursuant to an order entered on February 13, 2009, the Court approved the Examiner Expansion / Solicitation Stipulation. By notice dated February 17, 2009, the General Committee withdrew the Examiner Expansion Motion without prejudice pursuant to that stipulation and order thereon.

Pursuant to the Examiner Expansion / Solicitation Stipulation and order thereon, the General Committee designated Exceller Real Estate Advisors, LLC (“Exceller”), of which Joel Shine is a member, and filed and provided notice of such designation on February 26, 2009. No party in interest timely objected to this notice of designation, and thus, the retention of Exceller as the Committee Operational Advisor was deemed effective as of February 23, 2009.

Pursuant to certain amendments to the Examiner Expansion / Solicitation Stipulation by the Debtors and General Committee, the last day for the Debtors to file a revised Plan was April 15, 2009, and the last day for the Debtors to file an amended Disclosure Statement was April 21, 2009, both of which deadlines were met by the Debtors. The Debtors, General Committee and Alameda Committee stipulated and agreed to, among other things, have the hearing on the adequacy of the Disclosure Statement rescheduled to July 6, 2009, and have established at that hearing a schedule applicable to Confirmation related events. The parties’ stipulation also provided for the extension of the Debtors’ exclusive period in which to solicit acceptances of the Plan to August 21, 2009. This stipulation was approved by the Court pursuant to an order entered on June 10, 2009.

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H.	Other Significant Bank Group Filings
1.	JPMorgan’s Motion to Terminate or Reduce Debtors’ Exclusivity Period

As noted above, on September 18, 2008, JPMorgan, in its own right and on behalf of the Bank Group, moved the Bankruptcy Court to terminate or reduce the Debtors’ plan exclusivity periods and allow the Bank Group the right to file its own proposed plan of reorganization if it so chose. The Bankruptcy Court denied JPMorgan’s motion, without prejudice, pursuant to an order entered on November 3, 2008.

2.	JPMorgan’s Complaint

On September 18, 2008, JPMorgan also filed a Complaint for Injunctive Relief (as amended, the “JPMorgan Complaint”) against the Debtors and the Equity Holders (collectively, “Defendants”) in Adv. No. 08-01359-PC (the “Injunction Action”), seeking a temporary restraining order and preliminary and permanent injunctions (1)(a) enjoining Defendants from (i) taking any actions in the furtherance of or related to the Corporate Restructuring, including making entries in the Debtors’ books and records to reduce the basis of the Debtors’ assets until the Bankruptcy Court determines the propriety of the Corporate Restructuring; (ii) preparing and filing any tax returns or tax filings for the Debtors for which a tax item resulting from the Corporate Restructuring appear; and (iii) completing any work, including appraisals and allocations, with respect to the Corporate Restructuring until such time as a trustee or examiner is appointed; and (b) requiring Defendants to cancel and/or rescind (if in the Estates’ best interest) any transaction or action by which Defendants reduced the basis in any of the Debtors’ assets; and (2) requiring Defendants to take actions necessary to maintain the ownership structure of Portofino and AMR 107 as it existed as of the Petition Date. In connection with the JPMorgan Complaint, JPMorgan filed an Emergency Motion for Temporary Restraining Order and Order to Show Cause Why a Preliminary Injunction Should Not Issue (the “JPMorgan Injunction Motion”).

On September 23, 2008, the Bankruptcy Court granted a temporary restraining order against the Defendants pursuant to its Temporary Restraining Order and Order to Show Cause re Issuance of Preliminary Injunction. On October 2, 2008, the Bankruptcy Court entered an order approving that certain Stipulation to Entry of Agreed Upon Temporary Restraining Order (the “Original Injunction

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Action Stipulation”), pursuant to which, until a scheduled hearing, the Debtors and certain individual Defendants agreed to not take certain actions, including (i) any actions to merge, reorganize or reconstitute any of the Debtors and (ii) any actions to file with any governmental agency any documents designed to further effectuate the Tax Reorganization (as defined in the JPMorgan Complaint); provided, however, the Debtors and individual Defendants were expressly permitted to take certain other actions. The parties filed related documents, including an Opposition to the JPMorgan Injunction Motion filed by the Debtors on October 14, 2008. Subsequently, the Court approved additional stipulated orders pursuant to which the injunctive relief was extended through January 12, 2009. At a status conference held on January 12th, the Court extended the stipulated order for injunctive relief until January 26, 2009, and set an evidentiary hearing with respect to the JPMorgan Injunction Motion for that date. As agreed to by the parties, an order was entered on January 27, 2009, further extending the temporary restraining order through February 9th and resetting the evidentiary hearing for that date.

On January 23, 2009, the General Committee filed a motion in the Injunction Action, seeking to substitute itself as plaintiff under Bankruptcy Rule 7025 on the basis that as of October 2, 2008, the date on which the General Committee was formed, the General Committee assumed responsibility for addressing all issues related to the Corporate Restructuring. According to the General Committee, since some aspects of the Corporate Restructuring are at issue in the Injunction Action, the General Committee is the most appropriate party to take responsibility for those matters. Alternatively, the General Committee sought an order under Bankruptcy Rule 7020 authorizing the General Committee to join the Injunction Action as co-plaintiff. Pursuant to an order entered on January 30, 2009, the Court granted the General Committee’s motion and substituted JPMorgan as plaintiff with the General Committee.

On February 9, 2009, the Court entered a stipulated order resolving and dismissing the Injunction Action. This order more specifically provided, among other things, the Original Injunction Action Stipulation (as modified from time to time by subsequent stipulations and/or orders) will terminate and be of no further force and effect as of the date of entry of the stipulated order, provided, however, the applicable “Entity Defendants” may not (i) impair intercompany

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receivables in a net amount exceeding $600 million in the aggregate as of the end of calendar year 2008 and in any event, any impairment for 2008 so taken or recorded cannot have the effect of waiving, releasing, discharging or otherwise negatively affecting the legality and enforceability of any such intercompany receivables, and (ii) impair any other assets as of the end of 2008 in an amount that exceeds $50 million as to any particular category of such assets, without prior consultation with the General Committee. Nothing in the stipulated order constitutes a restraint against any individuals named as a defendant in the Injunction Action, in their capacities as individuals or as beneficiaries or trustees under any trust. Upon the foregoing and other terms set forth in the stipulated order, the Court dismissed the Injunction Action, with the parties acknowledging that the binding stipulations reflected in the order will continue to be fully binding and effective, notwithstanding such dismissal.

I.	Other Significant Filings
1.	Notices Regarding Compensation of Debtors’ Insiders

On or about September 17, 2008, in accordance with the Local Bankruptcy Rules, the Debtors served Notices of Setting/Increasing Insider Compensation for 35 employees who may constitute “insiders” under Bankruptcy Code Section 101(31), pursuant to which the Debtors proposed to pay on a postpetition basis certain salaries, compensation and other benefits to the affected individuals. The U.S. Trustee filed objections to certain elements of the proposed arrangements, and the Noteholder Group filed a limited objection. After a hearing on these objections, pursuant to an order entered on October 31, 2008, the Bankruptcy Court sustained the objections with respect to the payment of certain proposed cash and stock bonuses, but overruled the objections as to the payment of salaries, car allowances, insurance benefits and 401(k) matching fund obligations.

2.	Debtors’ Motion Seeking Authority to Take Actions Relating to Alameda Membership Interest Purchase Agreement

On October 21, 2008, out of an abundance of caution, the Debtors filed a motion for an order authorizing and approving the transfer by an affiliate, Alameda (at that point, not a Debtor in these cases), of its membership interests in a Joint Venture known as Menifee Development, LLC

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(“Menifee Development”) to its Joint Venture partner, Standard Pacific Corp. (“JV Partner”), pursuant to a certain Membership Interest Purchase Agreement and related documents. Menifee Development is the owner and developer of certain real property located in Riverside County, California, and it has been unable to continue to finance its construction activities. The proposed transaction is beneficial to the Debtors in that it will effectively release the Debtors from their liability as guarantors of Alameda’s obligations with respect to the Menifee Development. As discussed above, generally, Woodside Group, PHI and/or certain Restricted Subsidiaries provided certain unsecured guarantees for the benefit of secured lenders in connection with a number of Joint Ventures, including the Menifee Development.

Specifically, in exchange for the conveyance of Alameda’s membership interest to the JV Partner, the JV Partner and Menifee Development will release Alameda from its obligation under Menifee Development’s operating agreement, and, with the consent of the affected lender, the JV Partner will assume all of Alameda’s and Woodside Group’s obligations under the applicable loan agreement and terminate Woodside Group’s guaranty and other related obligations. Pursuant to an order entered on November 12, 2008, the Bankruptcy Court granted this motion.

3.	Debtors’ Motion for Order Approving Services Allocation Agreement

On October 28, 2008, the Debtors filed a motion for an order authorizing them to enter into, and take all necessary and appropriate actions to consummate, the Services Allocation Agreement (the “Allocation Agreement”) with certain Unrestricted Subsidiaries and other non-Debtor affiliates (the “Covered Non-Debtor Affiliates”), as a reasonable exercise of the Debtors’ business judgment. A hearing was initially held on this motion and the General Committee’s limited opposition on November 21, 2008, which hearing was adjourned to December 19, 2008. Subsequently, the Debtors withdrew this motion.

4.	Debtors’ Motion for Order Approving Employee Incentive Plan

On October 28, 2008, the Debtors filed a motion seeking approval of a proposed employee incentive plan (as amended, the “Incentive Plan”) designed to incentivize approximately 232 employees (“Covered Plan Employees”) to work towards certain operational targets and improve overall employee morale. The majority of the Covered Plan Employees are non-insiders; only

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approximately 32 employees could be construed as insiders and the Debtors’ three most senior management employees (Messrs. Nilson, Nelson and Arave) are excluded from the Incentive Plan. To properly motivate their employees, the Debtors have historically paid a significant portion of employee compensation through incentive programs. The Debtors believe that the Incentive Plan is needed and constitutes an exercise of sound business judgment in that such incentives must be provided in the Debtors’ highly competitive industry where an experienced and motivated workforce is a business necessity. Generally, the Incentive Plan provides for three types of bonuses: (1) a performance bonus primarily tied to company-wide homebuilding revenue (“Performance Bonuses”), (2) a field bonus tied to construction-related criteria such as meeting construction deadlines and managing construction costs (“Field Bonuses”), and (3) a limited, flexible discretionary bonus pool to address, among other things, operational matters identified by management (“Discretionary Bonuses”).

In order to address certain concerns and objections raised by the General Committee and the U.S. Trustee, the Debtors subsequently revised the Incentive Plan to, among other things, (i) reduce the aggregate amounts of the pools of monies set aside to fund the bonuses from a maximum of $3.9 million to $1.9 million to pay Performance Bonuses, a maximum of $1.1 million to $700,000 to pay Field Bonuses, and a maximum of $500,000 to $350,000 to pay Discretionary Bonuses; (ii) tie performance bonuses to a single, objective benchmark (homebuilding revenue); and (iii) require, absent further Court order, the consent of the U.S. Trustee and General Committee as to bonus targets and bonus payments for periods after the fourth quarter 2008. After a hearing, pursuant to an order entered on December 12, 2008, the Bankruptcy Court granted the Debtors’ motion with certain modifications and, among other things, approved the bonus targets and bonus payments for the fourth quarter 2008.

5.	The General Committee’s Motion to Initiate Chapter 11 Proceedings for Debtors’ Subsidiaries

On November 10, 2008, the General Committee moved for an order (the “Filing Authority Motion”) authorizing it to act as the authorized agent of the four Zions Non-Debtor Borrowers – Victory Holdings, Atherton, Walnut Creek and Danville –for the purpose of filing bankruptcy

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petitions for these non-debtor entities. As discussed in Section II.H.3 hereof, the Zions Non-Debtor Borrowers are borrowers under a $130 million secured credit facility provided by Zions, and are not guarantors with respect to the Notes or the Bank Group Debt. According to the General Committee, the relief it sought is tantamount or analogous to established authority by which committees are allowed to prosecute actions as estate representatives, and was needed to be able to preserve potential preference (as well as potential fraudulent transfer) claims and causes of action against Zions with respect to the Zions Transfers and August Zions Deeds of Trust (if the Zions Non-Debtor Borrowers did not file for bankruptcy protection by November 18, 2008, the 90-day preference look-back period under Bankruptcy Code Section 547(b)(4)(A), with respect to certain Zions Transfers, would lapse). The Debtors objected to this motion on various grounds, including the lack of authority for any such relief – for a committee to effectively usurp ownership rights of non-debtor entities to commence bankruptcies for other non-debtor entities. After a hearing held on November 17, 2008, the Bankruptcy Court denied the Filing Authority Motion pursuant to an order entered on December 4, 2008.

6.	Debtors’ Motions to Assume, Reject, and/or Enter into Certain Leases or Contracts and to Enter into Related or Similar Transactions

During these cases, the Debtors have moved for and obtained Court approval related to certain leases and contracts, including the following: (1) approval for Debtor, Woodside Communities – WDC, LLC, to assume and assign its nonresidential real property lease for office space in Fairfax, Virginia to a third party and to enter into a new lease for a smaller space at another location; (2) approval for Debtor, Woodside Colonial Charles Villas, LLC, to amend its real property lease for a model home in Maryland, and to assume such amended lease; (3) approval for Portofino to assume real property leases for four model homes located in Riverside County, California; (4) approval for Debtor, Portola Development Utah, LC, to enter into and implement a certain agreement providing for this Debtor’s conveyance of certain real property to the City of North Salt Lake, Utah, in exchange for the City reimbursing the Debtor through future impact fee credits; and (5) approval for Woodside Homes of Southeast Florida, LLC to reject its real property lease for

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office space and to enter into a new lease for smaller premises for a short term at a reduced monthly rate.

The Debtors also moved for authorization for Debtor, Woodside Texas Land Holdings, LLC (“WTLH”), to assume a lot sales contract with a third party (“Shavano Sales Contract”), relating to certain lots in a residential housing development in Shavano, Texas, in order for the Debtor to be able to develop the remaining lots and sell them for a profit. Subsequently, the Debtors withdrew this motion without prejudice. On March 2, 2009, WTLH filed a motion (the “Sale Contract Rejection Motion”) seeking approval of a stipulation providing for, among other things, the rejection of the WTLH Sales Contract, as well as another lot sales contract relating to certain lots located in San Antonio, Texas. The Sale Contract Rejection Motion was also brought by Debtors Woodside Two Creeks 65, LLC and Woodside Two Creeks 50, LLC, similarly seeking approval of the rejection of certain separate lot sale contracts to which each was party. On March 30, 2009, the Bankruptcy Court granted the Sale Contract Rejection Motion and approved the related stipulation among the parties.

On May 1, 2009, Debtor Woodside Two Creeks 50, LLC (“WTC 50”) filed a motion for authority to purchase a lot located in San Antonio, Texas pursuant to an Unimproved Property Contract. While the Debtors believe that such purchase transaction is in the ordinary course of business, WTC 50 sought express Court approval because the subject lot was covered by a lot sale contract that was previously rejected by the Court in connection with the Sale Contract Rejection Motion. The Bankruptcy Court entered an order granting WTC 50’s motion on May 21, 2009.

7.	Committee’s Motion for Establishment of Procedures Under § 1102(b)(3)

On November 25, 2008, the Committee submitted a motion to establish procedures under which the Committee will be deemed to be in compliance with the requirements under Bankruptcy Code Section 1102(b)(3). Generally, under this statute, an appointed creditors’ committee is to provide creditors in the case with access to information. Given the ambiguity of the scope of this statute, in order to protect confidential and/or sensitive information relating the Debtors and other matters while satisfying the statute’s requirements, the Committee moved for the implementation of certain procedures and other relief, including (1) the establishment of (i) a website to make certain

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non-confidential information available to general unsecured creditors and (ii) a special email address and protocol whereby unsecured creditors can submit questions and comments in connection with the Debtors’ cases, and (2) authorization for the Committee to enter into confidentiality agreements with creditors and parties in interest for purposes of sharing confidential information. The Committee’s motion, as amended pursuant to an agreement with the Debtors, was granted by the Court pursuant to an order entered on December 31, 2008. Pursuant thereto, a separate website has been set up by the General Committee’s counsel – www.bingham.com/woodside – which contains certain information regarding the Debtors and their cases.

8.

Debtors’ Motions for (i) Procedures for Sale or Abandonment of De Minimis Assets, (ii) Sale or Abandonment of Certain Model Home Assets, and (iii) Authority to Enter into Agreement to Facilitate Potential Sales

The Debtors moved the Bankruptcy Court for an order establishing procedures for the sale of assets of de minimis value (not more than $50,000 per transaction), free and clear of any liens, claims and encumbrances pursuant to Bankruptcy Code Section 363(f), or the abandonment of such assets. In the course of their businesses, the Debtors have accumulated assets such as office furniture, office equipment, model home furniture, company vehicles, computer equipment, and other miscellaneous items (“De Minimis Assets”), which they will no longer need due to the Debtors’ downsizing efforts and other changes in their operations in the ordinary course. For example, the Debtors will need to sell or otherwise dispose of De Minimis Assets as a result of, among other things, the termination of model home leases, the relocation of certain corporate divisions from larger office premises to smaller office premises, and the termination of employees. The Debtors desire to sell De Minimis Assets in order to eliminate costs associated with maintaining these unnecessary assets, including the payment of fees for offsite storage, and to also raise funds for the Estates. Based on such circumstances, the Debtors proposed streamlined procedures under which the Debtors could sell or abandon De Minimis Assets, on an individual basis or in groups of such assets, without further notice or Court approval other than a certification to be filed upon completion of a sale transaction pursuant to Bankruptcy Rule 6004(f)(1). The Debtors do not believe the De Minimis Assets are encumbered by any liens or interests, but sought, out of an

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abundance of caution, authority to sell De Minimis Assets free and clear of any liens or claims, with such liens or claims to attach to the net sale proceeds in the same priority and with the same validity as was the case prior to the applicable sale.

The General Committee filed an objection to this motion, and subsequently, the Debtors and Committee agreed upon a stipulation, pursuant to which (i) subject to certain exceptions, the Debtors are authorized to sell De Minimis Assets “as is” and “where is,” on an individual basis or in groups, for consideration up to $10,000 per sale transaction, without further notice or approval other than the filing of a Rule 6004(f)(1) notice, free and clear of liens and encumbrances with such liens and encumbrances to attach to the sale proceeds; (ii) subject to certain exceptions, the Debtors can abandon De Minimis Assets, on an individual basis or in groups, that have a value less than $5,000, without further notice or order; and (iii) notwithstanding the foregoing, the Debtors may not sell or abandon any titled, registered or certificated De Minimis Assets, regardless of value, without providing five business days’ notice to the General Committee and U.S. Trustee. The Court approved this stipulation pursuant to an order entered on January 27, 2009 (the “De Minimis Assets Order”).

On March 9, 2009, Debtor Woodside Ballantrae, LLC (“Ballantrae”) filed a motion pursuant to Section 363 of the Bankruptcy Code, seeking authority to enter into a Developer’s Rights and Responsibilities Agreement with the County Commissioners of Charles County, Maryland (the “County Commissioners”). Ballantrae is the owner of certain real property in Charles County, Maryland, upon which it is developing a community of 69 single-family lots. Pursuant to state laws and local ordinances, the County Commissioners are entitled to impose an excise tax to generate revenue for new school construction. Ballantrae and the County Commissioners contemplate entering into the subject agreement for the purpose of providing for school seat allocations and the payment of excise taxes therefor in connection with the final 25 finished lots in the Ballantrae community. Entry into the agreement and payment of the related fees is necessary for Ballantrae to record the final 25 lots in anticipation of the potential sale of such lots. Ballantrae believes that entry of the subject agreement is in the ordinary course of business and even if outside the ordinary course,

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the agreement is supported by sound business judgment. The Bankruptcy Court granted this motion pursuant to an order entered on April 6, 2009.

On March 26, 2009, the Debtors filed a motion seeking entry of an order authorizing the sale (free and clear of any liens or encumbrances) or abandonment of certain furniture, furnishings and other personal property of relatively small value, previously used at certain of the Debtors’ model homes in the Debtors’ Foxboro North Community in Utah (the “Foxboro Motion”). Because the potential aggregate value of the model home assets to be sold likely exceeds the dollar ceiling amounts set forth in the De Minimis Assets Order, the Debtors brought this motion. The applicable model homes are no longer used by the Debtors and thus, the subject property has no material value to the estates and is not necessary to the Debtors’ reorganization or in their businesses. The Debtors believe that their contemplated “garage sale” process will minimize the estates’ administrative costs and best enhance the potential net recoveries from such assets. The Bankruptcy Court granted this motion pursuant to an order entered on April 27, 2009.

The Debtors subsequently filed motions substantively similar to the Foxboro Motion, with respect to model home assets previously used at model homes in the Debtors’ Southern Hills Community in Phoenix, Arizona, and in the Debtors’ Tierra D’Or and Ponte Verde Communities in Manteca, California (the “Manteca Communities”). The Bankruptcy Court granted these motions pursuant to orders entered on June 5, 2009 with respect to the Southern Hills Community and on June 17, 2009 with respect to the Manteca Communities.

9.	Motion for Approval of Settlement Agreement and Mutual Release Re: Property in Corcoran, Minnesota

On February 19, 2009, the Debtors filed a motion (the “Corcoran Property Motion”), pursuant to Bankruptcy Rule 9019, for the entry of an order approving a Settlement Agreement and Mutual Release (the “Corcoran Property Settlement”) by and among Debtor Saratoga Land Development, LLC (“Saratoga”) and nondebtors Down Road, LLC (“Down Road”), Lynwood Properties, LLC (“Lynwood” and together with Down Road, the “Sellers”), John Cameron, Kimberly Shiber, and Daryl Shiber (the foregoing individuals comprising the “Guarantors”), which provides for the settlement of certain claims asserted by Saratoga and the Sellers and mutual

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releases, relating to Saratoga’s earlier-proposed purchase of certain real property located in Corcoran, Minnesota (the “Corcoran Property”). In March 2005, Saratoga entered into a contract of sale with the Sellers for the purchase of the Corcoran Property, and pursuant thereto, Saratoga periodically advanced funds totaling approximately $1.76 million to the Sellers (“Earnest Money”), all of which amounts were applied to the payments required to be made by the Sellers to the original property owners under a contract for deed. In May 2008, the Debtors determined they were no longer interested in purchasing the property, and notified the Sellers of Saratoga’s intent to terminate the contract of sale. The Sellers dispute Saratoga’s ability to properly terminate the contract of sale and contend that the Earnest Money may be subject to forfeiture. To resolve the disputes related to the Corcoran Property, the parties have proposed the settlement, pursuant to which, among other things, the Sellers will pay Saratoga $600,000 and the parties will provide mutual releases. Relatedly, the Sellers expected to sell the Corcoran Property to a third party, part of which sale proceeds would have been used by the Sellers to fund or offset the $600,000 payment to Saratoga. As set forth in the Corcoran Property Motion, the Debtors believe that Corcoran Property Settlement is fair and reasonable and in the estates’ best interest, because, among other things, the settlement offers the best net recovery for the Debtors, including the prompt payment by the Sellers to the Debtors of $600,000 in cash, and absent a consensual resolution, the Debtors will be subject to litigation risks, the attendant delay, and the possibility of difficult, if not impossible, additional recovery beyond the consideration to be provided under the settlement. The Bankruptcy Court granted the Debtors’ motion pursuant to an order entered on March 17, 2009. Subsequent to the Court’s order, the Debtors learned that the Sellers’ contemplated sale of the Corcoran Property to a third party would not be proceeding, and thus, the Corcoran Property Settlement cannot be implemented.

10.	Stipulations for Relief from Stay and Granting Other Relief and Other Stay Related Motions

During these Chapter 11 Cases, the Debtors have entered into certain stipulations (subsequently approved by the Bankruptcy Court) with certain parties in interest in order to facilitate the resolution of prepetition disputes without materially affecting the Debtors and their assets,

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including the following: (i) a stipulation with certain individual plaintiffs, modifying the automatic stay to allow them to proceed with certain prepetition California state court litigation in order to conduct discovery and attempt to claim only against available liability insurance proceeds, if any; and (ii) a stipulation between Debtor Woodside Homes of Nevada, Inc. on one hand and IPEX USA LLC and IPEX Inc. on the other, modifying the automatic stay (a) to allow this Debtor to participate in a settlement fairness hearing in a Nevada state court action against the Debtor, (b) for the state court to enter a judgment in connection therewith, and (c) to allow certain other litigation related actions.

On March 19, 2009, Debtors Woodside Cortez Heights, LLC (“WCH”) and Woodside Homes of Nevada, Inc. (“Woodside Nevada”) filed a motion (“Stay Motion”) requesting the Court to, among other things, find that the automatic stay applies to construction defect litigation that had been brought in August 2008 against WCH and Does 1-100 in Nevada state court by Cortez Heights Homeowners’ Association (“Cortez Heights HA”). In September 2008, Cortez Heights HA filed a motion in state court, seeking to name Woodside Nevada as a nominal defendant, and in October 2008, it filed another motion to name WCH as a nominal defendant as well (the foregoing motions are referred to herein as the “Nominal Defendants Motions”). The Debtors informed Cortez Heights HA that the state court action was stayed pursuant to Section 362 of the Bankruptcy Code, and at a hearing in December 2008, the state court dismissed the Nominal Defendants Motion. Cortez Heights HA subsequently filed a Petition for Writ of Mandamus and Prohibition (the “Writ”) in the Supreme Court of the State of Nevada, requesting the Nevada Supreme Court to vacate the district court’s denial order and grant the Nominal Defendants Motions. In February 2009, the Nevada Supreme Court issued an order requiring WCH and Woodside Nevada to file a response to the Writ. In response, these Debtors filed a response in the Nevada Supreme Court and their Stay Motion in the Bankruptcy Court. As set forth in the Stay Motion, while believing that the automatic stay is applicable, the Debtors are amenable to the entry of an order modifying the stay to allow Cortez Heights HA to proceed against WCH and Woodside Nevada on a nominal basis subject to certain terms and conditions. The Bankruptcy Court ordered the lifting of the automatic stay for cause on certain terms as set forth in the Court’s order entered on May 14, 2009.

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On June 2, 2009, Zurich American Insurance Company, Inc. and its subsidiaries and affiliates (“Zurich”) (i) objected (“Zurich Objection”) to motions for relief from the automatic stay (“Plaintiff Stay Relief Motions”) that had been filed by various plaintiffs in state court litigation against certain Debtors (Brooks, et al., Armstrong, et al., and Quinterro, et al.) (“Stay Relief Plaintiffs”), and (ii) filed a motion for relief from the stay to exercise setoff rights against Woodside Group (the “Zurich Motion”). Prior to the Relief Date, Zurich had entered into a Home Builders

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Protective (HBP) Insurance Policy with Woodside Group (as renewed, the “Policies”). After a recent audit, Zurich determined that it owed the Woodside Group a return premium with respect to the Policies; by the Zurich Motion, Zurich sought to obtain relief from stay to setoff this return premium against defense costs that Zurich expected to incur in defending certain claims covered under the Policies. Relatedly, by the Zurich Objection, Zurich objected to the Stay Relief Plaintiffs obtaining relief from the stay to proceed with state court litigation, liquidate their prepetition claims, and recover any rendered judgment against insurance, including the Policies. These matters are currently set for hearing on August 17, 2009.

11.	Bankruptcy Rule 2004 Motions

During the Chapter 11 Cases, the General Committee has requested documents and conducted examinations of various parties pursuant to Bankruptcy Rule 2004, including employees of Woodside Group and Unrestricted Subsidiaries, Victory Holdings, LLC, Liberty Holdings Group, LLC and Wheatland Heritage Oaks, LLC, in order to investigate, among other things, alleged transfers to these entities made by the Debtors and related agreements and/or transactions. Further, JPMorgan filed motions for Rule 2004 examinations of the Debtors, their auditors and tax advisors, Ernst & Young, and non-debtor affiliate, Wasatch Pacific Investments, LLC, which motions were granted pursuant to separate orders entered in early and mid November 2008. A number of such examinations began in November 2008, and such and other examinations have been continuing since then.

12.	JPMorgan’s Motion to Appoint a Trustee for Alameda

On March 27, 2009, JPMorgan, for itself and as administrative agent for certain lenders (as described below), filed a motion for the appointment of a Chapter 11 trustee for Alameda or alternatively, for expansion of the scope of the Examiner’s investigation and his powers (the “Alameda Trustee Motion”). Alameda is a member of a Joint Venture, South Edge, LLC (“South Edge”), which owns certain real property in the City of Henderson, Nevada. South Edge acquired this property utilizing financing provided pursuant to a Credit Agreement dated as of November 1, 2004, among South Edge, JPMorgan, and certain other lenders. In 2004, South Edge and Alameda entered into an acquisition agreement, pursuant to which Alameda agreed to buy land from South

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Edge in order to develop, in part, a master planned community. All of Alameda’s obligations and claims under this agreement were purportedly assigned to JPMorgan (as agent) as collateral, and pursuant to the South Edge Credit Agreement, Alameda executed certain guaranties in favor of JPMorgan. JPMorgan asserts that Alameda owes it more than $75 million on account of South Edge’s alleged prepetition defaults under the Credit Agreement and Alameda’s guaranties related to those defaults. By the Alameda Trustee Motion, JPMorgan asserts that a Chapter 11 trustee should be appointed for Alameda because, among other things, (i) Alameda’s prepetition transfer of certain Joint Venture interests to Liberty (discussed further in Section II.H.4 hereof) and other actions allegedly evidence Alameda’s failure to protect the interests of Alameda’s creditors and misuse of company assets, and (ii) Alameda’s managers and officers cannot be trusted to act in Alameda’s creditors’ best interests during the Chapter 11 Cases. In the alternative, JPMorgan seeks to have the Examiner’s powers expanded to investigate, among other things, prepetition inter-Debtor transfers from Alameda to Liberty and related issues, including prepetition transfers to insiders of Alameda, and whether as a result of such actions, causes of action exist against Alameda’s officers, directors, transferees and other parties. Lennar Corporation, Lennar Reno, LLC and Angelo Tsakopolous filed joinders to the Alameda Trustee Motion. On June 8, 2009, the Alameda Committee filed a conditional joinder to this motion. On April 30, 2009, Alameda filed an opposition to the Alameda Trustee Motion on various grounds. A hearing on the Alameda Trustee Motion was initially scheduled for April 13, 2009 and then adjourned several times to July 6, 2009. Pursuant to an order entered on July 13, 2009, the Bankruptcy Court denied the Alameda Trustee Motion to the extent it sought the appointment of a trustee or an examiner pursuant to Bankruptcy Code Section 1104(c)(1) for Alameda; the Bankruptcy Court continued the hearing on the motion to August 17, 2009, to the extent the motion sought the appointment of an examiner for Alameda pursuant to Section 1104(c)(2).

13.	Debtor’s Motion for Approval of Settlement Agreement with Nevada State Contractors Board

On May 13, 2009, Debtor Woodside Nevada filed a motion for approval of its settlement agreement with the Nevada State Contractors Board (“NSCB”) pursuant to Rule 9019 of the Federal

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Rules of Bankruptcy Procedure. Pursuant to the parties’ settlement, certain allegations and claims made by the NSCB would be resolved and Woodside Nevada would be allowed to continue to operate as a licensed contractor in the State of Nevada, thereby generating revenue and maximizing the value of Woodside Nevada’s assets. The Bankruptcy Court granted Woodside Nevada’s motion pursuant to an order entered on June 5, 2009.

14.	Debtors’ Motion to Extend Time to Assume or Reject Real Property Leases

On April 14, 2009, the Debtors filed a motion for an order under Bankruptcy Code Section 365(d)(4)(B)(ii) extending the deadline for the Debtors to assume or reject certain of their nonresidential real property leases. The Bankruptcy Court granted the motion, as amended on April 28, 2009, pursuant to an order entered on May 13, 2009, extending the Debtors’ time to assume or reject the subject leases until the earlier of (i) confirmation of the Plan and (ii) August 31, 2009; provided, however, the deadline with respect to the CN Lease (as defined in the motion) was extended to the earlier of Plan confirmation and April 30, 2009.

15.	Action Filed by Scotland Heights Limited Partnership

On April 28, 2009, Scotland Heights Limited Partnership (“Scotland Heights”) filed a complaint against Debtor Woodside Scotland Heights, LLC (“WSH”) in the Bankruptcy Court (Adv. Proc. No. 09-1206) (the “Scotland Heights Action”), asserting, among other things, certain claims purportedly arising from a purchase agreement and related documents (the “Scotland Heights Agreements”). Pursuant to the Scotland Heights Agreements, Scotland Heights agreed to convey legal title to a substantial tract of real property to WSH, including a three-acre portion of the property that Scotland Heights wished to own (the “Three-Acre Parcel”) and WSH agreed to subdivide and then convey back to Scotland Heights upon the occurrence of certain events. The Three-Acre Parcel was conveyed to WSH in 2005, but disputes subsequently arose between the parties that prevented WSH from being able to subdivide and convey the Three-Acre Parcel to Scotland Heights. In April 2008, Scotland Heights commenced an earlier action against WSH in Maryland state court, asserting state law claims arising under the Scotland Heights Agreements, and the state court entered an order on August 22, 2008, granting WSH’s petition for an order to arbitrate

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and stay the state court action pending the arbitration. As noted above, in late April 2009, Scotland Heights commenced the Scotland Heights Action. Debtor WSH filed a motion for an order by the Bankruptcy Court to enforce the parties’ arbitration agreement and allow the state court action to proceed in arbitration in accordance with the prior arbitration order, with the Scotland Heights Action filed in the Bankruptcy Court to be stayed pending a final decision in the arbitration. A hearing on WSH’s motion is currently scheduled for August 17, 2009.

16.	Appointment of the Committees and Retention of Professionals
a.	The General Committee

On October 2, 2008, the Office of the United States Trustee appointed the Committee in the then-pending cases of the March 2008 Debtors and the Woodside Group Debtors, the members of which Committee are: (i) JPMorgan Chase, N.A., (ii) Bank of America, N.A., (iii) Wachovia Bank, National Association, (iv) John Hancock Life Insurance Company, (v) MetLife Inc. & Affiliates, (vi) AXA Equitable Life Insurance Company, and (vii) Travelers Casualty & Surety Co. of America.

The General Committee engaged the law firms of Bingham McCutchen LLP and Snell & Wilmer LLP as co-counsel to represent it in all matters during the pendency of the Chapter 11 Cases. Orders granting the application to employ Bingham and the application to employ Snell were entered on December 15, 2008. The General Committee also filed an application to retain FTI Consulting, Inc., as its financial advisors, which application was granted by the Bankruptcy Court pursuant to an order entered on December 15, 2008. Further, the General Committee filed an application to employ John Burns Real Estate Consulting, Inc. (“JBREC”), as its special real estate consultants, which application was granted by Court order entered on December 10, 2008. Among other functions, JBREC is assisting the General Committee in the evaluation of the Debtors’ interests in their real property assets and advising the General Committee on the value of and the highest and best use of such assets. Finally, as discussed above, the General Committee retained Exceller as the Committee Operational Advisor, and Exceller’s retention was deemed effective as of February 23, 2009 pursuant to the Court’s order on the Examiner Expansion / Solicitation Stipulation.

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b.	Committee in the Alameda Case

On or about March 29, 2009, the Office of the United States Trustee appointed the Committee in the Chapter 11 Case of Debtor Alameda, the members of which Committee are: (i) Lennar, (ii) Brookfield Homes Corporation, and (iii) AKT Investments. The Alameda Committee filed an application to employ Rutter Hobbs & Davidoff Incorporated (“RH&D”) as its general bankruptcy counsel. The Debtors filed a limited opposition to this application on the basis that if a chapter 11 trustee is appointed for Alameda (as a result of the pending Alameda Trustee Motion (discussed above) or otherwise), the retention of counsel for the Alameda Committee would be duplicative and unnecessary. A hearing on the RH&D employment application was held on July 6, 2009, and for the reasons set forth on the record thereof, the Bankruptcy Court granted the application.

J.	Filing of Debtors’ Schedules and Motions to Establish Claims Bar Dates
1.	Schedules and Statements of Financial Affairs

As noted above, the March 2008 Debtors filed their respective Schedules on or about April 30, 2008.

The September 2008 Debtors filed their respective Schedules either on October 31, November 1 or November 2, 2008. Certain amendments to the Schedules were filed by the Debtors, including an amended Schedule F and amended item 19D of the Statement of Financial Affairs filed by Woodside Group, LLC on March 13, 2009.

Pursuant to various orders of the Bankruptcy Court, the respective deadlines of the Ceramista Entities, Alameda and Liberty to file their Schedules were extended upon motion, and each of these Debtors timely filed their Schedules – on January 20, 2009 (the Ceramista Entities), March 13, 2009 (Alameda), and March 30, 2009 (Liberty).

For financial reporting purposes, Woodside Group prepares consolidated financial statements for the Debtors and certain non-debtor affiliates. Unlike the consolidated financial statements, however, the Schedules, except where otherwise indicated therein, reflect the assets and liabilities of each Debtor on a non-consolidated basis. Because of the interrelated nature of certain Debtors’ business activities and other reasons as set forth in the Global Notes and Statement of Limitations,

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Methods and Disclaimer provided with the Schedules, the Debtors scheduled lien claims, assessment bond claims, tax claims, and unsecured claims (with the exception of intercompany and surety obligations) related to each geographical homebuilding division on the Schedules of each Debtor that operates within such division. In certain instances, a Debtor may be a co-obligor or guarantor with respect to scheduled claims of other Debtors.

2.	Bar Date Motions

On November 26, 2008, the General Committee moved the Bankruptcy Court for an order establishing certain claims and interests bar dates, by which those parties who wish to assert a claim against or interest in the March 2008 Debtors and September 2008 Debtors must file a proof of claim or interest in the Chapter 11 Case of the applicable Debtor. Pursuant to an order entered on December 12, 2008, the Court granted this motion and set January 31, 2009 as the general claims and interests bar date, and March 14, 2009 as the deadline for governmental units to file proofs of claim in relation to the March 2008 Debtors and September 2008 Debtors. Pursuant to the Court’s order, a Claim filed after the applicable Bar Date will be considered late and may be disallowed pursuant to Bankruptcy Code Section 502(b)(9).

On January 30, 2009, the Debtors filed on negative notice pursuant to Local Bankruptcy Rule 9013-1 a motion seeking the establishment of Bar Dates in relation to the December 2008 Debtors, the January 2009 Debtor, and any Woodside Group affiliates that may file bankruptcy cases in the future. More specifically, the Debtors sought, among other things, to establish as the general claims Bar Date the 45th day after the “Notice Service Deadline” (which deadline is defined as the 5th business day after the entry of an order granting the motion in the case of the December 2008 Debtors, and the 5th business day after the filing of their respective Schedules in the case of the January 2009 Debtor and any affiliate debtor that may subsequently file a bankruptcy petition). The Debtors also sought other deadlines as set forth in the motion. Pursuant to an order entered on February 24, 2009, the Bankruptcy Court granted the motion. Accordingly, based on this order and the relevant filing dates of the Schedules of the applicable Debtors, the following Bar Dates have been established:

(i)	March 2008 Debtors: January 31, 2009 for claims other than those of

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governmental units; March 14, 2009 for claims of governmental units;

(ii)       Woodside Group Debtors: January 31, 2009 for claims other than those of governmental units; March 14, 2009 for claims of governmental units;

(iii)      Ceramista Entities: April 17, 2009 for claims other than those of governmental units; June 17, 2009 for claims of governmental units;

(iv)      Alameda: May 4, 2009 for claims other than those of governmental units; July 8, 2009 for claims of governmental units; and

(v)       Liberty: May 21, 2009 for claims other than those of governmental units; August 25, 2009 for claims of governmental units.

The Debtors have been reviewing various proofs of Claim and will continue to review and evaluate each proof of Claim filed prior to the applicable Bar Date to determine whether grounds exist to object to the allowance of such Claims. The Debtors believe that the Claims asserted against them will likely be resolved and/or reduced to aggregate amounts that approximate the estimates for Allowed Claims set forth herein. However, the actual aggregate amounts of the Allowed Claims in any Class may differ significantly from the Debtors’ estimates thereof and any variance from such estimates may affect distributions in certain Classes.

K.	Negotiation of the Plan
1.	Overview

The Plan is the product of extensive arm’s length negotiations between the Debtors, the General Committee and their respective legal, financial and operational professionals. Through the Plan, the Debtors and the Committee believe they have developed a structure that respects the separate and distinct value of each Reorganizing Debtor entity (and the separate and distinct claims against such entities), while maximizing the value of distributions available to creditors. Distributions to holders of claims against the Reorganizing Debtors are made by Newco (often in the form of debt and equity), and, in turn, benefit from being made by the parent company of a single operating corporate chain rather than by a series of loosely affiliated reorganized entities. In addition, the Plan is structured in a manner intended to offer creditors of Liberty and Alameda the best possible opportunity to maximize the value of such entities. Specifically, given that the assets

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of Liberty and Alameda are no longer integral to the operations of the Reorganizing Debtors, and given that the creditors of Liberty and Alameda are largely separate and distinct from the creditors of the Reorganizing Debtors, the Plan is structured in a manner that creates a separate liquidating representative or separate liquidating representatives for Liberty and Alameda so as to permit such representative(s) to pursue the distinct and separate interests of such entities going forward.

A detailed description of the Plan is set forth in Section IV of this Disclosure Statement. In this Section, however, certain key provisions of the Plan, negotiated as set forth above, are summarized in additional detail.

2.	No Substantive Consolidation

In general, substantive consolidation is the pooling of two or more debtors’ assets and liabilities so that each of the debtor’s liabilities are satisfied from the common pool of assets created by the substantive consolidation. Because it is an equitable remedy, substantive consolidation is used to afford creditors equitable treatment. While various other factors may be considered by courts, generally, bankruptcy courts order substantive consolidation of multiple debtors if it is demonstrated that (i) the operational and financial affairs of the debtors are so entangled that the accurate identification and allocation of assets and liabilities cannot be achieved, or (ii) creditors dealt with the debtors as a single economic unit and did not rely on the separate identity of an individual debtor in extending credit.

During the course of negotiating possible Plan terms, the Debtors and the General Committee (through their professionals) contemplated whether substantive consolidation of the Debtors’ Estates might be in order. However, the following facts, among others, militated against substantive consolidation: The Debtors maintained separate financial statements for each Debtor entity, which data can be readily identified and reconciled on a Debtor by Debtor basis. The Debtors maintained intercompany balances with respect to transactions conducted by and between Debtor entities, recording the same as “payables” or “receivables” depending upon whether the applicable Debtor maintained a positive or negative balance from such transactions. The Debtors’ operations were structured such that individual Debtor entities served separate purposes and functions and, accordingly, had separate bases for existence (e.g., entities served as general contracting entities,

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others as project specific entities, others as land banks, etc.). Consistent with the above, land was obtained and titled in the name of specific Debtor entities based upon its intended use and purpose. In addition, historically, creditors of the various Debtors and their non-debtor subsidiaries transacted business with the Debtors in a manner that respected the separateness of such entities. For instance, subcontractors conducted business with general contracting entities and, in certain cases, with the applicable project entity for which the work in question was being transacted. Likewise, municipalities granted entitlements to and/or otherwise contracted with the specific entities holding title to or rights in the applicable land. Surety bonds, in turn, were issued and structured to cover the responsibilities of specific project and/or general contracting entities. In addition, the Bank Debt and the Noteholder Debt was obtained based upon the separate guarantees of specific Debtor entities. Whereas, the Zions Facility was obtained based upon the separate creditworthiness of the Zions Non-Debtor Borrowers. All of these facts, among others, militated against the extraordinary remedy of substantive consolidation.

If some or all of the Estates were to be substantively consolidated, the potential recoveries for creditors from Estate Assets and proceeds thereof would likely materially differ from the potential recoveries for creditors set forth in the Plan Distribution Analysis set forth in Exhibit D hereof, with some creditors receiving a potentially lower recovery than as set forth in Exhibit D and some creditors receiving potentially higher recovery.

3.	Equal Treatment of Reorganizing Debtor Classes

Having determined that substantive consolidation was not in order, the Debtors and the General Committee (through their professionals) analyzed potential structures for respecting the separate values of each of the 189 Reorganizing Debtor estates (and the separate values of claims asserted against those estates). One option may have been to simply liquidate each entity separately, distributing the liquidation proceeds to creditors of the applicable estate from which proceeds were generated. This option, however, would have deprived creditors of the value that derives from permitting the businesses to operate as a going concern. Another option may have been to create 189 separate plans of reorganization, with each Reorganizing Debtor issuing its own new debt and equity to its own creditors. Under this approach, however, creditors would have received

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distributions from loosely affiliated “sister” companies, thus depriving creditors of the value that derives from holding interests in a properly functioning corporate chain.

To solve these problems, the Debtors and the General Committee (through their professionals) developed the structure set forth in the Plan. In short, the Plan causes each of RD Class 4, RD Class 5 and RD Class 6 to receive distributions of Restructured Debt and Restructured Equity issued by Newco. This distribution of Restructured Debt and Restructured Equity is referred to in the Plan as the Aggregate Unsecured Distribution. However, to properly calculate the amount of the Aggregate Unsecured Distribution that is to be received by each creditor (i.e., to properly account for the value of a claim being asserted against a specific Reorganizing Debtor estate), the Plan sets forth a calculation based upon the amount of the claim asserted, the estimated value of the estate against which the claim is asserted and the aggregate estimated value of all Reorganizing Debtor estates. This calculation may be best explained by the following hypothetical example:

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As can be seen from the example above, creditors with allowed claims in RD Class 4, RD Class 5 and RD Class 6, to the extent allowed against the same Reorganizing Debtor entity, each receive the same distribution percentage on account of their allowed claims. Creditors in RD Class 4, RD Class 5 and RD Class 6 who have a basis for asserting their claims against more than one Reorganizing Debtor (similar to RD 4 in the example above) may receive a larger aggregate distribution due to recovering on multiple allowed claims. This does not alter the fact, however, that with respect to claims against a specific Reorganizing Debtor entity, each of RD Class 4, RD Class 5 and RD Class 6 recover the same percentage recovery on account of claims against such entity.

A further description of the Plan and its distribution provisions can be found in Section IV of this Disclosure Statement. A summary of the Debtors’ current projections with respect to potential distributions in accordance with the above described calculations and distribution formulas can be found in Exhibit D to the Disclosure Statement.

4.	Separate Treatment of Liquidating Debtors

Based upon the fact that the creditors of Alameda and Liberty are largely separate and distinct from the creditors of the Reorganizing Debtors (which is consistent with the different nature of such entities’ historic business operations), the Plan provides for separate treatment of Alameda and Liberty from that afforded the Reorganizing Debtors. Unlike the Reorganizing Debtors, Alameda and Liberty’s business operations are substantially dormant. Pursuant to the Plan, the Reorganizing Debtors’ assets are earmarked to fund the Reorganizing Debtors’ continued homebuilding activities and to provide distributions to their creditors. Since Alameda and Liberty are Liquidating Debtors under the Plan, similar funding is not earmarked for them. Furthermore, the Reorganizing Debtors already have substantial claims against the Liquidating Debtors arising from their prior funding of Alameda’s operations and, absent a reasonable prospect of repayment, the Reorganizing Debtors and the General Committee (through their professionals) determined that the Reorganizing Debtors could not further deplete their available assets to the detriment of the creditors of the Reorganizing Debtors. Therefore, the Plan provides that the wind-down operations of Alameda and Liberty are to be funded from their respective assets and/or from third-party financing. After the Effective Date, each of Alameda and Liberty may pursue their separate interests through

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their respective liquidating representative and they retain all claims and rights of action against one another and against the Reorganizing Debtors.

L.	The Debtors’ Liabilities

The Debtors have set forth in Exhibit D estimates of certain of their liabilities. In connection with voting on the Plan, Plan Confirmation, or other purpose, the Debtor may file with the Bankruptcy Court a motion or motions to have disputed, contingent and/or unliquidated Claims estimated by the Bankruptcy Court pursuant to Section 502(c) of the Bankruptcy Code.

THE DEBTORS ARE NOT WAIVING UNDER THE PLAN OR IN THIS DISCLOSURE STATEMENT ANY RIGHT TO, AMONG OTHER THINGS, OBJECT TO THE CLAIM OF ANY CREDITOR. IN VOTING ON THE PLAN, CREDITORS SHOULD ASSUME THAT THEIR CLAIM MIGHT BE OBJECTED TO BY THE DEBTOR, OTHER CREDITORS, THE REORGANIZED DEBTORS, OR OTHER PARTIES IN INTEREST.

1.	Secured Claims

The Debtors are aware of (i) certain asserted secured Claims of Travelers and/or its affiliates with respect to certain Debtors (discussed further below), (ii) asserted secured Claims of Mechanics or similar operational lien claimants, (iii) a small number of creditors with asserted liens in connection with land purchases or holdings, (iv) asserted liens related to insurance premium financing, and (v) asserted liens related to Remaining Real Property Claims.

Pursuant and subject to the Home Sale Order, the Debtors are authorized to pay, and have been paying in their discretion, valid claims of Mechanics in the ordinary course of business, and expect to continue to pay valid Mechanics’ secured Claims in the ordinary course of business pursuant to the Home Sale Order.

Pursuant and subject to the Assessments/Dues Order (discussed in Section III.C.9 above), the Debtors are authorized to pay, and have been paying in the ordinary course of business, valid Remaining Real Property Claims, including Bond Assessments and HOA Dues, which are secured by liens against the applicable real property of the Debtors. The Debtors expect to continue to pay valid Remaining Real Property Claims in the ordinary course pursuant to the Assessments/Dues

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Order. Any and all liens securing any Remaining Real Property Claims shall be unaffected and remain on the land upon which they are imposed until paid in accordance with state law.

Under the Plan, Creditors with Allowed secured Claims that have not been paid or otherwise satisfied will be paid in full, will have the applicable collateral abandoned or surrendered to them, or their respective claims will otherwise be unimpaired under the Plan. Subject to all qualifications and conditions set forth herein and in Exhibit D, the Reorganizing Debtors have used an estimate of approximately $2 million in Allowed secured Claims as of the Effective Date. This estimated amount excludes certain secured Claims that are assumed to be paid in the ordinary course over the projection period. Subject to all qualifications and conditions set forth herein and in Exhibit D, the Liquidating Debtors have used an estimate of less than $1 million in Allowed secured Claims as of the Effective Date against each said Debtor.

As discussed in Section II.E.3 hereof, Travelers asserts Claims related to certain bonds underwritten by it. Travelers also asserts it possesses security interests against certain assets of Woodside Group and a non-Debtor Unrestricted Subsidiary, Atherton, as well as Debtor Liberty. The Debtors dispute the validity and/or extent of Travelers’ asserted security interests, and the Debtors and/or their successors will address the putative security interests through appropriate pleadings.

2.	Administrative Claims

The Plan provides for the payment as an Administrative Claim of the actual and necessary costs or expenses of preserving the Debtors’ Estates or conducting the affairs of the Debtors. Certain expenses have arisen during the Chapter 11 Cases that would constitute Administrative Claims that have not been paid in the ordinary course of the Debtors’ post-Petition Date affairs. Further, the Plan provides that fees and expenses for the Professionals retained by the Debtors and the Committee for services rendered and costs incurred after the Petition Date and prior to the Effective Date will be paid following approval by the Bankruptcy Court after notice and a hearing or pursuant to another order of the Bankruptcy Court. The Debtors estimate that Administrative Claims will total approximately $29 million as of the Effective Date:

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Professional Fees and Expenses	$ 4,000,000 18
Other Administrative Expenses	$ 25,000,000
Total	$ 29,000,000
3.	Priority Tax Claims

Allowed Priority Tax Claims are to be paid in full under the Plan and are estimated to be less than $1 million on the Effective Date as against the Reorganizing Debtors and Liquidating Debtors collectively.

4.	Priority Non-Tax Claims

Allowed Reorganizing Debtor Priority Non-Tax Claims are to be paid in full under the Plan and are estimated to total approximately $1 million on the Effective Date, comprised of Claims entitled to priority under Section 507(a)(3) of the Bankruptcy Code and customer deposit related Claims entitled to priority under Section 507(a)(7). In the Plan Distribution Analysis set forth in Exhibit D, claims related to customer deposits are assumed to be paid in the ordinary course over the Projection Period (as such term is defined in the Plan Distribution Analysis included as part of Exhibit D hereto).

Subject to all qualifications and conditions set forth herein and in Exhibit D, the Liquidating Debtors have used an estimate of less than $1 million in Allowed Alameda Priority Non-Tax Claims and less than $1 million in Allowed Liberty Priority Non-Tax Claims.

5.	Essential Trade Claims

The Debtors estimate that Reorganizing Debtor Essential Trade Claims will total approximately $3 million as of the Effective Date.

6.	Financial Lender Claims

Reorganizing Debtor Bank Group Claims and Reorganizing Debtor Noteholder Claims are estimated to total, on the Effective Date, approximately $717 million, inclusive of principal,

________________________

18 A substantial portion of such professional fees and expenses will have been paid by the Debtors prior to the Effective Date in accordance with the Bankruptcy Court’s interim compensation order(s).

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prepetition interest and certain fees, but excluding the Make-Whole Amount (as defined in the Note Purchase Agreements). The Make-Whole Amount may be subject to an objection pursuant to Section 502(b)(2) of the Bankruptcy Code on the basis that the Make-Whole Amount may, in effect, be a contractually-imposed premium or penalty for prepayment designed to capture “lost” unmatured interest that would be later due under the Notes to the Noteholders. As such, in substance, the Make-Whole Amount may constitute a claim for unmatured interest for purposes of Section 502(b)(2). The Debtors reserve, on behalf of themselves, the Reorganized Debtors, their successors, or any estate representative, all rights to object to the Make-Whole Amount on these or any other grounds.

The General Committee and the Noteholders have been in discussions regarding a potential settlement of the Noteholders’ Claims and related matters. The Debtors expect that either any such potential settlement will be subsequently incorporated into the Plan or a separate motion for approval of any such settlement will be filed pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure. All material information will be provided, as appropriate, to the Court and parties in interest as these circumstances develop.

7.	Bond Indemnity Claims

After the Debtors have reviewed claims timely filed by the applicable Bar Date, the Debtors will be able to provide more accurate estimates of Reorganizing Debtor Bond Indemnity Claims, Alameda Bond Indemnity Claims, and Liberty Bond Indemnity Claims. Subject to all qualifications and conditions set forth herein and in Exhibit D, the Debtors have used the following estimates: (i) up to approximately $48.6 million in Reorganizing Debtor Bond Indemnity Claims, (ii) up to approximately $48.6 million in Alameda Bond Indemnity Claims, and (iii) up to approximately $48.6 million in Liberty Bond Indemnity Claims.

8.	General Unsecured Claims

The Reorganizing Debtors estimate having approximately $176 million in Reorganizing Debtor General Unsecured Claims as of the Effective Date.

Subject to all qualifications set forth in the global notes to its Schedules, Debtor Alameda listed in its filed Schedule F (Creditors Holding Unsecured Nonpriority Claims) approximately $77

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million in general unsecured claims, including certain inter-Debtor Claims. Subject to all qualifications and conditions set forth herein and in Exhibit D, the Debtors estimate having approximately $200 million in Alameda General Unsecured Claims as of the Effective Date.19 More specifically, the foregoing $200 million estimate is comprised of claims related to Joint Venture obligations of $150 million and litigation related matters of $50 million.

Subject to all qualifications set forth in the global notes to its Schedules, Debtor Liberty listed in its filed Schedule F (Creditors Holding Unsecured Nonpriority Claims) approximately $168 million in general unsecured claims, including certain inter-Debtor Claims. Subject to all qualifications and conditions set forth herein and in Exhibit D, the Debtors estimate having approximately $169 million in Liberty General Unsecured Claims as of the Effective Date. More specifically, this estimate is comprised of claims for obligations owed to Insiders of $14 million, obligations owed to Eagleridge Office Park, LLC, a non-Debtor affiliate, of $3 million, and a PHI intercompany claim of $152 million. The Debtors understand the General Committee, the Reorganized Debtors or the Liquidating Debtors may challenge the validity of certain of the claims of insiders and former shareholders included in the estimates set forth in this summary.

9.	Pre-Relief Date Intercompany Claims

All Reorganizing Debtor Pre-Relief Date Intercompany Claims will be taken into account under or in connection with the Plan, in determining the Individual Estimated Value of each Reorganizing Debtor as if such Claims were to be paid a pro rata distribution pursuant to the Plan, while Liquidating Debtor Pre-Relief Date Intercompany Claims will be provided the same treatment under the Plan as to be provided to Alameda General Unsecured Claims or Liberty General Unsecured Claims, as applicable. See Exhibit D to this Disclosure Statement for information relating to the Pre-Relief Date Intercompany Claims.

________________________

19 While Liquidating Debtor Pre-Relief Date Intercompany Claims (included on Alameda’s Schedule F) have been omitted from the estimate provided above, this estimate also includes the Debtors’ current estimate of certain Claims that had been scheduled as undetermined as to amount.

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IV.

DESCRIPTION OF THE PLAN

A discussion of the principal provisions of the Plan as they relate to the treatment of Classes of Allowed Claims and Interests is set forth below. The discussion of the Plan that follows constitutes a summary only and should not be relied upon for voting purposes. You are urged to read the Plan in full in evaluating whether to accept or reject the Plan proposed by the Debtors. If any inconsistency exists between this summary and the Plan, the terms of the Plan will control.

A.	Unclassified Claims

As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims against the Debtors are not classified for purposes of voting on, or receiving distributions under, the Plan. Holders of such Claims are not entitled to vote on the Plan. All such Claims are instead treated separately in accordance with Article 2 of the Plan and in accordance with the requirements set forth in Section 1129(a)(9) of the Bankruptcy Code.

1.	Administrative Claims
a.	Administrative Claim Bar Date

All requests for payment of Administrative Claims (except with respect to Professional Fees, which will instead be subject to the Professional Fees Bar Date) must be filed by the Administrative Claim Bar Date or the holders thereof will be forever barred from asserting such Administrative Claims against the Debtors or from sharing in any distribution under the Plan.

b.	Reorganizing Debtors

Each Allowed Reorganizing Debtor Administrative Claim (except for Professional Fees, which will be treated as set forth in Section 2.4 of the Plan) will, unless the holder of such Claim will have agreed to different treatment of such Claim, be paid in full in Cash by the Reorganized Debtors on the latest of: (a) the Effective Date, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; (d) such date as the holder of such Claim and the Reorganized Debtors may agree; and (e) the date such Claim is otherwise due according to

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its terms.

Notwithstanding anything in Section 2.2.1 of the Plan to the contrary, holders of Reorganizing Debtor Administrative Claims based on liabilities incurred in the ordinary course of the Reorganizing Debtors’ businesses following the applicable Petition Date will not be required to comply with the Administrative Claims Bar Date, provided, however, that such holders have otherwise submitted an invoice, billing statement or other evidence of indebtedness to the applicable Reorganizing Debtor in the ordinary course of business, and provided, further, that the Reorganizing Debtors and/or the Reorganized Debtors, to the extent of any disagreement with any such invoice, billing statement or other evidence of indebtedness, may file with the Bankruptcy Court an objection to such invoice, billing statement or other evidence of indebtedness as though the claimant thereunder had filed a Reorganizing Debtor Administrative Claim with the Bankruptcy Court.

Distributions to holders of Allowed Reorganizing Debtor Administrative Claims (other than for Professional Fees, which will be payable pursuant to Section 2.4 of the Plan) will be paid by Reorganized PHI. To the extent that any Reorganizing Debtor Administrative Claim that is anticipated to be paid by Reorganized PHI is due and owing from a Reorganizing Debtor other than PHI, PHI will be credited with a Post-Relief Date Intercompany Claim against such Reorganizing Debtor for purposes of determining the Individual Estimated Value of both PHI and the applicable Reorganizing Debtor.

c.	Liquidating Debtors

Each Allowed Liquidating Debtor Administrative Claim (except for Professional Fees, which will be treated as set forth in Section 2.4 of the Plan) will, unless the holder of such Claim will have agreed to different treatment of such Claim, be paid in full in Cash by the Liquidating Debtors on the latest of: (a) the Effective Date, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; (d) such date as the holder of such Claim and the Liquidating Debtors may agree; and (e) the date such Claim is otherwise due according to its terms. Distributions to holders of Allowed Alameda Administrative Claims will be paid by the Liquidating Debtors from the assets of Alameda. Distributions to holders of Allowed Liberty

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Administrative Claims will be paid by the Liquidating Debtors from the assets of Liberty.
2.	Allowed Priority Tax Claims
a.	Reorganizing Debtors

Each Allowed Reorganizing Debtor Priority Tax Claim will, at the option of the Reorganized Debtors, unless the holder of such Claim will have agreed to different treatment of such Claim: (a) be paid in full in Cash, without interest, by the Reorganized Debtors on the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and the Reorganized Debtors may agree, or (b) receive deferred cash payments to the extent permitted by Section 1129(a)(9) of the Bankruptcy Code with interest on the unpaid portion of such Claim at the statutory rate under applicable non-bankruptcy law or at a rate to be agreed upon by the Reorganized Debtors and the appropriate governmental unit or, if they are unable to agree, to be determined by the Bankruptcy Court; provided, however, that the Reorganized Debtors may prepay any or all such Claims at any time, without premium or penalty. For the purpose of option (b), the payment of each Allowed Reorganizing Debtor Priority Tax Claim will be made in equal quarterly installments with the first installment due on the latest of: (i) the first Business Day following the end of the first full calendar quarter following the Effective Date, (ii) the first Business Day following the end of the first full calendar quarter following the date an order allowing such claim becomes a Final Order, and (iii) such other time or times as may be agreed with the holder of such claim. Each installment will include simple interest on the unpaid balance of the Allowed Reorganizing Debtor Priority Tax Claim, without penalty of any kind, at the non-default rate of interest prescribed, agreed to or determined under option (b).

Distributions to holders of Allowed Reorganizing Debtor Priority Tax Claims will be paid by Reorganized PHI. To the extent that any Reorganizing Debtor Priority Tax Claim that is anticipated to be paid by Reorganized PHI is due and owing from a Reorganizing Debtor other than PHI, PHI will be credited with a Post-Relief Date Intercompany Claim against such Reorganizing Debtor for

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purposes of determining the Individual Estimated Value of both PHI and the applicable Reorganizing Debtor.

b.	Liquidating Debtors

Each Allowed Liquidating Debtor Priority Tax Claim will, at the option of the Liquidating Debtors, unless the holder of such Claim will have agreed to different treatment of such Claim: (a) be paid in full in Cash, without interest, by the Liquidating Debtors on the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and the Liquidating Debtors may agree, or (b) receive deferred cash payments to the extent permitted by Section 1129(a)(9) of the Bankruptcy Code with interest on the unpaid portion of such Claim at the statutory rate under applicable non-bankruptcy law or at a rate to be agreed upon by the Liquidating Debtors and the appropriate governmental unit or, if they are unable to agree, to be determined by the Bankruptcy Court; provided, however, that the Liquidating Debtors may prepay any or all such Claims at any time, without premium or penalty. For the purpose of option (b), the payment of each Allowed Liquidating Debtor Priority Tax Claim will be made in equal quarterly installments with the first installment due on the latest of: (i) the first Business Day following the end of the first full calendar quarter following the Effective Date, (ii) the first Business Day following the end of the first full calendar quarter following the date an order allowing such claim becomes a Final Order, and (iii) such other time or times as may be agreed with the holder of such claim. Each installment will include simple interest on the unpaid balance of the Allowed Liquidating Debtor Priority Tax Claim, without penalty of any kind, at the non-default rate of interest prescribed, agreed to or determined under option (b).

Distributions to holders of Allowed Alameda Priority Tax Claims will be paid by the Liquidating Debtors from the assets of Alameda. Distributions to holders of Allowed Liberty Priority Claims will be paid by the Liquidating Debtors from the assets of Liberty.

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3.	Claims for Professional Fees

Each Professional seeking an award by the Bankruptcy Court of Professional Fees: (a) must file its final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date on or before the Professional Fees Bar Date; and (b) if the Bankruptcy Court grants such an award, each such Person will be paid in full in Cash by Reorganized PHI as to Allowed Professional Fees against the Reorganizing Debtors, and by the Liquidating Debtors as to Allowed Professional Fees against the Liquidating Debtors, in such amounts as are allowed by the Bankruptcy Court as soon as practicable following the first day after such order has been entered by the Bankruptcy Court and is not stayed. All Allowed Professional Fees of the Reorganizing Debtors will be paid by Reorganized PHI; provided, however, that in the case of any Professional Fees that are anticipated to be paid by Reorganized PHI but are due and owing from a Reorganizing Debtor other than PHI, PHI will be credited with a Post-Relief Date Intercompany Claim against such Reorganizing Debtor for purposes of determining the Individual Estimated Value of both PHI and the applicable Reorganizing Debtor. All Allowed Professional Fees of Alameda will be paid by Alameda. All Allowed Professional Fees of Liberty will be paid by Liberty. All final applications for allowance and disbursement of Professional Fees must be in compliance with all of the terms and provisions of any applicable order of the Bankruptcy Court, including the Confirmation Order.

4.	Post-Relief Date Intercompany Claims

Post-Relief Date Intercompany Claims amongst the Reorganizing Debtors will receive no distribution under the Plan; provided, however, that estimated Post-Relief Date Intercompany Claims owing by and between Reorganizing Debtors will be taken into account in determining the Individual Estimated Value of each Reorganizing Debtor as if such Claim was to be paid in full in Cash, without interest. Post-Relief Date Intercompany Claims owing (i) from any Reorganizing Debtor to any Liquidating Debtor, (ii) from any Liquidating Debtor to any Reorganizing Debtor, or (iii) from any Liquidating Debtor to any other Liquidating Debtor, will be satisfied in accordance with Section 2.2 of the Plan.

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B.	Classification of Claims and Interests

In accordance with Section 1123(a)(1) of the Bankruptcy Code, all Claims of Creditors (except those Claims receiving treatment as set forth in Article 2 of the Plan) and holders of Interests are placed in the Classes described in Sections 3.2 and 3.3 of the Plan for all purposes, including voting on, confirmation of, and distribution under, the Plan.

Classes Applicable to Reorganizing Debtors:

RD Class 1	Reorganizing Debtor Priority Non-Tax Claims	Unimpaired, deemed to accept
RD Class 2	Reorganizing Debtor Secured Claims (each secured creditor in a separate class identified as RD Class 2A, Class 2B, etc.)	Unimpaired, deemed to accept
RD Class 3	Reorganizing Debtor Essential Trade Claims	Unimpaired, deemed to accept
RD Class 4	Reorganizing Debtor Financial Lender Claims	Impaired, entitled to vote
RD Class 5	Reorganizing Debtor Bond Indemnity Claims	Impaired, entitled to vote
RD Class 6	Reorganizing Debtor General Unsecured Claims	Impaired, entitled to vote
RD Class 7	Reorganizing Debtor General Unsecured Convenience Claims	Impaired, entitled to vote
RD Class 8	Reorganizing Debtor De Minimis Convenience Claims	Impaired, entitled to vote
RD Class 9	Reorganizing Debtor Pre-Relief Date Intercompany Claims	Impaired, consent to the Plan
RD Class 10	Reorganizing Debtor Interests	Impaired, deemed to reject

Classes Applicable to Liquidating Debtors:

LD Class 1	Alameda Priority Non-Tax Claims	Unimpaired, deemed to accept
LD Class 2	Liberty Priority Non-Tax Claim	Unimpaired, deemed to accept
LD Class 3	Alameda Secured Claims (each secured creditor in a separate class identified as LD Class 3A, Class 3B, etc.)	Unimpaired, deemed to accept
LD Class 4	Liberty Secured Claims (each secured creditor in a separate class identified as LD Class 4A, Class 4B, etc.)	Unimpaired, deemed to accept

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LD Class 5	Alameda Bond Indemnity Claims	Impaired, entitled to vote
LD Class 6	Alameda General Unsecured Claims	Impaired, entitled to vote
LD Class 7	Liberty Bond Indemnity Claims	Impaired, entitled to vote
LD Class 8	Liberty General Unsecured Claims	Impaired, entitled to vote
LD Class 9	Liquidating Debtor Pre-Relief Date Intercompany Claims	Impaired, consent to the Plan
LD Class 10	Liquidating Debtor Interests	Impaired, deemed to reject

Holders of general unsecured claims against the Reorganizing Debtors have been placed into one or more of six separate Classes – RD Class 3, RD Class 4, RD Class 5, RD Class 6, RD Class 7, and RD Class 8. The Debtors believe that there are material distinctions among these Classes of Claims, justifying separate classification thereof, or in the case of RD Class 7 and RD Class 8, separate Classes of smaller general unsecured claims is warranted and reasonable for administrative convenience for purposes of Section 1122(b) of the Bankruptcy Code. In no event have the Debtors separately classified general unsecured claims in order to create or “gerrymander” an assenting impaired Class (voting in favor of the Plan).

C.	Treatment of Claims and Interests Against the Reorganizing Debtors
1.	RD Class 1 – Reorganizing Debtor Priority Non-Tax Claims

RD Class 1 is unimpaired under the Plan. Holders of Reorganizing Debtor Priority Non-Tax Claims are deemed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code and are not entitled to vote on the Plan.

Each holder of an Allowed Reorganizing Debtor Priority Non-Tax Claim will, unless the holder of such Claim will have agreed to different treatment of such Claim, receive, in full and final satisfaction, settlement, release, and discharge of, and exchange for, such Allowed Reorganizing Debtor Priority Non-Tax Claim, a Cash payment in an amount equal to the difference between: (a) such Allowed Reorganizing Debtor Priority Non-Tax Claim, and (b) the amount of any Permitted Payments made to the holder of such Claim, on the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth Business Day after such Claim is Allowed, or as soon

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thereafter as practicable; and (iv) such date as the holder of such Claim and the Reorganized Debtors may agree.

Distributions to holders of Allowed Reorganizing Debtor Priority Non-Tax Claims will be paid by Reorganized PHI. To the extent that any Reorganizing Debtor Priority Non-Tax Claim that is anticipated to be paid by Reorganized PHI is due and owing from a Reorganizing Debtor other than PHI, PHI will be credited with a Post-Relief Date Intercompany Claim against such Reorganizing Debtor for purposes of determining the Individual Estimated Value of both PHI and the applicable Reorganizing Debtor.

2.	RD Class 2 – Reorganizing Debtor Secured Claims

RD Class 2 is unimpaired under the Plan. Holders of Reorganizing Debtor Secured Claims are deemed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code and are not entitled to vote on the Plan. For purposes of distributions under the Plan, each holder of a Reorganizing Debtor Secured Claim in RD Class 2 is considered to be in its own separate subclass within RD Class 2, and each such subclass is deemed to be a separate Class for purposes of the Plan.

On or as soon as practicable following the Effective Date, the Reorganized Debtors will select, in their discretion, one of the following alternative treatments for each Allowed Reorganizing Debtor Secured Claim in RD Class 2, which treatment will be in full and final satisfaction, settlement, release, and discharge of, and exchange for, such Allowed Reorganizing Debtor Secured Claim:

(a)      Abandonment or Surrender. The Reorganized Debtors will abandon or surrender to the holder of such Claim the property securing such Claim, in full satisfaction and release of such Claim.

(b)      Cash Payment. The Reorganized Debtors will pay to the holder of such Claim Cash equal to the amount of such Claim, or such lesser amount to which the holder of such Claim and the applicable Reorganized Debtor will agree, in full satisfaction and release of such Claim.

(c)      Unimpairment. The Reorganized Debtors will leave the rights of the holder of such Claim unimpaired or provide for such other treatment as necessary to otherwise satisfy the requirements of the Bankruptcy Code.

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Distributions to the holders of Allowed Reorganizing Debtor Secured Claims under the treatment option set forth in Section 4.2.2(b) of the Plan will be paid by Reorganized PHI. To the extent that any Reorganizing Debtor Secured Claim that is anticipated to be paid by Reorganized PHI is due and owing from a Reorganizing Debtor other than PHI, PHI will be credited with a Post-Relief Date Intercompany Claim against such Reorganizing Debtor for purposes of determining the Individual Estimated Value of both PHI and the applicable Reorganizing Debtor.

Any Reorganizing Debtor Unsecured Deficiency Claim asserted by a holder of an Allowed Reorganizing Debtor Secured Claim in RD Class 2 will be filed with the Bankruptcy Court within thirty (30) days following the date of the abandonment or surrender of such Creditor’s collateral or such Creditor’s receipt of its distribution under the Plan. Any such Allowed Reorganizing Debtor Unsecured Deficiency Claim will be treated in accordance with Section 4.6, 4.7 or 4.8 of the Plan.

3.	RD Class 3 – Reorganizing Debtor Essential Trade Claims

RD Class 3 is unimpaired under the Plan. Holders of Reorganizing Debtor Essential Trade Claims are deemed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code and are not entitled to vote on the Plan.

On or as soon as practicable following the Effective Date, the Reorganized Debtors will pay to each holder of an Allowed Reorganizing Debtor Essential Trade Claim, in full and final satisfaction, settlement, release, and discharge of, and exchange for, such Allowed Reorganizing Debtor Essential Trade Claim, Cash equal to the Allowed amount of such Claim (without interest), or such lesser amount to which the holder of such Claim and the applicable Reorganized Debtor will agree, in full satisfaction and release of such Claim.

Distributions to holders of Allowed Reorganizing Debtor Essential Trade Claims will be paid by Reorganized PHI. To the extent that any Reorganizing Debtor Essential Trade Claim that is anticipated to be paid by Reorganized PHI is due and owing from a Reorganizing Debtor other than PHI, PHI will be credited with a Post-Relief Date Intercompany Claim against such Reorganizing Debtor for purposes of determining the Individual Estimated Value of both PHI and the applicable Reorganizing Debtor.

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4.	RD Class 4 – Reorganizing Debtor Financial Lender Claims

RD Class 4 is impaired under the Plan. Holders of Reorganizing Debtor Financial Lender Claims are entitled to vote on the Plan.

On or as soon as practicable following the Effective Date, each holder of an Allowed Reorganizing Debtor Financial Lender Claim will receive, in respect of all of its Allowed Reorganizing Debtor Financial Lender Claims, a distribution of its Unsecured Recovery Percentage of the Aggregate Unsecured Distribution. Such distribution will be in full and final satisfaction, settlement, release, and discharge of, and exchange for, all Allowed Reorganizing Debtor Financial Lender Claims held by such holder.

Distributions to the holders of Allowed Reorganizing Debtor Financial Lender Claims will be limited to a share of the Aggregate Unsecured Distribution, as set forth above. No holder of an Allowed Reorganizing Debtor Financial Lender Claim will be entitled to receive or recover any amounts from the Debtors or the Reorganized Debtors on account of such Claim except as part of the Aggregate Unsecured Distribution, as set forth above.

5.	RD Class 5 – Reorganized Debtor Bond Indemnity Claims

RD Class 5 is impaired under the Plan. Holders of Reorganizing Debtor Bond Indemnity Claims are entitled to vote on the Plan.

On or as soon as practicable following the Effective Date, the Reorganized Debtors will select, in their sole discretion, one or more of the following alternative treatments for each Allowed Reorganizing Debtor Bond Indemnity Claim, which treatment will be in full and final satisfaction, settlement, release, and discharge of, and exchange for, such Allowed Reorganizing Debtor Bond Indemnity Claim:

(a)      Resolution and Settlement. The Reorganized Debtors and the holder of such Claim will agree to the treatment of such Claim in a manner to be disclosed with the Bankruptcy Court.

(b)      Disallowance. The Reorganized Debtors will seek to have such Claim disallowed pursuant to Section 502(e) of the Bankruptcy Code to the extent that such Claim is for

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reimbursement or contribution of an entity that is liable with the Reorganized Debtor on or has secured the Claim of a Creditor.

(c)     Estimation and Allowance. The Reorganized Debtors will seek to have such Claim estimated by the Bankruptcy Court pursuant to Section 502(c) of the Bankruptcy Code. Each holder of an Allowed Reorganizing Debtor Bond Indemnity Claim estimated pursuant to the foregoing will receive, in respect of all of its Allowed Reorganizing Debtor Bond Indemnity Claims, a distribution of its Unsecured Recovery Percentage of the Aggregate Unsecured Distribution.

Distributions under (c) above to the holders of Allowed Reorganizing Debtor Bond Indemnity Claims will be limited to a share of the Aggregate Unsecured Distribution, as set forth in (c) above. No holder of such Allowed Reorganizing Debtor Bond Indemnity Claim will be entitled to receive or recover any amounts from the Debtors or the Reorganized Debtors on account of such Claim except as part of the Aggregate Unsecured Distribution under (c) above.

6.	RD Class 6 – Reorganizing Debtor General Unsecured Claims

RD Class 6 is impaired under the Plan. Holders of Reorganizing Debtor General Unsecured Claims are entitled to vote on the Plan.

On or as soon as practicable following the Effective Date, each holder of an Allowed Reorganizing Debtor General Unsecured Claim will receive, in respect of all of its Allowed Reorganizing Debtor General Unsecured Claims, a distribution of its Unsecured Recovery Percentage of the Aggregate Unsecured Distribution. Such distribution will be in full and final satisfaction, settlement, release, and discharge of, and exchange for, all Allowed Reorganizing Debtor General Unsecured Claims held by such holder.

Distributions to the holders of Allowed Reorganizing Debtor General Unsecured Claims will be limited to a share of the Aggregate Unsecured Distribution, as set forth above. No holder of an Allowed Reorganizing Debtor General Unsecured Claim will be entitled to receive or recover any amounts from the Debtors or the Reorganized Debtors on account of such Claim except as part of the Aggregate Unsecured Distribution, as set forth above.

For the avoidance of doubt, the Reorganized Debtors may, in their sole and absolute discretion, seek to have any Reorganizing Debtor General Unsecured Claim, including any

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Reorganizing Debtor Joint Venture Claim, Reorganizing Debtor Construction Defect Claim or Reorganizing Debtor Warranty Claim, estimated by the Bankruptcy Court pursuant to Section 502(c) of the Bankruptcy Code.

7.	RD Class 7 – Reorganizing Debtor General Unsecured Convenience Claims

RD Class 7 is impaired under the Plan. Holders of Reorganizing Debtor General Unsecured Convenience Claims are entitled to vote on the Plan.

On or as soon as practicable following the Effective Date, each holder of an Allowed Reorganizing Debtor General Unsecured Convenience Claim will receive, in respect of all of its Allowed Reorganizing Debtor General Unsecured Convenience Claims, a distribution of Cash in an amount obtained by multiplying its Unsecured Recovery Percentage by the Aggregate Estimated Value. Such distribution will be in full and final satisfaction, settlement, release, and discharge of, and exchange for, all Allowed Reorganizing Debtor General Unsecured Convenience Claims held by such holder.

Distributions to the holders of Allowed Reorganizing Debtor General Unsecured Convenience Claims will be limited to a share of the Cash payment, as set forth above. No holder of an Allowed Reorganizing Debtor General Unsecured Convenience Claim will be entitled to receive or recover any amounts from the Debtors or the Reorganized Debtors on account of such Claim except as part of the Cash payment, as set forth above.

8.	RD Class 8 – Reorganizing Debtor De Minimis Convenience Claims

RD Class 8 is impaired under the Plan. Holders of Reorganizing Debtor De Minimis Convenience Claims are entitled to vote on the Plan.

On or as soon as practicable following the Effective Date, the Reorganized Debtors will, in full and final satisfaction, settlement, release, and discharge of, and exchange for, such Allowed Reorganizing Debtor De Minimis Convenience Claim, pay to each holder of an Allowed Reorganizing Debtor De Minimis Convenience Claim Cash equal to 25% of the Allowed amount of such Claim.

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Distributions to holders of Allowed Reorganizing Debtor De Minimis Convenience Claims will be paid by Reorganized PHI. To the extent that any Reorganizing Debtor De Minimis Convenience Claim that is anticipated to be paid by Reorganized PHI is due and owing from a Reorganizing Debtor other than PHI, PHI will be credited with a Post-Relief Date Intercompany Claim against such Reorganizing Debtor for purposes of determining the Individual Estimated Value of both PHI and the applicable Reorganizing Debtor.

9.	RD Class 9 – Reorganized Debtor Pre-Relief Date Intercompany Claims

RD Class 9 is impaired under the Plan. Although the holders of Reorganizing Debtor Pre-Relief Date Intercompany Claims are impaired under the Plan, they are Proponents of the Plan and hereby consent to the treatment of Pre-Relief Date Intercompany Claims proposed under the Plan.

Reorganizing Debtor Pre-Relief Date Intercompany Claims will receive no distribution under the Plan; provided, however, that estimated Reorganizing Debtor Pre-Relief Date Intercompany Claims owing from one Reorganizing Debtor to another Reorganizing Debtor will be taken into account in determining the Individual Estimated Value of each Reorganizing Debtor as if such Claims were to be paid a pro rata distribution pursuant to the Plan.

10.	RD Class 10 – Reorganizing Debtor Interests

RD Class 10 is impaired under the Plan. Holders of Reorganizing Debtor Interests are deemed to reject the Plan under Section 1126(g) of the Bankruptcy Code and are not entitled to vote on the Plan.

Upon the Effective Date, all existing Interests in Woodside and PHI will be deemed extinguished and the holders of such Interests will not receive or retain any property on account of such Interests under the Plan. Newco will be vested with the Interests in Reorganized PHI and Reorganized Woodside upon the Effective Date. Reorganized Woodside will be vested, directly or indirectly, with the Interests in the Reorganized Debtor Subsidiaries on the Effective Date.

11.	Nonconsensual Confirmation

The Reorganizing Debtors request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code in the event that not all impaired classes of Claims and Interests vote to accept the Plan in accordance with Section 1126 of the Bankruptcy Code.

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D.	Treatment of Claims and Interests Against the Liquidating Debtors
1.	LD Class 1 – Alameda Priority Non-Tax Claims

LD Class 1 is unimpaired under the Plan. Holders of Alameda Priority Non-Tax Claims are deemed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code and are not entitled to vote on the Plan.

Each holder of an Allowed Alameda Priority Non-Tax Claim will, unless the holder of such Claim will have agreed to different treatment of such Claim, receive, in full and final satisfaction, settlement, release, and discharge of, and exchange for, such Allowed Alameda Priority Non-Tax Claim a Cash payment in an amount equal to the difference between: (a) such Allowed Alameda Priority Non-Tax Claim, and (b) the amount of any Permitted Payments made to the holder of such Claim, on the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and the Liquidating Debtors may agree.

Each distribution to a holder of an Allowed Alameda Priority Non-Tax Claim will be paid by the Liquidating Debtors from the assets of Alameda.

2.	LD Class 2 – Liberty Priority Non-Tax Claims

LD Class 2 is unimpaired under the Plan. Holders of Liberty Priority Non-Tax Claims are deemed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code and are not entitled to vote on the Plan.

Each holder of an Allowed Liberty Priority Non-Tax Claim will, unless the holder of such Claim will have agreed to different treatment of such Claim, receive, in full and final satisfaction, settlement, release, and discharge of, and exchange for, such Allowed Liberty Priority Non-Tax Claim a Cash payment in an amount equal to the difference between: (a) such Allowed Alameda Priority Non-Tax Claim, and (b) the amount of any Permitted Payments made to the holder of such Claim, on the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth Business

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Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and the Liquidating Debtors may agree.

Each distribution to a holder of an Allowed Liberty Priority Non-Tax Claim will be paid by the Liquidating Debtors from the assets of Liberty.

3.	LD Class 3 – Alameda Secured Claims

LD Class 3 is unimpaired under the Plan. Holders of Alameda Secured Claims are deemed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code and are not entitled to vote on the Plan. For purposes of distributions under the Plan, each holder of an Alameda Secured Claim in LD Class 3 is considered to be in its own separate subclass within LD Class 3, and each such subclass is deemed to be a separate Class for purposes of the Plan.

On or as soon as practicable following the Effective Date, the Liquidating Debtors will select, in their sole discretion, one of the following alternative treatments for each Allowed Alameda Secured Claim in LD Class 3, which treatment will be in full and final satisfaction, settlement, release, and discharge of, and exchange for, such Allowed Alameda Secured Claim:

(a)      Abandonment or Surrender. The Liquidating Debtors will abandon or surrender to the holder of such Claim the property securing such Claim.

(b)      Cash Payment. The Liquidating Debtors will pay to the holder of such Claim, from the assets of Alameda, Cash equal to the amount of such Claim, or will pay from the assets of Alameda such lesser amount to which the holder of such Claim and the Liquidating Debtors will agree.

(c)      Unimpairment. The Liquidating Debtors will leave the rights of the holder of such Claim unimpaired or provide for such other treatment as necessary to otherwise satisfy the requirements of the Bankruptcy Code.

Each distribution to a holder of an Allowed Alameda Secured Claim under (b) above will be paid by the Liquidating Debtors from the assets of Alameda.

Any Alameda Unsecured Deficiency Claim asserted by a holder of an Allowed Alameda Secured Claim in LD Class 3 will be filed with the Bankruptcy Court within thirty (30) days following the date of the abandonment or surrender of such Creditor’s collateral or such Creditor’s

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receipt of its distribution under the Plan. Any such Allowed Alameda Unsecured Deficiency Claim will be treated in accordance with Section 5.6 of the Plan.

4.	LD Class 4 – Liberty Secured Claims

LD Class 4 is unimpaired under the Plan. Holders of Liberty Secured Claims are deemed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code and are not entitled to vote on the Plan. For purposes of distributions under the Plan, each holder of a Liberty Secured Claim in LD Class 4 is considered to be in its own separate subclass within LD Class 4, and each such subclass is deemed to be a separate Class for purposes of the Plan.

On or as soon as practicable following the Effective Date, the Liquidating Debtors will select, in their sole discretion, one of the following alternative treatments for each Allowed Liberty Secured Claim in LD Class 4, which treatment will be in full and final satisfaction, settlement, release, and discharge of, and exchange for, such Allowed Liberty Secured Claim:

(a)      Abandonment or Surrender. The Liquidating Debtors will abandon or surrender to the holder of such Claim the property securing such Claim.

(b)      Cash Payment. The Liquidating Debtors will pay to the holder of such Claim, from the assets of Liberty, Cash equal to the amount of such Claim, or will pay from the assets of Liberty such lesser amount to which the holder of such Claim and the Liquidating Debtors will agree.

(c)      Unimpairment. The Liquidating Debtors will leave the rights of the holder of such Claim unimpaired or provide for such other treatment as necessary to otherwise satisfy the requirements of the Bankruptcy Code.

Each distribution to a holder of an Allowed Liberty Secured Claim under (b) above will be paid by the Liquidating Debtors from the assets of Liberty.

Any Liberty Unsecured Deficiency Claim asserted by a holder of an Allowed Liberty Secured Claim in LD Class 4 will be filed with the Bankruptcy Court within thirty (30) days following the date of the abandonment or surrender of such Creditor’s collateral or such Creditor’s receipt of its distribution under the Plan. Any such Allowed Liberty Unsecured Deficiency Claim will be treated in accordance with Section 5.8 of the Plan.

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5.	LD Class 5 – Alameda Bond Indemnity Claims

LD Class 5 is impaired under the Plan. Holders of Alameda Bond Indemnity Claims are entitled to vote on the Plan.

On or as soon as practicable following the Effective Date, the Liquidating Debtors will select, in their sole discretion, one or more of the following alternative treatments for each Allowed Alameda Bond Indemnity Claim, which treatment will be in full and final satisfaction, settlement, release, and discharge of, and exchange for, such Allowed Alameda Bond Indemnity Claim:

(a)      Resolution and Settlement. The Liquidating Debtors and the holder of such Claim will agree to the treatment of such Claim in a manner to be disclosed with the Bankruptcy Court.

(b)      Disallowance. The Liquidating Debtors will seek to have such Claim disallowed pursuant to Section 502(e) of the Bankruptcy Code to the extent that such Claim is for reimbursement or contribution of an entity that is liable with Alameda on or has secured the Claim of a Creditor.

(c)      Estimation and Allowance. The Liquidating Debtors will seek to have such Claim estimated by the Bankruptcy Court pursuant to Section 502(c) of the Bankruptcy Code. Any Claim that becomes an Allowed Alameda Bond Indemnity Claim pursuant to the foregoing will be treated in accordance with Section 5.6 of the Plan.

Distributions under (c) above to the holders of Allowed Alameda Bond Indemnity Claims will be limited to a share of the Alameda Unsecured Distribution, as set forth in Section 5.6 of the Plan.

6.	LD Class 6 – Alameda General Unsecured Claims

LD Class 6 is impaired under the Plan. Holders of Alameda General Unsecured Claims are entitled to vote on the Plan.

On or as soon as practicable following the Effective Date, each holder of an Allowed Alameda General Unsecured Claim will receive, in full and final satisfaction, settlement, release, and discharge of, and exchange for, such Allowed Alameda General Unsecured Claim, its Pro Rata share of the Alameda Unsecured Distribution.

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Distributions to the holders of Allowed Alameda General Unsecured Claims will be limited to a share of the Alameda Unsecured Distribution, as set forth above.

7.	LD Class 7 – Liberty Bond Indemnity Claims

LD Class 7 is impaired under the Plan. Holders of Liberty Bond Indemnity Claims are entitled to vote on the Plan.

On or as soon as practicable following the Effective Date, the Liquidating Debtors will select, in their sole discretion, one or more of the following alternative treatments for each Allowed Liberty Bond Indemnity Claim, which treatment will be in full and final satisfaction, settlement, release, and discharge of, and exchange for, such Allowed Liberty Bond Indemnity Claim:

(a)      Resolution and Settlement. The Liquidating Debtors and the holder of such Claim will agree to the treatment of such Claim in a manner to be disclosed with the Bankruptcy Court.

(b)      Disallowance. The Liquidating Debtors will seek to have such Claim disallowed pursuant to Section 502(e) of the Bankruptcy Code to the extent that such Claim is for reimbursement or contribution of an entity that is liable with Liberty on or has secured the Claim of a Creditor.

(c)      Estimation and Allowance. The Liquidating Debtors will seek to have such Claim estimated by the Bankruptcy Court pursuant to Section 502(c) of the Bankruptcy Code. Any Claim that becomes an Allowed Liberty Bond Indemnity Claim pursuant to the foregoing will be treated in accordance with Section 5.8 of the Plan.

Distributions under (c) above to the holders of Allowed Liberty Bond Indemnity Claims will be limited to a share of the Liberty Unsecured Distribution, as set forth in Section 5.8 of the Plan.

8.	LD Class 8 – Liberty General Unsecured Claims

LD Class 8 is impaired under the Plan. Holders of Liberty General Unsecured Claims are entitled to vote on the Plan.

On or as soon as practicable following the Effective Date, each holder of an Allowed Liberty General Unsecured Claim will receive, in full and final satisfaction, settlement, release, and

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discharge of, and exchange for, such Allowed Liberty General Unsecured Claim, its Pro Rata share of the Liberty Unsecured Distribution.

Distributions to the holders of Allowed Liberty General Unsecured Claims will be limited to a share of the Liberty Unsecured Distribution, as set forth above.

9.	LD Class 9 – Liquidating Debtor Pre-Relief Date Intercompany Claims

LD Class 9 is impaired under the Plan. Although the holders of Liquidating Debtor Pre-Relief Date Intercompany Claims are impaired under the Plan, they are Proponents of the Plan and hereby consent to the treatment of Liquidating Debtor Pre-Relief Date Intercompany Claims proposed under the Plan.

Allowed Liquidating Debtor Pre-Relief Date Intercompany Claims will be treated in accordance with Sections 5.6 or 5.8 of the Plan, as applicable.

Distributions to the holders of Allowed Liquidating Debtor Pre-Relief Intercompany Claims will be limited to a share of the Alameda Unsecured Distribution or the Liberty Unsecured Distribution, as set forth in Sections 5.6.2 or 5.8.2 of the Plan, as applicable.

10.	LD Class 10 – Liquidating Debtor Interests

LD Class 10 is impaired under the Plan. Holders of Liquidating Debtor Interests are deemed to reject the Plan under Section 1126(g) of the Bankruptcy Code and are not entitled to vote on the Plan.

Upon the Effective Date, all existing Liquidating Debtor Interests will be deemed extinguished and the holders of such Interests will not receive or retain any property on account of such Interests under the Plan. Ownership of each of Liberty and Alameda will vest in the Liquidating Debtor Representative upon the Effective Date in accordance with Section 6.2.5(d) of the Plan.

11.	Nonconsensual Confirmation

The Liquidating Debtors request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code in the event that not all impaired classes of Claims and Interests vote to accept the Plan in accordance with Section 1126 of the Bankruptcy Code.

E.	Implementation of the Plan

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The Plan will be implemented on the Effective Date. In addition to the provisions set forth elsewhere in the Plan regarding means of execution, the following will constitute the principal means for the implementation of the Plan.

1.	Reorganizing Debtors
a.	Formation of Newco

Prior to the Effective Date, the General Committee will take the steps necessary to form Newco. On the Effective Date, Newco will be deemed to own all of the ownership interests in Reorganized Woodside and Reorganized PHI.

b.	Management of Newco

Newco will be operated and governed in accordance with the New Charter Documents. The initial managers and officers of Newco will be identified by the General Committee prior to the commencement of the Confirmation Hearing. Each of the managers and officers of Newco will serve in accordance with applicable nonbankruptcy law and the Newco Charter Documents, as the same may be amended from time to time. From and after the Effective Date, the managers and officers of Newco will be selected and determined in accordance with the provisions of applicable law and the Newco Charter Documents.

c.	Funding of Newco

Funding for Newco from and after the Effective Date will be provided by Reorganized PHI or such other sources as Newco determines appropriate.

d.	Continued Existence

As of the Effective Date, each Reorganized Debtor will continue to maintain its separate legal existence for all purposes under the Plan, with each Reorganized Debtor retaining all the powers of a legal entity under applicable law. To the extent that any operating agreement of any Reorganized Debtor organized as a limited liability company, or the applicable limited liability company statute of the state of formation of any Reorganized Debtor organized as a limited liability company, provides for the dissolution of such Reorganized Debtor upon the bankruptcy of any member, or provides for the withdrawal or dissociation of any member of any such Reorganized Debtor upon the bankruptcy of such member, such dissolution, withdrawal or dissociation will be

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deemed voided and cured on the Effective Date, with retroactive effect to the applicable Petition Date.

e.	No Substantive Consolidation

Nothing in the Plan is intended to substantively consolidate the Estates of the Reorganized Debtors, and each such entity will maintain its separate corporate existence and its separate and distinct Estate Assets.

f.	Tax Status

As of the Effective Date, Reorganized Debtors will be treated as pass-through entities for tax purposes, and the Reorganized Debtor Subsidiaries will be treated as pass-through, disregarded, or corporate entities for tax purposes. Nothing in the Plan, however, prevents the Reorganized Debtors from taking any and all appropriate and necessary actions to alter, amend or modify the tax status of the Reorganized Debtors from and after the Effective Date.

g.	Revesting of Estate Assets

Upon the Effective Date, the Reorganized Debtors will be vested with all right, title and interest in the Estate Assets of the Reorganizing Debtors, including the Reorganizing Debtor Retained Claims and/or Defenses, and such property will become the property of the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests, except as set forth in the Plan. For the avoidance of doubt, each Reorganized Debtor will be vested on the Effective Date with the particular Estate Assets belonging to that Reorganizing Debtor prior to the Effective Date, including any Interests in other Reorganizing Debtors.

h.	Retained Claims and/or Defenses

Unless any Reorganizing Debtor Retained Claim and/or Defense is expressly waived, relinquished, released, compromised, or settled in the Plan or any Final Order (including, without limitation, the Confirmation Order), the Reorganizing Debtors and the Reorganized Debtors expressly reserve such Reorganizing Debtor Retained Claim and/or Defense for later adjudication by the Reorganized Debtors. The reservation set forth herein and in Section 6.1.8 of the Plan will include, without limitation, a reservation by the Reorganizing Debtors and the Reorganized Debtors of any Reorganizing Debtor Retained Claims and/or Defenses not specifically identified in the Plan

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or Disclosure Statement, or of which the Reorganizing Debtors and/or the Restructured Equity Holders may presently be unaware, or which may arise or exist by reason of additional facts or circumstances unknown to the Reorganizing Debtors and/or the Restructured Equity Holders at this time or facts or circumstances that may change or be different from those the Reorganizing Debtors and/or the Restructured Equity Holders now believe to exist and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise), or laches will apply to such Reorganizing Debtor Retained Claims and/or Defenses upon or after the Confirmation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except where such Reorganizing Debtor Retained Claims and/or Defenses have been expressly waived, relinquished, released, compromised, or settled in the Plan or a Final Order. Following the Effective Date, the Reorganized Debtors may assert, compromise or dispose of the Reorganizing Debtor Retained Claims and/or Defenses without further notice to Creditors or authorization of the Bankruptcy Court. Notwithstanding the foregoing and anything to the contrary in Sections 10.2 and 10.3 of the Plan, nothing in the Plan or the Confirmation Order will prejudice or affect: (1) any rights of any Person to assert Claims, including Administrative Claims, against the Debtors, the Reorganized Debtors, or the Estates by way of offset, recoupment, or counterclaim to the extent permitted by applicable law; and/or (2) any defense to any Causes of Action or Defenses asserted by the Debtors, the Reorganized Debtors, or the Estates.

Party in interest, Zions, asserts that any and all Reorganizing Debtor Retained Claims and/or Defenses and Liquidating Debtor Retained Claims and/or Defenses with respect to any tax refunds paid to the Debtors’ equity holders are subject to the claims of third parties, including Zions, to the extent such tax refunds are attributable to non-Debtors, and that all such third party claims will be unaffected by the Plan.

i.	Issuance of Restructured Debt and Restructured Equity

On the Effective Date, Newco will be authorized and directed to take any and all necessary and appropriate actions to issue and deliver the Restructured Debt and the Restructured Equity in accordance with the Plan.

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The terms of the Restructured Debt, to be issued by Newco, will be set forth in the Restructured Debt Documents (substantially in the forms attached as Exhibit D of the Plan). The Restructured Debt will be governed by the terms and conditions set forth in the Indenture (substantially in the form attached as Exhibit D to the Plan). Among other things, the Restructured Debt will (i) be in the maximum principal amount of $315 million; (ii) bear non-default interest at 7% per annum, payable in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on December 31, 2009, with certain amounts of principal payable quarterly commencing December 31, 2010; (iii) bear default interest at 9% per annum; (iv) have a stated maturity date of December 31, 2012 (or if certain conditions are satisfied, December 31, 2013); (v) be guaranteed by the Reorganized Debtors; (vi) secured by perfected first priority security interests (subject only to certain permitted liens) in Newco’s and the Reorganized Debtors’ assets (other than real property), including all capital stock and cash of the Reorganized Debtors; (vii) have certain rights to require repurchase by Newco in the event of a “Change of Control” and subject to certain conditions and other provisions; and (viii) be subject to redemption at Newco’s option at any time (other than in respect of a “Change in Control”) upon prior notice to the applicable holder(s).

The Restructured Equity will be issued in the form of New Common Interests. The New Common Interests to be issued pursuant to the Plan will represent at least ninety-fine percent (95%) of the ownership interests in Newco. Newco may require, as a condition to the issuance of any New Common Interests, that each recipient of New Common Interests execute and deliver a copy of the Newco Charter Documents and thereby become a member of Newco. Pursuant to the Limited Liability Company Agreement of Newco (substantially in the form attached to the Plan as Exhibit B), (i) on or as soon as practicable after the Effective Date, Newco will issue to the applicable holders of Allowed Claims as of the Effective Date certain “Class A Units” of Newco; (ii) on the Effective Date, Newco will reserve for issuance certain “Class B Units” of Newco for issuance (a) to holders of Disputed Claims whose Disputed Claims become Allowed Claims after the Effective Date and (b) to holders of “Class A Units” and “Class B Units” as necessary to adjust their respective pro rata holdings of “Units” as a result of any Disputed Claims being rejected or otherwise resolved without becoming an Allowed Claim under the Plan after the Effective Date; and (iii) on the

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Effective Date, Newco will reserve for issuance an aggregate number of “Class C Units” of Newco corresponding to 5% of all outstanding “Units” of Newco on a fully-diluted basis for issuance to certain directors, officers and employees of Newco and the Reorganized Debtors as incentive equity. All holders of New Common Interests will (1) have certain preemptive rights to purchase any “New Units” that Newco may, from time to time, propose to sell and issue; (2) have certain rights to cash distributions by Newco as set forth in Article 11 of the Limited Liability Agreement; and (3) be subject to certain transfer restrictions as set forth in Article 12 of the Limited Liability Agreement.

j.	Participation in the Plan by Newco

Newco agrees to and will issue the Restructured Equity and Restructured Debt pursuant to the Plan and will perform any other obligations under the Plan to be performed by it. In connection therewith, Newco submits to and will be subject to the jurisdiction of the Bankruptcy Court in respect of such agreement and the terms of the Plan. Newco acknowledges that it will be a participant in the Plan.

k.	Post-Effective Date Operations

From and after the Effective Date, the Reorganized Debtors will continue to engage in business with the goal of maximizing the value of the Estate Assets applicable to the Reorganized Debtors, and, subject to Article 7 and Article 11 of the Plan, the Reorganized Debtors will continue such business without supervision by the Bankruptcy Court and free of any restrictions under the Bankruptcy Code or the Bankruptcy Rules. The Reorganized Debtors will be authorized, without limitation, to use and dispose of the Estate Assets of the Reorganized Debtors, to insure the Estate Assets of the Reorganized Debtors, to borrow money, to employ and compensate Agents, to reconcile and object to Claims, and to make distributions to Creditors in accordance with the Plan.

Funding for the Reorganized Debtors from and after the Effective Date will be provided from a combination of Cash on hand, proceeds of ongoing operations, asset dispositions, and if necessary, Post-Effective Date Financing.

The initial managers, directors and officers of the Reorganized Debtors will be identified by the Debtors prior to the commencement of the Confirmation Hearing. Each of the managers, directors and officers of the Reorganized Debtors will serve in accordance with applicable

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nonbankruptcy law and the Reorganized Debtors’ Charters, as the same may be amended from time to time. From and after the Effective Date, the managers, directors and officers of the Reorganized Debtors will be selected and determined in accordance with the provisions of applicable law and the Reorganized Debtors’ Charters.

Upon the Effective Date, and without any further action by the members, managers, shareholders, partners, or directors of the Reorganized Debtors, the Reorganized Debtors’ Charters will be deemed amended (a) to the extent necessary, to incorporate the provisions of the Plan, (b) to prohibit the issuance by the Reorganized Debtors of nonvoting securities to the extent required under Section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such Charters as permitted by applicable law, and (c) to the extent necessary, to permit the pledge of capital stock, membership interests, partnership interests, limited partnership interests or other equity interest in any of the Reorganized Debtors as collateral security for obligations under the Restructured Debt Documents (i) without the consent of such Reorganized Debtor or any stockholder, member or partner of such Reorganized Debtor, (ii) without compliance with any right of first refusal or other transfer restriction set forth in such Charters and (iii) without the withdrawal or dissociation of any member or partner of such Reorganized Debtor, and (d) to the extent necessary, to provide that the pledgee under any such pledge shall not become a stockholder, member or partner of such Reorganized Debtor (and shall not be entitled to receive dividends or distributions, have the right to vote or exercise any other rights and privileges of a stockholder, partner or member of such Reorganized Debtor, all of which rights and privileges shall initially be retained by the pledgor as of the Effective Date) until such pledgee’s exercise of its remedies under the Restructured Debt Documents and any security agreements and pledge agreements contemplated by the Restructured Debt Documents or such other time as such rights and privileges are otherwise expressly conveyed to the pledgee.

2.	Liquidating Debtors
a.	Continued Existence

As of the Effective Date, each Liquidating Debtor will continue to maintain its separate legal existence for all purposes under the Plan, with each Liquidating Debtor retaining all the powers of a

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legal entity under applicable law, provided, however, that the Liquidating Debtors’ sole purpose from and after the Effective Date will be to make distributions to Creditors consistent with the Plan, liquidate Estate Assets of the Liquidating Debtors pursuant to Section 6.2.5 of the Plan, and to otherwise effectuate the terms of the Plan as it relates to the Liquidating Debtors. To the extent that any operating agreement of any Liquidating Debtor organized as a limited liability company, or the applicable limited liability company statute of the state of formation of any Liquidating Debtor organized as a limited liability company, provides for the dissolution of such Liquidating Debtor upon the bankruptcy of any member, or provides for the withdrawal of any member of any such Liquidating Debtor upon the bankruptcy of such member, such dissolution or withdrawal will be deemed voided and cured on the Effective Date, with retroactive effect to the applicable Petition Date.

b.	No Substantive Consolidation

Nothing in the Plan is intended to substantively consolidate the Estates of the Liquidating Debtors, and each such entity will maintain its separate corporate existence and its separate and distinct Estate Assets.

c.	Revesting of Estate Assets

Upon the Effective Date, the Liquidating Debtors will be vested with all right, title and interest in the Estate Assets of the Liquidating Debtors, and such property will become the property of the Liquidating Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests, except as set forth in the Plan. For the avoidance of doubt, each Liquidating Debtor will be vested on the Effective Date with the particular Estate Assets belonging to that Liquidating Debtor prior to the Effective Date, excluding any Interests in other Liquidating Debtors.

d.	Retained Claims and/or Defenses

Unless any Liquidating Debtor Retained Claim and/or Defense is expressly waived, relinquished, released, compromised, or settled in the Plan or any Final Order (including, without limitation, the Confirmation Order), the Liquidating Debtors expressly reserve such Liquidating Debtor Retained Claim and/or Defense for later adjudication by the Liquidating Debtors. The reservation set forth herein and in Section 6.2.4 of the Plan will include, without limitation, a

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reservation by the Liquidating Debtors of any Potential Insider Litigation and any Liquidating Debtor Retained Claims and/or Defenses not specifically identified in the Plan or Disclosure Statement, or of which the Liquidating Debtors may presently be unaware, or which may arise or exist by reason of additional facts or circumstances unknown to the Liquidating Debtors at this time or facts or circumstances that may change or be different from those the Liquidating Debtors now believe to exist and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise), or laches will apply to such Liquidating Debtor Retained Claims and/or Defenses upon or after the Confirmation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except where such Liquidating Debtor Retained Claims and/or Defenses have been expressly waived, relinquished, released, compromised, or settled in the Plan or a Final Order. Following the Effective Date, the Liquidating Debtors may assert, compromise or dispose of the Liquidating Debtor Retained Claims and/or Defenses without further notice to Creditors or authorization of the Bankruptcy Court. Notwithstanding the foregoing and anything to the contrary in Sections 10.2 and 10.3 of the Plan, nothing in the Plan or the Confirmation Order will prejudice or affect: (1) any rights of any Person to assert Claims, including Administrative Claims, against the Debtors, the Liquidating Debtors, or the Estates by way of offset, recoupment, or counterclaim to the extent permitted by applicable law; and/or (2) any defense to any Causes of Action or Defenses asserted by the Debtors, the Liquidating Debtors, or the Estates.

e.	Post-Effective Date Operations

From and after the Effective Date, the Liquidating Debtors will make distributions to Creditors consistent with the Plan and otherwise hold and liquidate all Estate Assets of the Liquidating Debtors and property of the Liquidating Debtors’ Estates for the benefit of Creditors (including by winding down the Liquidating Debtor Subsidiaries), in accordance with the provisions of the Plan. The Liquidating Debtors will not be required to post a bond in favor of the United States. The Liquidating Debtors will be authorized, without limitation, to use and dispose of the Estate Assets of the Liquidating Debtors, to insure the Estate Assets of the Liquidating Debtors, to

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employ and compensate Agents, to reconcile and object to Claims, and to make distributions to Creditors in accordance with the Plan.

Funding for Alameda from and after the Effective Date will be provided from Alameda’s Cash on hand, dispositions of Estate Assets of Alameda, or Post-Effective Date Financing obtained by Alameda. Funding of Liberty from and after the Effective Date will be provided from Liberty’s Cash on hand, dispositions of Estate Assets of Liberty, or Post-Effective Date Financing obtained by Liberty. The Debtors will file with the Court prior to the Voting Deadline as part of the Plan Supplement a description of any proposed Post-Effective Date Financing if that option is elected.

From and after the Effective Date, subject to the oversight of their respective Liquidating Debtor Supervisory Boards, the Liquidating Debtors will each be managed and administered through a separate and independent Liquidating Debtor Representative, who will be appointed as sole officer of each such Liquidating Debtor, and will have full authority to execute the provisions of the Plan. The initial Liquidating Debtor Representative of Alameda will be selected by the Alameda Committee and the initial Liquidating Debtor Representative of Liberty will be selected by the Debtors prior to the Confirmation Hearing. Any successor thereto will be appointed by majority vote of Alameda’s or Liberty’s Liquidating Debtor Supervisory Board, as the case may be, after the Effective Date. Each Liquidating Debtor Supervisory Board will have supervisory authority over their respective Liquidating Debtor Representative. The Liquidating Debtor Supervisory Boards of Alameda and Liberty will be selected by the Alameda Committee and by the Debtors, respectively, prior to the Confirmation Hearing. Each Liquidating Debtor Supervisory Board will consist of three (3) Persons. In the event that a Liquidating Debtor Representative or a member of the Liquidating Debtor Supervisory Board can no longer carry out his or her duties (by reason of death, resignation or disability), the remaining members of the Liquidating Debtor Supervisory Board will appoint a successor within ninety (90) days.

Upon the Effective Date, and without any further action by the members or managers of the Liquidating Debtors, the Liquidating Debtors’ Charters will be deemed amended (a) to the extent necessary, to incorporate the provisions of the Plan and limit the activities of the Liquidating Debtors to the implementation of the Plan and to matters reasonably incidental thereto, and (b) to prohibit the

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issuance by the Liquidating Debtors of nonvoting securities to the extent required under Section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such Charters as permitted by applicable law. The Charters of Liberty and Alameda will be restated to cause ownership of each of Liberty and Alameda to vest in the respective Liquidating Debtor Representative for each of Alameda and Liberty. The Debtors will file with the Plan Supplement any material modifications to the Charters of Liberty and Alameda.

f.	Intercompany Disputes

On and after the Effective Date, Liberty and Alameda will have the right to pursue Claims against one another and against the Reorganizing Debtors, including any Reorganized Debtor Retained Claim and/or Defense and any Liquidating Debtor Retained Claim and/or Defense, as applicable.

3.	Creditors’ Committees

On the Effective Date, each of the General Committee and the Alameda Committee will be dissolved and the members of each Committee will be released and discharged from any further authority, duties, responsibilities, liabilities and obligations related to, or arising from, the Chapter 11 Cases, except that the Committees will continue in existence and have standing and capacity to prepare and prosecute applications for the payment of fees and reimbursement of expenses incurred by the Committees or their Professionals. Following the Effective Date, subject to actual conflicts of interest, none of the General Committee’s professionals will be precluded from representing the Reorganized Debtors.

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4.	Final Decree

At any time following the Effective Date, the Reorganized Debtors will be authorized to file a motion for the entry of a final decree closing the Chapter 11 Cases of the Reorganized Debtors pursuant to Section 350 of the Bankruptcy Code. At any time following the Effective Date, the Liquidating Debtors will be authorized to file a motion for the entry of a final decree closing the Chapter 11 Cases of the Liquidating Debtors pursuant to Section 350 of the Bankruptcy Code.

F.	Provisions Governing Distributions
1.	Distributions by the Debtors

The Reorganized Debtors will administer Claims and make distributions in respect of Allowed Claims against the Reorganized Debtors. The Liquidating Debtors will administer Claims and make distributions in respect of Allowed Claims against the Liquidating Debtors. Distributions to be made by the Reorganized Debtors or the Liquidating Debtors, as applicable, may be made by any Person designated or retained by the Reorganized Debtors or the Liquidating Debtors, as applicable, to serve as disbursing agent without the need for any further order of the Bankruptcy Court.

2.	Distributions on Account of Claims Allowed as of the Effective Date.

Except as otherwise provided in the Plan, a Final Order, or as agreed by the relevant parties, distributions on account of Allowed Claims that become Allowed prior to the Effective Date will be made by the Reorganized Debtors or the Liquidating Debtors, as applicable, on or as soon as reasonably practicable after the Effective Date.

3.	Estimation.

In order to establish reserves under this Plan and avoid undue delay in the administration of the Chapter 11 Cases, the Debtors, the Reorganized Debtors, and the Liquidating Debtors will have the right to seek an order of the Bankruptcy Court pursuant to Section 502(c) of the Bankruptcy Code, estimating the amount of any Claim.

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4.	Distributions on Account of Claims Allowed After the Effective Date.
a.	Distributions on Account of Disputed Claims and Estimated Claims

Except as otherwise provided in the Plan, a Final Order, or as agreed by the relevant parties, distributions on account of Disputed Claims and Estimated Claims that become Allowed after the Effective Date will be made by the Reorganized Debtors or the Liquidating Debtors, as applicable, at such periodic intervals as the Reorganized Debtors or the Liquidating Debtors, as applicable, determine to be reasonably prudent.

b.	No Distributions Pending Allowance

Notwithstanding anything herein or the Plan to the contrary: (a) no distribution will be made with respect to any Disputed Claim or Estimated Claim until such Claim becomes an Allowed Claim, and (b) unless determined otherwise by the Reorganized Debtors or the Liquidating Debtors in their sole and absolute discretion, as applicable, no distribution will be made to any Person that holds both an Allowed Claim and either a Disputed Claim or an Estimated Claim until such Person’s Disputed Claims and Estimated Claims have been resolved by settlement or Final Order.

c.	Objection Deadline

The Reorganized Debtors or the Liquidating Debtors, as applicable, will file all objections to Disputed Claims, and will file all motions to estimate Claims under Section 502(c) of the Bankruptcy Code, on or before the Claims Objection Deadline.

d.	Reorganizing Debtor Disputed and Estimated Claims Reserve

On and after the Effective Date, the Reorganized Debtors will maintain in reserve such Cash and Restructured Debt as the Reorganized Debtors estimate to be necessary to satisfy the distributions required to be made under the Plan if each Disputed Claim and Estimated Claim against the Reorganized Debtors becomes an Allowed Claim against the Reorganized Debtors. For purposes of determining Cash and Restructured Debt to be reserved, the Restructured Debt will be deemed distributed as of the Effective Date regardless of the date on which it is actually issued or otherwise distributed to the holders of Disputed Claims or Estimated Claims that become Allowed Claims after the Effective Date. For the avoidance of doubt, distributions of Restructured Debt to any Person

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holding a Disputed Claim or Estimated Claim against the Reorganized Debtors that becomes an Allowed Claim against the Reorganized Debtors after the Effective Date will be made together with any payments or other distributions that would have been made to such Person had its Disputed Claim or Estimated Claim become an Allowed Claim prior to the Effective Date.

On or as soon as practicable after the Effective Date, the Reorganized Debtors will distribute to those holders of Allowed Claims that are entitled to receive Restructured Equity on the Effective Date a distribution of each such holder’s Estimated Initial Pro Rata Share of Restructured Equity. With respect to any Disputed Claim or Estimated Claim that becomes an Allowed Claim entitled to receive Restructured Equity after the Effective Date, on the next distribution date following the date on which such Disputed Claim or Estimated Claim becomes an Allowed Claim, the Reorganized Debtors will distribute to the holder of such Allowed Claim its Estimated Additional Pro Rata Share of Restructured Equity. On each distribution date, the Reorganized Debtors will distribute to the holders of Restructured Equity a True-Up Equity Distribution, as applicable. After all Disputed Claims and Estimated Claims have become Allowed Claims or otherwise been disallowed, on the next distribution date, the Reorganized Debtors will make a final distribution of Restructured Equity such that each holder of Restructured Equity (including any holder of an Allowed Claim who first becomes entitled to receive Restructured Equity on such distribution date) has received its Actual Pro Rata Share of Restructured Equity. The Newco Charter Documents will be structured in a manner that authorizes the issuance and/or reserve of sufficient New Common Interests to permit the distributions set forth above. For purposes of determining distributions in respect of dividends, the Restructured Equity will be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated or otherwise distributed to the holders of Disputed Claims or Estimated Claims that become Allowed Claims after the Effective Date. For the avoidance of doubt, distributions of Restructured Equity to any Person holding a Disputed Claim or Estimated Claim against the Reorganized Debtors that becomes an Allowed Claim against the Reorganized Debtors after the Effective Date will be made together with any dividends, payments or other distributions that would have been made to such Person had its Disputed Claim or Estimated Claim become an Allowed Claim prior to the Effective Date.

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e.	Liquidating Debtor Disputed and Estimated Claims Reserve

On and after the Effective Date, the Liquidating Debtors will maintain in reserve such Cash as the Liquidating Debtors estimate to be necessary to satisfy the distributions required to be made under the Plan if each Disputed Claim and Estimated Claim against the Liquidating Debtors becomes an Allowed Claim against the Liquidating Debtors. For the avoidance of doubt, distributions by the Liquidating Debtors to any Person holding a Disputed Claim or Estimated Claim against the Liquidating Debtors that becomes an Allowed Claim against the Liquidating Debtors after the Effective Date will be made together with any payments or other distributions that would have been made to such Person had its Disputed Claim or Estimated Claim become an Allowed Claim prior to the Effective Date.

f.	Settling Disputed Claims

The Reorganized Debtors or the Liquidating Debtors, as applicable, will be authorized to settle, or withdraw any objections to, any Disputed Claims following the Effective Date pursuant to procedures as authorized by the Bankruptcy Court.

5.	Distributions in Cash

The Reorganized Debtors or the Liquidating Debtors, as applicable, will make any required Cash payments to the holders of Allowed Claims: (X) in U.S. dollars by check, draft or warrant, drawn on a domestic bank selected by the Reorganized Debtors or the Liquidating Debtors, in each case in their sole discretion, or by wire transfer from a domestic bank, at the Reorganized Debtors’ or the Liquidating Debtors’ option, as applicable and (Y) by first-class mail (or by other equivalent or superior means as determined by the Reorganized Debtors or the Liquidating Debtors, as applicable).

6.	Unclaimed Distributions

Any entity which fails to claim any Cash within one hundred twenty (120) days from the date upon which a distribution is first made to such entity will forfeit all rights to any distribution under the Plan and the Reorganized Debtors or the Liquidating Debtors, as applicable, will be authorized to cancel any distribution that is not timely claimed. Pursuant to Section 347(b) of the Bankruptcy

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Code, upon forfeiture, such Cash (including interest thereon, if any) will revert to the applicable Reorganized Debtors or Liquidating Debtors, as the case may be, free of any restrictions under the Plan, the Bankruptcy Code or the Bankruptcy Rules. Upon forfeiture, the claim of any Creditor with respect to such funds will be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary, and such Creditors will have no claim whatsoever against the Reorganized Debtors or the Liquidating Debtors or any holder of an Allowed Claim to whom distributions are made by the Reorganized Debtors or the Liquidating Debtors, as applicable.

7.	Setoff

Nothing contained in the Plan will constitute a waiver or release by the Debtors of any right of setoff or recoupment the Debtors may have against any Creditor. To the extent permitted by applicable law, the Reorganized Debtors or the Liquidating Debtors, as applicable, may, but are not required to, set off or recoup against any Claim and the payments or other distributions to be made under the Plan in respect of such Claim, claims of any nature whatsoever that arose before the Petition Date that the Debtors may have against the holder of such Claim or Interest. Notwithstanding the foregoing or anything to the contrary in Sections 10.2 or 10.3 of the Plan, nothing in the Plan or the Confirmation Order will prejudice or affect: (1) any rights of any Person to assert Claims, including Administrative Claims, against the Debtors, the Reorganized Debtors, the Liquidating Debtors, or the Estates by way of offset, recoupment, or counterclaim to the extent permitted by applicable law; and/or (2) any defense to any Causes of Action or Defenses asserted by the Debtors, the Reorganized Debtors, the Liquidating Debtors, or the Estates.

8.	Taxes

Pursuant to Section 346(f) of the Bankruptcy Code, the Reorganized Debtors or the Liquidating Debtors, as applicable, will be entitled to deduct any federal, state or local withholding taxes from any Cash payments made with respect to Allowed Claims, as appropriate. The Reorganized Debtors or the Liquidating Debtors, as applicable, will be authorized to take all actions necessary to comply with applicable withholding and recording requirements. Notwithstanding any other provision of the Plan, each holder of an Allowed Claim that has received a distribution of Cash

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will have sole and exclusive responsibility for the satisfaction or payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligation, on account of such distribution. For tax purposes, distributions received in respect of Allowed Claims will be allocated first to the principal amount of such Claims, with any excess allocated to unpaid accrued interest.

9.	De Minimis Distributions

If any interim distribution under the Plan to the holder of an Allowed Claim would be less than $100.00, the Reorganized Debtors or the Liquidating Debtors, as applicable, may withhold such distribution until a final distribution is made to such holder. If any final distribution under the Plan to the holder of an Allowed Claim would be less than $25.00, the Reorganized Debtors or the Liquidating Debtors, as applicable, may cancel such distribution. Any unclaimed distributions pursuant hereto and Section 7.9 of the Plan will be treated as unclaimed property under Section 7.6 of the Plan.

G.	Executory Contracts and Unexpired Leases
1.	Assumption

On the Effective Date, pursuant to Section 1123(b)(2) of the Bankruptcy Code, the Reorganized Debtors or the Liquidating Debtors, as applicable, will assume the executory contracts and unexpired leases of the Debtors that: (a) have been expressly identified in the Plan Supplement (together with any additions, deletions, modifications or other revisions to such exhibit as may be made by the Proponents prior to the Confirmation Date), and (b) are specified in this Article 8 of the Plan. Each executory contract and unexpired lease listed in the Plan Supplement will include any modifications, amendments and supplements to such agreement, whether or not listed in the Plan Supplement.

2.	Rejection

Except as set forth in Article 8 of the Plan, on the Effective Date, pursuant to Section 1123(b)(2) of the Bankruptcy Code, the Reorganized Debtors or the Liquidating Debtors, as

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applicable, will reject any and all executory contracts and unexpired leases of the Debtors otherwise not identified in Section 8.1 of the Plan, including, without limitation, those executory contracts and unexpired leases expressly identified for rejection in the Plan Supplement (together with any additions, deletions, modifications or other revisions to such exhibit as may be made by the Proponents prior to the Confirmation Date). Any Person asserting any Claim for damages arising from the rejection of an executory contract or unexpired lease of the Debtors under the Plan will file such Claim on or before the Rejection Claim Bar Date, or be forever barred from: (a) asserting such Claim against the Reorganized Debtors, the Liquidating Debtors, the Debtors or the Estate Assets, and (b) sharing in any distribution under the Plan.

3.	Assumption Obligations

The Reorganized Debtors or the Liquidating Debtors, as applicable, will satisfy all Assumption Obligations, if any, by making a Cash payment in the manner provided in Section 2.2 of the Plan, equal to the amount specified in the Plan Supplement, unless an objection to such proposed amount is filed with the Bankruptcy Court and served on counsel to the Debtors on or prior to the date set by the Bankruptcy Court for filing objections to Confirmation of the Plan and the Bankruptcy Court, after notice and hearing, determines that the applicable Debtor is obligated to pay a different amount under Section 365 of the Bankruptcy Code, in which case, the applicable Debtor will have the right within ten (10) days after such determination to seek an order of the Bankruptcy Court rejecting such executory contract or unexpired lease. Any Person that fails to object to the Assumption Obligation specified in the Plan Supplement on or prior to the date set by the Bankruptcy Court for filing objections to Confirmation of the Plan will be forever barred from: (a) asserting any other, additional or different amount on account of such obligation against the Reorganized Debtors, the Debtors or the Estate Assets, and (b) sharing in any other, additional or different distribution under the Plan on account of such obligation.

4.	Effect of Confirmation Order

The Confirmation Order will constitute an order of the Bankruptcy Court approving, as of the Effective Date, the assumption or rejection by the Reorganized Debtors or the Liquidating Debtors,

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as the case may be, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of all executory contracts and unexpired leases identified under this Article 8 of the Plan. The contracts and leases identified in the Plan will be assumed or rejected, respectively, only to the extent that such contracts or leases constitute pre-petition executory contracts or unexpired leases of the Debtors, and the identification of such agreements under the Plan does not constitute an admission with respect to the characterization of such agreements or the existence of any unperformed obligations, defaults, or damages thereunder. The Plan does not affect any executory contracts or unexpired leases that: (a) have been assumed, rejected or terminated prior to the Confirmation Date, or (b) are the subject of a pending motion to assume, reject or terminate as of the Confirmation Date.

4.	Post-Petition Agreements

Unless inconsistent with the provisions of the Plan, all contracts, leases and other agreements entered into or restated by the Debtors on or after their respective Petition Dates, or previously assumed by any of the Debtors prior to the Confirmation Date (or the subject of a pending motion to assume by either of the Debtors as of the Confirmation Date that is granted by the Bankruptcy Court), which have not expired or been terminated in accordance with their terms, will be performed by the Debtors in the ordinary course of business and will survive and remain in full force and effect following the Effective Date.

5.	Insurance of Debtors

Except as set forth in the Plan Supplement, any insurance policy acquired for the benefit of the Debtors (or any officers and directors of any of the Debtors) before or after the Petition Date will remain in full force and effect after the Effective Date according to its terms.

6.	Employee Benefit Programs

Except as set forth in the Plan Supplement, all Employee Benefit Programs will be treated as “executory contracts” and will be assumed by the Reorganized Debtors pursuant to Sections 365 and 1123(b)(2) of the Bankruptcy Code by operation of the Plan. The Debtors do not provide “retiree benefits” as that term is defined in Section 1114(a) of the Bankruptcy Code. Therefore, on and after

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the Effective Date, the Debtors will not pay retiree benefits.

7.	Employee Licensee Obligations

Except as set forth in the Plan Supplement, from and after the Effective Date, the Reorganized Debtors will honor and satisfy any and all Employee Licensee Obligations, whenever they may come due, in the ordinary course of business, and will indemnify and hold harmless any Employee Licensee in connection with any and all claims relating to the Employee Licenses.

8.	Reorganizing Debtor Warranty Claims

Except as set forth in the Plan Supplement, from and after the Effective Date, the Reorganized Debtors will reject, and will have no further responsibility to honor or satisfy, any Reorganizing Debtor Warranty Claims.

9.	Customer Deposits

Except as set forth in the Plan Supplement, from and after the Effective Date, the Reorganized Debtors will be permitted and authorized to honor and apply all Customer Deposits against pending home purchases in the ordinary course of the Reorganized Debtors’ businesses.

10.	Assessment Bond Obligations

Except as set forth in the Plan Supplement, from and after the Effective Date, the Reorganized Debtors will be permitted and authorized to honor and satisfy all Assessment Bond Obligations in the ordinary course of their businesses.

H.	Conditions Precedent

The following are conditions precedent to confirmation of the Plan:

(i)       The Bankruptcy Court will have entered a Final Order approving a Disclosure Statement with respect to the Plan in form and substance satisfactory to the Proponents; and

(ii)      The Confirmation Order will be in a form and substance reasonably acceptable to the Proponents.

The following are conditions precedent to the occurrence of the Effective Date:

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                                 (a)      The Confirmation Date will have occurred;
                                 (b)      The Confirmation Order will be a Final Order;

(c)      No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code has been made, or, if made, remains pending;

(d)      The Debtors (in consultation with the General Committee) will have determined that sufficient Claims have become Allowed Claims so as to permit a distribution under the Plan;

(e)      The Debtors (in consultation with the General Committee) will have determined that all Disputed Claims and Estimated Claims have been sufficiently resolved or estimated so as to reserve for such Claims in accordance with Sections 7.3.4 and 7.3.5 of the Plan; and

(f)       The Debtors will have received any authorization, consent, regulatory approval, ruling, letter, opinion or other documents that may be necessary to implement the Plan or that is required by any law, regulation or order.

Conditions to Confirmation and the Effective Date may be waived, in whole or in part, by the Proponents at any time without notice, an order of the Bankruptcy Court, or any further action other than proceeding to Confirmation and consummation of the Plan.

I.	Effects of Confirmation
1.	Binding Effect

The rights afforded under the Plan and the treatment of all Claims and Interests under the Plan will be the sole and exclusive remedy on account of such Claims against, and Interests in the Reorganizing Debtors, the Reorganized Debtors, the Liquidating Debtors, and the Estate Assets, including any interest accrued on such Claims from and after the pertinent Petition Date or interest which would have accrued but for the commencement of the Chapter 11 Cases. The distributions made pursuant to the Plan will be in full and final satisfaction, settlement, release and discharge of the Allowed Claims on account of which such distributions are made. Confirmation of the Plan will bind and govern the acts of the Reorganized Debtors, the Liquidating Debtors, and all holders of all

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Claims against, and Interests in the Debtors, whether or not: (i) a proof of Claim or proof of Interest is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code; (ii) a Claim or Interest is allowed pursuant to Section 502 of the Bankruptcy Code, or (iii) the holder of a Claim or Interest has accepted the Plan.

2.	Property Revests Free and Clear

Upon the Effective Date, title to all remaining Estate Assets of the Reorganizing Debtors will vest in the Reorganized Debtors for the purposes contemplated under the Plan and will no longer constitute property of the Reorganizing Debtors’ Estates. Upon the Effective Date, title to all remaining Estate Assets of the Liquidating Debtors will vest in the Liquidating Debtors for the purposes contemplated under the Plan and will no longer constitute property of the Liquidating Debtors’ Estates. Except as otherwise provided in the Plan, upon the Effective Date, all Estate Assets will be free and clear of all Claims and Interests, including Liens, charges or other encumbrances of Creditors of the Debtors.

3.	Discharge and Permanent Injunction

Except as otherwise set forth in the Plan, Confirmation of the Plan will discharge the Reorganizing Debtors and the Reorganized Debtors from all Claims or other debts that arose at any time before the Effective Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (a) a proof of claim based on such debt is filed or deemed filed under Section 501 of the Bankruptcy Code; (b) a Claim based on such debt is Allowed under Section 502 of the Bankruptcy Code; or (c) the holder of a Claim has accepted the Plan. As of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or any other right that is terminated under the Bankruptcy Code or the Plan are permanently enjoined, to the full extent provided under Section 524(a) of the Bankruptcy Code, from “the commencement or continuation of an action, the employment of process, or an act, to collect, recover or offset any such debt as a personal liability” of the Reorganizing Debtors, the Reorganized Debtors or the Liquidating Debtors, except as otherwise set forth in the Plan. Nothing contained in the foregoing discharge will, to the full extent provided under Section 524(e) of the

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Bankruptcy Code, affect the liability of any other entity on, or the property of any other entity for, any debt of the Debtors that is discharged under the Plan.

4.	Limitation of Liability

The Reorganizing Debtors, the Reorganized Debtors, the Liquidating Debtors and each of their respective Agents will have all of the benefits and protections afforded under Section 1125(e) of the Bankruptcy Code and applicable law.

5.	Exoneration and Reliance

The Reorganizing Debtors, the Reorganized Debtors, the Liquidating Debtors, the General Committee, the Alameda Committee and each of their respective Agents, will not be liable, other than for gross negligence or willful misconduct, to any holder of a Claim or Interest or any other entity with respect to any action, omission, forbearance from action, decision, or exercise of discretion taken at any time after the Relief Date in connection with the Chapter 11 Cases or the negotiation, formulation, development, proposal, disclosure, Confirmation or implementation of the Plan. The Reorganizing Debtors, the Reorganized Debtors, the Liquidating Debtors, the General Committee, the Alameda Committee and each of their respective Agents may reasonably rely upon the opinions of their respective counsel, accountants, and other experts and professionals and such reliance, if reasonable, will conclusively establish good faith and the absence of gross negligence or willful misconduct; provided however, that a determination that such reliance is unreasonable will not, by itself, constitute a determination or finding of bad faith, gross negligence or willful misconduct.

J.	Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain jurisdiction over the Chapter 11 Cases after the Effective Date to the extent legally permissible, including, without limitation, jurisdiction as to the enumerated matters set forth in Article 11 of the Plan.

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K.	Amendment and Withdrawal of the Plan

At any time before the Confirmation Date, the Proponents may alter, amend, or modify the Plan, subject only to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. After the Confirmation Date, the Proponents may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, or as otherwise may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially and adversely affect the treatment of holders of Claims under the Plan; provided, however, that prior notice of such proceedings will be served in accordance with the Bankruptcy Rules or applicable order of the Bankruptcy Court.

The Proponents reserve the right to revoke or withdraw the Plan. If the Plan is withdrawn or revoked, then the Plan will be deemed null and void, and nothing contained in the Plan will be deemed a waiver of any Claims by or against the Debtors or any other Person in any further proceedings involving the Debtors or an admission of any sort, and the Plan and any transaction contemplated thereby will not be admitted into evidence in any proceeding.

L.	Miscellaneous
1.	Effectuating Documents; Further Transactions; Timing

The Reorganizing Debtors, the Reorganized Debtors, and the Liquidating Debtors will be authorized and directed to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents, and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. All transactions required to occur on the Effective Date under the terms of the Plan will be deemed to have occurred simultaneously.

2.	Exemption from Transfer Taxes

In accordance with Section 1146(c) of the Bankruptcy Code, the making, delivery, or recording of a deed or other instrument of transfer under the Plan will not be subject to any stamp

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tax or similar tax and the appropriate state or local government officials or agents will be directed to forego the collection of any such tax and to accept for filing or recordation any of the foregoing instruments or other documents without the payment of any such tax.

3.	Modification of Payment Terms

The Reorganized Debtors and the Liquidating Debtors, as applicable, may modify the treatment of any Allowed Claim or Interest in any manner adverse only to the holder of such Claim or Interest at any time after the Effective Date upon the prior written consent of the Person whose Allowed Claim or Interest treatment is being adversely affected.

4.	Quarterly Fees to the United States Trustee

All fees payable under 28 U.S.C. § 1930(a)(6) will be paid by the Debtors in the amounts and at the times such fees may become due up to and including the Effective Date. Thereafter, the Reorganized Debtors and the Liquidating Debtors, as applicable, will pay all fees payable under 28 U.S.C. § 1930(a)(6) until the Chapter 11 Cases are closed, dismissed or converted. Upon the Effective Date, the Reorganized Debtors and the Liquidating Debtors will be relieved from the duty to make the reports and summaries required under Bankruptcy Rule 2015(a). Notwithstanding the foregoing, the Reorganized Debtors and the Liquidating Debtors will file and serve the status reports required by Local Bankruptcy Rule 3020-1(b) at such times and for such period as may be set forth in the Confirmation Order. The status report will be made, and the fees will be payable, on a consolidated basis by the Reorganized Debtors, on the one hand, and the Liquidating Debtors, on the other hand.

5.	Timing of Payment

Whenever any payment or distribution to be made under the Plan is due on a day other than a Business Day, such payment or distribution may instead be made, without interest, on the immediately following Business Day.

6.	Successors and Assigns

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The Plan is binding upon and will inure to the benefit of the Reorganizing Debtors, the Reorganized Debtors, the Liquidating Debtors and each of their respective Agents, successors, and assigns, including, without limitation, any bankruptcy trustees or estate representatives.

7.	Severability of Plan Provisions

If, prior to Confirmation, any non-material term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, Impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms. In addition, in the event that certain Debtors are excluded from the scope of the Plan or the Plan is determine to be invalid, void or unenforceable as to such Debtors, the remaining provisions of the Plan will remain valid and enforceable against the remaining Debtors to the Plan.

8.	Securities Law Matters

It is an integral and essential element of the Plan that the issuance of the Restructured Equity and Restructured Debt pursuant to the Plan will be exempt from registration under the Securities Act, pursuant to Section 1145 of the Bankruptcy Code and from registration under state securities laws. Any Restructured Equity and Restructured Debt issued to an “affiliate” of the Debtors within the meaning of the Securities Act or any Person the Debtors reasonably determine to be an “underwriter,” and which does not agree to resell such securities only in “ordinary trading transactions,” within the meaning of Section 1145(b)(1) of the Bankruptcy Code, will be subject to such transfer restrictions and bear such legends as will be appropriate to ensure compliance with the

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Securities Act. Nothing in the Plan is intended to preclude the Securities and Exchange Commission from exercising its police and regulatory powers relating to the Debtors or any other entity.

V.

OTHER IMPORTANT INFORMATION REGARDING THE PLAN

A.	Potential Litigation
1.	Avoidance Action Analysis

The Debtors have not yet comprehensively evaluated all of the preference and fraudulent transfer claims that the Debtors may have against third parties. The Debtors filed their Schedules listing all transfers that the Debtors made within ninety days of the Petition Date and all transfers to insiders made by the Debtors within one year of the Petition Date. All such transfers listed in the Schedules may be the subject of an Avoidance Action to set aside the transfer if the transfer is avoidable under Bankruptcy Code Sections 544, 545, 547, 548, 549, or 550, or otherwise. Accordingly, the Debtors reserve, on behalf of themselves, the Reorganized Debtors, the Liquidating Debtors, their successors, and any estate representative, all rights to seek to avoid any transfer made within ninety days of the Petition Date and one year of the Petition Date (as to Insiders) or such longer periods as may be available under applicable non-bankruptcy law.20

The listing of transfers made by the Debtors within ninety days (for non-insiders) and one year (for Insiders) that may be potentially avoidable as preferences are not included in this Disclosure Statement. Copies of the Schedules (which include the identification of transfers made by the Debtors within ninety days (for non-insiders) and one year (for Insiders)) are on file with the Bankruptcy Court and also available for review on KCC’s website, www.kccllc.net/woodside. Creditors and interested parties are encouraged to review such Schedules to determine if any transfers made to a particular Creditor are included thereon. Any such transfers listed in the Schedules may be the subject of an Avoidance Action to set aside the transfer if the transfer is

_________________________

20 As discussed in Section II.E.1 hereof, the July 2008 Guaranties may potentially be avoidable under Chapter 5 of the Bankruptcy Code, and all rights with respect to such avoidance of such transfers by the Debtors, the Reorganized Debtors, their successors or any estate representative are reserved.

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avoidable. However, with respect to such transfers listed on the Debtors’ Schedules, the Debtors have not yet determined whether the transferees of those transfers would have defenses to an avoidance action.

2.	Other Potential Litigation Recoveries.

In addition to Avoidance Actions, the Debtors and the General Committee have been reviewing available information regarding potential causes of action against third parties and, possibly, affiliates and/or Insiders of the Debtors, which review is ongoing and which will continue to be conducted by the Debtors and/or their respective successors or representatives after the Effective Date. Due to the size and scope of the business operations of the Debtors and the multitude of business transactions therein, there may be various causes of action that currently exist or may subsequently arise in addition to any matters identified herein. The potential net proceeds from the potential causes of action identified herein or that may subsequently arise or be pursued are speculative and uncertain.

Existing or potential causes of action that may be pursued by the Debtors and/or their respective successors or representatives (as applicable) include, without implied limitation, the following: (a) any and all Avoidance Actions; (b) any and all Potential Insider Litigation; (c) all other Causes of Action and Defenses identified in Exhibit C to the Plan; (d) any other causes of action against current or former officers, directors, and/or employees of the Debtors, including without implied limitation, any pending or potential claims with respect to directors and officers’ insurance coverage for the Debtors’ current or former officers and directors; (e) any and all causes of action relating to the matters listed on the Debtors’ Schedules; (f) any other litigation, whether legal, equitable or statutory in nature, arising out of, or in connection with the Debtors’ businesses or operations, including, without limitation: disputes with suppliers and customers, overpayments, any amounts owed by any creditor, vendor or other entity, employee, management, or operational matters, disputes with current or former employees, financial reporting, environmental matters, insurance matters, accounts receivable, warranties, contractual obligations, or tort claims that may exist or subsequently arise; and (g) any causes of action not expressly identified herein.

3.	Estimation of Claims

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The Debtors and/or their respective successors or representatives under the Plan may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to 502(c) of the Bankruptcy Code regardless of whether the Debtors, the Reorganized Debtors, the Liquidating Debtors and/or their successors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors and/or their respective successors or representatives under the Plan may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.

B.	Risk Factors

Although the Debtors believe that the Plan is confirmable, there are some risks to the performance of the Plan. Certain specific risks to performance of the Plan are described below. In particular, distributions to holders of Reorganizing Debtor Unsecured Non-Priority Claims are driven by the success of the Reorganized Debtors in, among other things, the development and completion of their real property assets and sale or other disposition thereof. Additionally, because of the significant issues that must be addressed with respect to the allowance of Claims, there may be significant delay before any distribution is made on account of Allowed Claims. However, the Debtors believe the very same risks described herein are present in, and significantly greater to Creditors in, Chapter 7 cases.

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1.	The Chapter 7 Liquidation Analysis and Plan Distribution Analysis Are Based on Estimates and Numerous Assumptions

Underlying the Chapter 7 Liquidation Analysis and Plan Distribution Analysis attached hereto as Exhibit D are a number of estimates and assumptions that, although developed and considered reasonable by the Debtors, are inherently subject to economic, business and competitive uncertainties and contingencies beyond the Debtors’ control. Accordingly, there can be no assurance that the values assumed in the Chapter 7 Liquidation Analysis or Plan Distribution Analysis will be realized. Further, the Plan Distribution Analysis and related information are based upon a hypothetical business model, and the projections underlying Exhibit D do not take into account present values.

2.	The Reorganized Debtors May Lose the Services of Critical Employees with Extensive Knowledge of Operations

The Debtors believe that the Debtors’ ability to maximize value pursuant to the Plan will depend to a large extent on the efforts of certain employees currently working for the Debtors, which personnel have substantial experience with and knowledge of the Debtors’ businesses, operations and assets. While the Reorganized Debtors hope to retain such employees’ services after the Effective Date, to the extent needed, it is possible that some or many of said employees may resign or otherwise leave the employ of the Reorganized Debtors. In such case, the business related efforts undertaken pursuant to the Plan may be negatively affected, resulting in potentially less recovery for creditors under the Plan.

3.	The Debtors May Not Be Successful With Respect to Contested Claims

If the Debtors, the Reorganized Debtors, the Liquidating Debtors and/or their successors or representatives under the Plan are unsuccessful in their objections to contested and contingent Claims that have been filed against the Estates or their Avoidance Actions (including any potential Avoidance Actions, if any, with respect to the July 2008 Guarantees), the Estates’ total liabilities will be greater than expected, and there may be less cash available for distribution to holders of unsecured non-priority Claims. The Debtors and their successors intend to vigorously oppose the allowance of all Claims that they believe are either entirely or in part without merit and prosecute

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avoidance and other actions. However, if the Debtors’ or their successors’ objections and actions are not upheld by the Bankruptcy Court, and the applicable Claims are allowed in amounts in excess of the amounts that have been accrued by the Debtors, the total liabilities of the Debtors will be greater than expected, and there will be less cash than expected available for distribution to Creditors.

4.	Litigation Recoveries and Results Are Highly Speculative and Uncertain

The success of the Debtors and/or their respective successors or representatives under the Plan in pursuing Avoidance Actions and/or other Causes of Action and Defenses, including an action, if any, to avoid the Noteholder Joinders, is speculative and uncertain. Litigation may be complex and involve significant expense and delay. Furthermore, even if successful in the causes of action, in some cases, the Debtors and/or their respective successors or representatives under the Plan may encounter difficulty in collection. Although potential litigation recoveries are not included in the Debtors’ Plan Distribution Analysis or Chapter 7 Liquidation Analysis, such recoveries may have a significant impact upon the distributions that may be made to Creditors.

5.	Risks Related to Any Securities Issued Pursuant to the Plan

As discussed below in Section V.D, the New Common Interests may be subject to certain Ownership Change Restrictions (as defined below). Such restrictions may potentially limit a holder’s ability to freely sell his/her/its securities and may hamper the development of any market for the New Common Interests. The Debtors cannot ensure that any market for the New Common Interests and/or any other securities, if any, issued pursuant to the Plan (including, without limitation, the Restructured Debt and any New Common Interests that may be reserved for purposes of employee compensation or incentives, if and to the extent they are deemed to constitute securities under applicable law) will develop in the foreseeable future.

Further, as discussed in Section V.D hereof, the Debtors and/or their respective successors or representatives may be required to adhere to certain reporting, registration and/or filing requirements under federal and state securities laws, the Trust Indenture Act of 1939, as amended, and/or other applicable statutes and regulations. Such requirements may potentially delay the occurrence of the Effective Date and/or the implementation of certain provisions of the Plan.

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C.	Certain Federal Income Tax Consequences of the Plan
1.	Introduction

The following discussion summarizes the material federal income tax consequences of the transactions that are described herein and in the Plan to the holders of Allowed Claims and holders of Interests. This disclosure is provided for information purposes only; it is not intended to constitute legal or tax advice to any person. The disclosure does not take into account those facts and circumstances specific to individual Creditors and/or holders of Interests that may affect the tax consequences to them of the Plan. As discussed further below, the Debtors will not have to pay any federal income taxes as a result of the transaction under the Plan because these Debtors are limited liability companies (“LLCs” collectively, or each an “LLC”) taxed as partnerships for federal income tax purposes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Tax Code”), the Treasury Department regulations promulgated thereunder (the “Treasury Regulations”), judicial authority and current administrative rulings and practice now in effect.

Under the Tax Code and Treasury Regulations, there are certain significant federal income tax consequences associated with the Plan for the Debtors, Creditors, and holders of Interests in the Debtors. Due to the lack of definitive judicial or administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. Certain tax consequences described below are subject to significant uncertainty due to (i) the complexity of the transactions contemplated by the Plan, (ii) the uncertainty as to the tax consequences of events in prior years, (iii) the differences in the LLC-member status of the holders of Interests in the Debtors, their partner capital accounts and basis in the LLC interests, their taxpayer status, residence and methods of accounting, (iv) the differences in nature of the Claims of the various Creditors, their taxpayer status, residence and methods of accounting, and (v) the possibility that events or legislation subsequent to the date hereof could change the federal tax consequences of the transactions. There may also be state, local, or foreign tax issues that may affect particular Creditors and holders of Interests. No opinion of counsel has been obtained, the Debtors do not intend to seek a ruling from the Internal Revenue Service (the “Service”) as to any such tax consequences, and there can be no assurance that the Service will not challenge one or more

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of the tax consequences of the Plan described below.

THE FOLLOWING SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE PERSONAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. EACH HOLDER OF A CLAIM OR INTEREST IS URGED TO CONSULT HIS, HER, OR ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230, WE ARE INFORMING YOU THAT (A) THIS DISCUSSION IS NOT INTENDED AND WAS NOT WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE U.S. FEDERAL TAX LAWS THAT MAY BE IMPOSED ON THE TAXPAYER, (B) THIS DISCUSSION WAS WRITTEN IN CONNECTION WITH THE DEBTORS SOLICITING ACCEPTANCES OF THE PLAN THROUGH THIS DISCLOSURE STATEMENT, AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

2.	General U.S. Federal Income Taxation Issues Related to Pass-Through Entities
a.	Taxation Issues Related to Pass-Through Entities in General

For U.S. federal income tax law purposes, an entity can be organized as a corporation, a partnership, or a hybrid entity (otherwise known as S corporations and limited liability companies). The two primary differences between corporations and partnerships are how the entity’s earnings are taxed and whether or not the shareholder/owners are shielded from the liabilities of the entity. Generally, corporations are treated as independent tax-paying entities, unaffected by the personal characteristics of their shareholders or changes in their composition as a result of transfers of stock from old shareholders to new ones, giving rise to the potential for double taxation. Because corporations are treated independently, corporate income is taxed to a corporation as it is received or accrued, and is taxed at the shareholder level when and if the corporation distributes earnings to

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the shareholders or they sell their stock. Partnerships, however, are not entities subject to income tax. Instead, the partners are taxed directly on partnership income whether or not it is actually distributed to them.

Hybrid entities, on the other hand, combine the two primary differences between corporations and partnerships. As to S corporations, shareholders are shielded from entity level liability similar to that of a corporation; however, generally, the earnings of the entity are taxed at the ownership level similar to that of a partnership. As to limited liability companies, member-owners are shielded from entity level liability similar to that of a corporation; however, unique to the LLC, an option exists to be taxed as a corporation or taxed as a partnership, provided that the LLC has at least two member-owners, as set forth under Treasury Regulations Section 301.7701-3.

For U.S. federal income tax purposes, an LLC with multiple member-owners can be treated as either a partnership or a corporation, including an S Corporation. An LLC must have two or more members in order for the entity to be classified as a “partnership”. Absent an election to be taxed as a corporation, the Service will generally classify a multi-member LLC as a partnership for federal tax purposes. An LLC wholly-owned by a single member (single member LLC, or “SMLLC”) may also elect to be classified and taxed as a corporation. Absent an election to be taxed as a corporation, however, a SMLLC will be classified as a “disregarded entity”, the assets, obligations and operations of which are the direct rights of the single member owner and will be reported with and taxed similarly to, the single member owner’s items of income, deductions, gains, losses and other information.

Generally, pass-through entities, partnerships, LLCs (taxed as a partnership), or S corporations are subject to a single layer of tax on their earnings at the ownership level (partner, member, or shareholder depending on entity type). Taxable income of pass-through entities is computed at the entity level (generally each type of entity will file a tax return showing no tax liability at the entity level); however, each owner is taxed separately on his, her, or its distributive share of income, gain, loss, deduction, and/or credit, as applicable. The character of the items included in taxable income is determined at the entity level with no regard to the owners’ individual characteristics. With respect to tax attributes, pass-through entities are generally not allowed to

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maintain certain tax attributes, such as net operating losses, given such entities are not directly taxable. These tax attributes pass-through to the owners, and usage, carryback, or carryforward of these attributes is determined at the ownership level.

As described in Section II.H.2 hereof, in July 2008, Woodside Group, Inc. (an S corporation) was converted to a pass-through LLC by the filing of articles of conversion with the Nevada Secretary of State. Woodside, both in its form as an S corporation and its form as an LLC, was organized as a pass-through entity subject to a single tax on its earnings at the ownership level with no resulting entity level federal income tax liability.

b.	Tax Consequences to the LLC Debtor Entities

For U.S. federal income tax law purposes, those Debtors which are organized as LLCs (the “LLC Debtor Entities”), each LLC with multiple owners, are taxed as partnerships. These LLC Debtor Entities each file an information return (Form 1065, U.S. Return of Partnership Income) with the Service reporting their income, gains, losses, deductions, and credits, as applicable as well as the allocation of each partner’s share of the reported partnership items (Schedule K-1). There is no direct federal income tax liability at the entity level, and in that regard, the LLC Debtor Entities do not bear any tax consequences. These Debtors could, however, potentially be subject to tax implications at the state and local tax level via LLC taxes or fees.

c.	Tax Consequences to the Holders of Interests in the Debtors

As noted above, for U.S. federal income tax law purposes, taxable income of pass-through entities is computed at the entity level; however, each owner is taxed separately on his, her, or its distributive share of income, gain, loss, deduction, and/or credit, as applicable. This distributive share is determined in accordance with the LLC operating agreement or other agreements created in setting up such an entity and the governing Treasury Regulations provided for under Section 704(b) of the Internal Revenue Code (“I.R.C.”) such that the net earnings of the Debtor are distributed consistently and in accordance therewith.

In general, for U.S. federal income tax purposes, items of income, gain, loss, deductions, and credits are passed through to the owners of certain pass-through entities such as LLCs; in effect, a

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single layer of tax is assessed and determined at the ownership level. As noted above, the character of the items included in taxable income is determined at the entity level with no regard to the owners’ individual characteristics. Therefore, the owners will need to work closely with their individual tax advisors to determine the appropriate treatment of such partnership items and other partner-to-partnership transactions not considered under the Plan including, but not limited to, the effect of such items to their individual tax liability, reporting on their personal tax returns, and the basis of their interests in the entity.

SINCE THE FINAL TAX TREATMENT OUTCOME DEPENDS ON EACH INTEREST HOLDER’S SPECIFIC SITUATION, HOLDERS OF INTERESTS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX IMPLICATIONS TO THEM WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED UNDER OR IN CONNECTION WITH THE PLAN AND THEIR SPECIFIC SITUATION.

d.	Tax Consequences to the Creditors

For U.S. federal income tax purposes, the Creditors are not impacted as a result of the Debtors’ entity classifications, whether the Debtors are C corporations, S corporations, partnerships, or LLCs. To the extent the applicable Debtor is a C corporation or an LLC taxed as a C corporation, any income tax consequences reside at the entity level. To the extent the Debtor is a pass-through entity, any tax consequences resulting from the operation of the Debtor pass-through the entity and are borne by the equity owners of the entity. Given Woodside and PHI have been and continue to be classified as pass-through entities, and taxed as S corporations or partnerships for federal income tax purposes, all tax consequences of operation impact the holders of Interests and do not affect the Creditors.

SINCE THE FINAL TAX TREATMENT OUTCOME DEPENDS ON EACH CLAIMANT’S SPECIFIC SITUATION, HOLDERS OF CLAIMS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX IMPLICATIONS TO THEM WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED UNDER OR IN CONNECTION WITH THE PLAN AND THEIR SPECIFIC SITUATION.

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3.	Tax Consequences of the Plan
a.	Deemed Structure for Federal Tax Purposes of the Plan

Under the Plan, the Creditors are deemed to create a new entity, “Newco,” formed as an LLC and structured as a pass-through entity for federal income tax purposes. The principal purpose of creating Newco is to hold the interests in Reorganized PHI and Reorganized Woodside. Under the Plan, Newco may be preserving Debtors’ business operations and going concern values. Although no assurances can be given that the Internal Revenue Service will agree, it would appear that the cancellation of interests in Woodside and PHI and the issuance of new interests in Reorganized Woodside and Reorganized PHI to Newco will be governed by Revenue Ruling 99-6 (Situation 2). Under Revenue Ruling 99-6, interest holders in Woodside and PHI will be treated as selling their interests to Newco in a transaction governed by I.R.C. Section 741 (and must recognize gain or loss consistent therewith) and Newco will be treated as acquiring by purchase all of Woodside’s assets and PHI’s assets. Following the sale of the partnership interests, Reorganized PHI and Reorganized Woodside will become SMLLCs owned by a single entity-owner, Newco. As SMLLCs, both Reorganized PHI and Reorganized Woodside may be treated as disregarded entities for federal income tax purposes if there is no intent to make elections to treat the Reorganized Debtors as C corporations.

As noted above, disregarded entities are not taxed directly. Instead, their assets, obligations, and operations become the direct responsibility of their single member owners. Such operations are included with the single member owner and are reported on the single member owner’s income tax return. Under the Plan, the assets, obligations and operations of the Reorganized Debtors’ will become the direct rights of Newco and will be reported with Newco’s items of income, deductions, gains, losses and other information (which include the operations of Reorganized Debtors) on Form 1065, U.S. Return of Partnership Income. As a pass-through entity, Newco will pass through items of income, deductions, gains, losses, etc. to the applicable Creditors (as the new holders of Interests) on their respective Schedule K-1. The Creditors, as the new holders of Interests, must in turn properly include their distributive shares of the items reported to them on Schedule K-1 within their own federal income tax returns as well as income tax returns filed with state taxing authorities, as

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appropriate.

b.	Tax Consequences to the LLC Debtor Entities

(1)	Tax Consequences Resulting from the Creation of Newco

For U.S. federal income tax purposes, the creation of Newco by the Creditors will not have a federal income tax impact upon the LLC Debtor Entities.

(2)	Tax Consequences Resulting from the Transfer of Interests in Reorganized PHI and Reorganized Woodside

For U.S. federal income tax purposes, the transfer of interests in Reorganized Debtors may be treated as a deemed sale of such partnership interests under I.R.C. Section 741. Since the sales of interests are to a single, unrelated member, this transaction is treated as a sale of partnership assets. As a sale of all of the partnership’s assets, the partnership is terminated (see discussions below regarding termination) such that the transaction is effectuated via a deemed liquidation of the partnership assets to the holders of Interests followed by a subsequent sale to Newco. As a result of the deemed liquidation of partnership assets, the basis of such assets may be adjusted to reflect the value of the assets upon liquidation to the holders of Interests. The steps involved in this transaction allow Newco the ability to determine the basis and holding period of the assets following its acquisition.

(3)	Tax Consequences Resulting from the Discharge of Indebtedness

For U.S. federal income tax purposes, the transfer of partnership interests may result in a discharge of debt for the Debtors. In general, for U.S. federal income tax purposes, when a debtor obtains a discharge of its indebtedness, satisfying the debt for less than the principal amount of the indebtedness, the debt-discharge results in cancellation-of-debt (“COD”) income generally taxable to the debtor under I.R.C. Section 61(a)(12), unless an exclusion or exception applies. As LLCs classified as partnerships for federal tax purposes, any COD income realized as a result of the exchange is determined and recognized by the partnership at the entity-level of the Debtors. The Debtors treat the COD income as an item of partnership income which is allocated to the owners based on each owner’s distributive share of such income in accordance with the LLC agreement, to the extent allocations of distributive shares under such agreement satisfy “substantial economic

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effect” requirements of I.R.C. Section 704(b) and the Treasury Regulations issued thereunder. The provisions set forth in I.R.C. Section 108 and related Treasury Regulations to exclude income from the discharge of indebtedness is then applied at the partner level for the current holders of Interests.

Under I.R.C. Section 108(e)(8), as amended by the 2004 American Jobs Creation Act, for purposes of determining COD income of the Debtors in the case of a transfer of a profits or capital interest in the Debtor partnership entities to Creditors in satisfaction of indebtedness by the Debtors, the Debtors are treated as having satisfied the indebtedness with an amount of money equal to the fair market value of the partnership interest transferred. The I.R.C. Section 108(e)(8) rule, when applied, may give rise to COD income to the extent the face value of the debt relieved exceeds the fair market value of the LLC equity interest transferred to the Creditors in the exchange. For purposes of applying I.R.C. Section 108(e)(8) to the LLC (partnership) debt-for-equity exchange, any COD income recognized by the Debtors must be included in the distributive shares of income to the current holders of Interests (i.e., partners in the debtor partnerships) immediately before the debt-discharge.

For purposes of applying I.R.C. Section 108(e)(8), proposed Treasury Regulations provide that the fair market value of the partnership interests transferred to Creditors in a debt-for-equity exchange could generally be calculated at the “liquidation value” of that debt-for-equity interest if (i) the Debtors determine and maintain capital accounts of their holders of Interests in accordance with the Treasury’s capital accounting rules (see Treasury Regulation Section 1.704-1(b)(2)(iv)), (ii) the Creditors, the Debtors, and the holders of Interests party to the exchange treat the fair market value of the indebtedness as equal to the liquidation value of the interest for determining the tax consequences of the exchange, (iii) the debt-for-equity exchange occurs in an arm’s-length transaction, and (iv) after the debt-for-equity exchange, there is no redemption of interest by the Debtors, nor a purchase of interest by any party related to the Debtors, as part of the Plan at the time of the debt-for-equity exchange with a principal purpose of the avoidance of COD income by the Debtors. The term “liquidation value” for purposes of applying I.R.C. Section 108(e)(8) in determining the fair market value of the interest exchanged refers to the amount of cash that the Creditors would receive in hypothetical liquidation of their interests received in the debt-for-equity

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exchange if, immediately after the transfer, the Debtors sold all of their assets (including goodwill, going concern value, and any other intangibles associated with the Debtors’ operations) for cash equal to the fair market value of those assets and then liquidated.

If all of the requirements set forth in the proposed Treasury Regulations relating to Section 1.108-8(b)(1) cannot be met, then all the facts and circumstances of the debt-for-equity exchange are considered in determining the “fair market value” of the interests in the LLC Debtor Entities for the purposes of calculating COD income under I.R.C. Section 108(e)(8).

(4)	Tax Consequences Resulting from the Exchange of Interests

Under the general rule of I.R.C. Section 708(a), a partnership is treated as continuing to exist until termination occurs. A partnership may terminate by means of cessation of business activity or may experience a technical termination as a result of a sale or exchange of partnership interests. Under I.R.C. Section 708(b), a termination occurs only if (i) no part of the partnership’s business continues to be conducted by any of its partners in a partnership or (ii) upon sale or exchange of 50% or more of the total capital and profits interest in the partnership within a 12-month period. Termination of a partnership is also deemed to occur in a transaction that results in a single owner holding all the interests of the partnership. For example, the sale or exchange of all interests in the partnership to a single owner or the liquidation of all but one partner’s interest would immediately terminate the partnership. In the event of termination, either under I.R.C. Section 708(b)(1)(A) or (B), the partnership’s taxable year-end closes immediately upon termination of the partnership with respect to all partners and a new taxable year begins with respect to its new partners.

Under the Plan, all of the current holders of Interests will extinguish their ownership interests in the LLC Debtor Entities via the sale of their partnership interests, and the Reorganized Debtors will continue to carry on their business operations and maintain their going concern value in accordance with the terms of the Plan. For U.S. federal income tax purposes, the partnership will terminate, with respect to the LLC Debtor Entity, under I.R.C. Section 708(b)(1).

For U.S. federal income tax purposes, the Reorganized Debtors will become SMLLCs treated as disregarded entities whose operational information is included with Newco’s operations. Newco, a pass-through entity for federal income tax purposes, is taxed under the rules of Subchapter K

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within the Tax Code. Following the acquisition of partnership interests, Newco will hold all equity interests in Reorganized Woodside and Reorganized PHI. Reorganized Debtors will not have individual reporting requirements to the Service as disregarded entities. As noted above in Section 3.a, their assets, obligations, and operations become the direct responsibility of Newco and will be reported to the Service on Form 1065, U.S. Return of Partnership Income. Newco will pass through such items of income, deductions, gains, losses, etc. to the applicable Creditors (as the new holders of Interests) on their respective Schedule K-1. The Creditors, as the new holders of Interests, must in turn include their distributive shares of the items reported to them on Schedule K-1 within their own federal income tax returns as well as income tax returns filed with state taxing authorities, as appropriate.

c.	Tax Consequences to the Holders of Interests in the Debtors
(1)	Tax Consequences Resulting from the Creation of Newco

For U.S. federal income tax purposes, the creation of Newco by the Creditors will not have a federal income tax impact upon the holders of interests in the Debtor Entities.

(2)	Tax Consequences Resulting from the Transfer of Interests in Reorganized PHI and Reorganized Woodside

For U.S. federal income tax purposes, the transfer of interests in Debtors may be classified as a sale of partnership interests under I.R.C. Section 741 whereby the holders of Interests of Debtors sell their interests in the partnerships to a single entity, thus creating SMLLCs classified as disregarded entities for federal income tax purposes. Under Treasury Regulation Section 1.741-1(b), holders of Interests of Debtors must report gain or loss on the sale of their interests in Debtors in accordance with I.R.C. Section 741 whether the interests are sold to other current partners or to unrelated persons outside of the partnership. According to I.R.C. Section 741, this gain or loss will be considered as a gain or loss from the sale of a capital asset, except as otherwise provided under I.R.C. Section 751 (relating to unrealized receivables and inventory items). Treasury Regulation Section 1.741-1(a) measures the capital gain or loss on the sale of such partnership interests as the difference between the amount realized and the adjusted basis of the partnership interest, as determined under I.R.C. Section 705.

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Treasury Regulation Section 1.751-1(h) sets forth the measurement of the amount realized in a sale of partnership interests to the extent the transferor’s share of partnership liabilities are reduced. The amount realized upon the sale of the partnership interests is deemed to include the amount of debt relieved under I.R.C. Section 1001 and the Treasury Regulations issued thereunder. Treasury Regulation Section 1.1001-2(a)(2) allows for an exception to the inclusion of discharged debt on the sale of assets securing a recourse liability from the calculation of the amount realized to the extent such debt discharge is or would be realized and recognized as COD income under I.R.C. Section 61(a)(12).

To the extent an actual distribution of money or deemed distribution of money occurs by way of reduction of partnership liabilities, the transaction may be treated as a nontaxable distribution to the partner to the extent that the distribution reduces the partner’s outside basis (but not below zero). For U.S. federal income tax purposes, the transaction contemplated by the Plan is in complete liquidation of the ownership interests held by the current holders of Interests in the Debtors. Each partner (owner) may potentially recognize gain under I.R.C. Section 731(a)(1) to the extent that any money distributed (including deemed distributions of money under I.R.C. Section 752(b)) to the withdrawing partner exceeds the adjusted basis of the partner’s interest in the partnership immediately before the distribution. In the situation where a partner receives no property other than money, unrealized receivables (as described in I.R.C. Section 751(c)), or inventory (as defined in I.R.C. Section 751(d)) distributed in the liquidation of an interest in the partnership, I.R.C. Section 731(a)(2) provides that the partner may generally recognize loss to the extent the adjusted basis of the partner’s interest in the partnership exceeds the liquidating distribution received (i.e., the sum of any money distributed and the basis of any unrealized receivables and inventory in the hands of the distributee partner).

In conjunction with the provisions of I.R.C. Section 705(a)(2), which prohibit the adjusted basis of a partner’s interest in the partnership to fall below zero, I.R.C. Section 704(d) generally provides that a partner’s distributive share of partnership losses are only allowed to the extent of the partner’s outside basis at the end of the partnership year in which such loss occurred (after considering other partnership items of income, contributions, and distributions). Any partnership

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losses disallowed at the partner level by the loss limitation rule of I.R.C. Section 704(d) are carried forward indefinitely and may be available to the partner in a succeeding taxable year in which the partner has sufficient outside basis. Upon withdrawal, sale or exchange of a partnership interest, any losses suspended under I.R.C. Section 704(d) may not be carried forward by the withdrawing (or selling) partner or transferred to a new partner. A current Interest holder’s share of partnership losses suspended due to insufficient outside basis may not be deductible.

Holders of Interests of Debtors will need to report their share of gain or loss on the sale of their partnership interest on their individual federal and state, as applicable, income tax returns. The character of this gain or loss is determined under the rules of I.R.C. Sections 741 and 751, subject to potential limitations at the individual level.

For further discussion regarding the termination of partnership interests and the tax implications of such termination on the holders of Interests in Debtors, see below at Section 3.c.4.

(3)	Tax Consequences Resulting from the Discharge of Indebtedness

Under the Plan, the holders of Interests will relinquish their ownership interests in the Debtors, and Newco will receive new equity interests in Reorganized Woodside and Reorganized PHI in exchange for the relinquishment of the applicable debts of the Debtors. For U.S. federal income tax purposes, when a partnership entity’s debt is discharged, the tax consequences involve two sets of rules within the Tax Code, including the recognition or exclusion of COD income by the pass-through entity and its owners, as well as related sections of Subchapter K within the Tax Code which deal with the consequences of debt discharge at the partnership level and for its partners (owners) at their individual levels. In general, when a partnership (or any debtor) obtains a discharge of its indebtedness, the discharge may result in COD income (recognized income taxable to the recipient), unless an exclusion or exception applies.

For U.S. federal income tax purposes, I.R.C. Section 108 provides exclusions for COD income that is discharged in bankruptcy or when the taxpayer is insolvent. In the case of certain pass-through entities such as an LLC, this exclusion is applied at the owner level rather than at the entity level. As a result, the fact that the entity’s discharge occurs in a bankruptcy proceeding has no

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bearing on whether the exclusion applies. An LLC entity, taxed as a partnership, recognizes the COD income and allocates it to its owners based on each owner’s distributive share of such income. At that point, any owner that is in bankruptcy or is insolvent may be able to exclude the COD income under exclusions provided for in the Tax Code. Owners who are neither bankrupt nor insolvent, however, are not able to avail themselves of these exclusions under I.R.C. Section 108.

An owner who excludes COD income because of the owner’s bankruptcy or insolvency (I.R.C. Section 108(a)) will be subject to attribute reduction rules. The owner may need to assess the impact of basis reduction on certain attributes as provided by I.R.C. Section 108(b).

The current holders of Interests may realize COD income passed through from the applicable Debtors, based on each owner’s distributive share of such income, to the extent of the excess of the discharged debt over the amount of the fair market value, or liquidation value (see discussion above under Section 3.b above). In addition to the COD income passed through to the current owners, I.R.C. Section 752(b) provides that the reduction of liabilities held by the LLC Debtor Entities (e.g., decrease in partnership liabilities due to the cancellation of debt) is treated as a deemed “cash” distribution to the owners (partners). The provisions of I.R.C. Section 108 are then applied at the owner level based on their individual circumstances. Each current owner’s outside basis (the adjusted basis of the partner’s interest in the partnership) is increased for the owner’s distributive share of COD income (allocations consistent with the LLC agreement and pursuant to the Treasury Regulations prescribed for I.R.C. Section 704(b)) and decreased by the deemed distribution of “cash” to the partner resulting from the reduction in the owner’s share of the Debtors’ liabilities (I.R.C. Section 705(a)). The tax rules of Subchapter K within the Tax Code prohibit the reduction of a partner’s basis below zero. If a partner’s deemed “cash” distribution under I.R.C. Section 752(b) exceeds the partner’s distributive share of COD income, the partner may be required to recognize gain under I.R.C. Section 731 to the extent the “cash” distributed exceeds the partner’s outside basis immediately before the distribution.

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(4)	Tax Consequences Resulting from the Termination of Equity Interests in the Debtors

As noted above, under the general rule of I.R.C. Section 708(a), a partnership is treated as continuing to exist until termination occurs. As a result of the sale of all the current holders of Interests partnership interests, a termination of the partnership under I.R.C. Section 708(b)(1) will occur.

Under the Plan, the current holders of Interests will not retain any equity interest in the Debtors (i.e., they will not receive interests in the new partnership). The current holders of Interests will receive a Schedule K-1 from the Debtors that includes activity from the beginning of the taxable year through the date of termination and are required to include income, gains, losses, deductions, and other items reported on the Schedule K-1 with their federal and state, if applicable, income tax return(s).

If upon withdrawing from the LLC Debtor Entities a current Interest holder has a partner capital account with a deficit balance, additional tax consequences should be considered. A deficit partner capital account balance generally represents a potential obligation of the partner to the partnership. The requirement of owners to restore deficit capital accounts is generally covered under the LLC agreement. If a current Interest holder is relieved of the unconditional obligation (as provided by the LLC agreement or applicable state law) to restore a deficit capital account balance with a LLC Debtor Entity, that current Interest holder may be treated as having cancellation of indebtedness; however, such indebtedness may not be considered a debt for income tax purposes.

d.	Tax Consequences to Creditors
(1)	Tax Consequences Resulting from the Creation of Newco

As part of the Plan, the Creditors may create Newco, an entity set up as an LLC and taxed as a partnership for U.S. federal income tax purposes, for the principal purpose of holding the interests in Reorganized PHI and Reorganized Woodside.

For U.S. federal income tax purposes, new partnership entities may generally be formed tax-free (no gain or loss recognized to the transferors) under I.R.C. Section 721(a) to the extent property is contributed in exchange for interests of the partnership. I.R.C. Section 722 provides that the basis

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to the newly formed partnership of the property received in exchange for its partnership interest is the transferor’s basis of the property, increased by any amount of gain recognized under I.R.C. Section 721(b) to the transferor resulting from the transaction.

(2)	Tax Consequences Resulting from the Transfer of Interests in Reorganized PHI and Reorganized Woodside

Newco will treat the acquisition of partnership interests of Reorganized PHI and Reorganized Woodside as a deemed liquidation of partnership assets to the former holders of Interests followed by a subsequent acquisition of partnership assets by Newco pursuant to Revenue Ruling 99-6. Debt owed by Reorganized PHI to the Creditors as well as the debt owed by Reorganized Woodside to Reorganized PHI will be satisfied through a combination of new equity, new debt, and cash. To the extent the debt is not satisfied, it will be discharged. This debt relief may be treated as the amount realized, or sales price, in the exchange, under I.R.C. Section 1001 and the Treasury Regulations issued thereunder.

Under I.R.C. Section 1012, Newco’s basis in the newly acquired assets will be the cost of such property acquired. Pursuant to I.R.C. Sections 1001 and 1012, the cost of the property acquired may be the amount of the debt relieved.

(3)	Tax Consequences Resulting from the Discharge of Indebtedness

For U.S. federal income tax purposes, a Creditor of any one of the LLC Debtor Entities who, under the Plan, receives an amount less than its tax basis in the indebtedness relieved by the acquisition of the Reorganized Debtors may be entitled to, in the year of receipt (or an earlier year), a bad debt deduction or a worthless securities deduction under I.R.C. Section 165. The rules governing the character, timing, and amount of bad debt and/or worthless securities deductions place considerable emphasis on the facts and circumstances of the holder, the obligor, and the instrument with respect to which a deduction is claimed.

Under the Plan, holders of Allowed Claims in RD Class 4, RD Class 5 and RD Class 6 will receive new equity interests in Newco, which holds the interests in Reorganized Woodside and Reorganized PHI. Newco is acquiring the assets of the Reorganized Debtors in exchange for the

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relinquishment of outstanding debt. The amount of the relinquished debt is treated as the cost of the property acquired, thus providing for the new basis of such property.

(4)	Tax Consequences Resulting from the Exchange of Interests in the Debtors

The general rule of I.R.C. Section 708(a) provides that a partnership is treated as continuing to exist until termination occurs. The withdrawal of all current holders of Interests in each LLC Debtor Entity results in a termination of the partnership under I.R.C. Section 708(b)(1). The current holders of Interests will not maintain an equity interest in the Reorganized Debtors. Holders of Allowed Claims in RD Class 4, RD Class 5, and RD Class 6 will become the new holders of interests in the Reorganized Debtors, through their equity interests in Newco.

Under Treasury Regulation Section 1.704-1(b)(2)(iv)(b), such Creditors’ capital accounts are adjusted by the allocations of partnership (Newco) activity, which may include the fair market value of any debt of Reorganized Debtors cancelled by the Creditors as part of the Plan. As noted in Section 3.b.3 above, the fair market value used to adjust the capital accounts equals the liquidation value of the Creditors’ debt-for-equity interests, which is the amount of cash the Creditors would receive with respect to that interest if Newco sold all of its assets for cash equal to the fair market value of those assets and then liquidated. The Creditors, Newco, and the current holders of Interests treat the fair market value of the indebtedness as being equal to the liquidation value of the Creditors’ debt-for-equity interest for purposes of determining the tax consequences of the debt-for-equity exchange.

The potential tax impact to the applicable Creditors may be realized upon the sale or exchange of any of these assets in the future. The potential gains and/or losses are calculated at the partnership, or Newco LLC entity, level and passed through to its partners, the Creditors. The character of these gains and/or losses is also determined at the Newco LLC entity level and passed through to the Creditors. The Creditors will then be required to report the gains and/or losses, including character, on their annual federal and state income tax returns, as applicable.

As noted earlier, the general rule of I.R.C. Section 708(a) provides that a partnership is treated as continuing to exist until termination occurs, at which time the taxable year for the

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terminated partnership closes. The current holders of Interests will receive a Schedule K-1 from the Debtors that includes activity from the beginning of the taxable year through the date of termination and are required to include income, gains, losses, deductions, and other items reported on the Schedule K-1 with their federal and state, if applicable, income tax return(s). Similarly, the Creditors, being the new equity owners, will receive a Schedule K-1 from Newco which includes activity from Reorganized Woodside and Reorganized PHI which includes activity of the partnership from the day following the date of termination through to the end of the partnership’s taxable year. These Creditors will be required to include any income, gains, losses, deductions, and other items reported to them on the Schedule K-1 with their federal and state, as applicable, income tax return(s).

4.	Tax Consequences to the Liquidating Debtors

Woodside is a single member owner of a number of LLCs classified as disregarded entities for U.S. federal income tax purposes, of which, a select number of these entities, “Liquidating Debtors” are included as part of the Plan. As noted in Section C.2.a, disregarded entities are not separate and distinct entities for U.S. federal income tax purposes. Instead, the assets, obligations and operations of disregarded entities are the direct rights of the single member owner and will be reported with and taxed similarly to, the single member owner’s items of income, deductions, gains, losses and other information. Under the Plan, entities classified as “Liquidating Debtors” will be liquidated, the proceeds of which will be used to pay the obligations of the “Liquidating Debtors” to the extent available. To the extent the debt is not satisfied, it will be discharged.

D.	Certain Securities Law Issues
1.	New Common Interests
a.	Initial Issuance

Under the Plan, certain Creditors will be issued New Common Interests and, potentially, a certain amount of New Common Interests may be reserved at the discretion of Newco for purposes of employee compensation or incentives (“Potential Employee Related Interests”). It is possible that the New Common Interests and the Potential Employee Related Interests may constitute “securities”

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within the definition of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) and corresponding definitions under state securities laws and regulations (“Blue Sky Laws”).

In the event that the New Common Interests are deemed to constitute securities, they would be subject to registration under the Securities Act and Blue Sky Laws unless an exemption from such registration were available. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and Blue Sky Laws if three principal requirements are satisfied:

(i)        The securities are offered and sold under a plan of reorganization and are securities of the debtor, of an affiliate of the debtor participating in a joint plan with the debtor, or of a successor to the debtor under the plan;

(ii)       The recipients of the securities hold a pre-petition or administrative claim against the debtor or an interest in the debtor; and

(iii)      The securities are issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in such exchange and partly for cash or property.

If and to the extent that the New Common Interests (excluding the Potential Employee Related Interests) may constitute securities, the Debtors believe that these interests will qualify as securities “of the debtor, of an affiliate of the debtor participating in a joint plan with the debtor, or of a successor to the debtor under the plan” issued entirely in exchange for, in the case of the New Common Interests, the recipient’s Claims against one or more of the Debtors. Thus, the issuance of the New Common Interests (excluding the Potential Employee Related Interests) pursuant to the Plan should satisfy the applicable requirements of Section 1145(a)(1) of the Bankruptcy Code, and should be exempt from registration under the Securities Act and any applicable Blue Sky Law. Notwithstanding the foregoing, the Debtors have not sought any “no-action” letter by the United States Securities and Exchange Commission (the “SEC”) with respect to any such matters, and therefore no assurance can be given regarding the availability of any exemptions from registration with respect to the New Common Interests and any other securities, if any, issued pursuant to the Plan.

With regard to the Potential Employee Related Interests, because such interests would not be

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issued to the recipients on account of a Claim or Interest, the Debtors believe it is unlikely that the issuance of such interests would be exempt from registration pursuant to Section 1145 of the Bankruptcy Code. However, the Debtors believe that the Potential Employee Related Interests may be issued in a manner that causes other applicable exemptions under federal and state securities laws, including Section 4(2) of the Securities Act and Regulation D promulgated by the SEC and corresponding “private offering” exemptions available under state securities laws, to be available.

b.	Resales

As securities issued pursuant to Section 1145(a)(1) of the Bankruptcy Code, New Common Interests (other than the Potential Employee Related Interests) generally may be resold without registration under federal and state securities laws. Under Bankruptcy Code Section 1145(b)(3), persons who acquire securities offered or sold in the manner specified by Section 1145(a)(1) (i.e., in exchange for claims or interests in a Chapter 11 debtor) generally are entitled to transfer and resell such securities without registration under the Securities Act in reliance upon the exemption provided by Section 4(1) of such act. Furthermore, under Section 1145(c) of the Bankruptcy Code, the offer or sale of securities of the kind and in the manner specified in Section 1145(a)(1) is deemed to be a “public offering” and therefore such securities are deemed not to be “restricted securities” under applicable securities laws.

Notwithstanding the foregoing, persons deemed to be “underwriters” with respect to resales of New Common Interests are not entitled to transfer or resell such securities in reliance upon the exemption from registration afforded under Bankruptcy Code Section 1145. Persons will be deemed to be “underwriters” with respect to New Common Interests if they fall within the definition of the term set forth in Section 1145(b). Subject to certain exceptions (identified below), that provision defines four types of “underwriters”:

(1)    Persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest (sometimes referred to as “accumulators”);

(2)    Persons who offer to sell securities offered under a plan for the holders of such securities (sometimes referred to as “distributors”);

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(3)    Persons who offer to buy such securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

(4)    Persons who are “issuers” with respect to the securities, as the term “issuer” is defined in Section 2(11) of the Securities Act.

For purposes of Section 1145, an “issuer” includes not only the issuer of a security itself but also any person directly or indirectly controlling, controlled by the issuer or any person under direct or indirect common control with the issuer (i.e., an “affiliate”). “Control” under applicable securities laws means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Whether “control” exists is a question of fact. Furthermore, under applicable SEC rules a group of separate entities that act in concert with respect to a security may be deemed a single “person” to whom the securities holdings of each group member may be attributed for purposes of determining whether control exists.

The Bankruptcy Code definition of “underwriter” is subject to certain exclusions for “ordinary trading transactions” by non-issuers and certain transactions pursuant to an agreement that provides only for the purchase, sale, matching, or combining of fractional interests in securities offered or sold under the plan of reorganization. In addition, certain holders of securities issued pursuant to the Plan, who are unable to resell in reliance on Bankruptcy Code Section 1145, may be able to resell pursuant to other exemptions, such as Securities Act Rule 144, Securities Act Rule 144A, or the so-called “Section 4(1 ½)” exemption. However, there can be no assurance that any such exemption will be available to any particular holder.

WHETHER ANY PARTICULAR PERSON WILL FALL WITHIN ANY CATEGORY OF “UNDERWRITER” WITH RESPECT TO ANY SECURITY, IF ANY, TO BE ISSUED PURSUANT TO THE PLAN, OR WHETHER ANY PARTICULAR PERSON WILL BE ABLE TO RESELL SUCH SECURITY PURSUANT TO AN EXEMPTION OTHER THAN PROVIDED BY SECTION 1145, DEPENDS UPON VARIOUS FACTS AND CIRCUMSTANCES. GIVEN THE COMPLEXITY AND FACTUAL NATURE OF SUCH ISSUES, THE DEBTORS MAKE NO

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REPRESENTATIONS CONCERNING THE RIGHT OF ANY PARTICULAR PERSON TO TRADE IN THE SECURITIES, IF ANY, TO BE DISTRIBUTED PURSUANT TO THE PLAN. FURTHERMORE, THE DEBTORS HAVE NOT SOUGHT AND DO NOT EXPECT TO RECEIVE ANY NO-ACTION POSITION FROM THE SEC WITH RESPECT TO ANY SECURITIES REGULATORY MATTERS CONCERNING THE PLAN, AND NO ASSURANCE CAN BE GIVEN THAT THE SEC OR “BLUE SKY” SECURITIES REGULATORY AUTHORITIES WILL NOT TAKE A POSITION WITH RESPECT TO SUCH MATTERS THAT IS INCONSISTENT WITH THOSE OF THE DEBTORS AS DESCRIBED HEREIN. POTENTIAL RECIPIENTS OF THE SECURITIES, IF ANY, DISTRIBUTED PURSUANT TO THE PLAN ARE STRONGLY URGED TO CONSULT THEIR OWN COUNSEL WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

All New Common Interests may be subject to certain transfer restrictions (“Ownership Change Restrictions”) under the terms of Newco’s governance documents and/or related documents (“Post-Effective Date Corporate Documents”). Subject to the provisions of the Post-Effective Date Corporate Documents, except for the Ownership Change Restrictions and except as provided below with respect to persons deemed to be “underwriters,” the New Common Interests will otherwise be transferable.

As discussed above, the Potential Employee Related Interests are not eligible for the exemption provided by Section 1145(a)(1) of the Bankruptcy Code. Accordingly, the resale and transfer of the Potential Employee Related Interests are expected to be subject to restrictions applicable under federal and state securities laws. In addition, the transfer of Potential Employee Related Interests is anticipated to be subject to any and all restrictions and other terms and conditions that may be subsequently imposed by the Reorganized Debtors under an employee incentive program, if any, or otherwise.

c.	Exchange Act Compliance

Section 12(g) of the Securities Exchange Act, as amended (the “Exchange Act”) applies only to a company that has both (A) total assets in excess of $10 million and (B) a class of equity securities held by more than 500 persons as of the end of its fiscal year. If these conditions are met,

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Newco may be required to register under Section 12(g) of the Exchange Act and comply with registration and reporting requirements of the Exchange Act, including filing an annual report on Form 10-K, quarterly reports on Form 10-Q, and reports of events reportable on Form 8-K. In such case, Newco will take such actions as may be needed to satisfy such requirements.

2.	Restructured Debt

The issuance of the Restructured Debt, including any guarantees thereof by certain Reorganized Debtors or their successors (if and to the extent the Restructured Debt and/or related guarantees are deemed to be securities under applicable law), under the Plan will be carried out in reliance upon the exemption from the registration requirement of the Securities Act provided by Section 1145(a) of the Bankruptcy Code. As in the case of the New Common Interests, the Restructured Debt will be issued to certain Creditors as securities (if and to the extent securities) “of the debtor, of an affiliate of the debtor participating in a joint plan with the debtor, or of a successor to the debtor under the plan” entirely in exchange for the recipient’s Claims against one or more of the Debtors.

Although the issuance of the Restructured Debt may not be required to be registered under the Securities Act, it is possible that the Restructured Debt and related guarantees may be required to be qualified under the Trust Indenture Act of 1939, as amended (the “TIA”). Accordingly, the Debtors may be required to file an application to qualify a Restructured Debt indenture with, and such indenture may be required to be qualified by, the SEC before the Plan can be consummated. Qualification of such an indenture would require that the indenture meet the requirements of the TIA and that the trustee thereunder be free of conflicts of interest with respect to the Reorganized Debtors and their debt securities. The TIA establishes certain procedures, rights and powers with respect to debt holders, the issuer and the trustee and provides that such procedures, rights and powers be made a part of a qualified indenture. Adherence to and/or compliance with any such requirements, if any, by the Debtors may potentially delay the occurrence of the Effective Date.

3.	Certain Transactions By Stockbrokers

Section 1145(a)(4) of the Bankruptcy Code provides that a “stockbroker” that executes a transaction in a security that was issued under Section 1145(a)(1) or (a)(2) within 40 days following

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the first date on which such security was bona fide offered to the public by the issuer, or by or through an underwriter, has an exemption from the registration requirement of Section 5 of the Securities Act and the comparable requirements of the Blue Sky Laws with respect to such transaction. The exemption is subject to the condition that the stockbroker provides, at or before the time of such transaction, a copy of the Disclosure Statement (and supplements to the Disclosure Statement, if any, if ordered by the Bankruptcy Court). The Debtors note that the exemption is available to persons considered “dealers” under the Securities Act, and believe that the Effective Date will be the date on which the 40-day period will begin.

NEITHER THIS DISCLOSURE STATEMENT, NOR ANY PORTION THEREOF INCLUDING THIS SECTION V.D, HAS BEEN SUBMITTED FOR APPROVAL UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. NEITHER THE SEC NOR ANY STATE REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR THIS SECTION V.D. CREDITORS AND INTEREST HOLDERS SHOULD CONSULT THEIR OWN LEGAL COUNSEL AND ADVISORS AS TO ANY SECURITIES LAW RELATED MATTERS.

VI.

REQUIREMENTS FOR CONFIRMATION

Section 1129 of the Bankruptcy Code sets forth the requirements that must be satisfied to confirm a plan of reorganization. A number of the more significant Confirmation requirements are discussed in this Section VI of the Disclosure Statement. The Debtors believe that they have complied or will comply with each of these requirements.

A.	Good Faith and Compliance with Law

The Bankruptcy Code requires that a plan of reorganization be proposed in good faith and disclose certain relevant information regarding payments due and the nature of compensation to insiders. The Debtors believe that they have satisfied these requirements and will seek a ruling to that effect from the Bankruptcy Court in connection with Confirmation of the Plan.

B.	Best Interests

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Section 1129(a)(7) of the Bankruptcy Code requires that, with respect to each impaired Class, each member of such Class either (a) has accepted the Plan or (b) will receive or retain under the Plan on account of its Claim or Interest property of a value, as of the Effective Date, that is at least equal to the amount that such member of the Class would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. The Debtors believe that the Plan meets this test and will seek appropriate findings from the Bankruptcy Court in connection with the Confirmation of the Plan. See Section VII and Exhibit D of the Disclosure Statement.

C.	Plan Acceptance

The Bankruptcy Code requires, subject to an exception described in Section VI.D. of the Disclosure Statement entitled “Confirmation of the Plan Without Acceptance by All Impaired Classes,” that the Plan be accepted by all impaired Classes of Claims and Interests. Classes of claims that are not impaired (unimpaired) under a plan are deemed to have accepted the plan and are not entitled to vote. RD Class 1, RD Class 2, RD Class 3, LD Class 1, LD Class 2, LD Class 3, and LD Class 4 are unimpaired and deemed to have accepted the Plan.

The Bankruptcy Code defines acceptance of a plan of reorganization by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the allowed claims in that class, but for this purpose counts only those claims that have been voted on the plan. Holders of Claims who fail to vote or who abstain will not be counted to determine the acceptance or rejection of the Plan by any impaired class of Claims. Additionally, the vote of any holder will not be counted if the holder is designated by the Bankruptcy Court based on its vote or its solicitation not being in good faith under Bankruptcy Code Section 1126(e).

The Debtors will solicit the votes of holders of Claims in RD Class 4, RD Class 5, RD Class 6, RD Class 7, RD Class 8, LD Class 5, LD Class 6, LD Class 7, and LD Class 8. RD Class 9 is impaired under the Plan but the Debtors, the members of this Class, have proposed the Plan and accordingly consent to the treatment provided to such Class. RD Class 10 and LD Class 10 will not receive or retain any property under the Plan and are presumed to have rejected the Plan pursuant to Bankruptcy Code Section 1126(g).

D.	Confirmation of the Plan Without Acceptance by All Impaired Classes

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The Bankruptcy Code provides an exception to the requirement that every class must accept a plan of reorganization. This exception is commonly known as the “cram down” provision. This provision allows the Debtors to confirm the Plan notwithstanding the rejection by any Class that votes on the Plan. If the Debtors can demonstrate to the Bankruptcy Court that the Plan satisfies the requirements of the “cram down” provision, each impaired Class that voted to reject the Plan or that is deemed to reject the Plan would be bound to the treatment afforded to that Class under the Plan.

To obtain Confirmation of the Plan using the “cram down” provision, the Debtors must demonstrate to the Bankruptcy Court that, as to each Class that has rejected the Plan, the treatment afforded to such Class under the Plan “does not discriminate unfairly” and is “fair and equitable.”

In general, a plan does not discriminate unfairly if it provides a treatment to the class that is substantially equivalent to the treatment that is provided to other classes that have equal rank. In determining whether a plan discriminates unfairly, courts will take into account a number of factors, including the effect of applicable subordination agreements between parties. Accordingly, two classes of unsecured creditors could be treated differently without unfairly discriminating against either class.

In general, the Bankruptcy Code applies a different test to holders of secured claims, unsecured claims, and interests to determine whether the treatment proposed in a plan of reorganization is “fair and equitable.” In general, a plan of reorganization is “fair and equitable” to a holder of-secured claims if the plan provides that the holder (i) will retain the lien or liens securing its claim and (ii) will receive cash payments, normally evidenced by a note, that total at least the amount of its claim, with such payments having a present value at least equal to the value of the collateral securing the claim; unsecured claims if the plan provides that the holder (i) will retain property equal to the amount of its claim or (ii) no holder of a claim or interest that is junior to the creditor receives any value under the plan of reorganization; and equity interests if the plan provides that the holder (i) will retain property equal to the greatest of the allowed amount of any liquidation preference to which such holder is entitled, any

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redemption price to which such holder is entitled or the value of such interest or (ii) no holder of an interest that is junior to the holder will receive any value under the plan of reorganization.

As set forth above, the Plan may be confirmed if certain conditions are met even if the Plan is not accepted by each Class of Claims entitled to vote. The Debtors reserve the right to modify the terms of the Plan as necessary for the Confirmation of the Plan without acceptance by any Impaired Classes. Such modification could result in a less favorable treatment to holders of certain Classes of Claims or Interests than the treatment currently provided in the Plan.

E.	Feasibility

The Bankruptcy Court must also determine that the Plan is feasible and is not likely to be followed by liquidation or further reorganization of the Debtor. To determine whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan.

With respect to the Reorganizing Debtors, based on one potential hypothetical scenario described in Exhibit D attached hereto and the operational, business and other assumptions set forth therein, the Debtors believe that they will have the financial capability to satisfy their obligations following the Effective Date pursuant to the Plan. More specifically, the Plan Distribution Analysis assumes a hypothetical reorganization of the Reorganizing Debtors by completing existing home development projects over a reasonable time period and the sale of certain development projects where construction is not anticipated to commence in the near-term. The completion of existing projects and overhead expenses are to be funded after the Effective Date from a combination of Cash on hand, proceeds of ongoing operations, asset dispositions, and if necessary, Post-Effective Date Financing. The projections underlying Exhibit D do not take into account present values. Based on the analysis and related information set forth in Exhibit D attached hereto, the Debtors will seek a ruling that the Plan is feasible in connection with the Confirmation of the Plan.

With respect to the Liquidating Debtors, the Plan contemplates that these Debtors’ assets ultimately will be liquidated, sold, transferred, abandoned, or otherwise disposed of, and all proceeds of such assets will be distributed to the holders of Claims pursuant to the terms of the Plan. Since no further financial reorganization of the Liquidating Debtors will be possible or is contemplated, the

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Debtors believe that the Plan meets the feasibility requirement vis-à-vis the Liquidating Debtors. In addition, the Liquidating Debtors believe that sufficient funds will exist as of the Effective Date to make all payments required to be made on said date under the Plan.

With specific regard to Alameda, this Debtor may hold Cash on hand as of the Effective Date in the event purchase or settlement offers for Alameda’s assets are effectuated. Additionally, the Debtors may consider financing for Alameda through PHI under certain circumstances. The Debtors will file with the Court and serve on parties in interest (prior to the Voting Deadline) as part of the Plan Supplement a description of any proposed Post-Effective Date Financing if that option is elected. Finally, if no source of funds are available to Alameda at the time of Plan confirmation, Alameda may be severed from the Plan, and, in such event, the Debtors will seek confirmation as to all of the other Debtors in theses Chapter 11 Cases.

VII.

LIQUIDATION ANALYSIS

Pursuant to Bankruptcy Code Section 1129(a)(7), unless there is unanimous acceptance of the Plan by an impaired Class, the Debtors must demonstrate, and the Bankruptcy Court must determine that, with respect to such Class, each holder of a Claim will receive property of a value, that is not less than the amount that such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is commonly referred to as the “Best Interests Test.” For the reasons set forth in the following paragraph, the Debtors believe the Plan satisfies the Best Interests Test.

In a chapter 7 liquidation, holders of Allowed Claims receive distributions based on the liquidation or collection of the Debtors’ assets. Such assets would include the same assets to be developed, sold or collected (as applicable) under the Plan – or which have already been developed, sold or collected during the Chapter 11 Cases. However, the net proceeds from the collection and sale of property of the Estates available for distribution to Creditors would be reduced by the commission payable to the chapter 7 trustee and the trustee’s attorneys and accounting fees, in addition to the administrative costs of the Chapter 11 Cases.

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More specifically, in a chapter 7 case, the trustee would be entitled to seek a sliding scale commission based upon the funds distributed by such trustee to Creditors, even though the Debtors have already accumulated a significant amount of monies and they have already incurred the expense associated with generating those funds. Pursuant to the Bankruptcy Code’s guidelines for compensation to chapter 7 trustees, based on certain assumptions, a trustee could be entitled to seek many millions of dollars in compensation for distribution of funds in a chapter 7 case, as set forth more fully in Exhibit D. Although under Bankruptcy Code Section 326, the trustee’s compensation is capped by this sliding scale, and the trustee should be required to demonstrate the reasonableness of commissions in relation to work actually performed or results obtained, the Debtors cannot predict whether the trustee will seek or obtain a straight commission based solely on distributions or some lesser amount. Nonetheless, whatever the amount of compensation for a trustee, there is a reasonable likelihood that Creditors would “pay again” for the funds accumulated by the Debtors because the chapter 7 trustee would be entitled to receive a commission in some amount for distributing the funds “handed over” to the trustee by the Debtors.

In addition, a chapter 7 trustee would employ legal counsel and other professionals and advisors such as accountants. If the Debtors’ current counsel and advisors were not retained by the chapter 7 trustee or they decided not to take on such engagements, the chapter 7 trustee would employ new professionals who would have to expend significant time and resources to “get up to speed” with respect to the Debtors, their businesses and assets, and the cases. These additional administrative expenses would in likelihood be substantial and would be paid ahead of general unsecured creditors.

It must also be noted that the Debtors’ business affairs are complex. Matters of accounting and account reconciliation are best handled by the Debtors’ own experienced staff. These persons are especially important because of their knowledge of the Debtors and their collective memory of events and issues that cannot easily be accessed by a trustee reading “cold” records. In addition, there is no assurance the staff would remain available in a chapter 7 liquidation.

Holders of all Allowed Claims will receive under the Plan proposed by the Debtors property of a value that is not less than the amount such Creditors would receive in a chapter 7 case.

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However, the Plan proposed by the Debtors present a better alternative to Creditors than a chapter 7 liquidation because, among other factors, the successors to the Debtors will in all likelihood be able to develop (as applicable), manage, and realize upon the Debtors’ assets more expeditiously and cost-effectively than a trustee and his or her professionals and agents who are unfamiliar with the Debtors’ businesses, assets and liabilities. The Debtors present in Exhibit D hereto one potential, hypothetical scenario of continued operations and transactions by the Reorganized Debtors after the Effective Date. Such scenario is hypothetical, and some or all of the operational, business and other assumptions related thereto may not materialize and/or the Reorganized Debtors, in their discretion, may adopt and implement an alternative operational/business strategy or strategies that may result in recoveries to general unsecured creditors materially different than the estimates provided in Exhibit D and herein.

Further, as suggested above, the Debtors are doubtful that a chapter 7 trustee could analyze and pursue causes of action as successfully and economically as the Debtors, because the trustee would not have the knowledge and information possessed by the Debtors and their successors and their respective professionals.

It is also anticipated that a chapter 7 liquidation would result in a significant delay in the payments to Creditors. Among other things, a chapter 7 case would trigger a new bar date for filing Claims that would be more than ninety days following conversion of the Chapter 11 Cases to chapter 7. Fed. R. Bankr. P. 3002(c). Hence, a chapter 7 liquidation would not only delay distribution but also raise the prospect of additional claims that were not asserted in the Chapter 11 Cases.

The Debtors have prepared the hypothetical Plan Distribution Analysis and Chapter 7 Liquidation Analysis attached as Exhibit D to the Disclosure Statement to assist holders of Impaired Claims and Interests to reach their determination as to whether to accept or reject the Plan. The liquidation analysis indicates the estimated values which may be obtained by Classes of Claims and of Interests if the assets of the Debtors are liquidated pursuant to chapter 7, as an alternative to the scenario proposed by the Plan. The liquidation analysis is provided solely to disclose the effects of a

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hypothetical liquidation of the Debtors under chapter 7 of the Bankruptcy Code, subject to the assumptions set forth in Exhibit D.

Underlying the analyses set forth in Exhibit D are a number of estimates and assumptions that, although developed and considered reasonable by management of the Debtors, are inherently subject to economic and business uncertainties and contingencies beyond the control and knowledge of the Debtors. Accordingly, there can be no assurance that the values assumed in the Plan Distribution Analysis and/or Chapter 7 Liquidation Analysis would be realized. In addition, any liquidation that would be undertaken would necessarily take place in future circumstances which cannot currently be predicted. While the liquidation analysis is necessarily presented with numerical specificity, if the Debtors were liquidated under chapter 7, the actual liquidation proceeds could vary, perhaps substantially, from the amounts set forth in Exhibit D. No representation or warranty can be or is being made with respect to the actual proceeds that could be received in a chapter 7 liquidation and/or under the Plan. Nothing contained in the analyses set forth in Exhibit D is intended or may constitute a concession or admission of the Debtors for any other purpose.

The Debtors believe, based on the foregoing, that the Debtors and their successors are in the best position to bring the greatest return to Creditors pursuant to the Plan.

[Remainder of Page Intentionally Left Blank]

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VIII.

CONCLUSION

The Debtors believe that the Plan is in the best interests of Creditors and urge such parties to vote to accept the Plan.

Dated: July 20, 2009	Woodside Group, LLC and ITS DEBTOR AFFILIATES
	By:	/s/ Leonard K. Arave
Leonard K. Arave Authorized Representative
Respectfully submitted by, Pachulski Stang Ziehl & Jones LLP
By:	/s/ Jeremy V. Richards
Jeremy V. Richards Linda F. Cantor Maxim Litvak Attorneys for Debtors and Debtors in Possession

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LIST OF EXHIBITS

Exhibit		Description

A	.............................................	Diagram showing general corporate structure of Woodside Entities and PHI

B	.............................................	Second Amended Joint Plan of Reorganization of Woodside Group, LLC and Affiliated Debtors

C	.............................................	Disclosure Statement Approval Order

D	.............................................	Plan Distribution Analysis and Chapter 7 Liquidation Analysis

E	.............................................	Chart Detailing Debtors’ Current Analysis of Projects to be Developed and Projects to be Terminated & Certain Analysis of Surety Bond Exposure Related to Such Projects

EXHIBIT A

- General Corporate Structure Diagram -

Note: While the attached diagram shows the general corporate structure of the Woodside Entities and PHI, certain entities are not listed therein and other simplifications have been made for presentation purposes.

EXHIBIT B

- Second Amended Joint Plan of Reorganization of Woodside Group, LLC and Affiliated Debtors -

EXHIBIT C

- Disclosure Statement Approval Order -

Jeremy V. Richards (CA Bar No. 102300)
Linda F. Cantor (CA Bar No. 153762)

Maxim B. Litvak (CA Bar No. 215852)

Pachulski Stang Ziehl & Jones LLP

10100 Santa Monica Blvd., 11th Floor
Los Angeles, California 90067-4100
Telephone: 310/277-6910
Facsimile: 310/201-0760
jrichards@pszjlaw.com
lcantor@pszjlaw.com
mlitvak@pszjlaw.com

Attorneys for the Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

RIVERSIDE DIVISION

In re: WOODSIDE GROUP, LLC, et al.,1 Debtors.

Chapter 11

Case No. 6:08-bk-20682-PC

(Jointly Administered)

ORDER (I) APPROVING DISCLOSURE STATEMENT AND (II) GRANTING AMENDED MOTION OF DEBTORS FOR ORDER (A) APPROVING PLAN SOLICITATION, NOTICE, AND VOTING PROCEDURES, (B) APPROVING FORMS OF NOTICE AND BALLOTS, AND (C) ESTABLISHING PLAN CONFIRMATION DEADLINES AND PROCEDURES

☒ Affects ALL DEBTORS

This matter came on for hearing upon the disclosure statement and the Amended Motion of Woodside Group, LLC, et al., the debtors and debtors in possession herein (the “Debtors”) for an Order (i) Approving Disclosure Statement; (ii) Establishing Voting Deadline and Procedures for Filing Objections to Confirmation of Plan; (iii) Approving Forms of Ballots; and (v) Establishing Solicitation and Tabulation Procedures (“Amended Motion”)2. Appearances were as noted on the record.

_________________________

1 For a listing of all of the debtors and debtors in possession in the above-captioned cases, see Exhibit A to the Second Amended Joint Plan of Reorganization of Woodside Group, LLC and Affiliated Debtors, as modified, filed on July 9, 2009, which is available for review on www.kccllc.net/woodside.

2 Any capitalized term not defined herein shall have the meaning ascribed to such term in the Amended Motion.

The Court, having considered the Amended Motion and the disclosure statement proposed by the Debtors, the objections thereto, the Debtors’ reply and the Second Amended Disclosure Statement in Support of Second Amended Joint Plan of Reorganization of Woodside Group, LLC and Affiliated Debtors (the “Second Amended Disclosure Statement”) filed with the Court on July 2, 2009, in response to the objections; and it appearing that adequate and sufficient notice of the Amended Motion has been given under the circumstances; and it further appearing that adequate and sufficient notice, pursuant to Bankruptcy Rule 2002(b) and Local Bankruptcy Rule 3017-1, of the hearing to approve the disclosure statement has been given; and after due deliberation and upon the Court’s determination that the relief requested in the Amended Motion is in the best interests of the Debtors, their estates, creditors and other parties in interest; and the Court having found that the Second Amended Disclosure Statement, subject to the modifications noted on the record, adequately addresses the objections and the disclosure issues raised at the hearing, and that the Second Amended Disclosure Statement, as modified, contains “adequate information” in accordance with Bankruptcy Code Section 1125(a); and good cause appearing therefor, it is hereby:

ORDERED that:

            1.         The Amended Motion is granted.

2.         Except as addressed by the Second Amended Disclosure Statement, as modified, the objections to the Amended Motion and to the disclosure statement are overruled.

3.         The Second Amended Disclosure Statement, as modified, filed with the Court on July 9, 2009 as Docket No. 1291, contains “adequate information” as defined in Bankruptcy Code section 1125(a), and is hereby APPROVED in all respects pursuant to Bankruptcy Code section 1125(a).

4.         A hearing to consider confirmation of the Second Amended Joint Plan of Reorganization of Woodside Group, LLC and Affiliated Debtors, as modified, (as may be amended or modified, the “Plan”) will be held on October 2, 2009 at 10:30 a. m. (Pacific Time), or as soon thereafter as counsel can be heard, before the Honorable Peter H. Carroll , 3420 Twelfth Street, Courtroom 304, Central District of California (Riverside Division), Riverside, California 92501 (the “Confirmation Hearing”). The Confirmation Hearing may be adjourned from time to time without further notice other than the announcement at the Confirmation Hearing of the date or dates of any adjourned hearing. In addition, the Plan may be modified without further notice, prior to, at or as a result of the Confirmation Hearing.

5.         The record date for purposes of voting to accept or reject the Plan is the date of entry of this order (the “Voting Record Date”).

6.         The deadline for the receipt of Ballots accepting or rejecting the Plan shall be 5:00 p.m. (Pacific Time) on August 31, 2009 (the “Voting Deadline”). For a Ballot to be counted, it must be actually received prior to the Voting Deadline at the applicable address indicated in the voting instructions that accompany the Ballot.

7.         The Debtors, through the Balloting Agent, are authorized and directed to mail, or cause to be mailed, by United States Postal Service, first-class delivery, no later than July 25, 2009, to: (i) all parties or entities that have filed proofs of claim on or before the Voting Record Date; (ii) all parties identified in the Debtors’ Schedules as holding liquidated, noncontingent, undisputed claims as of the Voting Record Date; (iii) all other known holders of claims against or interests in the Debtors as of the Voting Record Date; (iv) all parties to executory contracts and unexpired leases with the Debtors as reflected in the Schedules; (v) counsel for the General Committee; (vi) counsel for the Alameda Committee; (vii) the U.S. Trustee; (viii) the Internal Revenue Service; (ix) the Securities and Exchange Commission; (x) all applicable governmental units; and (xi) all parties required to be served pursuant to the Order Limiting Scope of Notice and Establishing Omnibus Hearing Dates entered by this Court on September 22, 2008 and subsequent related orders (collectively, the “Notice Parties”), a copy on CD-ROM disk of: (a) the Plan and all exhibits and attachments thereto; (b) the Second Amended Disclosure Statement, as modified, and all exhibits and attachments thereto; (c) the Plan Notice; and (d) this Order; (collectively, the “Solicitation Package”). With respect to creditors entitled to vote on the Plan, a Ballot, including voting instructions and a pre-addressed return envelope, and the Plan Letter shall also be included in the Solicitation Package. If and to the extent that a party receiving a Solicitation Package subsequently desires a hard paper copy of any of the documents, such party will be able to request and obtain a hard copy by written request to the Balloting Agent at the following address: Woodside Group, LLC

Ballot Processing, Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, CA 90245, or by phone at 888-733-1541, or by e-mail at KCC_Woodside@kccllc.com.

8.         For purposes of distributing the Solicitation Package, holders of claims as of the Voting Record Date are (i) those persons or entities listed on the Debtor’s Schedules as holding a claim (other than creditors with claims scheduled as disputed, contingent or unliquidated who have failed to timely file a proof of claim), as amended, from time to time, prior to the Voting Record Date and (ii) those persons or entities that have filed with the Court a proof of claim asserting a claim that has not been disallowed, withdrawn or expunged on or before the Voting Record Date.

9.         The Debtors are not required to serve the Solicitation Package on any person or entity for which the notice of the hearing on the approval of the Second Amended Disclosure Statement, as modified, has been returned by the United States Postal Service as undeliverable, unless the Debtors receive an accurate address for such addressee.

10.       The Plan Notice, substantially in the form attached here as Exhibit A, is hereby approved.

11.       The Ballots, substantially in the form attached hereto as Exhibit B, are hereby approved.

12.       The Plan Letter, substantially in the form attached hereto as Exhibit C, is hereby approved, and the Debtors are authorized to include the Plan Letter in the Solicitation Package.

13.       The Notice of Non-Voting Status, substantially in the form attached hereto as Exhibit D, is hereby approved. The Debtors are authorized to mail the Notice of Non-Voting Status to those creditors and interest holders who are otherwise not entitled to vote on the Plan.

14.       The Debtors are authorized to make non-substantive modifications to the Second Amended Disclosure Statement, as modified, and other documents in the Solicitation Package prior to distribution in order to insert dates and deadlines or make corrections or modifications of a typographical, conforming and/or ministerial nature.

15.       For the purposes of voting, the amount of a claim used to tabulate acceptance or rejection of the Plan (regardless of whether the claim amount indicated on a particular Ballot differs from the following amounts) shall be: (a) the claim amount listed on the Debtor’s Schedules, provided that (i) such claim is not scheduled as contingent, unliquidated or disputed, (ii) no proof of claim has been timely filed, and (iii) no objection to the claim as scheduled has been filed by the time of the Confirmation Hearing; or (b) the liquidated amount specified in a proof of claim timely filed to the extent the liquidated amount specified in such proof of claim is not the subject of an objection to claim filed before the Confirmation Hearing (or in the case of claims resolved pursuant to a stipulation or order entered by the Court before the Confirmation Hearing, the amount set forth in such stipulation or order); or (c) the amount temporarily allowed by the Court for voting purposes pursuant to Bankruptcy Rule 3018(a), after notice and a hearing prior to the Confirmation Hearing.

16.       If a creditor casts a Ballot and has filed a proof of claim that is the subject of an objection filed before the Confirmation Hearing, the creditor’s Ballot shall not be counted, unless: (i) some portion of the creditor’s claim is not disputed, in which case such creditor’s Ballot shall only be counted up to the undisputed amount of the creditor’s claim; or (ii) the creditor’s claim is temporarily allowed by the Court for voting purposes in accordance with Bankruptcy Rule 3018, after notice and a hearing prior to the Confirmation Hearing. Ballots cast by creditors whose claims are not listed on the Debtors’ Schedules, but who have timely filed proofs of claim in unliquidated or unknown amounts that are not the subject of an objection filed before the commencement of the Confirmation Hearing, will not be counted, unless such claim is temporarily allowed or estimated for voting purposes by the Court prior to the Confirmation Hearing.

17.       The Debtors, through the Balloting Agent, are authorized and directed to accept, review, determine the validity of and tabulate the Ballots and report to the Court on the votes for acceptance and rejection of the Plan, in a reasonable and customary manner.

18.       Ballots received by the Balloting Agent in the following categories shall not be counted as an acceptance or rejection of the Plan, unless otherwise ordered by the Court:

(a)        Ballots where the claimant or the claimant’s representative did not use the authorized form, or a form of Ballot substantially similar to such authorized form;

(b)	Ballots not received by the Balloting Agent on or before the Voting Deadline;

(c)        Ballots where the claimant or the claimant’s authorized representative checked boxes indicating both acceptance and rejection of the Plan;

(d)     Ballots not signed by the claimant or the claimant’s authorized representative; and

(e)      Ballots where the individual or institution casting the Ballot (whether directly or as representative) was not a holder of a claim as of the Voting Record Date and, therefore, was not entitled to vote.

19.       The following voting procedures and standard assumptions will be used in tabulating Ballots:

(a)      For purposes of the numerosity requirements of Section 1126(c) of the Bankruptcy Code, separate claims held by a single creditor against one or more Debtors in a particular class will be aggregated as if such creditor held one claim against the Debtor in such class, and the votes related to such claims will be treated as a single vote to accept or reject the Plan.

(b)     Creditors must vote all of their claims within a particular class either to accept or reject the Plan and may not split their vote. Accordingly, a Ballot (or multiple ballots with respect to multiple claims within a single class) that partially rejects and partially accepts the Plan will not be counted.

(c)      Ballots that fail to indicate an acceptance or rejection of the Plan, but that are otherwise properly executed and received prior to the Voting Deadline, will not be counted.

(d)     Only Ballots that are timely received with original signatures will be counted. Unsigned Ballots will not be counted. Ballots sent via facsimile or email will not be counted.

(e)      If prior to the Voting Deadline, a holder of a claim casts more than one Ballot for the same claim, the last properly completed Ballot received by the Balloting Agent prior to the Voting Deadline will be deemed to reflect the voter’s intent and to supersede any prior Ballot.

20.       September 18, 2009, is fixed as the last day for filing and serving written objections, comments or responses, including any supporting memoranda, to confirmation of the Plan. Any such objections must be in writing and must (1) specify a caption setting forth the name of the court, the case number and title of the objection, indicating the matter to which objection is being made, (2) state the name and address of the objector and the amount of its claim or the nature of its interest in the Debtors’ chapter 11 cases, (3) specify the basis and nature of the objection, and (4) be filed with the Clerk of the Bankruptcy Court, together with proof of service, and served upon the following parties: (a) counsel to the Debtors, Pachulski Stang Ziehl & Jones LLP, 10100 Santa Monica Blvd., Suite 1100, Los Angeles, California, 90067, Telephone: 310-277-6910, Facsimile: 310-201-0760, Attn: Jeremy V. Richards, Linda F. Cantor and Maxim B. Litvak; (b) counsel to the Creditors’ Committee, (i) Bingham McCutchen LLP, One State Street, Hartford, CT 06103, Telephone: (860) 240-2700, Facsimile: (860) 240-2800, Attn: Michael J. Reilly, Jonathan B. Alter and Mark W. Deveno and (ii) Snell & Wilmer L.L.P., One Arizona Center, 400 E. Van Buren, Phoenix, AZ 85004, Telephone: (602) 382-6254, Facsimile: (602) 382-6070, Attn: Donald L. Gaffney; (c) counsel to the Alameda Committee, Rutter Hobbs & Davidoff, Incorporated, 1901 Avenue of the Stars, Suite 1700, Los Angeles, CA 90067, Telephone: (310) 286-1700, Facsimile: (310) 286-1728, Attn: Brian L. Davidoff and C. John M. Melissinos; and (d) Office of the United States Trustee, 3685 Main Street, Suite 300, Riverside, CA 92501, Telephone: (951) 276-6990, Facsimile: (951) 276-6973, Attn: Elizabeth Lossing, Esq. In order to preserve an objection, anyone filing an objection must also attend the Confirmation Hearing, either in person or through counsel. The Confirmation Hearing, generally or as to any matter being considered thereat, may be adjourned from time to time by the Bankruptcy Court without further notice except for an adjournment announced at the Confirmation Hearing or any adjournment of that hearing. Any objections not filed and served as set forth above shall be deemed waived and shall not be considered by the Bankruptcy Court.

                21.           The Debtors shall file the Plan Supplement no later than August 14, 2009.

                22.           The Debtors shall file their memorandum in support of Plan confirmation, and the Debtors and any other party supporting the Plan shall file with the Court and serve on the applicable objecting party any response to a timely filed objection to confirmation of the Plan by September 25, 2009.

                23.           The Debtors shall file their balloting report no later than September 25, 2009.

24.       The Debtors and other parties in interest may seek further clarification from the Court on vote tabulation and the solicitation process, and retain the right to object or raise any issue with respect to any Ballot.

DATED   July 20, 2009                                            /s/

                                                                                    UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A

(Plan Notice)

Jeremy V. Richards (CA Bar No. 102300)
Linda F. Cantor (CA Bar No. 153762)

Maxim B. Litvak (CA Bar No. 215852)

Pachulski Stang Ziehl & Jones LLP

10100 Santa Monica Blvd., 11th Floor
Los Angeles, California 90067-4100
Telephone: 310/277-6910
Facsimile: 310/201-0760
jrichards@pszjlaw.com
lcantor@pszjlaw.com
mlitvak@pszjlaw.com

Attorneys for the Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

RIVERSIDE DIVISION

In re: WOODSIDE GROUP, LLC, et al.,3 Debtors.

Chapter 11

Case No. 6:08-bk-20682-PC

(Jointly Administered)

NOTICE OF ENTRY OF ORDER: (I) APPROVING DISCLOSURE STATEMENT; (II) APPROVING PLAN SOLICITATION, NOTICE, AND VOTING PROCEDURES; (III) APPROVING FORMS OF NOTICE AND BALLOTS; AND (IV) ESTABLISHING PLAN CONFIRMATION DEADLINES AND PROCEDURES

Confirmation Hearing:

Date:              October 2, 2009

Time:              10:30 a.m.

Place:             Courtroom 304

                        3420 Twelfth Street

Riverside, CA 92501

☒ Affects ALL DEBTORS

PLEASE TAKE NOTICE that your vote is being solicited in connection with the Second Amended Joint Plan of Reorganization of Woodside Group, LLC and Affiliated Debtors, as modified (the “Plan”). You should carefully review the material set forth in the disclosure statement enclosed herewith (and in the exhibits attached thereto) in order to make an independent

_________________________

3 For a listing of all of the debtors and debtors in possession in the above-captioned cases, see Exhibit A to the Second Amended Joint Plan of Reorganization of Woodside Group, LLC and Affiliated Debtors, as modified, filed on July 9, 2009, which is available for review on www.kccllc.net/woodside.

determination as to whether to vote to accept or reject the Plan. THE DEBTORS REQUEST THAT YOU VOTE TO ACCEPT THE PLAN.

PLEASE TAKE FURTHER NOTICE that by order dated _______, 2009 (the “Disclosure Statement Approval Order”), the United States Bankruptcy Court for the Central District of California (Riverside Division) (the “Court”) approved the Second Amended Disclosure Statement, as modified, for Joint Plan of Reorganization of Woodside Group, LLC and Affiliated Debtors, as modified (the “Disclosure Statement”) as containing adequate information within the meaning of section 1125 of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).

PLEASE TAKE FURTHER NOTICE that copies of the Plan and Disclosure Statement are available for download free of charge at www.kccllc.net/woodside. Copies of such documents may also be obtained by contacting the Balloting Agent at 888-733-1541, KCC_Woodside@kccllc.com, or the following address: Woodside Group Ballot Processing, Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, CA 90245.

PLEASE TAKE FURTHER NOTICE that by order dated __________, 2009, the Court established August 31, 2009 at 5:00 p.m. (Pacific Time) (the “Voting Deadline”) as the deadline by which Ballots accepting or rejecting the Plan must be received. Subject to the Disclosure Statement Approval Order, to be counted, your originally signed Ballot (which is enclosed herewith) must actually be received on or before the Voting Deadline and must be returned to Kurtzman Carson Consultants LLC (the “Balloting Agent”), to the following address:

If by U.S. Postal Service, Overnight Mail or Hand Delivery:

Woodside Group, LLC Ballot Processing

Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, CA 90245

PLEASE TAKE FURTHER NOTICE that on October 2, 2009, at 10:30 a.m. (Pacific Time), or as soon thereafter as counsel may be heard, a hearing will be held before the Honorable Peter H. Carroll , 3420 Twelfth Street, Courtroom 304, Central District of California (Riverside Division), Riverside, California, 92501 to consider confirmation of the Plan pursuant to section 1129

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of the Bankruptcy Code, and for such other and further relief as may be just and proper (the “Confirmation Hearing”).

PLEASE TAKE FURTHER NOTICE that the Confirmation Hearing, generally or as to any matter being considered thereat, may be adjourned as to confirmation or any matter from time to time without further notice to creditors or other parties in interest, other than by an announcement of such an adjournment in open court at the Confirmation Hearing or any adjournment thereof. Additionally, the Plan may be modified in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and other applicable law, without further notice, prior to or as a result of the Confirmation Hearing.

PLEASE TAKE FURTHER NOTICE that September 18, 2009 is fixed as the last day for filing and serving written objections, comments or responses, including any supporting memoranda, to confirmation of the Plan. Any such objections must be in writing and must (1) specify a caption setting forth the name of the court, the case number and title of the objection, indicating the matter to which objection is being made, (2) state the name and address of the objector and the amount of its claim or the nature of its interest in the Debtors’ chapter 11 cases, (3) specify the basis and nature of the objection, and (4) be filed with the Clerk of the Bankruptcy Court, together with proof of service, and served upon the following parties: (a) counsel to the Debtors, Pachulski Stang Ziehl & Jones LLP, 10100 Santa Monica Blvd., Suite 1100, Los Angeles, California, 90067, Telephone: 310-277-6910, Facsimile: 310-201-0760, Attn: Jeremy V. Richards, Linda F. Cantor and Maxim B. Litvak; (b) counsel to the Creditors’ Committee, (i) Bingham McCutchen LLP, One State Street, Hartford, CT 06103, Telephone: (860) 240-2700, Facsimile: (860) 240-2800, Attn: Michael J. Reilly, Jonathan B. Alter and Mark W. Deveno and (ii) Snell & Wilmer L.L.P., One Arizona Center, 400 E. Van Buren, Phoenix, AZ 85004, Telephone: (602) 382-6254, Facsimile: (602) 382-6070, Attn: Donald L. Gaffney; (c) counsel to the Alameda Committee, Rutter Hobbs & Davidoff, Incorporated, 1901 Avenue of the Stars, Suite 1700, Los Angeles, California 90067, Telephone: (310) 286-1700, Facsimile: (310) 286-1738, Attn: Brian L. Davidoff and C. John M. Melissinos; and (d) Office of the United States Trustee, 3685 Main Street, Suite 300, Riverside, CA 92501, Telephone: (951) 276-6990, Facsimile: (951) 276-6973, Attn: Elizabeth Lossing, Esq. In order to preserve an objection,

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anyone filing an objection must also attend the Confirmation Hearing, either in person or through counsel. The Confirmation Hearing, generally or as to any matter being considered thereat, may be adjourned from time to time by the Court without further notice except for an adjournment announced at the Confirmation Hearing or any adjournment of that hearing. Any objections not filed and served as set forth above shall be deemed waived and shall not be considered by the Court.

PLEASE TAKE FURTHER NOTICE the Debtors and any other party supporting the Plan shall file with the Court and serve on the applicable objecting party any response to a timely filed objection to confirmation of the Plan by September 25, 2009.

PLEASE TAKE FURTHER NOTICE the Debtors and other parties in interest may seek further clarification from the Court on vote tabulation and the solicitation process, and retain the right to object or raise any issue with respect to any Ballot.

PLEASE TAKE FURTHER NOTICE that the Plan and Disclosure Statement have been filed with the Bankruptcy Court and copies thereof may be obtained by parties in interest at the Debtors’ expense upon written request to the Balloting Agent at the following addresses:

If by U.S. Postal Service, Overnight Mail or Hand Delivery:

Woodside Group, LLC Ballot Processing

Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, CA 90245

The Balloting Agent may also be contacted via telephone at 888-733-1541 or email at KCC_Woodside@kccllc.com.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT WILL NOT BE CONSIDERED BY THE COURT.

IF NO OBJECTIONS ARE TIMELY FILED AND SERVED IN ACCORDANCE WITH THIS NOTICE, THE COURT MAY CONFIRM THE PLAN WITHOUT FURTHER NOTICE OR HEARING.

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THE CONFIRMATION HEARING SHALL OCCUR BEFORE THE HONORABLE PETER H. CARROLL AT 3420 TWELFTH STREET, COURTROOM 304, CENTRAL DISTRICT OF CALIFORNIA (RIVERSIDE DIVISION), RIVERSIDE, CALIFORNIA, 92501 ON OCTOBER 2, 2009 AT 10:30 A.M. (PACIFIC TIME).

Dated: July __, 2009	Pachulski Stang Ziehl & Jones LLP
By
Jeremy V. Richards Linda F. Cantor Maxim B. Litvak Attorneys for the Debtors and Debtors in Possession

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EXHIBIT B

(SAMPLE BALLOTS)

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

RIVERSIDE DIVISION

In re: WOODSIDE GROUP, LLC, et al., Debtors.	Case No.: 6:08-bk-20682 (PC) Chapter 11

BALLOT FOR HOLDERS OF CLAIMS IN RD CLASS [__]

PLEASE READ AND FOLLOW THE ENCLOSED VOTING INSTRUCTIONS CAREFULLY BEFORE COMPLETING THE BALLOT.

PLEASE CHECK THE APPROPRIATE BOX BELOW TO INDICATE YOUR ACCEPTANCE OR REJECTION OF THE SECOND AMENDED JOINT PLAN OF REORGANIZATION OF WOODSIDE GROUP, LLC AND AFFILIATED DEBTORS, AS MODIFIED, PROPOSED BY THE DEBTORS (THE “PLAN”).

Item 1.	Amount and Type of Claim

The undersigned is a creditor holding a Claim as indicated below.

TYPE OF CLAIM	CLASS IN PLAN	AMOUNT OF CLAIM (FOR VOTING PURPOSES ONLY)
[________]	RD Class [__]	$
Item 2.	Voting on the Plan

“Acceptance or Rejection of Plan”

The holder of the Claim(s) set forth in Item 1 votes (please check one):

____ To Accept the Plan	____ To Reject the Plan
Item 3.

By signing this Ballot, the undersigned creditor hereby certifies that it has been provided with and has read a copy of the Second Amended Disclosure Statement, as modified, In Support Of The Joint Plan Of Reorganization Of Woodside Group, LLC And Affiliated Debtors, as modified (the “Disclosure Statement”) and it is the holder of the Claim(s) set forth in Item 1 and has full power and authority to vote to accept or reject the Plan. The undersigned also acknowledges that the solicitation is pursuant to the information contained in the Disclosure Statement and the Plan.

Creditor Name:_____________________________________________

Signature:_________________________________________________

Name of Signatory:__________________________________________

(Please Print or Type Name)

Taxpayer ID No./ Social Security of Creditor:_____________________

Address:___________________________________________________

City, State & Zip Code:_______________________________________

Phone No.: ________________________Date:_____________________

Ballots must be received by 5:00 p.m. Prevailing Pacific Time on August 31, 2009 (the “Voting Deadline”). Subject to the Order approving the Disclosure Statement, if a Ballot is received after the Voting Deadline, it will not be counted.

Completed Ballots must be returned to:

If by U.S. Postal Service, Overnight Mail, or Hand Delivery:

Woodside Group, LLC Ballot Processing

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, CA 90245

Ballots must be received by 5:00 p.m. Prevailing Pacific Time on August 31, 2009 (the “Voting Deadline”). Subject to the Order approving the Disclosure Statement, if a Ballot is received after the Voting Deadline, it will not be counted.

VOTING INSTRUCTIONS

*********************************

PLEASE COMPLETE, SIGN AND DATE

THE BALLOT AND RETURN IT PROMPTLY TO THE

BALLOTING AGENT AT:

If by U.S. Postal Service, Overnight mail, or Hand Delivery:

Woodside Group, LLC Ballot Processing

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, CA 90245

*********************************

YOUR BALLOT MUST BE RECEIVED BY

5:00 P.M. PREVAILING PACIFIC TIME ON AUGUST 31, 2009

OR YOUR VOTE WILL NOT BE COUNTED

*********************************

1.	All capitalized terms used in the Ballot or Voting Instructions but not otherwise defined therein shall have the meanings ascribed to them in the Plan.

2.

The Plan can be confirmed by the Bankruptcy Court and thereby made binding on you if it is accepted by the holders of two-thirds in amount and more than one-half in number of Claims actually voting in each Class.

3.

For purposes of determining whether one-half in number of Claims in each Class have accepted the Plan, separate Claims held by a single creditor against one or more Debtors in a particular Class will be aggregated as if such creditor held one Claim in such Class, and the votes related to such Claims will be treated as a single vote to accept or reject the Plan.

4.

You must vote all of your Claims within a single Class under the Plan to either accept or reject the Plan. Accordingly, a Ballot (or multiple Ballots with respect to multiple Claims within a single Class) that partially accepts and partially rejects the Plan will be counted as a single acceptance of the Plan.

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5.

Please complete the Ballot, indicate acceptance or rejection of the Plan in the box indicated and sign and return this Ballot by mail to Kurtzman Carson Consultants LLC (THE “BALLOTING AGENT”) SO THAT IT IS RECEIVEDBEFORE THE VOTING DEADLINE OF 5:00 P.M., PREVAILING PACIFIC TIME ON AUGUST 31, 2009, AT THE APPLICABLE ADDRESS LISTED ABOVE. Subject to the Order approving the Disclosure Statement, if a Ballot is received after the Voting Deadline, it will not be counted.

6.	This Ballot does not constitute and shall not be deemed a proof of Claim or Interest or an assertion or admission of a Claim or Interest.

7.	Only Ballots submitted by persons who hold Claims as of the Voting Record Date, which is _________, 2009, shall be counted.

8.	Only Ballots that are timely received with original signatures shall be counted. Ballots sent via facsimile or email will not be counted.

IF YOU NEED ASSISTANCE IN COMPLETING YOUR BALLOT OR HAVE ANY QUESTIONS, PLEASE CONTACT THE BALLOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT (888) 733-1541 or KCC_Woodside@kccllc.com.

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UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

RIVERSIDE DIVISION

In re: WOODSIDE GROUP, LLC, et al., Debtors.	Case No.: 6:08-bk-20682 (PC) Chapter 11

BALLOT FOR HOLDERS OF CLAIMS IN RD[LD] CLASS [__]

PLEASE READ AND FOLLOW THE ENCLOSED VOTING INSTRUCTIONS CAREFULLY BEFORE COMPLETING THE BALLOT.

PLEASE CHECK THE APPROPRIATE BOX BELOW TO INDICATE (I) YOUR ACCEPTANCE OR REJECTION OF THE SECOND AMENDED JOINT PLAN OF REORGANIZATION OF WOODSIDE GROUP, LLC AND AFFILIATED DEBTORS, AS MODIFIED, PROPOSED BY THE DEBTORS (THE “PLAN”) AND (II) IF YOU ARE THE HOLDER OF A REORGANIZING DEBTOR FINANCIAL LENDER CLAIM, REORGANIZING DEBTOR BOND INDEMNITY CLAIM OR REORGANIZING DEBTOR GENERAL UNSECURED CLAIM, WHETHER YOU ELECT TO HAVE YOUR CLAIM REDUCED TO THE MAXIMUM RECOVERY PERCENTAGE (DEFINED IN THE PLAN) AND TREATED AS A REORGANIZING DEBTOR GENERAL UNSECURED CONVENIENCE CLAIM (RD CLASS 7) UNDER THE PLAN.

Item 1.	Amount and Type of Claim

The undersigned is a creditor holding a Claim as indicated below.

TYPE OF CLAIM	CLASS IN PLAN	AMOUNT OF CLAIM (FOR VOTING PURPOSES ONLY)
[________]	RD[LD] Class [__]	$
Item 2.	Voting on the Plan

“Acceptance or Rejection of Plan”

The holder of the Claim(s) set forth in Item 1 votes (please check one):

____ To Accept the Plan	____ To Reject the Plan

“Election of Treatment as Reorganizing Debtor General Unsecured Convenience Claim” [See Section 4.7 of the Plan]

This section is voluntary and only applies to holders of Reorganizing Debtor Financial Lender Claims, Reorganizing Debtor Bond Indemnity Claims or Reorganizing Debtor General Unsecured Claims. If you do not make the election below, please leave this section blank.

The holder of the Claim(s) set forth in Item 1 elects (please check space below):

____ To reduce such Claim to the Maximum Recovery Percentage and to have such Claim treated as a Reorganizing Debtor General Unsecured Convenience Claim (RD Class 7). (By exercising this election, your Ballot will be treated as a vote in RD Class 7.)

Item 3.

By signing this Ballot, the undersigned creditor hereby certifies that it has been provided with and has read a copy of the Second Amended Disclosure Statement, as modified, In Support Of The Joint Plan Of Reorganization Of Woodside Group, LLC And Affiliated Debtors, as modified (the “Disclosure Statement”) and it is the holder of the Claim(s) set forth in Item 1 and has full power and authority to vote to accept or reject the Plan. The undersigned also acknowledges that the solicitation is pursuant to the information contained in the Disclosure Statement and the Plan.

Creditor Name:_____________________________________________

Signature:_________________________________________________

Name of Signatory:__________________________________________

(Please Print or Type Name)

Taxpayer ID No./ Social Security of Creditor:_____________________

Address:___________________________________________________

City, State & Zip Code:_______________________________________

Phone No.: ________________________Date:_____________________

Ballots must be received by 5:00 p.m. Prevailing Pacific Time on August 31, 2009 (the “Voting Deadline”). Subject to the Order approving the Disclosure Statement, if a Ballot is received after the Voting Deadline, it will not be counted.

(Continued on Reverse Side)

Completed Ballots must be returned to:

If by U.S. Postal Service, Overnight Mail, or Hand Delivery:

Woodside Group, LLC Ballot Processing

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, CA 90245

Ballots must be received by 5:00 p.m. Prevailing Pacific Time on August 31, 2009 (the “Voting Deadline”). Subject to the Order approving the Disclosure Statement, if a Ballot is received after the Voting Deadline, it will not be counted.

VOTING INSTRUCTIONS

*********************************

PLEASE COMPLETE, SIGN AND DATE

THE BALLOT AND RETURN IT PROMPTLY TO THE

BALLOTING AGENT AT:

If by U.S. Postal Service, Overnight mail, or Hand Delivery:

Woodside Group, LLC Ballot Processing

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, CA 90245

*********************************

YOUR BALLOT MUST BE RECEIVED BY

5:00 P.M. PREVAILING PACIFIC TIME ON AUGUST 31, 2009

OR YOUR VOTE WILL NOT BE COUNTED

*********************************

2

1.	All capitalized terms used in the Ballot or Voting Instructions but not otherwise defined therein shall have the meanings ascribed to them in the Plan.

2.

The Plan can be confirmed by the Bankruptcy Court and thereby made binding on you if it is accepted by the holders of two-thirds in amount and more than one-half in number of Claims actually voting in each Class.

3.

For purposes of determining whether one-half in number of Claims in each Class have accepted the Plan, separate Claims held by a single creditor against one or more Debtors in a particular Class will be aggregated as if such creditor held one Claim in such Class, and the votes related to such Claims will be treated as a single vote to accept or reject the Plan.

4.

You must vote all of your Claims within a single Class under the Plan to either accept or reject the Plan. Accordingly, a Ballot (or multiple Ballots with respect to multiple Claims within a single Class) that partially accepts and partially rejects the Plan will be counted as a single acceptance of the Plan.

5.

Please complete the Ballot, indicate acceptance or rejection of the Plan in the box indicated and sign and return this Ballot by mail to Kurtzman Carson Consultants LLC (THE “BALLOTING AGENT”) SO THAT IT IS RECEIVEDBEFORE THE VOTING DEADLINE OF 5:00 P.M., PREVAILING PACIFIC TIME ON AUGUST 31, 2009, AT THE APPLICABLE ADDRESS LISTED ABOVE. Subject to the Order approving the Disclosure Statement, if a Ballot is received after the Voting Deadline, it will not be counted.

6.	This Ballot does not constitute and shall not be deemed a proof of Claim or Interest or an assertion or admission of a Claim or Interest.

7.	Only Ballots submitted by persons who hold Claims as of the Voting Record Date, which is _________, 2009, shall be counted.

8.	Only Ballots that are timely received with original signatures shall be counted. Ballots sent via facsimile or email will not be counted.

IF YOU NEED ASSISTANCE IN COMPLETING YOUR BALLOT OR HAVE ANY QUESTIONS, PLEASE CONTACT THE BALLOTING AGENT, KURTZMAN CARSON CONSULTANTS LLC, AT (888) 733-1541 or KCC_Woodside@kccllc.com.

3

EXHIBIT C

(Plan Letter)

LETTER IN SUPPORT OF THE SECOND AMENDED JOINT PLAN OF

REORGANIZATION OF WOODSIDE GROUP, LLC AND AFFILIATED DEBTORS, AS MODIFIED

DATE:	_________, 2009
TO:	Creditors Entitled to Vote Under the Enclosed Second Amended Joint Plan of Reorganization of Woodside Group, LLC and Affiliated Debtors, as modified

I am writing to you as counsel for Woodside Group, LLC, et al., the debtors and debtors in possession (the “Debtors”) under lead Case No. 08-20682 pending in the Bankruptcy Court for the Central District of California (Riverside Division) (the “Bankruptcy Court”). On July 9, 2009, the Debtors filed the Second Amended Joint Plan of Reorganization of Woodside Group, LLC and Affiliated Debtors, as modified (the “Plan”) and the Second Amended Disclosure Statement, as modified, in Support of Second Amended Joint Plan of Reorganization of Woodside Group, LLC and Affiliated Debtors, as modified (the “Disclosure Statement”).

A copy of the Plan, the Disclosure Statement, and a ballot are included in the same package as this letter.

This letter confirms the Debtors’ support of the Plan. The Debtors believe that, under the circumstances, the Plan provides the best possible recoveries to creditors, its acceptance is in the best interests of all creditors, and any alternative, including a liquidation under chapter 7 of the Bankruptcy Code, would result in unnecessary delay, uncertainty, and expense. Therefore, the Debtors encourage you to vote to ACCEPT the Plan and return the ballot that you received by the AUGUST 31, 2009 deadline.

Before voting, all creditors are strongly urged to carefully read and review in their entirety the Plan and the Disclosure Statement, and all other documents submitted to you. For your reference, the treatment of claims and interests under the Plan can be found in Section I.D. (Overview of the Plan) of the Disclosure Statement.

EXHIBIT D

(Notice of Non-Voting Status)

Jeremy V. Richards (CA Bar No. 102300)
Linda F. Cantor (CA Bar No. 153762)

Maxim B. Litvak (CA Bar No. 215852)

Pachulski Stang Ziehl & Jones LLP

10100 Santa Monica Blvd., 11th Floor
Los Angeles, California 90067-4100
Telephone: 310/277-6910
Facsimile: 310/201-0760
jrichards@pszjlaw.com
lcantor@pszjlaw.com
mlitvak@pszjlaw.com

Attorneys for the Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

RIVERSIDE DIVISION

In re: WOODSIDE GROUP, LLC, et al.,4 Debtors.

Chapter 11

Case No. 6:08-bk-20682-PC

(Jointly Administered)

NOTICE OF (I) APPROVAL OF DISCLOSURE STATEMENT, (II) HEARING TO CONSIDER CONFIRMATION OF THE PLAN, (III) SUMMARY OF PLAN TREATMENT, AND (IV) DEADLINE AND PROCEDURES FOR FILING OBJECTIONS TO CONFIRMATION OF THE PLAN

Confirmation Hearing:

Date:              October 2, 2009

Time:              10:30 a.m.

Place:             Courtroom 304

                        3420 Twelfth Street

Riverside, CA 92501

☒ Affects ALL DEBTORS

PLEASE TAKE NOTICE that by order dated_______, 2009 (the “Disclosure Statement Approval Order”), the United States Bankruptcy Court for the Central District of California (Riverside Division) (the “Court”) approved the Second Amended Disclosure Statement, as modified, for the Second Amended Joint Plan of Reorganization of Woodside Group, LLC and Affiliated Debtors, as modified (the “Disclosure Statement”) as containing adequate information

________________________

4 For a listing of all of the debtors and debtors in possession in the above-captioned cases, see Exhibit A to the Second Amended Joint Plan of Reorganization of Woodside Group, LLC and Affiliated Debtors, as modified, filed on July 9, 2009, which is available for review on www.kccllc.net/woodside.

within the meaning of section 1125 of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).

PLEASE TAKE FURTHER NOTICE that on October 2, 2009 at 10:30 a.m. (Pacific Time), or as soon thereafter as counsel may be heard, a hearing will be held before the Honorable Peter H. Carroll , 3420 Twelfth Street, Courtroom 304, Central District of California (Riverside Division), Riverside, California 92501, to consider confirmation of the Second Amended Joint Plan of Reorganization of Woodside Group, LLC and Affiliated Debtors, as modified (as may be amended, the “Plan”), and for such other and further relief as may be just and proper (the “Confirmation Hearing”).

PLEASE TAKE FURTHER NOTICE that Plan and Disclosure Statement have been filed with the Bankruptcy Court and copies thereof may be obtained by parties in interest at the Debtors’ expense upon written request to the Balloting Agent at the following addresses:

If by U.S. Postal Service, Overnight Mail or Hand Delivery:

Woodside Homes Ballot Processing

Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, CA 90245

The Balloting Agent may also be contacted via telephone at (888) 733-1541, or by email at KCC_Woodside@kccllc.com. In addition, copies of the Disclosure Statement and the Plan may be obtained free of charge by visiting kccllc.net/woodside. Lastly, copies of the Disclosure Statement and Plan may be found on the Court’s website, http://www.cacb.uscourts.gov/, and are on file with the Clerk of the Court.

PLEASE TAKE FURTHER NOTICE that the Confirmation Hearing may be adjourned from time to time without further notice to creditors or other parties in interest, other than by an announcement of such an adjournment in open court at the Confirmation Hearing or any adjournment thereof. Additionally, the Plan may be modified in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and other applicable law, without further notice, prior to or as a result of the Confirmation Hearing.

PLEASE TAKE FURTHER NOTICE that, in accordance with the terms of the Plan and the Bankruptcy Code, holders of Administrative Claims, Priority Tax Claims, and RD Class 1, RD Class 2, RD Class 3, RD Class 9, LD Class 1, LD Class 2, LD Class 3, LD Class 4, and LD Class 9 claims or interests in are either (i) unimpaired and conclusively presumed to have accepted the Plan and thus not entitled to vote, (ii) are not classified under the Plan, or (iii) are impaired and have consented to the Plan. Holders of interests in RD Class 10 and LD Class 10 will receive no distributions on account of such interests and are conclusively deemed to have rejected the Plan and thus are not entitled to vote on the Plan. Only the holders of impaired claims in RD Class 4, RD Class 5, RD Class 6, RD Class 7, RD Class 8, LD Class 5, LD Class 6, LD Class 7, LD Class 8 are entitled to vote to accept or to reject the Plan. You have been sent this notice because you are either a holder of an Administrative Claim, Priority Tax Claim, or the holder of a claim or interest (as applicable) in RD Class 1, RD Class 2, RD Class 3, RD Class 9, RD Class 10, LD Class 1, LD Class 2, LD Class 3, LD Class 4, LD Class 9, and LD Class 10.

PLEASE TAKE FURTHER NOTICE that the Plan proposes to modify the rights of certain creditors and interest holders of the Debtors. The Plan establishes the following classes of claims and interests with the following treatment:

Classes Applicable to Reorganizing Debtors:

RD Class 1	Reorganizing Debtor Priority Non-Tax Claims	Unimpaired, deemed to accept
RD Class 2	Reorganizing Debtor Secured Claims (each secured creditor in a separate class identified as RD Class 2A, Class 2B, etc.)	Unimpaired, deemed to accept
RD Class 3	Reorganizing Debtor Essential Trade Claims	Unimpaired, deemed to accept
RD Class 4	Reorganizing Debtor Financial Lender Claims	Impaired, entitled to vote
RD Class 5	Reorganizing Debtor Bond Indemnity Claims	Impaired, entitled to vote
RD Class 6	Reorganizing Debtor General Unsecured Claims	Impaired, entitled to vote

RD Class 7	Reorganizing Debtor General Unsecured Convenience Class Claims	Impaired, entitled to vote
RD Class 8	Reorganizing Debtor De Minimus Convenience Claims	Impaired, entitled to vote
RD Class 9	Reorganizing Debtor Pre-Relief Date Intercompany Claims	Impaired, consent to the Plan
RD Class 10	Reorganizing Debtor Interests	Impaired, deemed to reject

Classes Applicable to Liquidating Debtors:

LD Class 1	Alameda Priority Non-Tax Claims	Unimpaired, deemed to accept
LD Class 2	Liberty Priority Non-Tax Claim	Unimpaired, deemed to accept
LD Class 3	Alameda Secured Claims (each secured creditor in a separate class identified as LD Class 3A, Class 3B, etc.)	Unimpaired, deemed to accept
LD Class 4	Liberty Secured Claims (each secured creditor in a separate class identified as LD Class 4A, Class 4B, etc.)	Unimpaired, deemed to accept
LD Class 5	Alameda Bond Indemnity Claims	Impaired, entitled to vote
LD Class 6	Alameda General Unsecured Claims	Impaired, entitled to vote
LD Class 7	Liberty Bond Indemnity Claims	Impaired, entitled to vote
LD Class 8	Liberty General Unsecured Claims	Impaired, entitled to vote
LD Class 9	Liquidating Debtor Pre-Relief Date Intercompany Claims	Impaired, consent to the Plan
LD Class 10	Liquidating Debtor Interests	Impaired, deemed to reject

PLEASE TAKE FURTHER NOTICE that September 18, 2009 is fixed as the last day for filing and serving written objections, comments or responses, including any supporting memoranda, to confirmation of the Plan. Any such objections must be in writing and must (1) specify a caption setting forth the name of the court, the case number and title of the objection, indicating the matter to which objection is being made, (2) state the name and address of the objector and the amount of its claim or the nature of its interest in the Debtors’ chapter 11 cases, (3) specify the basis and nature of the objection, and (4) be filed with the Clerk of the Bankruptcy Court, together with proof of service, and served upon the following parties: (a) counsel to the Debtors, Pachulski Stang Ziehl & Jones LLP, 10100 Santa Monica Blvd., Suite 1100, Los Angeles, California, 90067, Telephone: 310-277-6910, Facsimile: 310-201-0760, Attn: Jeremy V. Richards, Linda F. Cantor and Maxim B. Litvak; (b) counsel to the Creditors’ Committee, (i) Bingham McCutchen LLP, One State Street, Hartford, CT 06103, Telephone: (860) 240-2700, Facsimile: (860) 240-2800, Attn: Michael J. Reilly, Jonathan B. Alter and Mark W. Deveno and (ii) Snell & Wilmer L.L.P., One Arizona Center, 400 E. Van Buren, Phoenix, AZ 85004, Telephone: (602) 382-6254, Facsimile: (602) 382-6070, Attn: Donald L. Gaffney; (c) counsel to the Alameda Committee, Rutter Hobbs & Davidoff, Incorporated, 1901 Avenue of the Stars, Suite 1700, Los Angeles, California 90067, Telephone: (310) 286-1700, Facsimile: (310) 286-1738, Attn: Brian L. Davidoff and C. John M. Melissinos; and (d) Office of the United States Trustee, 3685 Main Street, Suite 300, Riverside, CA 92501, Telephone: (951) 276-6990, Facsimile: (951) 276-6973, Attn: Elizabeth Lossing, Esq. In order to preserve an objection, anyone filing an objection must also attend the Confirmation Hearing, either in person or through counsel. The Confirmation Hearing, generally or as to any matter being considered thereat, may be adjourned from time to time by the Court without further notice except for an adjournment announced at the Confirmation Hearing or any adjournment of that hearing. Any objections not filed and served as set forth above shall be deemed waived and shall not be considered by the Court.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT WILL NOT BE CONSIDERED BY THE COURT.

IF NO OBJECTIONS ARE TIMELY FILED AND SERVED IN ACCORDANCE WITH THIS NOTICE, THE COURT MAY CONFIRM THE PLAN WITHOUT FURTHER NOTICE OR HEARING.

THE CONFIRMATION HEARING SHALL OCCUR BEFORE THE HONORABLE PETER H. CARROLL AT 3420 TWELFTH STREET, COURTROOM 304, CENTRAL DISTRICT OF CALIFORNIA (RIVERSIDE DIVISION), RIVERSIDE, CALIFORNIA 92501 ON OCTOBER 2, 2009 AT 10:30 A.M (PACIFIC TIME).

Dated: July __, 2009	Pachulski Stang Ziehl & Jones LLP
By
Jeremy V. Richards Linda F. Cantor Maxim B. Litvak Attorneys for the Debtors and Debtors in Possession

EXHIBIT D

Plan Distribution Analysis and

Chapter 7 Liquidation Analysis

Plan Distribution Analysis

I.	Background

The Plan Distribution Analysis estimates recoveries holders of Allowed Claims would receive under the Plan if assets are managed in a manner consistent with the assumptions herein.1 These estimates represent management’s assumptions regarding proceeds from the sales of finished homes, lots and joint venture interests, costs that would be incurred to implement the Plan and the funds that would be available for distribution to creditors. The Plan Distribution Analysis assumes an Effective Date of August 1, 2009, the Assumed Effective Date defined in the Liquidation Analysis. In addition, management’s assumptions in the Plan Distribution Analysis regarding anticipated events and proceeds expected to be realized prior to the Assumed Effective Date are the same as those used to prepare the Liquidation Analysis.

THE DEBTORS BELIEVE THAT ANY ANALYSIS OF HYPOTHETICAL PLAN DISTRIBUTIONS IS NECESSARILY SPECULATIVE. THE PLAN DISTRIBUTION ANALYSIS REPRESENTS ONLY ONE SCENARIO OF MANAGING THE ASSETS AND OPERATIONS AND THE ASSUMPTIONS INCLUDED HEREIN MAY NOT BE ADOPTED BY THE DEBTORS, WHICH IN TURN COULD YIELD MATERIALLY DIFFERENT RESULTS. IN CONSULTATION WITH THE GENERAL COMMITTEE AND ALAMEDA COMMITTEE, THE DISPOSITION OF THE DEBTORS’ DEVELOPMENT PROJECTS, OPERATIONS AND JOINT VENTURE INTERESTS NEEDS TO BE FURTHER EVALUATED. IN ADDITION, THERE ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS UNDERLYING THESE ESTIMATES THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT LEGAL, ECONOMIC, COMPETITIVE, AND OPERATIONAL UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS. THE CLAIM AMOUNTS LISTED ARE ESTIMATES AND ARE BASED ON VARIOUS ASSUMPTIONS. ACTUAL CLAIMS WILL VARY DEPENDING UPON THE OUTCOME OF CLAIM OBJECTIONS. THE ESTIMATED PLAN DISTRIBUTIONS HEREIN HAVE NOT BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS OR PREPARED IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT VARY MATERIALLY FROM THE HYPOTHETICAL RESULTS PRESENTED HEREIN.

________________________

1 Unless otherwise stated, any capitalized term used herein shall have the meaning assigned to such term herein or, if no meaning is so assigned, the meaning assigned to such term in the Plan or Disclosure Statement.

II.	Reorganizing Debtors Projections and Recoveries
A.	Reorganizing Debtors Plan Distribution Analysis

B.	Key Assumptions:
1.	General

I.          Completion of Development Projects: The Plan Distribution Analysis assumes a reorganization of the Reorganizing Debtors by completing existing home development projects over a reasonable time period (approximately four years), (the “Projection Period”), and the sale of certain development projects where construction is not anticipated to commence in the near-term. The completion of existing projects and overhead expenses are funded with existing cash.

II.         Value Allocation Methodology: Estimated recovery and share of the Aggregate Unsecured Distribution that holders of Allowed Reorganizing Debtor Unsecured Non-Priority Claims would receive were determined on a Debtor-by-Debtor basis by estimating the Individual Estimated Value for each Debtor, which include recoveries on Intercompany Claims. Cash and trade accounts receivable were assigned to each Debtor based on amounts filed in the Schedules; recoveries from Unrestricted Subsidiaries are from PHI’s Intercompany Claims against Liquidating Debtors; and proceeds from inventory and Professional Fees were primarily assigned in proportion to development project cash flows of each Debtor. Detailed individual Debtor assumptions and financial models are available upon request.

2.	Operations

The table below highlights key operating assumptions during the Projection Period.

I.          Revenue: The Reorganizing Debtors’ primary source of revenue is the sale of homes to customers and, to a lesser extent, the sale of land to third parties.

II.         Operating Expenses: Key operating expense components include salaries, occupancy and marketing expenses. Project and Division cost structures are reduced as development projects are completed. Corporate cost structure remains fairly consistent over the Projection Period. Included within operating expenses is bonus compensation consistent with that approved in the Incentive Plan.

III.        Professional Fees: Post Relief Date Professional Fees total approximately $23 million.

IV.       Income Taxes: The projections do not include expenses or payments for income taxes.

V.        Cash: Cash on hand and cash generated from operations are the Reorganizing Debtors’ only sources of liquidity during the Projection Period.

VI.       Inventory: The number of homebuilding and development lots is reduced as homes and development projects are sold. No new land purchases are included in the Projection Period. Remaining construction and development spending includes costs to complete projects where lots will be sold as finished homes.

VII.      Recovery from Unrestricted Subsidiaries: The Reorganizing Debtors own equity interests and have Intercompany Claims against Unrestricted Subsidiaries, which include the Liquidating Debtors. Unrestricted Subsidiaries primarily operate land development projects, commercial construction operations and are party to certain joint venture agreements. The Reorganizing Debtors’ recovery in these entities is dependent on the successful wind down of operations, restructuring of certain credit facilities and/or the release of certain related obligations. Projected recovery from Unrestricted Subsidiaries is $10 million.

VIII.     Recovery from Potential Insider Litigation and Pre-Relief Date Intercompany Claims: The projections do not include any recoveries from Potential Insider Litigation or recoveries from Pre-Relief Date Intercompany Claims other than the amounts included in the Schedules. This is not intended as a reflection of the Debtors’ views regarding the strengths and weaknesses of such potential litigation. See the Examiner’s Report for a summary of such potential litigation.

IX.       Net Proceeds Available for Distribution: Net proceeds available for distribution are net of (a) Reorganizing Debtor Administrative Claims, including Professional Fees, and (b) certain Reorganizing Debtor Secured Claims, Ordinary Course Warranty Obligations, Reorganizing Debtor Priority Tax Claims, and Reorganizing Debtor Priority Non-Tax Claims which the Reorganizing Debtors have been authorized to pay by the Bankruptcy Court.

X.        Claims: Any estimation of claims is speculative at this time and remains subject to the Debtors’ ongoing claims administration process, as well as the Debtors’ determinations in respect of assumption and rejection of executory contracts. The Debtors reserve the right to supplement the estimates provided herein as they determine appropriate during the course of the claims administration process.

A.        RD Class 4 Reorganizing Debtor Financial Lender Claims: Includes claims of Banks and Noteholders for principal, prepetition interest and certain fees, but excludes the Make-Whole Amount (as defined in the Note Purchase Agreements). Claims are assumed to be asserted against each Reorganizing Debtor.

B.        RD Class 5 Reorganizing Debtor Bond Indemnity Claims: Claims are assumed to be asserted against each Reorganizing Debtor.

C.        RD Class 6 Reorganizing General Unsecured Claims: Primarily include claims related to Joint Venture obligations of $125 million against Woodside and $28 million against PHI and claims related to Construction Defect Litigation matters against the related Reorganized Debtor.

III.         Alameda Projections and Recoveries

A.	Alameda Plan Distribution Analysis

B.	Key Assumptions:
1.	Cash: Alameda does not have any cash assets.

2.         Recovery on Interests in Joint Ventures: Recovery amounts represent estimated net proceeds from monetizing ownership interests in the joint ventures. Recovery is speculative and highly uncertain given recent land foreclosures, pending maturities of outstanding loan obligations, future development requirements, financial stability of other joint venture members and uncertainty in obtaining credit to finance future capital requirements. Estimated recoveries were assigned to the pool of ownership interests and not to individual joint ventures given the uncertainty of events mentioned above.

3.         Recovery on Other Assets: Anticipated recovery is from a wholly owned subsidiary, Eagleridge Office Park, LLC, a non-Debtor affiliate, that is anticipated to have a LD Class 8 Liberty General Unsecured Claim. There is no anticipated recovery from Alameda’s other two wholly owned subsidiaries, JSO Land, LLC and Wheatland Heritage Oaks, LLC.

4.         Recovery from Potential Insider Litigation and Pre-Relief Date Intercompany Claims: The projections do not include any recoveries from Potential Insider Litigation or recoveries from Pre-Relief Date Intercompany Claims other than the amounts included in the Schedules.

5.         LD Class 6 Alameda General Unsecured Claims: Includes claims related to Joint Venture obligations of $150 million and litigation matters of $50 million. Any estimation of claims at this time is speculative and remains subject to the Debtors’ ongoing claims administration process.

IV.       Liberty Projections and Recoveries

A.	Liberty Plan Distribution Analysis

B.	Key Assumptions:

1.         Cash: Cash amounts at the petition date were primarily generated by distributions from Liberty’s wholly owned mortgage subsidiaries, Hillsborough, LLC and WDS MTG, LLC, of $3.3 million, proceeds from the sale of certain office buildings owned by Alameda’s wholly owned subsidiaries, Eagleridge Office Park, LLC and JSO Land, LLC , of $2.4 million and other miscellaneous net sources of $0.2 million.

2.         Recovery on Interests in Joint Ventures: Recovery amounts represent estimated net proceeds from monetizing ownership interests in the joint ventures. Recovery is speculative and highly uncertain given recent land foreclosures, pending maturities of outstanding loan obligations, future development requirements, financial stability of other joint venture members and uncertainty in obtaining credit to finance future capital requirements. Estimated recoveries were assigned to the pool of ownership interests and not to individual joint ventures given the uncertainty of events mentioned above.

3.         Recovery on Intercompany Claims: Recovery on Intercompany Claims includes claims against Alameda.

4.         Recovery on Other Assets: Recovery on other assets includes recoveries on an investment in a non-debtor subsidiary.

5.         Recovery from Potential Insider Litigation and Pre-Relief Date Intercompany Claims: The projections do not include any recoveries from Potential Insider Litigation or recoveries from Pre-Relief Date Intercompany Claims other than the amounts included in the Schedules.

6.         LD Class 8 Liberty General Unsecured Claims: Includes claims for obligations owed to Insiders of $14 million, obligations owed to Eagleridge Office Park, LLC, a non-Debtor affiliate, of $3 million and a PHI Intercompany Claim of $152 million. Any estimation of claims at this time is speculative and remains subject to the Debtors’ ongoing claims administration process.

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Woodside Group, LLC	$ 67,994,965	$ (8,439)	$ -	$ (51,046)	$ 67,935,480	$901,055,310	$ 54,064,530	$ 3,664,490	$ 10,206,460	7.5%
Pleasant Hill Investments, LLC	69,862,536	-	-	-	69,862,536	797,726,280	62,799,716	4,256,561	2,806,260	8.8%
Sonora HOA Management, LLC	22,248	-	-	-	22,248	765,682,969	20,836	1,412	-	0.0%
Sterling 69, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Amberly, LLC	4,032,093	-	-	(14,393)	4,017,700	765,682,969	3,762,667	255,033	-	0.5%
Woodside AMR 91, LLC	2,513,231	-	-	-	2,513,231	766,383,319	2,351,547	159,388	2,297	0.3%
Woodside Avalon Park, LLC	3,386,636	(7,223)	-	(4,143)	3,375,269	765,682,969	3,161,016	214,253	-	0.4%
Woodside Avalon, LLC	2,073,984	(3,043)	-	-	2,070,941	765,682,969	1,939,483	131,458	-	0.3%
Woodside Berkeley, LLC	4,199,410	-	-	(283)	4,199,127	765,682,969	3,932,577	266,550	-	0.5%
Woodside Brookstone, LLC	6,114,486	(2,261)	-	(31,743)	6,080,482	765,682,969	5,694,508	385,973	-	0.8%
Woodside Cambria, LLC	5,008,943	-	-	(4,093)	5,004,851	765,682,969	4,687,156	317,695	-	0.7%
Woodside Canyon Creek, LLC	4,439,611	(2,054)	-	(2,550)	4,435,007	765,682,969	4,153,484	281,523	-	0.6%

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Woodside Castleton, LLC	4,744,234	-	-	(185)	4,744,049	765,682,969	4,442,909	301,140	-	0.6%
Woodside Encore at Sunset Ranch, LLC	761,135	(3,988)	-	-	757,147	765,682,969	709,086	48,062	-	0.1%
Woodside Exeter South, LLC	1,679,758	-	-	(9,011)	1,670,747	765,682,969	1,564,692	106,055	-	0.2%
Woodside Farmington Hollow Cottages, LLC	83,894	-	-	-	83,894	765,682,969	78,569	5,325	-	0.0%
Woodside Farmington Hollow Estates, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Farmington Meadows, LLC	585,604	-	-	-	585,604	765,682,969	548,431	37,173	-	0.1%
Woodside Fieldstone Ranch, LLC	1,639,686	(1,482)	-	(1,293)	1,636,911	765,682,969	1,533,004	103,907	-	0.2%
Woodside Fieldstone, LLC	43,542	(3)	-	(252)	43,288	765,682,969	40,540	2,748	-	0.0%
Woodside Foothills West, LLC	24,307	-	-	(7,303)	17,004	765,682,969	15,924	1,079	-	0.0%
Woodside Hearthstone, LLC	7,010,829	(2,418)	-	(18,278)	6,990,133	765,682,969	6,546,417	443,716	-	0.9%
Woodside Highland Ridge, LLC	5,690,899	(12,679)	-	(55,750)	5,622,470	765,682,969	5,265,570	356,900	-	0.7%
Woodside Kinder Ranch, LLC	465,149	-	-	-	465,149	765,682,969	435,622	29,526	-	0.1%

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Woodside Legacy Oaks, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Madison Colony, LLC	5,696,597	(1,958)	-	(25,698)	5,668,941	765,682,969	5,309,091	359,850	-	0.7%
Woodside Majestic Oaks, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside North MPLS, LLC	1,214,157	(1,920)	(430,300)	(4,417)	777,520	765,682,969	728,165	49,355	-	0.1%
Woodside Provence, LLC	819,496	-	-	-	819,496	765,682,969	767,477	52,020	-	0.1%
Woodside S.O., LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Sienna, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Somerset, LLC	2,465,583	(2,626)	-	(29,437)	2,433,521	765,704,292	2,278,984	154,469	68	0.3%
Woodside Stonehaven, LLC	3,021,169	-	-	(480)	3,020,689	765,682,969	2,828,943	191,746	-	0.4%
Woodside Summerwood, LLC	4,656,016	(1,614)	-	(40)	4,654,363	765,682,969	4,358,916	295,447	-	0.6%
Woodside Tampa Palms, LLC	9,482,342	(999)	-	(6,579)	9,474,763	765,682,969	8,873,330	601,434	-	1.2%
Woodside Tempe Village, LLC	5,424,618	(1,727)	-	(11,426)	5,411,465	765,682,969	5,067,959	343,506	-	0.7%

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Woodside Tierra Verde 301, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Triana, LLC	14,391	(2,348)	-	(12,043)	-	765,682,969	-	-	-	0.0%
Woodside Vicinato, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Villa Palazzo, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Willowbrook, LLC	6,761,380	(401)	-	(1,934)	6,759,046	765,682,969	6,329,999	429,047	-	0.9%
Woodside 05N, LP	50,004,444	(194,250)	-	(731,119)	49,079,075	765,682,969	45,963,661	3,115,414	-	6.4%
Woodside 05S, LP	36,890,224	(39,479)	-	(142,262)	36,708,483	765,682,969	34,378,322	2,330,160	-	4.8%
Woodside 06N, LP	26,329,389	(53,506)	-	(125,507)	26,150,377	765,682,969	24,490,418	1,659,959	-	3.4%
Woodside 07N, LP	15,558,102	(60,321)	-	(140,497)	15,357,285	765,682,969	14,382,444	974,841	-	2.0%
BCD 99, LLC	171,306	(6)	-	(4,412)	166,888	765,682,969	156,295	10,594	-	0.0%
Foxboro 50's, LLC	108,402	-	-	(584)	107,818	765,682,969	100,974	6,844	-	0.0%
Foxboro Coventry, LLC	137,480	-	-	(6,327)	131,153	765,682,969	122,828	8,325	-	0.0%

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Foxboro Estates, LLC	133,137	-	-	(1,399)	131,738	765,682,969	123,375	8,362	-	0.0%
Foxboro Villages, LLC	116,043	-	-	-	116,043	765,682,969	108,677	7,366	-	0.0%
Ivywood Interior Design, LLC	190,120	(553)	-	(4,262)	185,305	765,682,969	173,542	11,763	-	0.0%
Menifee Woodside, LLC	115,982	-	-	-	115,982	765,757,969	108,609	7,362	11	0.0%
MHA 02, LLC	305,929	-	-	(35,933)	269,996	765,682,969	252,857	17,139	-	0.0%
Monterey Woodside, LLC	118,723	-	-	-	118,723	766,432,969	111,078	7,529	116	0.0%
MWG 00, LLC	392,366	-	-	(3,739)	388,626	765,747,969	363,926	24,667	33	0.1%
MWL 01, LLC	84,402	-	-	(2,994)	81,408	765,682,969	76,241	5,168	-	0.0%
Oquirrh Highlands Condominiums, LLC	136,889	-	-	-	136,889	765,682,969	128,200	8,689	-	0.0%
Pleasant Valley Investments, LLC	5,023,111	-	-	(623)	5,022,488	765,682,969	4,703,674	318,815	-	0.7%
Portola Development Arizona, LLC	190,346	-	-	-	190,346	765,682,969	178,263	12,083	-	0.0%
Portola Development Company, LLC	668,041	-	-	(57,038)	611,003	765,682,969	572,218	38,785	-	0.1%

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Portola Development Utah, LLC	1,573	(1,573)	-	-	-	768,199,718	-	-	-	0.0%
Saratoga Land Development, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
TBB 03, LLC	143,188	(390)	-	(17,449)	125,349	765,732,969	117,385	7,956	8	0.0%
Washington DC - Sales Force	-	-	-	-	-	765,682,969	-	-	-	0.0%
WDS GP, Inc.	-	-	-	-	-	765,682,969	-	-	-	0.0%
WDS Holdings, Inc.	-	-	-	-	-	765,682,969	-	-	-	0.0%
WGP Group, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside 04N, LP	2,054,288	(158)	-	(5,907)	2,048,223	765,682,969	1,918,207	130,016	-	0.3%
Woodside 04S, LP	2,807,087	-	-	-	2,807,087	765,682,969	2,628,900	178,187	-	0.4%
Woodside 20/25, LLC	2,049,861	(16,163)	-	(15,312)	2,018,386	765,682,969	1,890,264	128,122	-	0.3%
Woodside Aberdeen, LLC	839,185	-	-	-	839,185	765,682,969	785,915	53,269	-	0.1%
Woodside Allerton, LLC	7,094,382	(3,145)	-	(51,037)	7,040,200	765,682,969	6,593,306	446,894	-	0.9%

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Woodside Amelia Lakes, LLC	16,451,468	(824)	-	-	16,450,644	765,682,969	15,406,400	1,044,245	-	2.1%
Woodside AMR 107, Inc.	1,891,413	-	-	-	1,891,413	765,682,969	1,771,351	120,062	-	0.2%
Woodside Autumn Ridge, LLC	130,204	-	-	(543)	129,661	767,012,969	121,220	8,216	225	0.0%
Woodside Ballantrae, LLC	5,492,774	(3,260)	-	(10,170)	5,479,343	765,682,969	5,131,529	347,815	-	0.7%
Woodside Bella Fresca, Inc.	157,698	-	-	(6)	157,692	765,682,969	147,682	10,010	-	0.0%
Woodside Bilby Ranch, Inc.	269,363	-	-	-	269,363	765,682,969	252,264	17,098	-	0.0%
Woodside Blue Water Bay, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Bridges at Boulder Creek, LLC	1,261,545	(2,362)	-	(14,075)	1,245,107	765,682,969	1,166,071	79,036	-	0.2%
Woodside Buffalo Ridge, LLC	269,779	(320)	-	(5,546)	263,912	765,682,969	247,160	16,752	-	0.0%
Woodside Casa Palermo, LLC	1,536,682	(587)	-	(5,735)	1,530,360	765,981,908	1,432,658	97,105	597	0.2%
Woodside Cedar Creek, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Ceramista City, LLC	66,572	-	-	-	66,572	765,682,969	62,346	4,226	-	0.0%

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Woodside Ceramista Village, LLC	80,936	-	-	-	80,936	765,682,969	75,799	5,138	-	0.0%
Woodside Clarendon Hills, LLC	123,328	-	-	(9)	123,319	766,229,219	115,408	7,822	88	0.0%
Woodside Clearwater, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Colonial Charles SFD, LLC	2,022,398	(1,943)	-	(888)	2,019,567	765,682,969	1,891,370	128,197	-	0.3%
Woodside Colonial Charles Villas, LLC	1,242,525	(1,091)	-	(1,668)	1,239,766	765,682,969	1,161,069	78,697	-	0.2%
Woodside Communities - WDC, LLC	332,174	(4,550)	-	(645)	326,979	765,682,969	306,223	20,756	-	0.0%
Woodside Communities of North Florida, LLC	59,567	(244)	-	-	59,323	765,682,969	55,558	3,766	-	0.0%
Woodside Cortez Heights, LLC	147,400	-	-	-	147,400	765,682,969	138,043	9,357	-	0.0%
Woodside Daytona Land, LLC	2,137	(47)	-	-	2,090	765,682,969	1,957	133	-	0.0%
Woodside Eagle Marsh North, LLC	694,861	(211)	-	(13,179)	681,470	765,682,969	638,212	43,258	-	0.1%
Woodside Eagle Marsh South, LLC	1,267,723	(132)	-	(14,195)	1,253,396	765,682,969	1,173,834	79,562	-	0.2%
Woodside Finisterre, LLC	4,250,829	(4,830)	-	(72,241)	4,173,758	765,697,969	3,908,742	264,934	82	0.5%

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Woodside Foothills Sunrise, LLC	2,134,342	(10,409)	-	(10,493)	2,113,440	765,682,969	1,979,284	134,156	-	0.3%
Woodside Garden Gate, LLC	745,405	(107)	-	(3,390)	741,908	765,682,969	694,814	47,094	-	0.1%
Woodside Glenmere, Inc.	243,101	-	-	-	243,101	766,229,219	227,507	15,420	173	0.0%
Woodside Grande Premier, LLC	116,101	-	-	-	116,101	765,897,575	108,701	7,368	33	0.0%
Woodside Greyhawk, LLC	2,785,223	(739)	-	(28,156)	2,756,329	765,682,969	2,581,364	174,965	-	0.4%
Woodside Grouse Pointe, LLC	1,033,423	-	-	-	1,033,423	765,682,969	967,824	65,599	-	0.1%
Woodside Heritage Lake 129, Inc.	1,391,323	(2,800)	-	(89,801)	1,298,721	765,682,969	1,216,282	82,440	-	0.2%
Woodside Heritage Lake 150, Inc.	1,289,030	(3,080)	-	(31,858)	1,254,092	765,682,969	1,174,486	79,607	-	0.2%
Woodside Heritage Lake 7200, Inc.	1,026,098	(2,707)	-	(61,512)	961,879	765,682,969	900,821	61,058	-	0.1%
Woodside Homes Corporation	792,776	(67,960)	(44,008)	(6,628)	674,179	765,712,969	631,360	42,794	26	0.1%
Woodside Homes of Arizona, Inc.	895,015	(15,053)	-	(10,768)	869,195	766,622,745	813,022	55,107	1,066	0.1%
Woodside Homes of California, Inc.	470,107	(5,254)	-	(15,330)	449,523	772,283,486	417,391	28,291	3,842	0.1%

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Woodside Homes of Central California, Inc.	54,650	(9,671)	-	(1,450)	43,529	765,832,969	40,758	2,763	9	0.0%
Woodside Homes of Florida, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Homes of Fresno, Inc.	28,388	(12,418)	-	(15,970)	-	765,832,969	-	-	-	0.0%
Woodside Homes of Minnesota, Inc.	215,524	(7,676)	-	(9,703)	198,144	765,782,969	185,542	12,576	26	0.0%
Woodside Homes of Nevada, Inc.	707,015	(22,841)	(130,144)	(58,384)	495,646	791,100,043	449,270	30,451	15,924	0.1%
Woodside Homes of Northern California, Inc.	64,095	(25,546)	-	(38,549)	-	766,081,719	-	-	-	0.0%
Woodside Homes of Reno, LLC	388,403	-	-	-	388,403	765,682,969	363,748	24,655	-	0.1%
Woodside Homes of South Texas, LLC	-	-	-	-	-	765,767,969	-	-	-	0.0%
Woodside Homes of Southeast Florida, LLC	110,462	(13,838)	-	(17,093)	79,530	765,682,969	74,482	5,048	-	0.0%
Woodside Homes of Southern California, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Homes Sales Corp.	2,178,897	(10,045)	-	(694)	2,168,158	765,682,969	2,030,529	137,629	-	0.3%
Woodside Hunters Creek, LLC	5,652,952	(95)	-	(66)	5,652,790	765,682,969	5,293,966	358,825	-	0.7%

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Woodside Jackrabbit Estates, LLC	3,180,087	(21,333)	-	(11,599)	3,147,154	765,682,969	2,947,381	199,773	-	0.4%
Woodside Karston Cove, LLC	32,314	-	-	-	32,314	765,682,969	30,263	2,051	-	0.0%
Woodside Knoll Creek, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Land Holdings, LLC	3,199,531	(29,283)	-	(5,787)	3,164,461	765,682,969	2,963,589	200,872	-	0.4%
Woodside Las Colinas, LLC	2,718,248	(5,066)	-	(31,598)	2,681,585	765,686,794	2,511,352	170,219	13	0.4%
Woodside Legacy, LLC	117,122	-	-	-	117,122	766,979,219	109,502	7,422	198	0.0%
Woodside Magma Ranch, LLC	278,625	-	-	-	278,625	765,682,969	260,939	17,686	-	0.0%
Woodside McSweeny 148, Inc.	11,885	-	-	-	11,885	765,682,969	11,130	754	-	0.0%
Woodside Meadows of Big Lake, LLC	1,276,658	(216)	-	(413)	1,276,029	765,682,969	1,195,030	80,999	-	0.2%
Woodside Menifee 105, Inc.	1,901,082	(8,440)	-	(72,110)	1,820,531	765,682,969	1,704,968	115,563	-	0.2%
Woodside Montecatini, Inc.	138,971	-	-	-	138,971	765,682,969	130,150	8,822	-	0.0%
Woodside Montrose, Inc.	4,475,942	(2,353)	-	(7,865)	4,465,724	766,082,969	4,180,068	283,325	2,332	0.6%

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Woodside Murabella, LLC	1,904,364	(351)	-	-	1,904,013	765,682,969	1,783,151	120,862	-	0.2%
Woodside Northridge, LLC	2,297,901	(132)	-	(1,912)	2,295,856	765,682,969	2,150,121	145,735	-	0.3%
Woodside Palmilla, LLC	2,914,377	(3,238)	-	(14,830)	2,896,309	766,282,385	2,710,337	183,706	2,266	0.4%
Woodside Palomar, LLC	132,019	(440)	-	(3,490)	128,089	765,882,774	119,927	8,129	33	0.0%
Woodside Park Paseo, LLC	116,966	-	-	-	116,966	766,326,786	109,449	7,418	98	0.0%
Woodside Parkview, LLC	26,882	-	-	-	26,882	765,682,969	25,175	1,706	-	0.0%
Woodside Paseo 5000, LLC	115,598	-	-	-	115,598	768,182,969	107,908	7,314	376	0.0%
Woodside Paseo 6000, LLC	111,849	-	-	(670)	111,179	768,182,969	103,783	7,034	362	0.0%
Woodside Paseo 7200, LLC	115,943	-	-	-	115,943	768,932,969	108,124	7,329	490	0.0%
Woodside Pebble Creek, LLC	4,152,024	(10,613)	-	(50,472)	4,090,939	765,682,969	3,831,257	259,682	-	0.5%
Woodside Portofino, Inc.	5,150,420	(12,891)	-	(22,673)	5,114,856	765,682,969	4,790,178	324,678	-	0.7%
Woodside Preserve at Boulder Creek, LLC	2,620,466	(1,368)	-	(4,823)	2,614,275	765,682,969	2,448,328	165,947	-	0.3%

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Woodside Quail Crossing, LLC	193,531	-	-	-	193,531	765,682,969	181,247	12,285	-	0.0%
Woodside Rio Vista, LLC	7,421,273	(3,749)	-	(18,981)	7,398,544	765,682,969	6,928,903	469,641	-	1.0%
Woodside Riverwalk Preserve, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Rocking Horse, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Rockwell, LLC	99,208	(599)	-	(561)	98,048	765,682,969	91,824	6,224	-	0.0%
Woodside Rocky Pen, LLC	676,624	-	-	-	676,624	765,682,969	633,674	42,950	-	0.1%
Woodside Rogers Ranch, LLC	3,938,102	(979)	-	(1,377)	3,935,746	765,682,969	3,685,915	249,831	-	0.5%
Woodside Rosewood, LLC	127,967	-	-	(1,509)	126,459	765,682,969	118,431	8,027	-	0.0%
Woodside Royal Meadows, LLC	80,841	-	-	-	80,841	765,682,969	75,709	5,132	-	0.0%
Woodside Scotland Heights, LLC	2,820,143	(29,936)	-	(12,947)	2,777,259	765,682,969	2,600,966	176,293	-	0.4%
Woodside Solano, LLC	120,272	(180)	-	(255)	119,837	765,682,969	112,230	7,607	-	0.0%
Woodside South Brook, LLC	1,910,025	-	-	(1,258)	1,908,768	765,682,969	1,787,604	121,164	-	0.2%

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Woodside Southern Hills, LLC	3,434,415	(4,558)	-	(16,702)	3,413,155	765,682,969	3,196,497	216,658	-	0.4%
Woodside Southridge, LLC	480,649	-	-	-	480,649	765,682,969	450,139	30,510	-	0.1%
Woodside Springs at Boulder Creek, LLC	115,848	-	-	-	115,848	765,682,969	108,494	7,354	-	0.0%
Woodside Stoneybrook, LLC	1,926,708	(404)	-	(221)	1,926,083	765,682,969	1,803,820	122,263	-	0.3%
Woodside Summit at Foothills Reserve, LLC	40,325	(405)	-	(2,400)	37,520	765,682,969	35,139	2,382	-	0.0%
Woodside Summit at Riverwalk, LLC	139,207	-	-	-	139,207	765,682,969	130,370	8,836	-	0.0%
Woodside Sunrise at Riverwalk, LLC	140,706	-	-	(1,450)	139,256	765,682,969	130,416	8,840	-	0.0%
Woodside Sunset Farms, LLC	2,252,590	-	-	(2,943)	2,249,647	765,738,469	2,106,692	142,791	163	0.3%
Woodside Talaverde, LLC	119,225	-	-	-	119,225	765,682,969	111,657	7,568	-	0.0%
Woodside Texas Holdings, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%
Woodside Texas Land Holdings, LLC	5,609,350	(8,013)	(500,000)	(1,754)	5,099,582	765,682,969	4,775,874	323,708	-	0.7%
Woodside Thurnbeck, LLC	-	-	-	-	-	765,682,969	-	-	-	0.0%

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Woodside Timberlake, LLC	1,547,397	(1,953)	-	(709)	1,544,735	765,682,969	1,446,679	98,056	-	0.2%
Woodside Trails North at Horsemans Park, LLC	129,378	-	-	(1,356)	128,023	765,682,969	119,896	8,127	-	0.0%
Woodside Trillium, LLC	2,958,926	(1,461)	-	(17,285)	2,940,181	765,682,969	2,753,546	186,635	-	0.4%
Woodside Trinity Oaks 55, LLC	1,934,340	(768)	-	(773)	1,932,799	765,682,969	1,810,110	122,689	-	0.3%
Woodside Trinity Oaks 65, LLC	1,907,697	(313)	-	-	1,907,385	765,682,969	1,786,309	121,076	-	0.2%
Woodside Tuscan Oaks, LLC	5,828,713	(9,170)	-	(1,112)	5,818,432	765,682,969	5,449,093	369,339	-	0.8%
Woodside Two Creeks 50, LLC	980,887	(912)	-	(2,190)	977,785	765,682,969	915,718	62,067	-	0.1%
Woodside Two Creeks 65, LLC	2,589,737	(722)	-	(80)	2,588,935	765,682,969	2,424,596	164,339	-	0.3%
Woodside Two Creeks Villas, LLC	1,134,000	-	(1,134,000)	-	-	765,682,969	-	-	-	0.0%
Woodside Valencia, LLC	7,776,102	(18)	-	(1,113)	7,774,971	765,682,969	7,281,436	493,535	-	1.0%
Woodside Via Valencia, LLC	3,160,746	(2,002)	-	(27,578)	3,131,166	765,682,969	2,932,408	198,758	-	0.4%
Woodside Via Ventura, LLC	510	-	-	(510)	-	765,682,969	-	-	-	0.0%

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Woodside Villa Palermo, LLC	1,857,720	(1,908)	-	(10,039)	1,845,773	765,682,969	1,728,608	117,165	-	0.2%
Woodside Vista Montana, LLC	115,512	-	-	-	115,512	766,432,969	108,074	7,325	113	0.0%
Woodside Walden, LLC	48,577	-	-	-	48,577	765,682,969	45,493	3,084	-	0.0%
Woodside Watson 308, LLC	500	(500)	-	-	-	765,682,969	-	-	-	0.0%
Woodside Weston Ranch, LLC	139,165	-	-	(750)	138,415	766,018,969	129,572	8,782	61	0.0%
Woodside Wildwood, LLC	3,671,288	-	-	(3,289)	3,667,999	765,682,969	3,435,164	232,835	-	0.5%
Woodside Wolf Creek 121, Inc.	1,924,684	(24,464)	-	(21,592)	1,878,628	765,682,969	1,759,378	119,251	-	0.2%
Woodside Wolf Creek 126, Inc.	2,639,305	(1,235)	-	(9,520)	2,628,550	765,682,969	2,461,696	166,854	-	0.3%
Woodside Wolf Creek 133, Inc.	2,846,591	(8,282)	-	(20,525)	2,817,784	765,682,969	2,638,918	178,866	-	0.4%
Woodside Wolf Creek 138, Inc.	1,218,263	(7,706)	-	(34,321)	1,176,236	765,682,969	1,101,572	74,664	-	0.2%
Woodside Wolf Creek 77, Inc.	1,301,391	(14,290)	-	(9,405)	1,277,696	765,686,719	1,196,586	81,105	6	0.2%

Individual Estimated Values & Recovery on Unsecured Non-Priority Claims by Reorganized Debtor

		Less Anticipated Payments on Behalf of:					Individual Debtor Distribution Share on:

Reorganized Debtor	Net Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	RD Class 3 Reorganizing Debtor Essential Trade Claims	Individual Estimated Value	Total Unsecured Non-Priority Claims	RD Class 4 Reorganizing Debtor Financial Lender Claims	RD Class 5 Reorganizing Debtor Bond Indemnity Claims	RD Class 6 Reorganizing Debtor General Unsecured Claims	% Recovery On Unsecured Non-Priority Claims

Total	$558,018,348	$ (877,617)	$ (2,238,452)	$ (2,630,268)	$552,272,011		$504,999,335	$34,228,821	$13,043,855

Note:

The above figures do not separately identify estimated RD Class 7 Reorganizing Debtor General Unsecured
Convenience Claims and RD Class 8 Reorganizing Debtor De Minimis Convenience Class Claims.

Summary of Pre-Relief Date Intercompany Claims

Debtor	Pre-Relief Date Intercompany Claim
Reorganizing Debtor Pre-Relief Date Intercompany Claims
Due from / (to) PHI

Woodside Group, LLC	$ 758,794,072
Sonora HOA Management, LLC	238,014
Sterling 69, LLC	-
Woodside Amberly, LLC	(5,698,963)
Woodside AMR 91, LLC	(11,716,953)
Woodside Avalon Park, LLC	(6,973,978)
Woodside Avalon, LLC	(2,214,385)
Woodside Berkeley, LLC	(4,765,509)
Woodside Brookstone, LLC	(15,858,574)
Woodside Cambria, LLC	(4,705,997)
Woodside Canyon Creek, LLC	(5,766,333)
Woodside Castleton, LLC	(3,738,518)
Woodside Encore at Sunset Ranch, LLC	(7,759,196)
Woodside Exeter South, LLC	(3,442,332)
Woodside Farmington Hollow Cottages, LLC	957,947
Woodside Farmington Hollow Estates, LLC	-
Woodside Farmington Meadows, LLC	39,876
Woodside Fieldstone Ranch, LLC	(17,367,799)
Woodside Fieldstone, LLC	497,190
Woodside Foothills West, LLC	277,550
Woodside Hearthstone, LLC	(20,917,850)
Woodside Highland Ridge, LLC	(20,565,285)
Woodside Kinder Ranch, LLC	(5,515,341)
Woodside Legacy Oaks, LLC	-
Woodside Madison Colony, LLC	(11,485,435)
Woodside Majestic Oaks, LLC	-
Woodside North MPLS, LLC	(765,451)
Woodside Provence, LLC	(46,587,718)
Woodside S.O., LLC	-
Woodside Sienna, LLC	(38,062)
Woodside Somerset, LLC	(20,517,467)
Woodside Stonehaven, LLC	(2,854,822)
Woodside Summerwood, LLC	(3,137,703)
Woodside Tampa Palms, LLC	(10,865,004)
Woodside Tempe Village, LLC	(8,663,866)
Woodside Tierra Verde 301, LLC	(268,562)
Woodside Triana, LLC	(139,876)
Woodside Vicinato, LLC	(186,333)
Woodside Villa Palazzo, LLC	(133,996)
Woodside Willowbrook, LLC	(9,767,407)
Woodside 05N, LP	(404,192,120)
Woodside 05S, LP	(118,946,770)
Woodside 06N, LP	(149,633,250)
Woodside 07N, LP	(31,322,777)
BCD 99, LLC	1,956,064
Foxboro 50's, LLC	1,237,793
Foxboro Coventry, LLC	1,569,819
Foxboro Estates, LLC	1,520,222
Foxboro Villages, LLC	1,325,040
Ivywood Interior Design, LLC	2,170,884

Summary of Pre-Relief Date Intercompany Claims

Debtor	Pre-Relief Date Intercompany Claim
Menifee Woodside, LLC	1,324,339
MHA 02, LLC	3,493,258
Monterey Woodside, LLC	1,355,636
MWG 00, LLC	2,383,458
MWL 01, LLC	963,749
Oquirrh Highlands Condominiums, LLC	1,563,074
Pleasant Valley Investments, LLC	(111,264,379)
Portola Development Arizona, LLC	2,173,465
Portola Development Company, LLC	7,290,305
Portola Development Utah, LLC	(2,857,972)
Saratoga Land Development, LLC	-
TBB 03, LLC	1,614,164
Washington DC - Sales Force	-
WDS GP, Inc.	-
WDS Holdings, Inc.	-
WGP Group, LLC	-
Woodside 04N, LP	(3,889,742)
Woodside 04S, LP	(6,738,970)
Woodside 20/25, LLC	(9,374,493)
Woodside Aberdeen, LLC	(1,333,764)
Woodside Allerton, LLC	(12,779,635)
Woodside Amelia Lakes, LLC	(25,513,500)
Woodside AMR 107, Inc.	(6,490,769)
Woodside Autumn Ridge, LLC	1,486,736
Woodside Ballantrae, LLC	(14,569,614)
Woodside Bella Fresca, Inc.	1,800,676
Woodside Bilby Ranch, Inc.	3,075,722
Woodside Blue Water Bay, LLC	(1,057,078)
Woodside Bridges at Boulder Creek, LLC	(895,248)
Woodside Buffalo Ridge, LLC	(4,315,182)
Woodside Casa Palermo, LLC	(2,226,394)
Woodside Cedar Creek, LLC	(1,453,646)
Woodside Ceramista City, LLC	760,155
Woodside Ceramista Village, LLC	924,173
Woodside Clarendon Hills, LLC	1,408,221
Woodside Clearwater, LLC	(414,155)
Woodside Colonial Charles SFD, LLC	(2,159,862)
Woodside Colonial Charles Villas, LLC	(1,792,902)
Woodside Communities - WDC, LLC	(7,100,055)
Woodside Communities of North Florida, LLC	(11,432,442)
Woodside Cortez Heights, LLC	1,683,084
Woodside Daytona Land, LLC	(166,420)
Woodside Eagle Marsh North, LLC	(877,612)
Woodside Eagle Marsh South, LLC	(3,972,387)
Woodside Finisterre, LLC	(20,546,412)
Woodside Foothills Sunrise, LLC	(4,246,496)
Woodside Garden Gate, LLC	(1,479,576)
Woodside Glenmere, Inc.	2,775,848
Woodside Grande Premier, LLC	1,325,698
Woodside Greyhawk, LLC	(4,366,890)
Woodside Grouse Pointe, LLC	(10,078,110)
Woodside Heritage Lake 129, Inc.	(7,298,841)
Woodside Heritage Lake 150, Inc.	(6,460,159)

Summary of Pre-Relief Date Intercompany Claims

Debtor	Pre-Relief Date Intercompany Claim
Woodside Heritage Lake 7200, Inc.	(220,216)
Woodside Homes Corporation	7,785,786
Woodside Homes of Arizona, Inc.	10,219,742
Woodside Homes of California, Inc.	(5,786,512)
Woodside Homes of Central California, Inc.	624,017
Woodside Homes of Florida, LLC	(555,764)
Woodside Homes of Fresno, Inc.	(5,735,515)
Woodside Homes of Minnesota, Inc.	(4,840,294)
Woodside Homes of Nevada, Inc.	8,073,063
Woodside Homes of Northern California, Inc.	(849,418)
Woodside Homes of Reno, LLC	4,434,982
Woodside Homes of South Texas, LLC	(2,882,868)
Woodside Homes of Southeast Florida, LLC	1,261,313
Woodside Homes of Southern California, LLC	-
Woodside Homes Sales Corp.	6,161,342
Woodside Hunters Creek, LLC	(6,960,253)
Woodside Jackrabbit Estates, LLC	(22,925,154)
Woodside Karston Cove, LLC	232,197
Woodside Knoll Creek, LLC	(3,965,461)
Woodside Land Holdings, LLC	1,231,073
Woodside Las Colinas, LLC	(4,264,405)
Woodside Legacy, LLC	1,337,357
Woodside Magma Ranch, LLC	(8,611,834)
Woodside McSweeny 148, Inc.	(15,325,157)
Woodside Meadows of Big Lake, LLC	(2,852,688)
Woodside Menifee 105, Inc.	(10,239,414)
Woodside Montecatini, Inc.	1,586,844
Woodside Montrose, Inc.	(36,280,328)
Woodside Murabella, LLC	(1,093,362)
Woodside Northridge, LLC	(5,247,980)
Woodside Palmilla, LLC	(3,267,573)
Woodside Palomar, LLC	1,507,464
Woodside Park Paseo, LLC	1,335,580
Woodside Parkview, LLC	(2,639,244)
Woodside Paseo 5000, LLC	1,319,959
Woodside Paseo 6000, LLC	1,277,152
Woodside Paseo 7200, LLC	1,323,899
Woodside Pebble Creek, LLC	(2,510,358)
Woodside Portofino, Inc.	(19,782,838)
Woodside Preserve at Boulder Creek, LLC	(8,155,195)
Woodside Quail Crossing, LLC	1,247,766
Woodside Rio Vista, LLC	(8,978,036)
Woodside Riverwalk Preserve, LLC	(106,106)
Woodside Rocking Horse, LLC	(18,588)
Woodside Rockwell, LLC	1,132,807
Woodside Rocky Pen, LLC	(4,126,552)
Woodside Rogers Ranch, LLC	(1,360,297)
Woodside Rosewood, LLC	1,461,197
Woodside Royal Meadows, LLC	923,082
Woodside Scotland Heights, LLC	(37,923,728)
Woodside Solano, LLC	1,373,333
Woodside South Brook, LLC	(6,656,539)
Woodside Southern Hills, LLC	(18,969,775)

Summary of Pre-Relief Date Intercompany Claims

Debtor	Pre-Relief Date Intercompany Claim
Woodside Southridge, LLC	(623,037)
Woodside Springs at Boulder Creek, LLC	1,322,811
Woodside Stoneybrook, LLC	(1,976,785)
Woodside Summit at Foothills Reserve, LLC	460,455
Woodside Summit at Riverwalk, LLC	1,589,532
Woodside Sunrise at Riverwalk, LLC	1,606,652
Woodside Sunset Farms, LLC	(18,844,421)
Woodside Talaverde, LLC	1,361,374
Woodside Texas Holdings, LLC	(12,713)
Woodside Texas Land Holdings, LLC	(6,909,822)
Woodside Thurnbeck, LLC	(591,479)
Woodside Timberlake, LLC	(6,522,327)
Woodside Trails North at Horsemans Park, LLC	1,477,309
Woodside Trillium, LLC	(3,654,513)
Woodside Trinity Oaks 55, LLC	(3,276,960)
Woodside Trinity Oaks 65, LLC	(2,247,276)
Woodside Tuscan Oaks, LLC	(7,799,915)
Woodside Two Creeks 50, LLC	47,370
Woodside Two Creeks 65, LLC	(1,511,188)
Woodside Two Creeks Villas, LLC	(2,016,390)
Woodside Valencia, LLC	(11,068,713)
Woodside Via Valencia, LLC	(20,298,738)
Woodside Via Ventura, LLC	(4,373,286)
Woodside Villa Palermo, LLC	(10,944,957)
Woodside Vista Montana, LLC	1,318,977
Woodside Walden, LLC	554,672
Woodside Watson 308, LLC	(16,420,719)
Woodside Weston Ranch, LLC	1,589,054
Woodside Wildwood, LLC	(2,525,551)
Woodside Wolf Creek 121, Inc.	(7,488,937)
Woodside Wolf Creek 126, Inc.	(18,508,550)
Woodside Wolf Creek 133, Inc.	(20,108,177)
Woodside Wolf Creek 138, Inc.	(6,613,653)
Woodside Wolf Creek 77, Inc.	(7,114,167)

Liquidating Debtor Pre-Relief Date Intercompany Claims
Liberty Holdings, LLC Claim Against Alameda Investments, LLC	$ 77,621,723

Other Pre-Relief Date Intercompany Claims
Pleasant Hill Investments, LLC Claim Against Liberty Holdings, LLC	$ 151,806,291
Liberty Holdings, LLC Claim Against Woodside Group, LLC	98,180

Chapter 7 Liquidation Analysis

I.	Background

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that the Bankruptcy Court find, as a condition to Confirmation, that each Holder of a Claim or Equity Interest in each Impaired Class: (i) has accepted the Plan; or (ii) will receive or retain under the Plan property of value that, as of the Effective Date, is not less than the amount that such Person would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.1 To make these findings, the Bankruptcy Court must: (1) estimate the cash proceeds (the “Liquidation Proceeds”) that a Chapter 7 Trustee would generate if each Debtor’s Chapter 11 Case were converted to a Chapter 7 case on the Effective Date and the assets of such Debtor’s Estate were liquidated; (2) determine the distribution (the “Liquidation Distribution”) that each non-accepting Holder of a Claim or Interest would receive from the Liquidation Proceeds under the priority scheme dictated in Chapter 7; and (3) compare each Holder’s Liquidation Distribution to the distribution under the Plan (“Plan Distribution”) that such Holder would receive if the Plan were confirmed and consummated.

To assist the Bankruptcy Court in making the findings required under section 1129(a)(7), the Debtors’ management, together with Alvarez & Marsal North America, LLC (“A&M”), prepared this Liquidation Analysis.

The Liquidation Analysis presents both “High” and “Low” estimates of Liquidation Proceeds representing a range of management’s assumptions relating to the costs incurred during a liquidation and the proceeds realized. It is assumed that a liquidation would be performed over a period of twelve months commencing as of August 1, 2009, the projected date of conversion to a hypothetical Chapter 7 liquidation (the “Assumed Effective Date”).

In a Chapter 7 liquidation, certain distinctive factors would limit recovery from the sale of the Debtors’ assets. Among the Reorganizing Debtors’ most valuable assets are its land, whether it be raw, under development or developed and work in progress (“WIP”), which consists of both projects under contract that have started and speculative homes. In a liquidation, the Reorganizing Debtors likely would have to significantly decrease prices to sell houses that are completed or currently under construction due to factors such as, but not limited to, the Reorganizing Debtors’ inability to offer home warranties, the sale of homes in partially completed developments and low prospective sale values for partially-built homes. As a result, sale of such Land would most likely generate minimal proceeds when compared to book values for such Land. The current market conditions, as well as knowledge gained from land and home sales in recent months, indicate that significant price cuts would be required in order to move the inventory and land. Such reduced realization would reduce the amounts available for distributions to creditors.

The Liquidating Debtors own interests in Joint Ventures with unaffiliated home builders and developers. In a Chapter 7 liquidation it is assumed that funding would not be available to meet future Joint Venture development requirements. In addition to funding constraints, any recovery is speculative and highly uncertain given recent land foreclosures, pending maturities of outstanding loan obligations, future development requirements and financial stability of other Joint Venture members.

_________________________

1  Unless otherwise stated, any capitalized term used herein shall have the meaning assigned to such term herein or, if no meaning is so assigned, the meaning assigned to such term in the Plan or Disclosure Statement.

The Liquidation Analysis presents the liquidation of the Reorganizing Debtors, on a consolidated basis, Alameda and Liberty. Value estimates were derived from expected balances as of August 1, 2009, the Assumed Effective Date, and do not include recoveries from Potential Insider Litigation or recoveries from Pre-Relief Date Intercompany Claims other than the amounts included in the Schedules. The recovery amounts presented are estimates of the aggregate recoveries that each class would recover based on estimated Allowed Claims against each Debtor. Similar to the Reorganizing Debtors Plan Distribution Analysis, recoveries were determined on a Debtor-by-Debtor basis including recoveries of Intercompany Claims. Net liquidation proceeds available for distribution were allocated to each Reorganizing Debtor by considering expected cash and trade accounts receivable balance as of the Assumed Effective Date and allocating remaining proceeds to development project cash flows from the liquidation of inventory.

The statements in the Liquidation Analysis, including estimates of Allowed Claims, were prepared solely to assist the Bankruptcy Court in making the findings required under section 1129(a)(7) and they may not be used or relied upon for any other purpose.

THE DEBTORS BELIEVE THAT ANY ANALYSIS OF A HYPOTHETICAL LIQUIDATION IS NECESSARILY SPECULATIVE. THERE ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS UNDERLYING THE LIQUIDATION ANALYSIS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE, AND OPERATIONAL UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR A CHAPTER 7 TRUSTEE. NEITHER THE LIQUIDATION ANALYSIS, NOR THE FINANCIAL INFORMATION ON WHICH IT IS BASED, HAS BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT VARY MATERIALLY FROM THE HYPOTHETICAL RESULTS PRESENTED IN THE LIQUIDATION ANALYSIS.

II.	Reorganizing Debtors Liquidation Analysis

A.	Reorganizing Debtor Liquidation Analysis Notes

[1] Cash

The cash balance reflects the estimated cash balance as of August 1, 2009, the Assumed Effective Date, and is net of outstanding checks.

[2] Accounts Receivable

These amounts are related to proceeds from home closings that have been outstanding for a short period of time, all of which are expected to be collected in full.

[3] Recovery from Unrestricted Subsidiaries

The Reorganizing Debtors own equity interests and have Intercompany Claims against Unrestricted Subsidiaries, which include the Liquidating Debtors. Unrestricted Subsidiaries primarily operate land development projects, commercial construction operations and are party to certain joint venture agreements. The Reorganizing Debtors’ recovery in these entities is dependent on the successful wind down of operations, restructuring of certain credit facilities and/or the release of certain related obligations.

Assumed recoveries are from Intercompany Claims against Liberty. There is no anticipated recovery for any equity interests in Unrestricted Subsidiaries.

[4] Prepaid Expenses and Other Assets

The Reorganizing Debtors have various prepaid assets such as liability insurance and earnest money deposits (for certain future land acquisitions which will not be consummated). These assets are estimated to have no value in a Chapter 7 Liquidation.

[5] Inventory

It is assumed that inventory, regardless of its current status of development (i.e. raw land, finished lots, spec homes, etc), will be marketed and sold within twelve months. The stated liquidation value of the inventory is based on the Debtors’ best estimates of recoveries in each division and varies across divisions. The Debtors project minimal value will be realized based on current trends in the market, the Debtors’ inability to offer home warranties, and the fact that some sales of homes would be in partially completed developments.

[6] Property and Equipment

Property and equipment include capitalized software, computer equipment, furniture & fixtures, leasehold improvements, model home furniture and transportation equipment. These assets are assumed to yield minimal recovery in a Chapter 7 liquidation.

[7] Wind-Down Expenses

Estimates of wind-down expenses to be incurred after the Assumed Effective Date include expenses related to efforts to monitor the sales of homes and land and certain expenses of a Chapter 7 Trustee. Administrative Claims are included in wind down expenses and are assumed to be paid during the wind down period.

[8] Professional Fees

It is assumed that the Chapter 7 Trustee would retain professionals to expedite the liquidation and pay all Chapter 11 professional fee holdbacks in full.

[9] Chapter 7 Trustee Fees

It is assumed that the Chapter 7 Trustee fees are paid in accordance with limits established by section 326 of the Bankruptcy Code.

Key Claim Assumptions:

Any estimation of claims is speculative at this time and remains subject to the Debtors’ ongoing claims administration process, as well as the Debtors’ determinations in respect of assumption and rejection of executory contracts. The Debtors reserve the right to supplement the estimates provided herein as they determine appropriate during the course of the claims administration process.

RD Class 4 Reorganizing Debtor Financial Lender Claims: Includes claims of Banks and Noteholders for principal, prepetition interest and certain fees, but excludes the Make-

Whole Amount (as defined in the Note Purchase Agreements). Claims are assumed to be asserted against each Reorganizing Debtor.

RD Class 5 Reorganizing Debtor Bond Indemnity Claims: Claims are assumed to be asserted against each Reorganizing Debtor.

RD Class 6 Reorganizing General Unsecured Claims: Primarily include claims related to Joint Venture obligations of $125 million against Woodside and $28 million against PHI and claims related to Construction Defect Litigation matters against the related Reorganized Debtor.

III.	Alameda Liquidation Analysis

A.	Alameda Liquidation Analysis Notes

[1] Cash

Alameda does not have any cash assets.

[2] Interests in Joint Ventures

Recovery on interests in joint ventures is speculative and highly uncertain given recent land foreclosures, pending maturities of outstanding loan obligations, future development requirements, financial stability of other joint venture members and uncertainly in obtaining credit to finance future capital requirements. Anticipated recoveries are minimal and recoveries from Transferred Joint Ventures are included in Liberty recoveries.

[3] Intercompany Claims

While Alameda is owed certain amounts from JSO Land, LLC, a non-Debtor affiliate, there is no anticipated recovery on loan amount.

[4] Other Assets

Anticipated recovery is from a wholly owned subsidiary, Eagleridge Office Park, LLC, a non-Debtor affiliate, that is anticipated to have a Liberty General Unsecured Claim.

[5] Post Petition Professional Fees

Post petition professional fees are assumed to be paid from recoveries on interests in joint ventures.

[6] Chapter 7 Trustee Fees

It is assumed that the Chapter 7 Trustee fees are paid in accordance with limits established by section 326 of the Bankruptcy code.

Key Claim Assumptions:

LD Class 6 Alameda General Unsecured Claims: Includes claims related to Joint Venture obligations of $150 million and litigation matters of $50 million. Any estimation of claims at this time is speculative and remains subject to the Debtors’ ongoing claims administration process.

IV.	Liberty Liquidation Analysis

A.	Liberty Liquidation Analysis Notes

[1] Cash

The cash balance reflects the estimated cash balance as of August 1, 2009, the Assumed Effective Date, and is net of outstanding checks.

[2] Interests in Joint Ventures

Recovery on interests in joint ventures is speculative and highly uncertain given recent land foreclosures, pending maturities of outstanding loan obligations, future development requirements, financial stability of other joint venture members and uncertainly in obtaining credit to finance future capital requirements. Anticipated recoveries are minimal and included recoveries from Transferred Joint Ventures.

[3] Intercompany Claims

Recovery is from an anticipated LD Class 9 Liquidating Debtor Pre-Relief Date Intercompany Claim against Alameda.

[4] Other Assets

Liberty has wholly owned interests in certain non-Debtor subsidiaries. There are no anticipated recoveries on these equity interests.

[5] Chapter 7 Trustee Fees

It is assumed that the Chapter 7 Trustee fees are paid in accordance with limits established by section 326 of the Bankruptcy code.

Key Claim Assumptions:

LD Class 8 Liberty General Unsecured Claims: Includes claims for obligations owed to Insiders of $14 million, obligations owed to Eagleridge Office Park, LLC, a non-Debtor affiliate, of $3 million and a PHI Intercompany Claim of $152 million. Any estimation of claims at this time is speculative and remains subject to the Debtors’ ongoing claims administration process.

Chapter 7 Liquidation Values & Recoveries by Reorganized Debtor (High)

		Less Anticipated
		Payments on Behalf of:

Reorganized Debtor	Net Liquidation Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	Proceeds Available to Unsecured Non-Priority Claims	Total Unsecured Non-Priority Claims	% Recovery on Unsecured Non-Priority Claims

Woodside Group, LLC	$ 47,069,022	$ (8,439)	$ (1,304,948)	$ 45,755,635	$ 912,514,155	5.0%
Pleasant Hill Investments, LLC	48,778,232	-	-	48,778,232	809,134,079	6.0%
Sonora HOA Management, LLC	15,622	-	-	15,622	777,090,768	0.0%
Sterling 69, LLC	-	-	-	-	777,090,768	0.0%
Woodside Amberly, LLC	1,112,110	(10,786)	-	1,101,325	777,121,599	0.1%
Woodside AMR 91, LLC	962,391	-	-	962,391	777,791,118	0.1%
Woodside Avalon Park, LLC	1,950,375	(12,294)	-	1,938,080	777,105,592	0.2%
Woodside Avalon, LLC	1,056,204	(9,723)	-	1,046,481	777,097,359	0.1%
Woodside Berkeley, LLC	1,516,215	(3,991)	-	1,512,224	777,093,847	0.2%
Woodside Brookstone, LLC	2,334,264	(8,192)	-	2,326,072	777,131,520	0.3%
Woodside Cambria, LLC	1,053,030	(644)	-	1,052,386	777,108,712	0.1%
Woodside Canyon Creek, LLC	1,696,611	(7,125)	-	1,689,486	777,095,316	0.2%
Woodside Castleton, LLC	1,089,385	(13,286)	-	1,076,099	777,100,121	0.1%
Woodside Encore at Sunset Ranch, LLC	584,630	(3,988)	-	580,642	777,090,768	0.1%
Woodside Exeter South, LLC	403,814	(386)	-	403,428	777,106,329	0.1%
Woodside Farmington Hollow Cottages, LLC	57,749	-	-	57,749	777,090,768	0.0%
Woodside Farmington Hollow Estates, LLC	-	-	-	-	777,090,768	0.0%
Woodside Farmington Meadows, LLC	158,875	-	-	158,875	777,090,768	0.0%
Woodside Fieldstone Ranch, LLC	1,213,046	(6,005)	-	1,207,041	777,095,584	0.2%
Woodside Fieldstone, LLC	29,973	(3)	-	29,970	777,092,003	0.0%
Woodside Foothills West, LLC	16,732	-	-	16,732	777,098,071	0.0%
Woodside Hearthstone, LLC	2,446,061	(16,298)	-	2,429,763	777,118,937	0.3%
Woodside Highland Ridge, LLC	2,703,827	(18,715)	-	2,685,112	777,155,275	0.3%
Woodside Kinder Ranch, LLC	281,408	-	-	281,408	777,090,768	0.0%
Woodside Legacy Oaks, LLC	-	-	-	-	777,090,768	0.0%

Chapter 7 Liquidation Values & Recoveries by Reorganized Debtor (High)

		Less Anticipated
		Payments on Behalf of:

Reorganized Debtor	Net Liquidation Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	Proceeds Available to Unsecured Non-Priority Claims	Total Unsecured Non-Priority Claims	% Recovery on Unsecured Non-Priority Claims

Woodside Madison Colony, LLC	3,448,122	(10,891)	-	3,437,230	777,120,102	0.4%
Woodside Majestic Oaks, LLC	-	-	-	-	777,090,768	0.0%
Woodside North MPLS, LLC	375,258	-	(375,258)	-	777,096,891	0.0%
Woodside Provence, LLC	815,059	-	-	815,059	777,090,768	0.1%
Woodside S.O., LLC	-	-	-	-	777,090,768	0.0%
Woodside Sienna, LLC	-	-	-	-	777,090,768	0.0%
Woodside Somerset, LLC	1,207,967	(11,077)	-	1,196,889	777,158,383	0.2%
Woodside Stonehaven, LLC	867,253	(4,394)	-	862,859	777,109,798	0.1%
Woodside Summerwood, LLC	1,274,686	(6,153)	-	1,268,533	777,091,757	0.2%
Woodside Tampa Palms, LLC	2,388,901	(9,048)	-	2,379,853	777,110,987	0.3%
Woodside Tempe Village, LLC	2,878,627	(3,418)	-	2,875,209	777,126,623	0.4%
Woodside Tierra Verde 301, LLC	-	-	-	-	777,090,768	0.0%
Woodside Triana, LLC	-	-	-	-	777,102,811	0.0%
Woodside Vicinato, LLC	-	-	-	-	777,090,768	0.0%
Woodside Villa Palazzo, LLC	-	-	-	-	777,090,768	0.0%
Woodside Willowbrook, LLC	1,343,625	(5,713)	-	1,337,912	777,094,458	0.2%
Woodside 05N, LP	16,178,115	(265,385)	-	15,912,730	778,021,203	2.0%
Woodside 05S, LP	11,817,001	(44,148)	-	11,772,854	777,274,297	1.5%
Woodside 06N, LP	7,215,489	(63,486)	-	7,152,003	777,240,351	0.9%
Woodside 07N, LP	3,892,324	(70,623)	-	3,821,701	777,233,018	0.5%
BCD 99, LLC	117,920	(6)	-	117,914	777,095,583	0.0%
Foxboro 50's, LLC	74,620	-	-	74,620	777,091,352	0.0%
Foxboro Coventry, LLC	94,636	-	-	94,636	777,110,851	0.0%
Foxboro Estates, LLC	90,142	(3,381)	-	86,761	777,102,949	0.0%
Foxboro Villages, LLC	79,879	-	-	79,879	777,091,157	0.0%
Ivywood Interior Design, LLC	130,871	(553)	-	130,318	777,095,030	0.0%
Menifee Woodside, LLC	79,837	-	-	79,837	777,165,768	0.0%

Chapter 7 Liquidation Values & Recoveries by Reorganized Debtor (High)

		Less Anticipated
		Payments on Behalf of:

Reorganized Debtor	Net Liquidation Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	Proceeds Available to Unsecured Non-Priority Claims	Total Unsecured Non-Priority Claims	% Recovery on Unsecured Non-Priority Claims

MHA 02, LLC	210,589	-	-	210,589	777,127,396	0.0%
Monterey Woodside, LLC	81,724	-	-	81,724	777,840,768	0.0%
MWG 00, LLC	231,503	-	-	231,503	777,160,220	0.0%
MWL 01, LLC	58,099	-	-	58,099	777,093,849	0.0%
Oquirrh Highlands Condominiums, LLC	94,229	-	-	94,229	777,090,768	0.0%
Pleasant Valley Investments, LLC	3,969,690	-	-	3,969,690	777,091,475	0.5%
Portola Development Arizona, LLC	131,026	-	-	131,026	777,090,768	0.0%
Portola Development Company, LLC	446,649	-	-	446,649	777,147,806	0.1%
Portola Development Utah, LLC	-	-	-	-	779,607,517	0.0%
Saratoga Land Development, LLC	-	-	-	-	777,090,768	0.0%
TBB 03, LLC	98,181	(390)	-	97,791	777,177,966	0.0%
Washington DC - Sales Force	-	-	-	-	777,090,768	0.0%
WDS GP, Inc.	-	-	-	-	777,090,768	0.0%
WDS Holdings, Inc.	-	-	-	-	777,090,768	0.0%
WGP Group, LLC	-	-	-	-	777,090,768	0.0%
Woodside 04N, LP	659,156	(158)	-	658,998	777,106,398	0.1%
Woodside 04S, LP	954,068	-	-	954,068	777,090,768	0.1%
Woodside 20/25, LLC	1,605,886	(17,853)	-	1,588,033	777,120,693	0.2%
Woodside Aberdeen, LLC	251,735	-	-	251,735	777,091,379	0.0%
Woodside Allerton, LLC	2,326,812	(21,738)	-	2,305,074	777,173,650	0.3%
Woodside Amelia Lakes, LLC	1,498,271	(10,965)	-	1,487,305	777,111,991	0.2%
Woodside AMR 107, Inc.	820,060	-	-	820,060	777,090,768	0.1%
Woodside Autumn Ridge, LLC	89,627	-	-	89,627	778,421,311	0.0%
Woodside Ballantrae, LLC	2,274,362	(20,976)	-	2,253,386	777,128,731	0.3%
Woodside Bella Fresca, Inc.	108,553	-	-	108,553	777,092,584	0.0%
Woodside Bilby Ranch, Inc.	185,418	-	-	185,418	777,090,768	0.0%
Woodside Blue Water Bay, LLC	-	-	-	-	777,090,768	0.0%

Chapter 7 Liquidation Values & Recoveries by Reorganized Debtor (High)

		Less Anticipated
		Payments on Behalf of:

Reorganized Debtor	Net Liquidation Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	Proceeds Available to Unsecured Non-Priority Claims	Total Unsecured Non-Priority Claims	% Recovery on Unsecured Non-Priority Claims

Woodside Bridges at Boulder Creek, LLC	634,661	(8,720)	-	625,940	777,115,747	0.1%
Woodside Buffalo Ridge, LLC	134,981	(320)	-	134,661	777,097,477	0.0%
Woodside Casa Palermo, LLC	694,240	(4,193)	-	690,047	777,406,417	0.1%
Woodside Cedar Creek, LLC	-	-	-	-	777,090,768	0.0%
Woodside Ceramista City, LLC	45,826	-	-	45,826	777,090,768	0.0%
Woodside Ceramista Village, LLC	55,713	-	-	55,713	777,090,768	0.0%
Woodside Clarendon Hills, LLC	84,894	-	-	84,894	777,637,027	0.0%
Woodside Clearwater, LLC	-	-	-	-	777,090,768	0.0%
Woodside Colonial Charles SFD, LLC	863,970	(7,255)	-	856,715	777,101,768	0.1%
Woodside Colonial Charles Villas, LLC	609,441	(6,162)	-	603,279	777,100,447	0.1%
Woodside Communities - WDC, LLC	301,447	(4,550)	-	296,897	777,091,413	0.0%
Woodside Communities of North Florida, LLC	59,324	(2,739)	-	56,586	777,090,768	0.0%
Woodside Cortez Heights, LLC	101,464	-	-	101,464	777,090,768	0.0%
Woodside Daytona Land, LLC	1,022	(47)	-	975	777,090,768	0.0%
Woodside Eagle Marsh North, LLC	175,297	(211)	-	175,086	777,107,010	0.0%
Woodside Eagle Marsh South, LLC	292,607	(132)	-	292,476	777,106,939	0.0%
Woodside Finisterre, LLC	1,951,147	(22,224)	-	1,928,924	777,234,037	0.2%
Woodside Foothills Sunrise, LLC	1,209,453	(10,409)	-	1,199,044	777,118,728	0.2%
Woodside Garden Gate, LLC	546,021	(107)	-	545,914	777,096,508	0.1%
Woodside Glenmere, Inc.	167,341	-	-	167,341	777,637,018	0.0%
Woodside Grande Premier, LLC	79,919	-	-	79,919	777,305,374	0.0%
Woodside Greyhawk, LLC	622,994	(2,429)	-	620,565	777,130,737	0.1%
Woodside Grouse Pointe, LLC	438,765	-	-	438,765	777,090,768	0.1%
Woodside Heritage Lake 129, Inc.	561,187	(2,800)	-	558,387	777,190,488	0.1%
Woodside Heritage Lake 150, Inc.	390,886	(3,080)	-	387,805	777,131,274	0.0%
Woodside Heritage Lake 7200, Inc.	388,560	(2,707)	-	385,853	777,164,200	0.0%
Woodside Homes Corporation	576,347	(69,650)	(44,008)	462,689	777,133,262	0.1%

Chapter 7 Liquidation Values & Recoveries by Reorganized Debtor (High)

		Less Anticipated
		Payments on Behalf of:

Reorganized Debtor	Net Liquidation Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	Proceeds Available to Unsecured Non-Priority Claims	Total Unsecured Non-Priority Claims	% Recovery on Unsecured Non-Priority Claims

Woodside Homes of Arizona, Inc.	616,092	(15,053)	-	601,039	778,041,312	0.1%
Woodside Homes of California, Inc.	224,810	(5,254)	-	219,556	783,706,615	0.0%
Woodside Homes of Central California, Inc.	37,619	(9,671)	-	27,948	777,242,218	0.0%
Woodside Homes of Florida, LLC	-	-	-	-	777,090,768	0.0%
Woodside Homes of Fresno, Inc.	-	-	-	-	777,256,738	0.0%
Woodside Homes of Minnesota, Inc.	123,286	(7,676)	-	115,610	777,200,472	0.0%
Woodside Homes of Nevada, Inc.	486,680	(22,841)	(130,144)	333,695	802,566,226	0.0%
Woodside Homes of Northern California, Inc.	-	-	-	-	777,528,067	0.0%
Woodside Homes of Reno, LLC	267,361	-	-	267,361	777,090,768	0.0%
Woodside Homes of South Texas, LLC	-	-	-	-	777,175,768	0.0%
Woodside Homes of Southeast Florida, LLC	31,705	(20,600)	-	11,105	777,264,948	0.0%
Woodside Homes of Southern California, LLC	-	-	-	-	777,090,768	0.0%
Woodside Homes Sales Corp.	1,155,105	(13,425)	-	1,141,679	777,091,952	0.1%
Woodside Hunters Creek, LLC	1,914,435	(13,954)	-	1,900,481	777,115,150	0.2%
Woodside Jackrabbit Estates, LLC	2,373,285	(26,404)	-	2,346,881	777,105,444	0.3%
Woodside Karston Cove, LLC	28,490	-	-	28,490	777,090,768	0.0%
Woodside Knoll Creek, LLC	-	-	-	-	777,090,768	0.0%
Woodside Land Holdings, LLC	1,064,344	(32,985)	-	1,031,358	777,109,709	0.1%
Woodside Las Colinas, LLC	1,102,469	(13,517)	-	1,088,952	777,162,532	0.1%
Woodside Legacy, LLC	80,622	-	-	80,622	778,387,018	0.0%
Woodside Magma Ranch, LLC	272,571	-	-	272,571	777,092,073	0.0%
Woodside McSweeny 148, Inc.	5,685	-	-	5,685	777,090,768	0.0%
Woodside Meadows of Big Lake, LLC	284,200	(216)	-	283,984	777,092,640	0.0%
Woodside Menifee 105, Inc.	680,025	(8,762)	-	671,263	777,174,064	0.1%

Chapter 7 Liquidation Values & Recoveries by Reorganized Debtor (High)

		Less Anticipated
		Payments on Behalf of:

Reorganized Debtor	Net Liquidation Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	Proceeds Available to Unsecured Non-Priority Claims	Total Unsecured Non-Priority Claims	% Recovery on Unsecured Non-Priority Claims

Woodside Montecatini, Inc.	95,662	-	-	95,662	777,090,768	0.0%
Woodside Montrose, Inc.	744,049	(9,114)	-	734,935	777,508,663	0.1%
Woodside Murabella, LLC	681,277	(351)	-	680,926	777,090,768	0.1%
Woodside Northridge, LLC	388,614	(132)	-	388,482	777,101,106	0.0%
Woodside Palmilla, LLC	1,164,176	(9,999)	-	1,154,177	777,740,833	0.1%
Woodside Palomar, LLC	90,877	(440)	-	90,437	777,296,967	0.0%
Woodside Park Paseo, LLC	80,515	-	-	80,515	777,734,585	0.0%
Woodside Parkview, LLC	26,631	-	-	26,631	777,090,890	0.0%
Woodside Paseo 5000, LLC	79,573	-	-	79,573	779,590,768	0.0%
Woodside Paseo 6000, LLC	76,992	-	-	76,992	779,591,438	0.0%
Woodside Paseo 7200, LLC	79,811	-	-	79,811	780,340,768	0.0%
Woodside Pebble Creek, LLC	2,642,653	(35,028)	-	2,607,625	777,166,949	0.3%
Woodside Portofino, Inc.	3,505,110	(18,444)	-	3,486,666	777,123,583	0.4%
Woodside Preserve at Boulder Creek, LLC	1,115,216	(6,439)	-	1,108,777	777,101,273	0.1%
Woodside Quail Crossing, LLC	140,251	(1,288)	-	138,964	777,097,688	0.0%
Woodside Rio Vista, LLC	2,540,923	(8,898)	-	2,532,026	777,126,443	0.3%
Woodside Riverwalk Preserve, LLC	-	-	-	-	777,090,768	0.0%
Woodside Rocking Horse, LLC	-	-	-	-	777,090,768	0.0%
Woodside Rockwell, LLC	68,291	(599)	-	67,692	777,093,852	0.0%
Woodside Rocky Pen, LLC	245,602	-	-	245,602	777,090,768	0.0%
Woodside Rogers Ranch, LLC	1,261,579	(2,669)	-	1,258,909	777,106,327	0.2%
Woodside Rosewood, LLC	88,088	-	-	88,088	777,100,280	0.0%
Woodside Royal Meadows, LLC	55,648	-	-	55,648	777,090,768	0.0%
Woodside Scotland Heights, LLC	2,815,743	(29,936)	-	2,785,807	777,103,715	0.4%
Woodside Solano, LLC	82,791	(180)	-	82,611	777,091,023	0.0%
Woodside South Brook, LLC	104,714	-	-	104,714	777,092,178	0.0%
Woodside Southern Hills, LLC	3,266,114	(8,099)	-	3,258,015	777,132,079	0.4%

Chapter 7 Liquidation Values & Recoveries by Reorganized Debtor (High)

		Less Anticipated
		Payments on Behalf of:

Reorganized Debtor	Net Liquidation Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	Proceeds Available to Unsecured Non-Priority Claims	Total Unsecured Non-Priority Claims	% Recovery on Unsecured Non-Priority Claims

Woodside Southridge, LLC	428,486	-	-	428,486	777,090,768	0.1%
Woodside Springs at Boulder Creek, LLC	79,745	-	-	79,745	777,090,768	0.0%
Woodside Stoneybrook, LLC	478,272	(2,738)	-	475,534	777,103,065	0.1%
Woodside Summit at Foothills Reserve, LLC	27,758	(405)	-	27,353	777,098,147	0.0%
Woodside Summit at Riverwalk, LLC	95,824	-	-	95,824	777,091,051	0.0%
Woodside Sunrise at Riverwalk, LLC	96,856	-	-	96,856	777,092,954	0.0%
Woodside Sunset Farms, LLC	918,656	(16,017)	-	902,640	777,254,968	0.1%
Woodside Talaverde, LLC	82,070	-	-	82,070	777,090,768	0.0%
Woodside Texas Holdings, LLC	-	-	-	-	777,090,768	0.0%
Woodside Texas Land Holdings, LLC	2,728,614	(13,084)	(500,000)	2,215,530	777,094,954	0.3%
Woodside Thurnbeck, LLC	-	-	-	-	777,090,768	0.0%
Woodside Timberlake, LLC	179,501	(4,287)	-	175,214	777,096,112	0.0%
Woodside Trails North at Horsemans Park, LLC	87,913	(5,071)	-	82,842	777,098,973	0.0%
Woodside Trillium, LLC	970,949	(8,222)	-	962,727	777,132,003	0.1%
Woodside Trinity Oaks 55, LLC	668,302	(768)	-	667,534	777,093,775	0.1%
Woodside Trinity Oaks 65, LLC	620,458	(2,003)	-	618,455	777,093,479	0.1%
Woodside Tuscan Oaks, LLC	1,659,716	(9,170)	-	1,650,546	777,092,914	0.2%
Woodside Two Creeks 50, LLC	562,206	(3,117)	-	559,089	777,092,958	0.1%
Woodside Two Creeks 65, LLC	1,191,426	(5,712)	-	1,185,714	777,094,481	0.2%
Woodside Two Creeks Villas, LLC	658,416	-	(658,416)	-	777,090,768	0.0%
Woodside Valencia, LLC	1,216,246	(1,708)	-	1,214,537	777,093,267	0.2%
Woodside Via Valencia, LLC	1,247,702	(8,763)	-	1,238,939	777,140,837	0.2%
Woodside Via Ventura, LLC	-	-	-	-	777,103,099	0.0%
Woodside Villa Palermo, LLC	899,303	(5,578)	-	893,725	777,125,117	0.1%
Woodside Vista Montana, LLC	79,514	-	-	79,514	777,840,768	0.0%
Woodside Walden, LLC	33,438	-	-	33,438	777,090,768	0.0%

Chapter 7 Liquidation Values & Recoveries by Reorganized Debtor (High)

		Less Anticipated
		Payments on Behalf of:

Reorganized Debtor	Net Liquidation Proceeds Available for Distribution	RD Class 1 Reorganizing Debtor Priority Non-Tax Claims	RD Class 2 Reorganizing Debtor Secured Claims	Proceeds Available to Unsecured Non-Priority Claims	Total Unsecured Non-Priority Claims	% Recovery on Unsecured Non-Priority Claims
Woodside Watson 308, LLC	-	-	-	-	777,090,768	0.0%
Woodside Weston Ranch, LLC	95,795	-	-	95,795	777,427,639	0.0%
Woodside Wildwood, LLC	1,076,073	(2,334)	-	1,073,739	777,108,761	0.1%
Woodside Wolf Creek 121, Inc.	830,139	(34,605)	-	795,534	777,133,053	0.1%
Woodside Wolf Creek 126, Inc.	902,230	(8,373)	-	893,857	777,110,913	0.1%
Woodside Wolf Creek 133, Inc.	991,666	(11,663)	-	980,003	777,124,599	0.1%
Woodside Wolf Creek 138, Inc.	354,593	(7,706)	-	346,887	777,131,693	0.0%
Woodside Wolf Creek 77, Inc.	475,634	(21,051)	-	454,583	777,113,546	0.1%

Total	$ 249,910,233	$ (1,332,315)	$ (3,012,774)	$ 245,565,144

EXHIBIT E

Debtors’ Current Analysis of Projects

& Analysis of Potential Surety Bond Exposure

WOODSIDE GROUP, LLC, et al.

Estimated Potential Surety Bond Exposure by Project

($'s in Thousands)

Div.	Project Name	Location	To Be Developed	To Be Terminated	Bond Obligations to be Developed: Max Potential Exposure	Bond Obligations to be Developed: Est Remain Liability	Bond Obligations to be Terminated: Max Potential Exposure	Bond Obligations to be Terminated: Est Remain Liability	Notes
ACTIVE AND FUTURE DEVELOPMENT PROJECTS									
ARIZONA									
	Foothills Summit	Phoenix, AZ	☑						
	Southern Hills	Phoenix, AZ	☑						
	Avalon Park	Chandler, AZ	☑		$ 155	$ -	$ -	$ -	
	Tempe Village	Tempe, AZ	☑		745	-	-	-	
	Tapestry at Club West	Phoenix, AZ	☑						
	Foothills Sunrise	Phoenix, AZ	☑						
	Tierra Verde	Surprise, AZ		☑					[1]
	Magma Ranch	Pinal County, AZ	☑						
	Arroyo Mountain Estates	Litchfield Park, AZ	☑						
	Highland Ridge	Mesa, AZ	☑						
	Sunset Ranch	Peoria, AZ	☑						
CA - FRESNO									
	Avalon at Clovis Estates	Fresno, CA	☑		6,603	1,056	-	-	
	Saratoga at Clovis Estates	Fresno, CA	☑						
	The Estates at Fieldstone Oaks	Visalia, CA	☑						
	The Avenues at Fieldstone Oaks	Visalia, CA	☑						
	Fieldstone Oaks	Visalia, CA	☑		363	11	-	-	
	Sienna at Woodbridge	Tulare, CA	☑						
	Ricchuitti-Palomate	Fresno, CA	☑						
	Fieldstone Oaks II	Visalia, CA	☑		1,908	698	-	-	
	Avenues II at Fieldstone Oaks	Visalia, CA	☑						
	Cottages II at Fieldstone Oaks	Visalia, CA	☑						
	Sunnyside Assemblage	Fresno, CA	☑						
	Clovis Assemblage	Clovis, CA	☑						
	The Meadows at Majestic Oaks	Visalia, CA	☑		1,286	514	-	-	
	The Knolls at Majestic Oaks	Visalia, CA	☑						
	Cottages	Visalia, CA	☑						
	Villapaseo at Woodbridge	Tulare, CA	☑						
	Woodbridge-Tulare	Tulare, CA	☑		1,820	551	-	-	
	Marbella II	Clovis, CA	☑		140	14	-	-	
CA - MODESTO									
	Bellevue Ranch	Merced, CA		☑	-	-	4,447	2,093	
	Northbrook Estates - Foppiano 50's	Stockton, CA		☑					
	MVS Development	Los Banos, CA		☑					
	Cascades at Union Ranch	Manteca, CA	☑						
	Ponte Verde	Manteca, CA	☑						
	Tierra d'Or	Manteca, CA	☑						
	Tesoro	Manteca, CA	☑		5,273	47	-	-	
	Sierra at Union Ranch	Manteca, CA	☑		3,270	164	-	-	
	Sterlingshire	Stockton, CA	☑						
	Preston Meadows	Stockton, CA	☑						
	Northbrook Estates	Stockton, CA	☑		2,861	956	-	-	
CA - NORTH									
	Montrose at Edge Water	Maryville, CA	☑		123	12	496	-	[2]
	Heritage at Bilby Ranch	Elk Grove, CA	☑						
	Eclipse at Sunridge Park	Rancho Cordova, CA	☑						
	Hampton Station	Sacramento, CA	☑						
	Vistas at Sunridge Park	Rancho Cordova, CA	☑						
	Countryside at Montrose	Maryville, CA	☑						
	Mariposa at Sunridge Park	Rancho Cordova, CA	☑						
	Woodside Hampton Station, Inc.	Sacramento, CA	☑		401	4	-	-	
	Bella Brisas at Sunridge Park	Rancho Cordova, CA		☑	342	34	1,036	1,036	
CA - SOUTH									
	Providence	Menifee, CA	☑		1,037	244	-	-	
	Park Lane at Heritage Lake	Menifee, CA	☑		3,065	167	-	-	
	Traditions II at Heritage Lake	Menifee, CA	☑		2,894	733	-	-	
	Reflections at Heritage Lake	Menifee, CA	☑		26	26	-	-	
	Ironwood at Wolf Creek	Temecula, CA	☑		1,053	385	-	-	
	Hawthorne at Wolf Creek	Temecula, CA	☑		636	291	-	-	
	Sycamore at Wolf Creek	Temecula, CA	☑		1,919	374	-	-	
	Tamarack at Wolf Creek	Temecula, CA	☑		1,884	281	-	-	
	Wolf Creek	Temecula, CA	☑		-	-	28	3	
	Summerset	Victorville, CA	☑		447	133	1,101	1,101	[3]
	Serrano	Victorville, CA	☑		541	215	-	-	

1 of 4

WOODSIDE GROUP, LLC, et al.
Estimated Potential Surety Bond Exposure by Project
($'s in Thousands)

Div.	Project Name	Location	To Be Developed	To Be Terminated	Bond Obligations to be Developed: Max Potential Exposure	Bond Obligations to be Developed: Est Remain Liability	Bond Obligations to be Terminated: Max Potential Exposure	Bond Obligations to be Terminated: Est Remain Liability	Notes
	Laredo	Menifee, CA		☑	-	-	3,409	1,025	
	Cimarron	Menifee, CA		☑	-	-	4,015	1,810	
	Braeburn at West Creek	Victorville, CA	☑		90	106	-	-	
	Magnolia at West Creek	Victorville, CA	☑						
	Portofino at Terra Lago	Indio, CA	☑		1,101	284	-	-	
	Victorville Assemblage	Victorville, CA		☑					
	Glenwood	Hemet, CA	☑						
	Sagecrest at McSweeney Farms	Hemet, CA	☑		1,208	779	-	-	
FL - NORTH									
	Palencia - Sebastian Square	St. Augustine, FL		☑					
	Emily's Walk	Jacksonville, FL	☑		5	-	-	-	
	MuraBella	St. Augustine, FL	☑						
	Grandholm Point at Aberdeen	St. Johns County, FL	☑						
	Champlain at Amelia Walk	Fernandina Beach, FL	☑						
	Durango at Valencia	St. Augustine, FL	☑		382	148	-	-	
	Montecito at Valencia	St. Augustine, FL	☑						
	Cherry Creek at Amelia Walk	Fernandina Beach, FL	☑		15	11	-	-	
	Laurel Park at Amelia Walk	Fernandina Beach, FL	☑						
FL - TAMPA									
	Tuscany at Tampa Palms	Tampa, FL	☑						
FL - WEST PALM BEACH									
	Villas at Trillium	Vero Beach, FL	☑		89	18	-	-	
	Brookfield at Trillium	Vero Beach, FL	☑						
	Timberlake	Vero Beach, FL	☑						
	Stoney Brook Farm	Vero Beach, FL		☑					
	Fieldstone Ranch	Vero Beach, FL		☑					
	Drexel Park at Trillium	Vero Beach, FL	☑						
	Eagle Marsh North at LPGA Intl.	Daytona Beach, FL	☑						
	Eagle Marsh South at LPGA Intl.	Daytona Beach, FL	☑						
	Gray Hawk at LPGA Intl.	Daytona Beach, FL	☑						[4]
MINNESOTA									
	Karston Kove	Albertville, MN	☑						
	Highland Estates	Montrose, MN	☑						
	Parkview Village	Montrose, MN	☑						
	South Ridge	Montrose, MN		☑					
	Triplett Farms	Annandale, MN	☑						
	Windom Ponds	Woodbury, MN	☑						
	Willowbrook	Blaine, MN	☑		59	45	-	-	
	Meadows of Big Lake	Big Lake, MN	☑						
	Shafer Meadows	Shafer, MN		☑					
	Woodside North MPLS	Andover, MN	☑						
	Northridge	Montrose, MN	☑		120	5	-	-	
NEVADA									
	Foothills Ranch	Las Vegas, NV	☑						
	Bridges at Boulder Creek	Henderson, NV	☑		43	-	464	116	[5]
	Preserve at Boulder Creek	Henderson, NV	☑		38	-	1,346	263	[6]
	Casa Palermo at Lake Las Vegas	Henderson, NV	☑		20	-	276	28	[7]
	Villa Palermo at Lake Las Vegas	Henderson, NV	☑		266	86	112	49	[8]
	Springs at Boulder Creek	Henderson, NV	☑						
	Via Valencia at Mountains Edge	Las Vegas, NV	☑		262	7	-	-	
	Las Colinas at Mountains Edge	Las Vegas, NV	☑		908	39	-	-	
	Rio Vista at Mountains Edge	Las Vegas, NV	☑		1,531	105	-	-	
	Madison Colony at Providence	Las Vegas, NV	☑		1,217	479	-	-	
	Brookstone at Providence	Las Vegas, NV	☑		17	-	-	-	
	Hearthstone at Providence	Las Vegas, NV	☑		2,263	494	-	-	
	Somerset at Providence	Las Vegas, NV	☑		1,273	175	-	-	
	Finisterre	Las Vegas, NV	☑		1,887	120	-	-	
	Pebble Creek	Las Vegas, NV	☑		3,009	146	-	-	
	Verona	Henderson, NV		☑	-	-	2,025	1,620	
	Serrano	Henderson, NV		☑	-	-	1,036	829	
	Palmilla at Allerton Park Summerlin	Las Vegas, NV	☑		173	-	-	-	
	Cypress at Allerton Park, Summerlin	Las Vegas, NV	☑						
	Provence	Henderson, NV		☑					
	Canyon Creek	Las Vegas, NV	☑		402	60	-	-	
TEXAS									
	Rogers Ranch	San Antonio, TX	☑						
	Canyons at Stone Oak	San Antonio, TX	☑						

2 of 4

WOODSIDE GROUP, LLC, et al.
Estimated Potential Surety Bond Exposure by Project
($'s in Thousands)

Div.	Project Name	Location	To Be Developed	To Be Terminated	Bond Obligations to be Developed: Max Potential Exposure	Bond Obligations to be Developed: Est Remain Liability	Bond Obligations to be Terminated: Max Potential Exposure	Bond Obligations to be Terminated: Est Remain Liability	Notes
	Trinity Oaks Vistas	Bexar County, TX	☑						
	Trinity Oaks Estates	Bexar County, TX	☑						
	Two Creeks - The Crossings	Bexar County, TX	☑						
	Two Creeks - The Bluffs	Bexar County, TX	☑						
	Willow Wood	Shavano Park, TX	☑						
	Garden Homes at Tuscan Oaks	Bexar County, TX	☑						
	Summerwood	San Antonio, TX	☑		176	18	-	-	
	Avalon	San Antonio, TX	☑						
	Abdo	Bexar County, TX		☑					[9]
	Kinder Ranch	Bexar County, TX		☑					
UTAH									
	Foxboro North Cambria	North Salt Lake, UT	☑		377	217	-	-	
	Sunset Equestrian Estates	Kaysville, UT	☑						
	Hunters Creek	Farmington, UT	☑		351	63	-	-	
	Foxboro Exeter South	North Salt Lake, UT	☑		133	52	-	-	
	Wildwood Estates	Hooper, UT	☑		142	29	-	-	
	Foxboro North Amberly	North Salt Lake, UT	☑		220	29	-	-	
	Foxboro North Castleton Manor	North Salt Lake, UT	☑		55	24	-	-	
	Foxboro North Berkeley Row	North Salt Lake, UT	☑		76	20	-	-	
	Foxboro North Stone Haven Courtyard	North Salt Lake, UT	☑		78	13	-	-	
	Foxboro	North Salt Lake, UT	☑		364	209	-	-	
	Farmington Meadows	Farmington, UT	☑						
WASHINGTON, D.C.									
	Central Parke at Colonial Charles SFD	Waldorf, MD	☑		75	-	-	-	
	Central Parke at Colonial Charles Villas	Waldorf, MD	☑						
	Keswick Forest	Dumfries, VA	☑						
	Ballantrae	Waldorf, MD	☑		386	300	-	-	
	Lake View / Rocky Pen	Fredericksburg, VA		☑	-	-	241	233	
	Grouse Pointe / Forrest View	Stafford, VA	☑						
	Scotland Heights	Waldorf, MD	☑		769	154	-	-	
	Subtotal				$ 58,372	$ 11,143	$ 20,033	$ 10,205	

CLOSED DEVELOPMENT PROJECTS WITH OUTSTANDING BOND OBLIGATIONS

Div.	Project Name	Location	To Be Developed	To Be Terminated	Max Potential Exposure	Est Remain Liability	Max Potential Exposure	Est Remain Liability	Notes
ARIZONA									
	Crossriver Master Plan	Sun City, AZ	N/A	N/A	$ 4,900	$ -	$ -	$ -	
	Castlegate	Queen Creek, AZ	N/A	N/A	256	-	-	-	
	Watson Estates	Buckeye, AZ	N/A	N/A	809	-	-	-	
CA - FRESNO									
	Sevillano	West Fresno, CA	N/A	N/A	1,020	204	-	-	
CA - MODESTO									
	Waterford Estates	Stockton, CA	N/A	N/A	-	-	578	35	
	Mission Estates	Merced County	N/A	N/A	-	-	160	-	
	La Morada II - Bella Fresca	Stockton, CA	N/A	N/A	23	2	-	-	
	Villa Tuscany	Stockton, CA	N/A	N/A	-	-	1,409	70	
CA - SOUTH									
	Traditions at Heritage Lake	Menifee, CA	N/A	N/A	-	-	237	-	
	Mahogany at Wolf Creek	Temecula, CA	N/A	N/A	-	-	2,015	183	
	Solana	Victorville, CA	N/A	N/A	-	-	6	-	
NEVADA									
	Southwest Ranch	Las Vegas, NV	N/A	N/A	-	-	390	48	
	Boulder Creek II	Henderson, NV	N/A	N/A	-	-	483	24	
	Riverwalk	Clark County	N/A	N/A	-	-	2,993	256	
	Via Ventura	Clark County	N/A	N/A	1,637	-	1,429	71	
	Palmilla	Las Vegas, NV	N/A	N/A	149	-	-	-	
UTAH									
	Oquirrh Highlands Estates	Kearns, UT	N/A	N/A	42	-	90	43	
	Quail Crossing	Kaysville, UT	N/A	N/A	97	21	-	-	
	Weston Ridge	Saratoga Springs, UT	N/A	N/A	-	-	9	-	
WASHINGTON, D.C.									
	New Dominion Hunt Estates	Gainesville, VA	N/A	N/A	39	-	-	-	
	Subtotal				$ 8,972	$ 227	$ 9,797	$ 731	

TOTAL BOND OBLIGATIONS

		Max Potential Exposure	Est Remain Liability	Max Potential Exposure	Est Remain Liability
	Active and Future Development Projects (from above)	$ 58,372	$ 11,143	$ 20,033	$ 10,205
	Closed Development Projects with Outstanding Bond Obligations (from above)	8,972	227	9,797	731

3 of 4

WOODSIDE GROUP, LLC, et al.
Estimated Potential Surety Bond Exposure by Project
($'s in Thousands)

Div.	Project Name	Location	To Be Developed	To Be Terminated	Bond Obligations to be Developed: Max Potential Exposure	Bond Obligations to be Developed: Est Remain Liability	Bond Obligations to be Terminated: Max Potential Exposure	Bond Obligations to be Terminated: Est Remain Liability	Notes
	License Bonds				172	10	200	-	
	Non-Debtor Subsidiaries & JV Bonds				-	-	52,331	37,668	
	Total				$ 67,515	$ 11,380	$ 82,362	$ 48,604	

Notes:

[1] Debtors intend to surrender land under Section 4.2.2(a) of the Plan that was purchased in exchange for a promissory note to Kenneth Keller & Betty Tinnell Trust.
[2] Debtors do not intend to develop obligations supported by bond: 216 74 75.
[3] Debtors do not intend to develop obligations supported by bonds: SU 5019911, SU 5019912, SU 5019913, SU 5019914, 104884797.
[4] Debtors intend to develop Phase I; Debtors intend to terminate Phase II.
[5] Debtors do not intend to develop obligations supported by bonds: SU 5002173, SU 5002174, SU 5010324.
[6] Debtors do not intend to develop obligations supported by bonds: SU 5001395, SU 5002548, SU 5003117.
[7] Debtors do not intend to develop obligations supported by bonds: SU 5005530, 216 51 32.
[8] Debtors do not intend to develop obligations supported by bonds: 213 65 42, 213 43 66.
[9] Debtors intend to surrender land under Section 4.2.2(a) of the Plan that was purchased in exchange for a promissory note to Bitterblue, Inc.

4 of 4